EXHIBIT 99.D

DESCRIPTION OF THE REPUBLIC OF INDONESIA DATED JULY 25, 2025

CERTAIN DEFINED TERMS AND CONVENTIONS

Unless otherwise indicated, all references in this report to “Rupiah”, “IDR” or “Rp” are to the currency of Indonesia, those to “dollars”, “U.S. dollars” or “U.S.$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References to “Indonesia” or the “Republic” are to the Republic of Indonesia, references to the “Government” are to the Government of Indonesia and references to “BI” are to Bank Indonesia.

In addition, unless otherwise indicated, all references in this report to (i) “tons” are to metric tons, each of which is equal to 1,000 kilograms or approximately 2,204.6 pounds, (ii) “barrels” are to U.S. barrels, each of which is equal to 159.0 liters, (iii) “LNG” are to liquefied natural gas and (iv) “LPG” are to liquefied petroleum gas. Measures of distance referred to herein are stated in kilometers or “km” each of which is equal to 1,000 meters or approximately 0.62 miles. Measures of area referred to herein are stated in square kilometers, each of which is equal to approximately 0.39 square miles, or in hectares, each of which is equal to approximately 2.47 acres.

The Ministry of Energy and Mineral Resources publishes an average monthly and annual price for Indonesian crude oil which is commonly referred to as the Indonesian Crude Price (the “ICP”). According to the Minister of Energy and Mineral Resources Regulation No. 29 of 2021 on the Procedure for Determination of Methodology, Price Formula, and Indonesian Crude Price, the determination of ICP can be based on 3 methods, namely benchmarking method, indexation method, and auction method. The Government evaluates the methodology of the calculation of the ICP from time to time and, if appropriate, adjusts the formula to ensure that the ICP closely tracks world market prices for Indonesian crude oil. The Government uses the ICP for various accounting and other purposes. For instance, the Ministry of Finance uses the ICP as an assumption underlying the preparation of the Government budget. See “Republic of Indonesia — Government Budget.”

Statistical information included in this report is the latest official data publicly available at the date hereof. Financial data provided in this report may be subsequently revised in accordance with Indonesia’s ongoing maintenance of its economic data. The Republic has no obligation to distribute such revised data to any holder of debt securities.

In August 2014, the Republic revised its methodology in compiling balance of payments data, using the sixth edition of Balance of Payments and International Investment Position Manual (“BPM6”). This revised methodology was implemented to comply with international best practices. Indonesia’s balance of payments statistics generally follows the concepts and definitions outlined in BPM6 and, in particular, current accounts, and capital and financial accounts of the balance of payment statements are defined generally in accordance with BPM6.

In this report, gross domestic product (“GDP”) is shown in both current and constant market prices. GDP at current market prices value a country’s output using the actual prices for each year, while GDP at constant market prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. In 2015, Statistics Indonesia (Badan Pusat Statistik (“BPS”)) adopted the calendar year 2010 as the base year (the “Base Year”) for the calculation of Indonesia’s GDP in constant market prices. Unless stated otherwise, all GDP growth rates in this report (in aggregate or by sector) are period-on-period comparisons based on constant market prices using the Base Year. Percentage shares of Indonesia’s GDP represented by various sectors (unless otherwise noted) use current market prices.

PRESENTATION OF INFORMATION

For ease of presentation, certain financial information relating to the Republic included herein is presented as translated into U.S. dollars. Unless otherwise specified herein, all translations of Rupiah into U.S. dollars or from U.S. dollars into Rupiah were made at the middle exchange rate, the mid- point between the buy and sell rates (the “BI middle exchange rate”), between the Rupiah and the U.S. dollar, as announced by Bank Indonesia, the Indonesian Central Bank, as of the respective dates to which such information relates. However, these translations should not be construed as a representation that the Rupiah amount actually represents such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or any other rate. In addition, unless otherwise specified herein, all translations of Rupiah into currencies other than U.S. dollars, or from such other currencies into Rupiah, were made at the BI middle exchange rate between the Rupiah and such other currencies as announced by Bank Indonesia as of the respective dates to which such information relates.

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for and as of the end of the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of period	Period average
2020	14,050	14,525
2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247
2024	16,095	15,841
January 2025	16,300	16,256
February 2025	16,580	16,342
March 2025	16,560	16,444
April 2025	16,600	16,813
May 2025	16,290	16,409
June 2025	16,235	16,297
July 2025 (through July 23, 2025)	16,290	16,248

Source: Bank Indonesia

Statistical Data

Unless otherwise indicated, all statistical data and figures for 2024 and 2025 or any part thereof are estimates based upon preliminary data and are subject to review and adjustment.

Certain budget figures appear as audited numbers in the relevant year’s Central Government Financial Report (Laporan Keuangan Pemerintah Pusat (“LKPP”)).

Certain statistical or financial information included in this report may differ from previously published information for a number of reasons, including basis of presentation and ongoing statistical revisions. Also, certain monetary amounts included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures that precede them.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in this report under “Republic of Indonesia” are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates and inflation; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of these statements in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in, or trade policies of, the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

•

instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

•

adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•

other adverse factors, such as adverse commodity price movements, climatic or seismic events, international or domestic hostilities, infectious disease outbreaks or pandemics, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

The Republic subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at https://dsbb.imf.org/sdds/country/IDN/advance-release-calendar-base. Neither the Republic nor any agents or underwriters acting on behalf of the Republic in connection with any offer and sale of securities of the Republic accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this report.

REPUBLIC OF INDONESIA

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 281.6 million in 2024. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 16,766 islands.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Three Months Ended March 31,
	2020L	2021L	2022L	2023L	2024P	2025P
National account and prices:
Real GDP growth (period-on-period)	(2.1)%	3.7%	5.3%	5.1%	5.0%	4.9%
Per capita GDP (in millions of Rupiah)	56.9	62.2	71.0	75.0	78.6	N/A
Per capita GDP (in U.S. dollars)(1)	3,912	4,350	4,784	4,856	4,960	N/A
Inflation rate (year-on-year change in CPI)	1.7%	1.9%	5.5%	2.6%	1.6%	1.9	%(2)
External sector:
Current account (% of GDP)	(0.4)%	0.3%	1.0%	(0.1)%	0.6%	(0.1)%
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(6.1)%	(4.6)%	(2.4)%	(1.6)%	(2.3)%	(0.4)%
External debt of the central Government (in trillions of Rupiah)	2,041.0	2,077.8	2,302.7	2,346.0	2,525.1	2,656.5
Debt service ratio (% of Government revenue)	47.3%	45.0%	34.5%	38.5%	42.9%	53.9%

Sources: Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,556 per U.S. dollar for 2020, Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022, Rp15,439 per U.S. dollar for 2023 and Rp15,849 per U.S. dollar for 2024. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)	As of June 2025.

Land and People

Area

Situated between Malaysia, Singapore and the Philippines to the north and Australia to the south, the Republic of Indonesia covers a total land area of approximately 1,916,907 square km, comprising approximately 16,766 islands (the majority of which are uninhabited) and forming part of the world’s largest archipelago.

The main islands of Indonesia are Sumatera, Java, Bali, Kalimantan (also known as Borneo, the northern part of which belongs to Malaysia and Brunei), Sulawesi and Papua (the eastern part of which belongs to Papua New Guinea). Indonesia extends 5,120 km across the equator from Nanggroe Aceh Darussalam, or Aceh, in the west to Papua in the east. Jakarta, Indonesia’s capital and largest city, is located on the northern coast of the western part of Java.

Volcanic and Other Natural Disasters

Indonesia is located in one of the most volcanically and seismically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive volcanic eruptions, earthquakes and tsunamis, or tidal waves, including the 2004 earthquake and subsequent Indian Ocean tsunami that devastated the Province of Aceh and the 2018 earthquake and subsequent tsunami that caused substantial loss of life and extensive infrastructure and property damage in Central Sulawesi. In addition to these geological events, Indonesia has also been struck by other natural disasters such as heavy rains and flooding. The central Government’s realization of contingency fund for financing post-natural disaster relief efforts was Rp3.0 trillion in 2020, Rp4.5 trillion in 2021, Rp2.5 trillion in 2022, Rp4.3 trillion in 2023 and Rp5.3 trillion in 2024. All of these natural disasters have resulted in loss of life, displacement of people and destruction of property, and could have significant economic and developmental effects.

Environment

Environmental problems confronting Indonesia include:

•	deforestation;

•	scarcity and quality of the water supply;

•	land subsidence;

•	soil erosion;

•	air pollution;

•	inadequate waste management in urban centers; and

•	land and forest fires.

Indonesia is also vulnerable to the impact of global climate change such as prolonged droughts, increased frequency of extreme weather events and heavy rainfall resulting in floods, that will, in turn, impact the production and distribution of food, water, and energy in various provinces or regencies across Indonesia. Therefore, Indonesia considers climate change mitigation and adaptation efforts as an integrated concept that is essential for building resilience in safeguarding food, water and energy resources. Indonesia has adopted the National Action Plan on Climate Change Adaptation, which provides a national framework for adaptation initiatives that has been mainstreamed into the National Development Plan. The medium-term goal of Indonesia’s climate change adaptation strategy is to reduce risks on all development sectors (agriculture, water, energy security, forestry, maritime and fisheries, health, public service, infrastructure, and urban system) by 2030 through local capacity strengthening, improved knowledge management, convergent policy on climate change adaptation and disaster risks reduction, and application of adaptive technology.

In recent years, the Government has implemented various measures to address haze and other adverse effects caused by forest and field fires related to land clearance for agriculture in the islands of Sumatera and Kalimantan. The Government seeks to address these and other environmental concerns through greater supervision and regulation, and community and private sector awareness and involvement.

In 2009, then President Susilo Bambang Yudhoyono announced an emissions target that became the basis for Indonesia’s national climate change policy in 2015: a 26.0% reduction in greenhouse gas (“GHG”) emissions below business-as-usual by 2020 and up to 41.0% reduction by 2020 with international assistance. The Republic ratified the Paris Agreement on October 31, 2016, and published its nationally determined contribution (“NDC”) in November 2016, committing to a 29.0% reduction in GHG by 2030 and the same 41.0% conditional target by 2030. The Republic updated the NDC in September 2022, improving the targets to a 31.9% reduction in GHG and 43.2% conditional target with international support by 2030, in line with the Republic’s pledge made at the 26th United Nations Climate Change Conference to achieve net zero GHG emissions by 2060. The NDC, as updated, is consistent with Indonesia’s nationally determined contribution target as set out in Presidential Regulation No. 98 of 2021 on the Implementation of Carbon Economic Value to Achieve Nationally Determined Contribution Target and Control over Greenhouse Gas Emission Pertaining to National Development.

The Government is making efforts, including multilateral cooperation, to achieve these climate targets. At the G20 meeting in Bali in November 2022, Indonesia and a number of developed economies including Canada, Denmark, the European Union, France, Germany, Italy, Japan, Norway, the United Kingdom and the United States issued a joint statement to launch a Just Energy Transition Partnership (“JETP”), pursuant to which the developed economies committed to provide, mobilize and facilitate funding in the form of grants, low interest loans, and investment, with U.S.$10 billion expected to come from public sectors and U.S.$10 billion from private investment, to support Indonesia’s transition to clean energy. In November 2023, Indonesia released for public consultation a draft of the investment roadmap to mobilize the U.S.$20 billion committed under JETP and accelerate the country’s transition toward clean energy. Under the roadmap, known as the Comprehensive Investment and Policy Plan (“CIPP”), Indonesia is seeking to cut CO2 emissions from its on-grid power sector by 250 million tons by 2030 and to increase the portion of renewable energy in its power mix to 44% by 2030. CIPP outlines the need for U.S.$97.1 billion of further investment beyond the U.S.$20 billion committed under JETP, including U.S.$66.9 billion for 400 clean energy project proposals to be started by 2030 at the latest.

As part of its efforts to achieve the climate goals, the Government launched an emissions trading system for the power generation sector in February 2023. The trading system initially covered 99 coal-fired power plants, accounting for 81.4% of Indonesia’s national power generation capacity. These power plants are subject to Government-established emissions intensity targets, which determine the number of allowances allocated to each plant for every megawatt-hour (MWh) of electricity produced. In September 2023, the Government also launched a carbon exchange, the Indonesia Carbon Exchange, or the IDX Carbon, operated by the Indonesia Stock Exchange. The IDX Carbon is designed to facilitate emissions trading and serve as a platform for future environmental commodities. In addition, the Government is working on implementing carbon tax, with its legal basis established under Law No. 7 of 2021 on the Harmonization of Tax Regulations. Revenue generated from carbon tax will be allocated to finance climate mitigation and adaptation projects, support investment in clean technology and energy efficiency, and strengthen social safety nets for vulnerable communities. Entities will be able to use carbon units obtained through the emissions trading system or offset mechanisms to reduce their carbon tax liability. The carbon tax is expected to be imposed initially on coal-fired power plants, with a gradual expansion to other sectors in subsequent phases.

On March 17, 2025, the Coordinating Minister for Economic Affairs established an energy transition and green economy task force comprising 18 ministries to lead Indonesia’s cross-sectoral efforts to implement a just, inclusive, and measurable green transition, in line with the 2025–2029 National Medium-Term Development Plan and Indonesia’s commitments made during the G20 Leaders’ Summit. The Government has authorized the task force to develop roadmaps, evaluate existing regulations, and propose new policy instruments to accelerate renewable energy adoption, clean industrial technologies, and decarbonization pathways.

The Republic anticipates that its pursuit of these targets, in conjunction with the ongoing global transition towards sustainable energy and the climate commitments made by governments and the private sector, will, over time, lead to declines in demand for conventional sources of energy such as coal, oil, gas, and timber in the future. These anticipated declines are likely to result in lower export and domestic consumption, presenting challenges to the Republic’s sectors centered on these natural resources. The Government is proactively addressing these challenges by seeking to diversify the national economy and investing in sustainable energy sources through initiatives such as the following:

•

Investment in emerging sectors. The Republic is channeling investments into renewable energy sectors such as solar, wind and geothermal energy. For example, following the Government mandate stipulated in Indonesia’s Law 3/2022 (as amended by Law No. 21 of 2023) (as defined herein) and Presidential Regulation 63/2022, Nusantara must be powered by 100% renewable electricity and achieve net zero by 2045. The cultivation of these renewable energy industries is anticipated to yield economic benefits and stimulate job creation.

•

Developing value-added industries. The Republic has implemented policies to develop downstream manufacturing and refining industries that add value to the raw materials before export. This approach increases export value, creates jobs and stimulates domestic industrial growth. See “Economy and Gross Domestic Product — Principal Sectors of the Economy — Manufacturing Industry” for further information.

•

Expanding market access. The Republic is pursuing trade agreements and strengthening trade partnerships to open new market opportunities for export, including export of products other than natural resources. The Republic is currently carrying out negotiations on several bilateral preferential or free trade agreements, such as the Indonesia-EU Comprehensive Economic Partnership Agreement. See “Foreign Trade and Balance of Payments — Membership in International and Regional Free Trade Agreements” for more information.

•

Infrastructure improvements. Infrastructure development aims to enhance connectivity between different geographies, elevate economic productivity, drive urbanization, facilitate the movement of labor, foster equitable regional development and boost foreign and domestic investment. These goals, if achieved, will lay a solid foundation for Indonesia’s economic diversification.

These efforts are expected to help reduce the Republic’s reliance on a narrow spectrum of commodities and better grow its economy, while steadfastly advancing towards its climate objectives.

The Law on Job Creation (as defined in “— Labor and Employment — Law on Job Creation”) substantially revamped Indonesia’s environmental law that was enacted in 2009 by virtue of Law No. 32 of 2009 on Environmental Protection and Management (as so amended, the “Environmental Law”). The Environmental Law is based on the concepts of sustainable development, prevention, precaution and a “polluter pays” principle and introduced environmental documentation and licensing requirements. Under the Environmental Law, all business activities must have an environmental document, either in the form of an environmental impact planning document (Analisis Mengenai Dampak Lingkungan (“AMDAL”)), an environmental management/monitoring efforts report (Upaya Pengelolaan Lingkungan Hidup dan Upaya Pemantauan Lingkungan Hidup (“UKL-UPL”)), or a written statement on readiness to manage and monitor the environment (Surat Pernyataan Pengelolaan Lingkungan Hidup (“SPPL”)). An AMDAL is a comprehensive study of the potentially significant environmental impacts of a proposed business. A UKL-UPL covers the monitoring and management efforts undertaken by businesses that are unlikely to have a significant impact on the environment. An SPPL is typically required by services providers. These documents must be obtained before the business can apply for a business license. The Law on Job Creation simplified such environmental licensing policy by, among other things, integrating the environmental license into the business license (perizinan berusaha) which is now administered through the Online Single Submission (“OSS”) system. The OSS system is an electronic licensing platform managed by the OSS Body, which is part of the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal).

The Ministry of Environment and Forestry received a budget for 2020 of Rp6,779.6 billion, or approximately U.S.$480.7 million, for 2021 of Rp7,957.1 billion, or approximately U.S.$509.4 million, for 2022 of Rp7,120.4 billion, or approximately U.S.$496.2 million, for 2023 of Rp7,516.0 billion, or approximately U.S.$507.8 million, for 2024 of Rp7,715.1 billion, or approximately U.S.$514.3 million. Under the new administration of President Prabowo Subianto, the Ministry of Environment and Forestry has been restructured into two distinct ministries: the Ministry of Environment and the Ministry of Forestry. Their allocated budgets for 2025 are Rp1,079.8 billion, or approximately U.S.$67.1 million, and Rp5,158.5 billion, or approximately U.S.$320.5 million, respectively.

The budgets are focused on improving water quality, air quality, forest and land rehabilitation, mangrove rehabilitation, hazardous material and hazardous waste management, conservation forest management, domestic waste management, and environmental law enforcement.

In recent years, Jakarta has been plagued by frequent floods amid peaks in the rainy season given inadequate infrastructure and water management, resulting in the temporary relocation of tens of thousands of residents. Jakarta is also experiencing land subsidence issues primarily due to deep groundwater extraction combined with demand pressure from high-rise buildings in Jakarta. To address this, the Ministry of Public Works and Housing introduced a National Capital Integrated Coastal Development master plan, under which a giant seawall is proposed to be constructed in the north of Jakarta Bay in an effort to protect Jakarta from floods, and large lagoons will be built within the seawall to accommodate the water flow from 13 rivers in Jakarta. The project is under construction and has a target completion date of 2030, which was extended from the initial target of 2025 due to unforeseen complexities such as the protracted land acquisition process.

In addition, the Ministry of Public Works and Housing is collaborating with the Ministry of Environment and Forestry on an environmental program to build regional domestic waste infrastructure and domestic wastewater treatment in order to improve environmental quality.

Energy Security

To enhance energy security, promote economic self-sufficiency, and support sustainable development, the Government is accelerating the development of biodiesel. Beginning in 2025, the Government started to implement its B40 biodiesel mandate, which requires a 40% blend of palm oil-based fuel with 60% diesel. The target is to increase this blend to 50% by 2027. To facilitate the implementation of biodiesel, the Government is providing financial support, including a projected annual biodiesel incentive of Rp35.8 trillion and projected annual biodiesel subsidy and compensation of Rp51.4 trillion from 2025 to 2029.

In addition, the Government is encouraging private sector participation in the development of the upstream electricity ecosystem, which encompasses electricity generation and transmission. This sector has traditionally been dominated by SOEs, but the Government believes that greater private sector involvement is key to satisfy the country’s electrification investment needs. The Government has set a target for renewable energy to account for 19% of Indonesia’s power generation by 2029 and 23% by 2034. To achieve these goals, the required investments are estimated at Rp1,410 trillion by 2029 and Rp2,820 trillion by 2034.

Population

Indonesia had a population of approximately 281.6 million in 2024 and is the fourth most populous country in the world, after India, China and the United States. The population is primarily concentrated in Java (estimated at approximately 156.9 million in 2023). In 2024, Jakarta, the capital, was estimated to have a population of approximately 11.4 million.

Indonesia’s population is young and growing. In 2024, the Government estimated that approximately 23.7% of the population was under 15 years of age, approximately 69.1% was 15 to 64 years of age, and approximately 7.3% was 65 years of age or above. The annual population growth rate during the period of 2020 to 2024 was 1.1% per annum.

Indonesia’s population is predominantly Muslim, with a significant Christian minority and the remaining consists of Hindus, Buddhists and followers of other religions. Indonesia’s population is primarily of Malay descent, but consists of more than 300 ethnic groups, including the Acehnese, Batak and Minangkabau in Sumatera; the Javanese and Sundanese in Java; the Madurese in Madura; the Balinese in Bali; the Sasak in Lombok; the Minahasan, Makassarese, Toraja and Bugis in Sulawesi; the Dayak in Kalimantan; and the Dani and Asmat in Papua. The country’s population also includes people of Chinese, Arab, Eurasian, Indian and Pakistani backgrounds.

The national language is Bahasa Indonesia, which is based on the Malay language. English is widely used and taught in most secondary schools.

In total, approximately 500 languages and dialects are spoken throughout Indonesia.

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation for three years before Indonesia proclaimed its independence on August 17, 1945. In the same year, Indonesia adopted its Constitution. In 1967, the executive power was transferred from President Soekarno to General Soeharto who served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis.

The post-Soeharto era, which is known in Indonesia as the Reformasi, led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks-and-balances and the separation of powers and provide for a more direct democracy.

While Indonesia has successfully conducted elections in the past, the country continues to face various socio- political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, demonstrations have taken place in Jakarta and other Indonesian cities both for and against former President Megawati and subsequent administrations, as well as in response to specific issues, including the introduction of new bills, laws and/or policies by the Government, reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and geopolitical events. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition.

2024 Indonesian General Elections

The 2024 general election was held on February 14, 2024 to elect the president, the vice president, members of the House of Representatives (Dewan Perwakilan Rakyat (“DPR”)), members of the Regional Representatives’ Council (Dewan Perwakilan Daerah (“DPD”)), and members of local legislative bodies at the province and regency levels.

On March 20, 2024, the general election commission confirmed the election of Prabowo Subianto and Gibran Rakabuming Raka to serve as president and vice president, respectively, until 2029. Members of the DPR, DPD and local legislative bodies were sworn in on October 1, 2024, and the president and the vice president were sworn in on October 20, 2024.

Central Government

The Government is based on the Constitution, under which the Republic is structured as a unitary republic. The Constitution enshrines a set of fundamental principles known as Pancasila (the five principles), encompassing belief in one supreme God, humanity, the unity of Indonesia, democracy led by the wisdom of deliberations among representatives and social justice for all.

The Constitution vests the sovereignty in the country’s people and establishes the office of the President, the People’s Consultative Assembly (Majelis Permusyawaratan Rakyat, or the “MPR”), which consists of the DPR and the DPD, the Supreme Court (Mahkamah Agung), the Constitutional Court (Mahkamah Konstitusi) and the Judicial Commission (Komisi Yudisial).

The MPR has the authority to amend the Constitution and inaugurate and dismiss the President. The MPR has a bicameral structure, consisting of the DPR, which is the principal legislative body, and the DPD. The DPR has 580 members. Starting from 2024, the DPD has 152 members, consisting of four members from each province.

Members of the DPR are elected by a proportional representation system. The DPD members are elected in non-partisan elections based on a plurality of votes within the relevant electorate.

Each of the DPR and the President has the power to initiate legislation. All legislation, including the Republic’s budget, must be approved by both the DPR and the President. While the DPD is able to initiate legislation regarding regional matters, this is subject to approval from both the DPR and the President.

The President has the authority and responsibility for the conduct of the administration of the Republic. This includes the authority to declare war, make peace, conclude treaties with other states and propose statutes; these presidential actions must, however, be approved by the DPR before taking effect. Constitutional amendments in 1999 restrict the President and Vice President to a maximum of two five-year terms.

The President is assisted in the administration of his responsibilities by ministers who are appointed and dismissed by the President and who are responsible only to the President.

Formation of Cabinet under President Prabowo Subianto’s administration

On October 21, 2024, one day after his inauguration, President Prabowo Subianto issued Presidential Regulation Number 139 of 2024 on the Arrangement of Duties and Functions of State Ministries in the Red and White Cabinet for the 2024-2029 period. The 48 ministries include 22 new ministries and agencies, created through the establishment of new entities and the reorganization of existing ones. Seven of the 48 ministries are coordinating ministries which oversee and coordinate the ministries and agencies within their respective sectors, compared to four coordinating ministries under the prior administration. President Prabowo Subianto also dissolved the Cabinet Secretariat, a government agency that previously worked directly beneath and was answerable to the President, mandating that its duties and functions be integrated into the ministries responsible for managing the relevant government affairs.

Asta Cita

President Prabowo Subianto and Vice President Gibran Rakabuming Raka have adopted a comprehensive strategy to address Indonesia’s socio-economic challenges. The strategy, which is also referred to by the sanskit term “Asta Cita” (eight aspirations), comprises:

1.	strengthening the Constitutionally-enshrined ideology of Pancasila (the five principles), democracy, and human rights;

2.

consolidating the national defense and security system and fostering national self-reliance through self- sufficiency in food, energy, water, Islamic economy, digital economy, green economy and blue economy;

3.

continuing infrastructure development and improving quality employment opportunities, promoting entrepreneurship, expanding creative industries, and developing agro-maritime industries in production centers through active cooperative involvement;

4.

strengthening the development of human resources, gender equality and the achievements in respect of science, technology, education, health and sports, and empowering the roles of women, youth (millennials and Generation Z), and persons with disabilities;

5.	continuing downstream processing and developing natural resource-based industries to increase domestic value-add in the supply chain;

6.	fostering economic growth, equity, and poverty eradication from the village and grassroot levels;

7.	intensifying political, legal, and bureaucratic reform, and strengthening efforts to prevent and eradicate corruption, drugs, gambling, and smuggling; and

8.	promoting harmonious lives in alignment with the environment, nature and culture, and increasing religious tolerance to achieve a just and prosperous society.

Revision of Law No. 34/2004 on the Indonesian Military

On March 20, 2025, the House of Representatives, or DPR, amended Law No. 34/2004 on the Indonesian Military pursuant to Law No. 3 of 2025. The amendment introduces several changes, including provisions to raise the retirement ages of senior military officers and introduce two new duties for military operations other than war: resolving cyber defense threats and protecting and safeguarding citizens and national interests abroad. Additionally, pursuant to an amendment that has attracted criticism from observers as being at risk of undermining civilian supremacy, the amendment expanded the list of government agencies where military personnel can hold positions. Previously, military personnel could serve in ten primarily security-related government agencies, such as the Ministry of Defense and the State Intelligence Agency. The amended law now permits military personnel to assume positions in certain other agencies, including the National Border Management Agency, the National Counterterrorism Agency, the Maritime Security Agency, and the Attorney General’s Office, without requiring the military personnel to retire or resign from military service before taking those positions. Military personnel must still retire or resign from the military if they wish to assume positions in other agencies that are not covered by the amended law.

Judicial System

The Constitution states that the Indonesian judicial system must be independent and that judicial authority is to be exercised by the courts free from the influence of non-judicial power. The Republic’s judicial power is exercised by the Supreme Court, various lower courts and the Constitutional Court. The courts below the Supreme Court are organized by subject matter jurisdiction. These courts include the general, religious, military and administrative courts. The general courts have jurisdiction over all criminal and civil cases outside the limited jurisdiction of any of the special courts. The religious courts have jurisdiction over cases such as family law among Muslims. The military courts have jurisdiction over cases involving military personnel. The administrative courts have jurisdiction over actions involving certain Government decisions.

Furthermore, there are several special courts under the general courts and the administrative courts such as (i) commercial courts, which have jurisdiction over bankruptcy cases and intellectual property rights cases (except trade secrets); (ii) juvenile courts, which have jurisdiction over child cases; (iii) human rights courts, which have jurisdiction over gross violations of human rights cases; (iv) corruption courts, which have jurisdiction over corruption cases; (v) labor courts, which have jurisdiction over industrial relations cases; (vi) fishery courts, which have jurisdiction over criminal fishery cases; and (vii) tax courts which have jurisdiction over tax disputes. The Supreme Court also has the authority to issue opinions on legal matters to various Government authorities and officials, to order a court to adjudicate a particular matter or to set aside an unlawful decision. The Constitutional Court has exclusive jurisdiction with respect to questions of constitutional law.

Regional Governments and Regional Autonomy

Indonesia has 38 provinces, including the special capital region of Jakarta. Each province is headed by a governor and consists of several subdivisions. There are two types of subdivisions, namely kabupaten, or regencies, and kota, or municipalities. Political and governmental arrangements in regencies and municipalities are generally similar, but municipalities tend to be more urban. Regencies and municipalities are divided into kecamatan, or districts, which in turn are further divided into kelurahan, or villages, or sub-districts. Indonesia consists of 416 regencies and 98 municipalities in 38 provinces. The latest regional elections were held on November 27, 2024 across 37 provinces, 415 regencies and 93 municipalities.

Over the past two decades, the central Government has promoted and created significant regional autonomy through legislation. Under current law, government matters are divided into three areas:

(i)	matters that are solely under the authority of the central Government, such as foreign affairs, defense, security, judicial, national fiscal and monetary matters, and religion;

(ii)

matters that are concurrently implemented by the central Government, provincial governments and regency/municipal governments. Based on the Law on Job Creation, the Government may determine the implementation of these concurrent matters based on, among others, certain norms, standards, procedures and criteria as determined by the central Government. These include:

(a)

mandatory matters to be implemented by regional governments, namely basic services, which consists of education, health, public works and special planning, housing, social order and social welfare, and non-basic services. Social welfare and non-basic services are further divided into other matters such as labor, women’s empowerment and child protection, food sustainability, land policy, living environment, population administration and civil registration, community and village empowerment, population control and family planning, transportation, communication and informatics, cooperatives, plantations, investment, youth and sports, statistics, encryption, culture, libraries and archives; and

(b)	optional matters to be implemented by regional governments, namely maritime and fisheries, tourism, agriculture, forestry, energy and mineral resources, trade, industry and transmigration; and

(iii)

matters that are solely under the authority of the President as head of Government, such as Army, Navy and Air Force affairs, the appointment and the replacement of ambassadors and consuls, the granting of pardon and rehabilitation, amnesty and abolition, award of titles, decorations and other marks of state honor.

The provinces of Aceh, Jakarta, Yogyakarta, Papua, West Papua, South Papua, Central Papua, Highland Papua, and South West Papua enjoy special autonomy from the central Government. In Papua and West Papua, a portion of the population has shown support for the Free Papua Movement (generally known by its Indonesian initials, OPM). While there have been some violent incidents involving the armed wing of the OPM, including those targeting the Indonesian police, the National Armed Forces and police have taken measures to maintain security and order in these provinces, and the Government has continued its policy of promoting social welfare in Papua, West Papua, South Papua, Central Papua, Highland Papua, and South West Papua. The Government is addressing the concerns of certain groups seeking greater independence by expanding the powers of the local governments, investing in infrastructure, improving judicial access, instituting affirmative action programs, working to resolve differences among local ethnic groups, increasing welfare programs and infrastructure development and fostering business growth and investment in areas populated by these groups.

Terrorism

Several terrorism-linked bombing incidents have taken place in Indonesia over the years, including incidents linked to ISIS and Jemaah Islamiah, a Southeast Asian terrorist network linked to other terrorist organizations outside the region. In response to these incidents, security forces and the judiciary took action to bring the perpetrators to justice and have targeted terrorist networks. Since the emergence of ISIS, several terror attacks have been committed by ISIS or ISIS affiliated groups in Indonesia.

The deadliest terror attacks in Indonesia since 2002 Bali bombings were the Surabaya bombings on May 13, 2018, in which 15 civilians, one police officer and 13 suicide bombers were killed, and around 50 people were injured, and the Mako Brimob standoff on May 9, 2018, in which five police officers were killed. There have since been sporadic, less deadly suicide bombings and other instances of terrorism in Indonesia, though the threat remains and there could be additional outbursts of violence and destruction in the country.

Indonesia’s counter-terrorism efforts include laws in respect of counter-terrorism, anti-radicalization, money laundering, cyber security, and training efforts for police and security officers (including sending officers to Canada and the United States for training). Indonesia also participates in regional counter-terrorism efforts through the Association of South East Asian Nations (“ASEAN”), and global efforts through the United Nations. The Government also adopted de-radicalization/counter narrative measures as well as bolstered police anti-terror units with additional personnel, equipment and training. Over the course of the Widodo administration, several hundred terrorist suspects have been reformed through de-radicalization measures.

Foreign Relations and International and Regional Organizations

Indonesia maintains close diplomatic relationships with neighboring countries and its major economic partners and aims to continue to strengthen economic relations with all its partners.

The Republic is one of the five founding members of ASEAN, an organization that was established in 1967 to ensure regional stability and is now committed to reducing development gaps among its member states (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam), which have entered into various agreements on mutual assistance and cooperation in several areas.

Indonesia assumed ASEAN’s annual rotating chairmanship for 2023 in November 2022, adopting the theme “ASEAN Matters: Epicentrum of Growth” and focusing on four areas including finance and health cooperation, food security, local currency transactions and regional payment connectivity. As part of the Republic’s chairmanship, to foster ASEAN and ASEAN+3 cooperation, Indonesia organized a series of meetings including, among others, the 42nd ASEAN Summit in Labuan Bajo in May 2023, the 43rd ASEAN Summit in Jakarta in September 2023, the ASEAN+3 Finance Ministers’ and Central Bank Governors’ Meeting in Incheon, May 2023 and the 10th ASEAN Finance Ministers’ and Central Bank Governors’ Meeting in Jakarta in August 2023.

The Republic’s other principal memberships in international and regional organizations include:

•	United Nations;

•	the IMF;

•	the World Bank and certain World Bank-related organizations;

•	the Asian Development Bank (“ADB”);

•	the Chiang Mai Initiative Multilateralization;

•	the Credit Guarantee and Investment Facility (“CGIF”);

•	the Group of Twenty (“G20”), in which it is the only ASEAN member state that concurrently enjoys membership;

•	the Islamic Development Bank;

•	World Trade Organization;

•	the Asia Pacific Economic Cooperation (“APEC”), where it was one of the 12 founding economies and continues to play an important role;

•

the Asian Infrastructure Investment Bank, an initiative by the government of China which has a mission to improve social and economic outcomes by investing in sustainable infrastructure and other productive sectors in Asia and beyond;

•	the ASEAN Infrastructure Fund, a collaborative initiative between ASEAN countries and the ADB to establish a joint funding institution for infrastructure development in the ASEAN region; and

•	the Indian Ocean Rim Association (“IORA”).

Indonesia also seeks to lead other developing countries through its membership in the following organizations of developing countries: the Non-Aligned Movement, the Organization of the Islamic Conference, the Group of 77 and China, the Developing 8, the Group of 15, and as observer at the G-24 Forum.

Since 1962, the Republic has been a member of the Organisation of Petroleum Exporting Countries (“OPEC”). In view of the shift in its status from a net exporter to a net importer of oil, the Republic suspended its membership in OPEC effective from January 2009. The Republic reactivated its OPEC membership effective from January 2016, but due to policy considerations and its continuing status as a net importer of oil, the Republic decided to suspend its OPEC membership during the November 30, 2016 OPEC meeting. On May 24, 2017, the Republic sent OPEC a letter requesting reactivation of its membership on the condition that Indonesian crude oil production would not have to be cut. In December 2017, the Government decided not to continue the reactivation process.

In terms of bilateral cooperation with China, Indonesia has been pursuing opportunities to support Government’s infrastructure connectivity development program through the Belt and Road Initiative. This initiative led by the People’s Republic of China, comprises two segments: (i) the Silk Road Economic Belt, a land road route western mainland China that leads to Central Asia up to the Middle East; and (ii) the 21st Century Maritime Silk Road, a strategic and important sea-land encircling Southeast Asia, the Persian Gulf and reaching the Horn of Africa. This initiative promotes better connectivity among countries in Asia, Europe as well as Africa and South America, and also encourages trade balance, e-commerce, digital economy and financial inclusion. In 2017, Indonesia was actively involved in the formulation of the Guiding Principles on Financing the Development for the Belt and Road Initiative. The Republic is developing a new airport in Lembeh Island, North Sulawesi as part of its involvement in the Belt and Road Initiative.

Indonesia became a member of the IORA (an association that connects countries along the Indian Ocean region) in 1997. Since joining the IORA, Indonesia has been an active member and has directly engaged in a number of initiatives and Indonesia continues to promote economic and maritime diplomacy in the Indian Ocean region. Indonesia hosted the leader’s summit of IORA in Jakarta in March 2017, which concluded with the enactment of the IORA Concord (also referred to as the Jakarta Concord), which aims to lay the foundation and set the course for cooperation within the IORA in the coming years to overcome the increasingly complex problems in the Indian Ocean region.

On January 6, 2025, Indonesia joined BRICS, an intergovernmental organization comprising ten countries – Brazil, Russia, India, China, South Africa, Egypt, Ethiopia, Indonesia, Iran and the United Arab Emirates – as a full member.

Indonesia has been a key partner of the Organisation for Economic Co-operation and Development (“OECD”) since 2007 and became the first accession candidate country from Southeast Asia in February 2024. Indonesia submitted its initial memorandum for OECD accession on June 3, 2025.

The following table shows Indonesia’s capital participation in certain major international financial organizations as of December 31, 2024.

	As of December 31, 2024 Contributed capital
	Year of admission		Subscribed	Paid in

	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		7,514.6	375.8
IMF(1)	1966	(2)	6,062.1	6,062.1
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	3,481.8	249.9
International Development Association	1968		168.2	109.0
International Finance Corporation	1968	(3)	309.3	309.3
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,641.1	313.5
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.6	0.3
Islamic Corporation for the Development of the Private Sector	1992		22.2	22.2
International Fund for Agricultural Development	1977		92.0	92.0
Common Fund for Commodities	1980		1.0	1.0
Credit Guarantee and Investment Facility	2012		30.6	30.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source: Bank Indonesia and Ministry of Finance

(1)

Denominated in Special Drawing Rights (“SDR”) of the IMF. For the Asian Development Bank numbers as of December 31, 2024, converted to U.S. dollars using the exchange rate on January 2, 2025 of U.S.$1.29988 to SDR 1. For the IMF numbers as of December 31, 2024, converted to U.S. dollars using the exchange rate on December 23, 2024 of U.S.$1.30413 to SDR 1.

(2)

Indonesia was readmitted as a member of the IMF and the International Bank for Reconstruction and Development in 1967. (It originally became a member of these organizations in 1954 and resigned its memberships in 1965.)

(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in Islamic Dinars (ID 1 = SDR 1).

Foreign Relations

Indonesia embraces an “independent and active” foreign policy while being committed to maintaining a world order based on freedom, perpetual peace and social justice. This policy is ingrained in Indonesia’s Constitution and is a testament to Indonesia’s alignment to the aspirations of the international community as enshrined in the Charter of the United Nations. In this respect, Indonesia pursues an active role in global affairs while striving to strengthen multilateralism and avoiding involvement in conflicts or polarizations among major powers. Indonesia assumes leadership roles in the international community not to advance the interests of any group of countries, but rather build bridges and facilitate discussion of all countries for the common benefit of all.

Indonesia held the G20 Presidency from December 1, 2021 until November 30, 2022, during which Indonesia carried the theme “Recover Together, Recover Stronger” at the G20 Presidency. The Indonesian Presidency focused on three strategic issues: inclusive health management, digital-based economic transformation and the transition to sustainable energy use. During the Indonesian Presidency, 437 G20 events were implemented in 24 cities throughout Indonesia and hundreds of bilateral meetings were held, and 226 multilateral projects, programs and initiatives and 140 bilateral mature projects with a total value of U.S.$71.5 billion were delivered. The G20 Summit was held in Bali, Indonesia from November 15 to 16, 2022, and was attended by more than 10,000 delegations. Moreover, Indonesia continues to voice out developing and Global South countries’ needs and interests in various issues such as climate financing, sustainable development and energy transition.

As part of its effort to tackle the common issues faced by archipelagic and island states, such as sea level rise and climate change, Indonesia convened the 1st High-Level Meeting of Archipelagic and Island States Forum in Bali on October 11, 2023. The meeting was attended by 32 countries and four international organizations, and is intended to become a platform of inclusive collaboration that produces strategic and concrete solutions to the needs of its members.

Maritime Boundaries Delimitation and the South China Sea

The Government has conducted border diplomacy with its 10 neighboring countries, namely, India, Thailand, Malaysia, Singapore, Vietnam, the Philippines, Palau, Papua New Guinea, Timor-Leste, and Australia.

Indonesia has agreed on the following maritime boundaries:

•

several territorial sea boundaries with Malaysia (northern part of the Malacca Strait, southernmost part of the Malacca Strait, and the Sulawesi Sea) and Singapore (central, western and eastern part of the Singapore Strait), and completion of all Territorial Sea boundaries with Papua New Guinea;

•	Exclusive Economic Zone, or EEZ, with the Philippines, Australia, Papua New Guinea and Vietnam; and

•	continental shelf with India, Thailand, Malaysia (Malacca Strait and South China Sea), Vietnam, Australia and Papua New Guinea.

Negotiations on the following maritime boundaries are ongoing:

•	remaining segments of territorial sea boundaries with Malaysia, Singapore and Timor-Leste;

•	Exclusive Economic Zone with India, Thailand, Malaysia, Palau and Timor-Leste; and

•	continental shelf with Malaysia, the Philippines, Palau, and Timor-Leste.

Indonesia aims to resolve these maritime boundaries through peaceful and diplomatic channels in accordance with international law.

South China Sea

Indonesia has been consistent in its position that it does not have overlapping territorial claims in the South China Sea with China. This position is based on the United Nations Conventions on the Law of the Sea (“UNCLOS”), and in line with the 2016 Award of the Permanent Court of Arbitration (“PCA”) on the South China Sea.

In the South China Sea, Indonesia only has maritime boundaries with Malaysia and Vietnam. In 2022, Indonesia and Vietnam concluded its EEZ boundary negotiation. This significant achievement further signified Indonesia’s commitment to promote peaceful boundary negotiation and contribution to international law, in accordance with UNCLOS. Indonesia is currently negotiating the territorial sea boundary and the EEZ boundary with Malaysia.

Indonesia is working to maintain stability and security in the South China Sea in accordance with international law. In this regard, Indonesia as the non-claimant State to the South China Sea remains supportive of the negotiation of the Code of Conduct (“COC”) along with China and other ASEAN Member States which should be actionable, implementable, and in accordance with UNCLOS. The negotiation of COC has been initiated since November 2017, which is aimed to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea (frequently referred to as the DOC) based on a negotiating framework agreed in August 2017. Indonesia is an active participant in ASEAN-China Senior Officials on the Implementation of the DOC and the ASEAN-China Joint Working Group on the Implementation of the DOC, which meet on a regular basis all year round to review the implementation of the DOC and to negotiate the COC.

Indonesia utilized its ASEAN Chairmanship in 2023 to accelerate the negotiation process of the COC, as it will help maintain security, safety, and stability in the region. It is hoped that the COC can become a set of rules to govern the conduct of parties in the South China Sea. In this case, the COC shall be based on international law, including UNCLOS in order to achieve a stable, safe and peaceful South China Sea region. The main elements of COC that Indonesia always emphasizes are preventing incidents; managing incidents (if they occur); and continuing with confidence building measures.

Indonesia continues to exercise its rights to pursue economic development of its exclusive economic zone off the coast of the Natuna Islands in the North Natuna Sea, which is also referred to as a part of the South China Sea. The Government remains committed to overseeing and securing the exploration and exploitation activities, and refraining from any provocative actions in maintaining peace and stability in the region.

With regard to the presence of foreign-flagged vessels in the South China Sea, Indonesia acknowledges the freedom of navigation in the Indonesian EEZ in the North Natuna Sea/South China Sea in accordance with UNCLOS. Accordingly, Indonesia has taken action against foreign-flagged fishing vessels which violate Indonesia’s sovereign rights over its EEZ.

Sustainable Development Goals

The Republic published its Sustainable Government Securities Framework dated April 2025 for the issuance of sustainable bonds and sukuks to fund projects delivering environmental and social benefits. The Sustainable Government Securities Framework updates the Republic’s prior framework, the SDGs Government Securities Framework published in September 2021. Under the current framework, sustainable securities will be issued to fund eligible expenditures with a green and blue focus of 10 categories—namely, (i) renewable and clean energy, (ii) energy efficiency, (iii) climate change adaption, (iv) clean transport, (v) waste management, waste to energy and pollution prevention and control, (vi) sustainable management of nature resources on land, (vii) sustainable management of natural resources on ocean, (viii) green tourism, (ix) green buildings, and (x) sustainable water and wastewater management—and social focus of four categories, namely, (i) employment generation and socioeconomic advancement and empowerment, (ii) food security and sustainable food systems, (iii) access to essential services, and (iv) affordable basic infrastructure. The Sustainable Government Securities Framework expressly excludes certain activities from consideration for eligible expenditures thereunder, including projects causing or contributing to deforestation, child or forced labor, adult entertainment, weapons, alcohol, tobacco, fossil fuels, gambling, highly polluting or carbon-intensive infrastructure, unsustainable biomass or feedstock projects, and wholesale or brokerage of precious metals, precious minerals, artworks and antiques.

The Republic’s 2030 SDGs targets have been described in the Roadmap of SDGs Indonesia, which was published by the Ministry of National Development Planning (“Bappenas”) pursuant to Presidential Regulation No. 59/2017. The 2030 SDGs targets include 17 targets with respect to green, social and sustainable development such as, among others, eradication of poverty and hunger, improvement of education, health and well-being, reduced inequalities, affordable and clean energy, climate action, and sustainable cities and communities. The Republic believes that eligible expenditures under the Sustainable Government Securities Framework will deliver environmental and social benefits as part of the Republic’s efforts in achieving its 2030 SDGs targets.

The Republic has implemented an evaluation and selection process to seek to ensure that the proceeds from sustainable securities are used for eligible expenditures. The process involves a budget tagging process where various ministries select and tag projects that are reviewed primarily by the Ministry of Finance for expenditures with green and blue focus and by the Bappenas for expenditures with social focus. Tagged projects that fall into one or more of the eligibility criteria and that have a project development timeline consistent with the tenor of the relevant sustainable securities may be approved by the Bappenas and the Ministry of Finance, in coordination with other line ministries, to be funded by the proceeds of the relevant sustainable securities.

The Ministry of Finance manages and allocates the proceeds from each issue of sustainable securities and the ministries utilizing the proceeds track, monitor and report to the Ministry of Finance the environmental and social benefits of the eligible expenditures in their portfolio. A sustainable securities allocation register has been established to record the allocation of proceeds therefrom. For the sustainable securities issued, the Republic currently reports the fund allocation and the respective impacts annually. This reporting policy is not a contractual obligation of the Republic, and the Republic may decide to change its reporting policy or not comply with the policy at any time. If the Republic does provide such reports, they are published on a designated page of the Ministry of Finance’s website.

Although the projects are selected in accordance with the categories recognized under the Sustainable Government Securities Framework and are developed in accordance with relevant legislation and standards, the projects may fail to deliver the benefits as anticipated, and there can be no assurance that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects.

A second party opinion on the Sustainable Government Securities Framework was published by an independent ratings and analytics firm on April 30, 2025. confirming the framework’s alignment with the International Capital Market Association’s Green Bond Principles (2021), Social Bond Principles (2023) and Sustainability Bond Guidelines (2021), as well as the ASEAN Capital Markets Forum’s ASEAN Green Standards 2018, ASEAN Social Bond Standards 2021 and ASEAN Sustainability Bond Standards 2018. The second party opinion is not, nor should be deemed to be, a recommendation to buy, sell or hold any securities.

Economy and Gross Domestic Product

Introduction

Indonesia has a balanced and diversified economy. The main challenges currently facing Indonesia’s economy include uncertainty in relation to the global economic recovery and commodity prices, which are crucial factors in determining the Republic’s export performance.

Domestically, factors that affect the economy are demographic growth and job creation, the country’s progress in implementing its infrastructure programs, maintaining relatively stable and low inflation and balancing domestic budgetary pressures against the burden of serving external debt.

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,										Three Months Ended March 31,
	2020	%	2021	%	2022	%	2023P	%	2024P	%	2024P	%	2025P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	307,606	2.0	320,009	1.9	363,620	1.9	400,447	1.9	403,578	1.8	95,932	1.8	98,749	1.7
Non-Coal, Oil and Gas Manufacturing Industries	2,760,435	17.9	2,946,897	17.4	3,228,155	16.5	3,499,615	16.8	3,799,289	17.2	923,723	17.5	991,785	17.5

Total Manufacturing Industry	3,068,042	19.9	3,266,906	19.2	3,591,775	18.3	3,900,062	18.7	4,202,867	19.0	1,019,655	19.3	1,090,534	19.2
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	1,993,989	12.9	2,199,935	13.0	2,516,779	12.8	2,702,642	12.9	2,892,695	13.1	695,438	13.1	749,025	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,575,280	10.2	1,672,938	9.9	1,805,454	9.2	1,932,533	9.2	2,107,181	9.5	459,817	8.7	558,072	9.8
Forestry and Logging	108,646	0.7	112,009	0.7	118,386	0.6	130,117	0.6	129,570	0.6	30,441	0.6	29,402	0.5
Fishery	431,469	2.8	469,594	2.8	505,061	2.6	555,041	2.7	554,677	2.5	123,513	2.3	129,807	2.3

Total Agriculture, Forestry, and Fishery	2,115,495	13.7	2,254,541	13.3	2,428,901	12.4	2,617,690	12.5	2,791,428	12.5	613,795	11.6	717,281	12.7
Mining and Quarrying														0.0
Oil, Gas and Geothermal Mining	332,560	2.2	461,703	2.7	587,597	3.0	521,070	2.5	526,156	2.4	129,275	2.4	132,951	2.3
Coal and Lignite Mining	283,195	1.8	603,138	3.6	1,296,912	6.6	1,116,571	5.3	850,454	3.8	211,041	4.0	213,512	3.8
Metal Ore	130,957	0.8	204,590	1.2	242,717	1.2	272,022	1.3	343,502	1.6	78,636	1.5	85,215	1.5
Other Mining and Quarrying	246,831	1.6	254,219	1.5	266,165	1.4	288,356	1.4	306,478	1.4	74,958	1.4	77,552	1.4

Total Mining and Quarrying	993,542	6.4	1,523,650	9.0	2,393,391	12.2	2,198,018	10.5	2,026,589	9.2	493,909	9.3	509,230	9.0
Construction	1,652,660	10.7	1,771,727	10.4	1,912,979	9.8	2,072,385	9.9	2,233,463	10.1	541,249	10.2	557,337	9.8
Government Administration, Defence Compulsory Social Security	585,960	3.8	586,757	3.5	605,341	3.1	616,445	3.0	673,718	3.0	177,749	3.4	190,404	3.4
Information and Communication	695,963	4.5	748,803	4.4	812,737	4.1	883,637	4.2	960,022	4.3	232,923	4.4	251,539	4.4
Transportation and Warehousing	689,552	4.5	719,610	4.2	983,520	5.0	1,231,242	5.9	1,358,117	6.1	313,445	5.9	344,827	6.1
Financial and Insurance Service	696,073	4.5	736,187	4.3	809,371	4.1	869,168	4.2	922,811	4.2	227,865	4.3	240,725	4.2
Education Service	551,227	3.6	557,667	3.3	566,378	2.9	583,384	2.8	621,417	2.8	147,252	2.8	158,183	2.8
Other*	1,837,207	11.9	1,923,038	11.3	2,109,284	10.8	2,303,521	11.0	2,503,657	11.3	600,583	11.4	634,906	11.2

Gross Value Added at Basic Prices	14,879,709	96.4	16,288,821	95.9	18,730,454	95.6	19,978,195	95.6	21,186,782	95.7	5,063,860	95.8	5,443,989	96.1
Taxes less Subsidies on Products	563,644	3.6	687,930	4.1	858,006	4.4	914,154	4.4	952,182	4.3	224,716	4.2	221,941	3.9

Total GDP	15,443,353	100.0	16,976,751	100.0	19,588,460	100.0	20,892,348	100.0	22,138,964	100.0	5,288,577	100.0	5,665,930	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,										Three Months Ended March 31,
	2020	%	2021	%	2022	%	2023P	%	2024P	%	2024P	%	2025P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	202,604	1.9	203,767	1.8	211,340	1.8	220,140	1.8	222,427	1.7	51,475	1.7	55,224	1.7
Non-Coal, Oil and Gas Manufacturing Industries	2,007,317	18.7	2,081,055	18.7	2,185,263	18.7	2,287,660	18.6	2,396,428	18.5	587,125	18.9	612,431	18.8
Total Manufacturing Industry	2,209,920	20.6	2,284,822	20.5	2,396,603	20.5	2,507,800	20.4	2,618,855	20.3	638,600	20.5	667,655	20.5

Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,385,651	12.9	1,449,831	13.0	1,530,004	13.1	1,604,234	13.0	1,682,254	13.0	407,505	13.1	427,990	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,061,087	9.9	1,072,978	9.6	1,097,952	9.4	1,099,951	8.9	1,109,014	8.6	246,795	7.9	280,370	8.6
Forestry and Logging	63,199	0.6	63,247	0.6	62,449	0.5	64,076	0.5	62,758	0.5	14,825	0.5	14,190	0.4
Fishery	254,112	2.4	267,967	2.4	275,452	2.4	290,575	2.4	292,559	2.3	65,468	2.1	66,943	2.1

Total Agriculture, Forestry, and Fishery	1,378,399	12.9	1,404,191	12.6	1,435,853	12.3	1,454,602	11.8	1,464,331	11.3	327,089	10.5	361,502	11.1
Mining and Quarrying
Oil, Gas and Geothermal Mining	272,583	2.5	260,546	2.3	247,986	2.1	249,801	2.0	247,850	1.9	59,993	1.9	61,549	1.9
Coal and Lignite Mining	245,499	2.3	261,710	2.4	282,944	2.4	311,291	2.5	332,527	2.6	81,201	2.6	80,458	2.5
Metal Ore	105,829	1.0	130,000	1.2	153,413	1.3	166,453	1.4	180,275	1.4	46,002	1.5	40,558	1.2
Other Mining and Quarrying	166,564	1.6	169,844	1.5	173,804	1.5	183,134	1.5	194,609	1.5	47,035	1.5	48,775	1.5

Total Mining and Quarrying	790,475	7.4	822,100	7.4	858,147	7.3	910,679	7.4	955,260	7.4	234,231	7.5	231,340	7.1
Construction	1,072,335	10.0	1,102,518	9.9	1,124,725	9.6	1,179,989	9.6	1,262,793	9.8	307,150	9.9	313,849	9.6
Government Administration, Defence Compulsory Social Security	365,446	3.4	364,247	3.3	373,424	3.2	379,071	3.1	403,335	3.1	106,006	3.4	111,075	3.4
Information and Communication	652,063	6.1	696,506	6.3	750,319	6.4	807,305	6.6	868,447	6.7	211,047	6.8	227,340	7.0
Transportation and Warehousing	393,419	3.7	406,169	3.7	486,874	4.2	554,855	4.5	603,051	4.7	141,940	4.6	154,724	4.7
Financial and Insurance Service	457,487	4.3	464,638	4.2	473,624	4.0	496,237	4.0	519,736	4.0	129,247	4.2	134,393	4.1
Education Service	350,273	3.3	350,660	3.2	352,578	3.0	358,828	2.9	372,290	2.9	88,384	2.8	92,834	2.8
Other*	1,276,165	11.9	1,323,766	11.9	1,415,146	12.1	1,509,623	12.3	1,614,238	12.5	389,592	12.5	413,946	12.7

Gross Value Added at Basic Prices	10,331,632	96.4	10,669,447	95.9	11,197,297	95.6	11,763,224	95.6	12,364,589	95.7	2,980,791	95.8	3,136,650	96.1
Taxes less Subsidies on Products	391,367	3.6	450,613	4.1	512,927	4.4	538,252	4.4	555,693	4.3	132,249	4.2	127,874	3.9

Total GDP	10,722,999	100.0	11,120,060	100.0	11,710,223	100.0	12,301,475	100.0	12,920,282	100.0	3,113,040	100.0	3,264,524	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

Indonesia’s principal manufacturing industries include food products and beverages, coal and refined petroleum products, fabricated metal products, computer, electronic and optical products and electrical equipment. Other major manufacturing industries include transport equipment and chemicals, pharmaceuticals and botanical products. Manufacturing has been the largest contributor to economic growth since the 1980s. The manufacturing industry sector consists of the sub-sectors of (i) coal industry and oil and gas refining and (ii) non-coal, oil and gas manufacturing industries.

In 2020, Indonesia’s manufacturing industries contracted by 2.9%, compared to 2019, primarily due to a 6.8% contraction in the coal, oil and gas refinery industry. Non-coal, oil and gas manufacturing industries declined by 2.5%, primarily due to contractions in the transport equipment industry and the machinery equipment industry, which contracted by 19.9% and 10.2%, respectively.

In 2021, Indonesia’s manufacturing industry grew by 3.4%, compared to 2020. Non-coal, oil and gas manufacturing industries grew by 3.7%, mainly driven by growth in the transportation equipment industry, basic metal industry, and machinery and equipment industry sub-sector, which grew by 17.8%, 11.5% and 11.4% respectively.

In 2022, the manufacturing industry grew by 4.9%, compared to 2021. This was due to a growth of 5.0% in the non-coal, oil and gas manufacturing industries and a growth of 3.7% in the coal, oil and gas refining industry, each as compared to 2021. The 5.0% growth in the non-coal, oil and gas manufacturing industries was primarily driven by a growth of 14.8% in the basic metals industry due to increased production of iron and steel as well as increasing foreign demand of basic metals, a growth of 10.7% in transportation equipment industry as a result of increased car production and a growth of 4.9% in food and beverages industry primarily because the growing demand for downstream natural resource products boosted refined crude palm oil production.

In 2023, the manufacturing industry grew by 4.6%, compared to 2022 and was the main source of economic growth in 2023. This was due to a 4.7% growth in the non-coal, oil and gas manufacturing industries and a 4.2% growth in the coal, oil and gas refining industry, each as compared to 2022. This performance was primarily driven by relatively strong domestic and global demand for Indonesian export products, such as basic metal industry products, metal goods, and transportation equipment. The results of the downstreaming policy contributed to the growth of the basic metal industry, which grew by 14.2%, compared to 2022. The metal goods, computers, electronic goods, optics, and electrical equipment industry grew by 13.7%, compared to 2022 due to increased demand for metal goods because of increased construction activity. Similarly, the transportation equipment industry grew by 7.6%, primarily due to an increased demand for motorcycles.

In 2024, the manufacturing sector grew by 4.4%, compared to 2023, driven by both domestic and external demand. This was primarily attributable to a growth of 13.3% in base metal industry, supported by Indonesia’s downstreaming policy, a growth of 5.9% in chemical, pharmaceutical and traditional medicine industry, a growth of 5.9% in food and beverage industry and a growth of 6.2% in metal goods, computers, electronic goods, optics and electrical equipment industry, driven by strong global and domestic demand for electronic components.

In the first quarter of 2025, the manufacturing sector grew by 4.5%, compared to the first quarter of 2024, driven by both domestic and external demand, as well as downstreaming activities. In the first quarter of 2025, the food and beverage subsector, which accounted for 34.7% of the manufacturing sector, grew by 6.0%, supported by higher demand during Ramadan and increased rice milling activities. Growth in the manufacturing sector was also bolstered by a growth of 14.5% in base metal industry, supported by rising export demand, particularly for iron and steel products. Additionally, the footwear industry grew by 7.0%, in line with higher demand both domestically and internationally.

The growth in manufacturing sector is in line with the Government’s downstreaming policy and policy of increasing the use of domestic products. The downstreaming policy aims to develop more value-added manufacturing and refining industries that add value to the raw materials before export. For example, since 2020 the Republic has banned the export of raw nickel and instead sought to encourage, through measures including tax incentives and local content requirements, onshore investment in industries that produce nickel-based products such as batteries for electric vehicles.

The downstreaming policy originally focused on a few mining commodities—i.e., nickel, copper, tin, bauxite and coal—and the Government has gradually expanded the policy coverage to other products. Under the administration of President Prabowo Subianto, the Government has devised a downstreaming roadmap encompassing over two dozen commodities, including not only mining commodities, but also gas, petroleum, agricultural products, forestry and marine resources, with priority accorded to: nickel, tin, copper, bauxite, iron/steel, silica sand, gas, petroleum, oil palm, coconut, shrimp, tuna fish, seaweed, salt, and tilapia. The Government expects Indonesia’s downstreaming policy to attract investment of up to U.S.$618.1 billion and create up to three million jobs by 2040.

The Government has also implemented policies of increasing the use of domestic products, such as local content regulation aimed at bolstering domestic manufacturing and reducing reliance on imports. In November 2024, the Government temporarily banned the sale of products by a major international electronics manufacturer for failing to comply with a local content requirement that mandates that 35% of components in electronic devices be locally sourced. The Government expects to continue to emphasize its downstreaming and local content policies to support Indonesia’s push to become part of global value-added supply chains and its broader growth ambitions.

Wholesale and retail trade, repair of motor vehicles and motorcycles

The wholesale and retail trade, repair of motor vehicles and motorcycles sector includes wholesale and retail trade, as well as the repair of motor vehicles, including motorcycles. In recent years, this has generally been the third largest segment of the economy, behind manufacturing and agriculture, forestry and fishery.

In 2020, the wholesale and retail trade, repair of motor vehicles and motorcycles sector declined by 3.8%, compared to 2019, mainly driven by a 14.1% contraction in the wholesale, retail trade, and repairs of cars and motorcycles sub-sector. The wholesale and retail trade of non-cars and motorcycles sub-sector declined by 1.4%.

In 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector increased by 4.7%, compared to 2020. This was mainly driven by the trade of cars, motorbikes and repair sub-sector, which grew by 12.1%, as a result of the implementation of sales tax incentives on luxurious goods which drove an increase in the number of car sales.

In 2022, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 2021. This was driven by a growth of 5.9% in the trade of cars, motorbikes and repair subsector and a growth of 5.4% in the big trade and retail (not cars and motorcycles) subsector. These growths were driven by increased vehicle sales and the population’s increased visits to shopping areas, in line with the easing of mobility restrictions.

In 2023, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.8%, compared to 2022. This was driven by a growth of 4.9% in the wholesale and retail trade (excluding automobiles and motorcycles) subsector due to increased domestic trade activity and a 4.5% growth in the automobiles, motorcycles and their repairs subsector primarily due to increased sales of motorcycles (a 20.3% increase, as compared to 2022, which offset a 4.0% decrease in automobiles sales in 2023, as compared to 2022).

In 2024, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.9%, compared to 2023. This was driven by a growth of 5.9% in wholesale and retail trade of goods other than cars and motorcycles.

In the first quarter of 2025, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.0%, compared to the first quarter of 2024. This was driven by a growth of 6.2% in wholesale and retail trade of goods other than cars and motorcycles.

Agriculture, forestry and fishery

The agriculture, forestry and fishery sector consists of the sub-sectors of (i) agriculture, livestock, hunting and agriculture services, (ii) forestry and logging, and (iii) fishery.

In 2020, the agriculture, forestry, and fishery sector grew by 1.8%, compared to 2019. This growth was mainly driven by the agriculture, livestock, hunting and agriculture services sub-sector, which grew by 2.1%, compared to 2019. The fishery sub-sector grew by 0.7% and the forestry and logging sub-sector declined by 0.03%, in 2020.

In 2021, the agriculture, forestry and fishery sector grew by 1.8%, compared to 2020. This growth was mainly driven by the fishery sub-sector which grew by 5.5% due to an increased production of captured fish and seaweed cultivation. The agriculture, livestock, hunting, and agriculture services sub-sector grew by 1.1% and the forestry and logging sub-sector grew by 0.1%, as compared to 2020.

In 2022, the agriculture, forestry and fishery sector grew by 2.3%, compared to 2021. This growth was mainly driven by a growth of 2.8% in fishery subsector driven by increased production in captured and farmed fisheries, and a growth of 2.3% in agriculture, livestock, hunting, and agriculture services subsector partly due to the increases in rice, palm oil and cocoa production. The forestry and logging subsector declined by 1.3%, as compared to 2021, due to a significant decrease in log production in community forests.

In 2023, the agriculture, forestry and fishery sector grew by 1.3%, compared to 2022. This low growth was primarily due to the El Niño phenomenon, which caused a reduction in the production of food crops such as rice, corn, peanuts, and seasonal horticultural products such as vegetables. As such, the food crop and horticultural subsectors experienced contractions of 3.9% and 0.3%, respectively, compared to 2022. The fisheries subsector grew by 5.5% compared to 2022, primarily due to increased seaweed production. The livestock subsector grew by 3.7%, compared to 2022, due to the distribution of corn feed stocks to small-scale farmers to revive poultry farming businesses. The forestry and logging subsector grew by 2.6% compared to 2022 due to increased foreign demand for wood and non-timber forest products. The plantation subsector also grew by 1.7% compared to 2022, as a result of increased demand for palm oil products, both domestically and internationally.

In 2024, the agriculture, forestry and fishery sector grew by 0.7%, compared to 2023. This was primarily due to a growth of 2.8% in animal husbandry and a growth of 0.7% in plantation crops.

In the first quarter of 2025, the agriculture, forestry and fishery sector grew by 10.5%, compared to the first quarter of 2024. This was primarily due to a growth of 42.3% in food crops. The peak harvest season for rice and corn shifted back to the first quarter, following a delay to the second quarter in the previous year due to the impact of El Niño.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2020	2021	2022	2023	2024P
	(in thousands of tons, except as otherwise indicated)
Food crops
Rice	54,649	54,415	54,749	53,981	53,143
Cassava	16,271	15,731	18,017	16,764	15,176
Corn	17,489	18,147	22,357	19,986	20,479
Sweet Potato	1,604	1,424	2,011	1,430	1,386
Soybeans (shelled)	291	213	243	349	218
Peanuts (shelled)	416	399	380	350	318
Mung beans	199	211	122	166	129
Estate cash crops
Dry Rubber	3,037	3,045	2,717	2,241	2,262
Coffee	762	786	775	759	808
Cocoa	721	688	651	632	633
Tea	144	138	125	117	124
Sugarcane	2,131	2,351	2,406	2,271	2,466
Tobacco	261	245	222	287	353
Palm Oil	46,766	45,121	46,819	47,084	47,475
Livestock
Meat	4,555	4,547	4,947	4,094	4,219
Eggs	5,874	5,893	6,339	6,585	6,876
Milk	947	903	824	787	808
Fish products
Captured Fish	6,989	7,225	7,400	7,846	7,393
Farmed Fish	14,845	14,648	14,776	15,361	17,182
Forestry(1)
Logs	51,916	54,939	56,665	59,751	57,473
Sawn Timber	2,581	2,660	2,297	2,118	2,102
Plywood	3,863	4,461	4,207	3,470	3,591

Sources: BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fisheries, and Ministry of Environment and Forestry

P	Preliminary.
(1)	All units are in thousands of cubic meters.

Mining and Quarrying

Indonesia is a significant player in the global mining and quarrying industry with significant production of natural gas, coal, crude oil, tin, nickel, bauxite and copper.

In 2020, the mining and quarrying sector declined by 2.0%, compared to 2019, primarily due to contractions in the oil, gas, and geothermal mining sub-sector and the coal and lignite mining sub-sector, which respectively contracted by 6.0% and 5.4%. This contraction was offset by a growth in metal ore mining sub-sector, which grew by 20.3%.

In 2021, the mining and quarrying sector grew by 4.0%, compared to 2020. This was mainly driven by the metal ore mining sub-sector, which grew by 22.8% due to increase in copper and gold production. The oil, gas and geothermal mining sub-sector contracted by 4.4% due to a decrease in the amount of oil production.

In 2022, the mining and quarrying sector grew by 4.4%, compared to 2021. This was mainly driven by a growth of 18.0% in metal ore mining subsector driven by increased production of copper and gold in the mineral district of Grasberg, Papua, and increased demand from abroad, especially for gold and copper commodities. The coal and lignite mining subsector grew by 8.1% and the other mining and quarrying subsector saw a growth of 2.3%, due to the increased exports of mining commodities such as natural sand, precious stones, and natural asphalt. On the contrary, the oil, gas and geothermal mining subsector declined by 4.8%, as compared to 2021, due to unplanned shutdowns.

In 2023, the mining and quarrying sector grew by 6.1%, compared to 2022. This was mainly driven by a growth of 10.0% in the coal and lignite mining industry attributable to growth in coal exports, a growth of 8.5% in metal ore mining industry, driven by increased production of minerals such as gold, copper and nickel, and a growth of 5.4% in mining and other quarrying industry due to increased exports of mining commodities such as gemstones, gravel and sand. The oil and gas subsector grew by 0.7%, compared to 2022, in line with the optimization of oil exploitation and the exploitation of new gas sources after experiencing contractions in recent years.

In 2024, the mining and quarrying sector grew by 4.9%, compared to 2023. This was driven by a growth of 8.3% in metal ore mining, a growth of 6.8% in coal and lignite mining and a growth of 6.3% in mining and other excavations.

In the first quarter of 2025, the mining and quarrying sector declined by 1.2%, compared to the first quarter of 2024. This was due to a decline of 11.8% in metal ore mining and a decline of 0.9% in coal and lignite mining. Gold and copper production fell due to major scheduled maintenance at the copper and gold mines in Central Papua, and coal production declined in response to weakening demand in international markets. The declines were partially offset by a growth of 3.7% in mining and other excavations and a growth of 2.6% in oil, gas and geothermal mining.

As products in the mining and quarrying sector are internationally traded commodities with prices set by the world markets, the performance of this sub-sector is primarily affected by international market prices. See “— Foreign Trade and Balance of Payments — Exports and Imports.”

Oil and Natural Gas

The oil and gas market in Indonesia is characterized by the presence of large, diversified companies with highly vertically integrated operations throughout oil exploration, production, refining, transportation and marketing. Pertamina, a state-owned enterprise, or SOE, plays an important role in the production of oil and gas in Indonesia.

Oil and gas exports contributed 5.1%, 5.3%, 5.5%, 6.1%, 6.0% and 5.5% to total exports in 2020, 2021, 2022, 2023, 2024 and the first four months of 2025, respectively. In 2020, 2021, 2022, 2023 and 2024, oil and gas revenues comprised 6.2%, 7.4%, 8.6%, 6.7% and 6.3%, respectively, of the Government’s domestic revenue (inclusive of income tax revenue from the oil and gas sub-sector). The fluctuations in exports and contribution to domestic revenue are due to the natural decline in the reservoir performance and lack of discovery and production of replacement reserves, fluctuating commodities pricing during the period and also the growth of other sectors in the economy.

The following table sets forth crude oil production by source for the periods indicated.

Crude Oil Production by Source(1)

	Year Ended December 31,
	2020	2021	2022	2023	2024P
	(in millions of barrels)
Pertamina	29	26	26	25	24
Production sharing contracts(2)	260	215	198	196	188

Total	259	241	224	221	212

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes production of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven crude oil reserves for the periods indicated based on estimates prepared by (1) the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources (the “TECP”) and (2) the Special Task Force for Upstream Oil and Gas Business Activities (“SKK Migas”, which is a government entity responsible for supervising upstream oil and gas activities) based on reports received by SKK Migas from various oil and gas contractors. Proven crude oil reserves include developed and undeveloped volumes that are economically recoverable at either current prices or forecasted future prices as calculated by each relevant contractor under the coordination of SKK Migas. Estimates of proven crude oil reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Crude Oil Reserves

Year	Proven Crude Oil Reserves
(in million stock tank barrels)
2020	2,442.1
2021	2,245.2
2022	2,271.6
2023	2,413.2
2024	2,287.8

Source: Ministry of Energy and Mineral Resources

The following table sets forth Indonesia’s crude oil exports by source for the periods indicated.

Crude Oil Exports(1)

	Year Ended December 31,
	2020	2021	2022	2023	2024
	(in millions of barrels)
Production sharing contracts(2)	28	44	15	21	27
Government and government-designated(3)	4	0	0	0	0

Total	32	44	15	21	27

Source: Ministry of Energy and Mineral Resources

(1)	Includes exports of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

(3)	Exports by Pertamina and entities designated by SKK Migas are reported together.

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	As of December 31,					As of April 30,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in U.S. dollars per barrel)
ICP(1)	40.4	68.5	97.0	75.5	71.2	87.6	65.9

Sources: Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions.”

The following table sets forth natural gas production by source for the periods indicated.

Natural Gas Production by Source(1)

	Year Ended December 31,
	2020	2021	2022	2023	2024
	(in millions of cubic feet)
Pertamina	314	324	311	305	296
Production sharing contracts(2)	2,129	2,109	2,058	2,115	2,193

Total	2,443	2,433	2,369	2,420	2,489

Source: Ministry of Energy and Mineral Resources

(1)	Includes LPG.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven natural gas reserves for the periods indicated based on estimates prepared by the TECP and SKK Migas based on reports from various oil and gas contractors. Proven natural gas reserves represent marketable volumes that generate sales revenue. Estimates of proven natural gas reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Natural Gas Reserves

Year	Proven Natural Gas Reserves
(in trillions of standard cubic feet of gas)
2020	43.6
2021	41.6
2022	36.3
2023	35.3
2024P	33.8

Source: Ministry of Energy and Mineral Resources

P	Preliminary.

Minerals

The Republic’s major mineral products are coal, nickel, copper and bauxite, and it has substantial resources of each of these minerals. In recent years, the Government has pursued policies designed to increase the production and export of value-added products using these mineral resources.

Under Law No. 4 of 2009 on Mineral and Coal Mining enacted by the Government in January 2009 (which was subsequently amended by Law No. 3 of 2020 enacted in June 2020 and further amended by Article 39 of the Law on Job Creation, as so amended, the “Mining Law”), two new types of licenses were created: ijin usaha pertambangan (“IUP”) and ijin usaha pertambangan khusus (“IUPK”). Subsequent to the enactment of the Mining Law, the Government issued various regulations thereunder, including (i) regulations mandating the domestic processing and refining of minerals, (ii) regulations requiring the reclamation of areas affected by mining activities, (iii) regulations related to local community development and empowerment, optimization and conservation of mineral resources, and job opportunities for local mining service providers and local communities surrounding a mining area and (iv) regulations relating to procedures for the granting of a production operation special mining permit, which provide guidelines for the granting of an operation production IUPK in order to continue the operation of a contract of work.

Grasberg Copper Mine

On September 27, 2018, the Indonesian state-owned enterprise PT Indonesia Asahan Aluminium (Persero) or Inalum, entered into various agreements with Freeport McMoRan Inc, the parent company of Freeport Indonesia, the operator of the Grasberg copper mine in the province of Papua, Rio Tinto and other relevant parties in connection with Inalum’s acquisition of a 51.2% share ownership in Freeport Indonesia and other interests related to the Grasberg copper mine for a cash consideration of U.S.$3.85 billion, following a dispute between the Government and Freeport relating to the failure to convert the mine’s contract of work into an IUPK..

The transaction was completed in December 2018, pursuant to which Inalum owns, directly and indirectly, 51.2% beneficial equity interest in Freeport Indonesia (subject to a dividend assignment mechanism to replicate the joint venture economics), and FCX’s ownership is 48.8%. FCX continues to manage the operations of Freeport Indonesia. The Government and FCX are currently in discussions around potentially extending Freeport Indonesia’s mining rights beyond 2041.

Construction

Over the last five years, besides the development of a basic public services infrastructure, the main drivers of the construction sector were improvement works in the areas of communications and logistics infrastructure, transportation and electrification.

In 2020, the construction sector contracted by 3.3%, compared to 2019. This contraction was primarily due to reduced construction activity as a result of Covid-19, which led to delayed completion of infrastructure projects.

In 2021, the construction sector grew by 2.8%, compared to 2020. This was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities.

In 2022, the construction sector grew by 2.0%, compared to 2021. This growth was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities, as the Covid-19 related social restrictions eased and the economy was recovering.

In 2023, the construction sector grew by 4.9%, compared to 2022. This growth was primarily due to the Government’s capital expenditure activities to support national strategic projects and the development of basic infrastructure in the new capital city, Nusantara. Key construction indicators, such as domestic cement sales, saw a 4.1% increase in 2023, compared to 2022.

In 2024, the construction sector grew by 7.0%, compared to 2023, as a result of the continued development of Nusantara and national strategic projects, as discussed in “Infrastructure Development” below.

In the first quarter of 2025, the construction sector grew by 2.2%, compared to the first quarter of 2024. This growth was supported by an increase in imports of raw materials for construction, including glass, iron and steel products, and other related goods. However, the construction sector’s overall performance was constrained by lower government capital spending resulting from budget cuts and delayed infrastructure projects, as well as a decline in cement production due to adverse weather conditions and reduced activities during Ramadan and the Eid holidays.

Transportation and Warehousing

The transportation and warehousing sector comprises the sub-sectors of (i) railway transport, (ii) land transport, (iii) sea transport, (iv) river, lake and ferry transport, (v) air transport and (vi) warehousing and support activities for transportation; postal and courier.

In 2020, the transportation and warehousing sector contracted by 15.1%, compared to 2019. The sub-sector contributing the highest contractions was air transport at 53.1%, followed by railways transport at 42.3%. This contraction was primarily due to mobility restriction during the Covid-19 pandemic.

In 2021, the transportation and warehousing sector grew by 3.2%, compared to 2020. This was partly due to increased mobility in public transportation and recreational areas.

In 2022, the transportation and warehousing sector grew by 19.9%, compared to 2021. This was primarily due to a growth of 40.5% in warehousing and transportation support services, and post and courier, a growth of 66.9% in air freight and a growth of 8.7% in land transport.

In 2023, the transportation and warehousing sector grew by 14.0%, compared to 2022, due to increased societal mobility. In particular, air transport grew by 29.0% due to increased number of domestic and international passenger, while rail transport grew by 23.7% due to increased number of passengers, additional schedules for long-distance trains and the opening of new routes including the Jakarta-Bandung High Speed Rail and the Jabodebek Integrated Corridor Light Rail Transit. The warehousing and transportation support services, and post and courier subsector also grew by 17.9% and the sea freight subsector grew by 15.5%.

In 2024, the transportation and warehousing sector grew by 8.7%, compared to 2023, driven by increases in passenger and cargo volumes, supported by higher mobility and increased economic activities. This was partly attributable to the hosting of national and international events that boosted the flow of domestic and international tourists in Indonesia. All the transportation and warehousing subsectors experienced growths. In particular, rail transportation grew by 18.6%, land transportation grew by 9.9%, air freight grew by 6.7% and warehousing and transportation support services and post and courier increased by 9.4%.

In the first quarter of 2025, the transportation and warehousing sector grew by 9.0%, compared to the first quarter of 2024, primarily driven by an increase in public transportation passenger volume due to the New Year holidays and the shift of part of the 2025 Eid homecoming travel flow to the first quarter, whereas in 2024 it took place in the second quarter. In particular, rail transportation grew by 17.6%, land transportation grew by 9.9%, warehousing and transportation support services and post and courier increased by 9.5% and sea transportation grew by 6.9%.

Information and Communication

In 2020, the information and communication grew by 10.6% compared to 2019. This growth was primarily due to an increase in data traffic in telecommunications industry as a result of the working from home and school from home arrangements.

In 2021, the information and communication sector grew by 6.8% compared to 2020. The slower growth was partly due to decline in the information industry, which includes the printing and paper goods industry.

In 2022, the information and communication sector grew by 7.7%, compared to 2021. This growth was in line with the increased data traffic among various telecommunication service providers as well as a growth in digital banking transactions and electronic money transactions.

In 2023, the information and communication sector grew by 7.6%, compared to 2022, driven largely by digital transformation, as evidenced by increased data traffic from several telecommunications providers (from access to social media, communication services, video streaming, mobile gaming, and browsing access) as well as an increase in digital banking transactions and electronic money transactions.

In 2024, the information and communication sector grew by 7.6%, compared to 2023. This was driven by increased telecommunication data traffic during events and festivals, the rising popularity of Indonesian movies and the expansion of Indonesia’s data center industry.

In the first quarter of 2025, the information and communication sector grew by 7.7%, compared to the first quarter of 2024. This growth was fueled by higher revenues from both wired and wireless telecommunications, an increase in the number of start-ups in Indonesia, increased production of Indonesian films, and the opening of new cinemas in several regions, including West Java and Banten.

Financial and Insurance Service

In 2020, the financial and insurance service sector grew by 3.2%, compared to 2019. This growth was primarily due to a growth of 4.0% in financial intermediary services and a growth of 4.0% in insurance and pension fund, partially offset by a decline of 0.6% in other financial services.

In 2021, the financial and insurance service sector grew by 1.6%, compared to 2020. This growth was primarily due to a growth of 2.7% in financial intermediary services, partially offset by a decline of 2.4% in other financial services.

In 2022, the financial and insurance service sector grew by 1.9%, compared to 2021. This growth was primarily due to a growth of 2.4% in financial intermediary services and a growth of 4.5% in other financial services.

In 2023, the financial and insurance service sector grew by 4.8%, compared to 2022. This growth was primarily due to a growth of 7.0% in financial intermediary services and a growth of 4.0% in other financial services. These were primarily due to an increase in revenue generated from financial intermediary services (due to the widening spread between reference interest rates and deposit interest rates along with a rise in commission income for commercial banks) and enhanced revenue streams from various financing entities, including financing institutions, pawnshops, venture capital firms, infrastructure financing and guarantee institutions.

In 2024, the financial and insurance service sector grew by 4.7%, compared to 2023. This growth was primarily due to a growth of 6.8% in financial intermediary services and a growth of 4.6% in other financial services.

In the first quarter of 2025, the financial and insurance service sector grew by 4.0%, compared to the first quarter of 2024. This growth was primarily due to a growth of 5.2% in financial intermediary services and a growth of 7.7% in other financial services.

Other sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

In this report, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,										Three Months Ended March 31,
	2020	%	2021	%	2022	%	2023P	%	2024P	%	2024P	%	2025P	%

	(in billions of Rupiah and percentage of GDP)
GDP	15,443,353	100.0	16,976,751	100.0	19,588,460	100.0	20,892,349	100.0	22,138,964	100.0	288,577	100.0	5,665,930	100.0
Add: Imports of goods and services	2,415,496	18.9	3,189,626	18.8	4,106,086	21.0	4,091,232	19.6	4,513,987	20.4	1,042,630	19.7	1,118,541	19.7

Total supply of goods and services	17,858,849	118.9	20,166,378	118.8	23,694,546	121.0	24,983,580	119.6	26,652,951	120.4	6,331,207	119.7	6,784,471	119.7

Less: Exports of goods and services	2,676,514	21.6	3,635,835	21.4	4,799,743	24.5	4,544,890	21.8	4,911,156	22.2	1,135,852	21.5	1,263,347	22.3

Total domestic expenditure	15,182,336	97.3	16,530,542	97.4	18,894,803	96.5	20,438,690	97.8	21,741,796	98.2	195,355	98.2	521,123	97.4

Allocation of total domestic expenditure:
Household consumption expenditure	8,899,918	54.4	9,236,049	54.4	10,161,713	51.9	11,109,566	53.2	11,964,947	54.0	2,905,130	54.9	3,089,482	54.5
NPISHs consumption expenditure	201,452	1.2	207,916	1.2	228,999	1.2	261,210	1.3	300,080	1.4	75,820	1.4	78,589	1.4
Government consumption expenditure	1,491,172	9.1	1,569,830	9.2	1,506,285	7.7	1,557,496	7.5	1,711,551	7.7	331,985	6.3	333,287	5.9

Total consumption	10,592,541	64.8	11,013,796	64.9	11,896,997	60.7	12,928,272	61.9	13,976,578	63.1	3,312,935	62.6	3,501,357	61.8

Gross domestic fixed capital formation	4,491,937	30.8	5,227,854	30.8	5,697,279	29.1	6,090,677	29.2	6,452,531	29.1	1,541,269	29.1	1,588,267	28.0
Change in inventories (residual)(1)	97,858	1.7	288,893	1.7	1,300,526	6.6	1,419,742	6.8	1,312,687	5.9	341,152	6.5	431,499	7.6

Total domestic expenditure	15,182,336	97.3	16,530,542	97.4	18,894,803	96.5	20,438,690	97.8	21,741,796	98.2	5,195,355	98.2	5,521,123	97.4

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,										Three Months Ended March 31,
	2020	%	2021	%	2022	%	2023P	%	2024P	%	2024P	%	2025P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,722,999	100.0	11,120,060	100.0	11,710,223	100.0	12,301,475	100.0	12,920,282	100.0	3,113,040	100.0	3,264,524	100.0
Add: Imports of goods and services	1,686,004	15.7	2,105,117	18.9	2,420,794	20.7	2,382,010	19.4	2,571,356	19.9	597,374	19.2	621,004	19.0

Total supply of goods and services	12,409,003	115.7	13,225,177	118.9	14,131,017	120.7	14,683,485	119.4	15,491,637	119.9	3,710,414	119.2	3,885,527	119.0

Less: Exports of goods and services	2,083,942	19.4	2,458,849	22.1	2,857,958	24.4	2,896,372	23.5	3,085,059	23.9	728,807	23.4	778,222	23.8

Total domestic expenditure	10,325,061	96.3	10,766,328	96.8	11,273,059	96.3	11,787,113	95.8	12,406,578	96.0	2,981,607	95.8	3,107,305	95.2

Allocation of total domestic expenditure:
Household consumption expenditure	5,780,223	53.9	5,896,662	53.0	6,187,944	52.8	6,486,254	52.7	6,806,404	52.7	1,659,855	53.3	1,741,028	53.3
NPISHs consumption expenditure	130,306	1.2	132,412	1.2	139,904	1.2	153,938	1.3	173,143	1.3	43,939	1.4	45,288	1.4
Government consumption expenditure	874,146	8.2	911,320	8.2	871,026	7.4	897,299	7.3	956,623	7.4	190,467	6.1	187,837	5.8

Total consumption	6,784,675	63.3	6,940,393	62.4	7,198,874	61.5	7,537,491	61.3	7,936,170	61.4	1,894,261	60.8	1,974,154	60.5

Gross domestic fixed capital formation	3,489,052	32.5	3,549,219	31.9	3,686,574	31.5	3,825,222	31.1	4,001,693	31.0	959,007	30.8	979,303	30.0
Change in inventories (residual)(2)	51,334	0.5	276,715	2.5	387,611	3.3	424,399	3.4	468,715	3.6	128,338	4.1	153,848	4.7

Total domestic expenditure	10,325,061	96.3	10,766,328	96.8	11,273,059	96.3	11,787,113	95.8	12,406,578	96.0	2,981,607	95.8	3,107,305	95.2

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The Government sets inflation targets periodically and targeted an inflation rate of 3.5% (±1.0%) for 2019 and 3.0% (±1.0%) for 2020 to 2023. The inflation target for 2024 is 2.5% (±1.0%). The inflation target for 2025 is 2.5% (±1.0%). Bank Indonesia enacts and implements policies to achieve the inflation target in coordination with the Government.

In addition, the Inflation Control Team (Tim Pengendalian Inflasi (“TPI”)) is responsible for identifying and analyzing the sources of inflation and making policy recommendations to maintain low and stable inflation levels in the medium-to-long term. The TPI at the national level consists of a number of governmental authorities, including Bank Indonesia, the Ministry of Finance, the Ministry of Transportation, the Ministry of Trade, the Ministry of Agriculture, the Ministry of Energy and Mineral Resources, and the Coordinating Ministry of Economic Affairs. The TPI also operates in Indonesia’s various regions to strengthen policy coordination, particularly in monitoring and controlling regional inflation.

The following table shows the Consumer Price Index (“CPI”) as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,					As of June 30,
	2020(1)	2021(1)	2022(1)	2023(1)	2024(2)	2025(2)
CPI	105.7	107.7	113.6	116.6	106.8	108.3
Annual percentage year-on-year	1.7%	1.9%	5.5%	2.6%	1.6%	1.9%

Source: BPS

(1)	Calculated on the basis of 2018 CPI = 100. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.
(2)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,					As of June 30,
	2020	2021	2022	2023	2024	2025
Food, drinks, and tobacco	3.6	3.1	5.8	6.2	1.9	2.0
Clothing and Footwear	1.0	1.5	1.4	0.8	1.2	1.0
Housing, water, electricity, and household fuel	0.4	0.8	3.8	0.5	0.6	1.6
Household equipment, tools, and routine maintenance	1.0	2.7	4.9	1.6	1.0	0.6
Health	2.8	1.7	2.9	1.9	1.9	1.9
Transportation	(0.9)	1.6	15.3	1.3	(0.3)	0.2
Information, communication, and financial services	(0.4)	(0.1)	(0.4)	0.2	(0.3)	(0.3)
Recreation, sports, and culture	0.7	1.1	3.0	1.7	1.2	1.2
Education	1.4	1.6	2.8	2.0	1.9	1.8
Food and beverage providers/restaurant	2.3	2.7	4.5	2.1	2.5	2.0
Personal care and other services	5.8	1.7	5.9	3.6	7.0	9.3

Source: BPS

(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In 2020, annual inflation was 1.7%, which was lower than the 2.7% annual inflation in 2019. This was primarily due to deflation in the prices for: transportation; and information, communication, and financial services, which decreased by 0.9% and 0.4%, respectively. From January 2020, BPS has calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

In 2021, annual inflation was 1.9%, which was higher than the 1.7% annual inflation in 2020. This was primarily due to increases in the prices for: food, drinks and tobacco; food and beverage providers/restaurant; household equipment, tools, and routine maintenance; and personal care and other services, which increased by 3.1%, 2.7%, 2.7% and 1.7%, respectively.

In 2022, annual inflation was 5.5%, which was higher than the 1.9% annual inflation in 2021. This was primarily due to larger increases in the prices for most of the sectors. In particular, annual inflation for food, drinks and tobacco; housing, water, electricity and household fuels; health; transport; recreation, sport and culture; and personal care and other services was 5.8%, 3.8%, 4.9%, 15.3%, 3.0% and 5.9% in 2022, respectively, compared to 3.1%, 0.8%, 2.7%, 1.6%, 1.1% and 1.7% in 2021, respectively.

In 2023, annual inflation was 2.6%, which was lower than the 5.5% annual inflation in 2022. This was primarily due to smaller increases in the prices for all the sectors except food, drinks and tobacco and information, communication and financial services. Annual inflation decreased the most for transport; housing, water, electricity, and household fuel; and household equipment, tools and routine maintenance. Annual inflation for these three sectors was 1.3%, 0.5% and 1.6% in 2023, respectively, compared to 15.3%, 3.8% and 4.9% in 2022, respectively.

In 2024, annual inflation was 1.6%, which was lower than the 2.6% annual inflation in 2023. This was primarily due to smaller increases in the prices for majority of the sectors. In particular, annual inflation for food, drinks and tobacco; household equipment, tools, and routine maintenance; transportation; information, communication, and financial services; and recreation, sports, and culture was 1.9%, 1.0%, (0.3)%, (0.3)% and 1.2% in 2024, respectively, compared to 6.2%, 1.6%, 1.3%, 0.2% and 1.7% in 2023, respectively. These inflationary changes were partially offset by higher price increases in clothing and footwear; education; and personal care and other services: annual inflation for these sectors was 1.2%, 2.5% and 7.0% in 2024, respectively, compared to 0.8%, 2.1% and 3.6% in 2023, respectively.

In June 2025, annual inflation was 1.9%, which was higher than the annual inflation of 1.6% in May 2025. This increase was primarily due to higher inflation in the food, drinks, and tobacco sector, for which annual inflation was 2.0% in June 2025, compared to 1.0% in May 2025. Inflation also increased in housing, water, electricity, and household fuel; health; and personal care and other services: annual inflation for these sectors were 1.6%, 1.9% and 9.3% in June 2025, respectively, compared to 1.5%, 1.8% and 9.2% in May 2025, respectively. These inflationary changes were partially offset by lower price increases in household equipment, tools and routine maintenance; and education: annual inflation was 0.6% and 1.8% in June 2025, respectively, compared to 0.8% and 1.9% in May 2025, respectively.

Privatization and Management of State-Owned Enterprises

The sale by the Government of shares in state-owned enterprises (“SOEs”), which under Indonesian law are business entities whose capital is at least 51% directly owned by the state, to private investors has been an important means for the Government to promote private investment and to improve the efficiency, transparency, public accountability and corporate governance of the SOEs.

As of December 31, 2024, there were 64 SOEs, of which 13 were listed SOEs and 51 non-listed SOEs. The Ministry of SOEs formed clusters based on supply-chain linkages and industry similarities to increase synergies that divided into 12 clusters and 1 SOE investment holding company. The classification was based on the alignment of business models and supply chains, simplification of complexity and span of control, as well as the harmonizing of the number of SOEs.

As of December 2024, these clusters comprise: SOEs in the form of Perum and Holding Investment SOE Danareksa (22 SOEs), Infrastructure cluster (9 SOEs), Logistic and Transportation cluster (7 SOEs), Insurance cluster (5 SOEs), Banking cluster (4 SOEs), Manufacture cluster (3 SOEs), Tourism cluster (3 SOEs), Food and Agriculture cluster (3 SOEs), Energy cluster (2 SOEs), Plantations cluster (2 SOEs), Telco cluster (2 SOEs), Health Care cluster (1 SOE) and Mining cluster (1 SOE).

The Government has been restructuring SOEs and/or their subsidiaries in an effort to optimize their agility and value creation of SOEs. The Government has also been pursuing the amalgamation of SOEs that operate in the same or related industries or sectors.

The following table sets forth significant full and partial privatizations, and in some cases re-capitalization, since 2011 (including prior periods where relevant):

State-Owned Enterprises Privatizations

SOE	Year of offering		Government equity interest after offering	Proceeds to the Government	Proceeds to SOE

			(percentages)	(in billions of Rupiah)
PT Bank Tabungan Negara (Persero) Tbk	2009		72.9	—	1,819
	2012	(1)	60.0	135.9	1,870
	2022	(8)	60.0	—	4,130
PT Garuda Indonesia (Persero) Tbk	2011		69.1	—	3,187
	2014	(1)	60.5	11.2	1,449
	2022	(8)	64.5	—	12,860
PT Kertas Basuki Rachmat Tbk	2011		—	2.6	—
PT Atmindo Tbk	2011		—	9.0	—
PT Jakarta International Hotel Development, Tbk	2011		—	18.5	—
PT Waskita Karya (Persero) Tbk	2012		68.0	—	1,171
	2015	(4)	68.0	—	5,289
	2021	(6)	75.4	—	9,444
PT Semen Baturaja (Persero) Tbk	2013		76.2	—	1,309
PT Sarana Karya (Persero)(2)	2013		—	48.2	—
PT Kertas Padalarang (Persero)(3)	2013		—	12.1	—
PT Aneka Tambang (Persero) Tbk(4)	2015		65.0	—	5,381
PT Adhi Karya (Persero) Tbk	2015	(4)	51.0	—	2,727
	2022	(8)	64.3	—	2,670
PT Wijaya Karya (Persero) Tbk(4)	2016		65.0	—	6,149
	2024	(9)	91.0	—	6,080
PT Krakatau Steel (Persero) Tbk(4)	2016		51.0	—	4,412
PT Pembangunan Perumahan (Persero) Tbk(4)	2016		75.4	—	9,444
PT Jasa Marga (Persero) Tbk(4)	2016		70.0	—	1,786
PT Bank Rakyat Indonesia (Persero) Tbk(5)	2021		56.8	—	95,900
PT Semen Indonesia (Persero) Tbk(7)	2022		51.2	—	5,410

Source: Ministry of State-Owned Enterprises.

(1)	Rights issue through the issuance of new shares.
(2)

Pursuant to Government Regulation No. 91 of 2013, the Republic sold its shares in PT Sarana Karya (Persero) to PT Wijaya Karya (Persero) Tbk with total gross proceeds of Rp50 billion on December 31, 2013.

(3)

Pursuant to Government Regulation No. 35 and 36 of 2013, sales of shares held by the Republic in PT Kertas Padalarang (Persero) have been made using strategic sales method to Perum Peruri with total gross proceeds of Rp13 billion on 18 December 2013.

(4)	Rights issues carried out through the execution of pre-emptive rights using the addition of State Capital Investment Fund, from the Government.
(5)

Rights issue due the consolidation of SOEs for the establishment of ultra-micro holdings with PT Bank Rakyat Indonesia (Persero) Tbk as the parent company and PT Permodalan Nasional Madani and PT Pegadaian as subsidiaries.

(6)	Rights issue of PT Waskita Karya (Persero) Tbk for business restructuring and the capital injection from the Government.
(7)	Rights issue of PT Semen Indonesia (Persero) Tbk as the result of non-cash capital injection in framework of cement holding.
(8)	Rights issue of Adhi Karya (Persero) Tbk, PT Bank Tabungan Negara (Persero) Tbk and PT Garuda Indonesia (Persero) Tbk as a result of cash capital injection from the Government.
(9)	Rights issue of PT Wijaya Karya (Persero) Tbk as a result of cash capital injection from the Government.

Indonesia Investment Authority

The Indonesia Investment Authority (“INA”), also known as the “Nusantara Investment Authority”, is the Republic’s first sovereign wealth fund and it was established in 2021 under the Law on Job Creation, with the purpose of attracting foreign capital to invest in strategic sectors of the Indonesian economy and supporting sustainable development and boost economic growth.

The initial capital of INA amounted to U.S.$5.0 billion. Since its establishment, the INA has deployed over U.S.$3.0 billion in capital together with, and secured commitments of up to U.S.$25.0 billion from investors, including foreign funds and financial institutions. INA primarily focuses on sectors targeted for sustainable development while also aiming to offer attractive risk-adjusted returns. The priority sectors for INA’s investments include transport and logistics, digitalization and digital infrastructure, green energy and transformation, and health; additionally, INA seeks investment opportunities in property and tourism, financial services, mining, oil and gas, engineering and construction, electronics, consumer goods, and food and agriculture.

Danantara

Badan Pengelola Investasi Daya Anagata Nusantara (“BPI Danantara”) is an independent legal entity that was established on February 24, 2025 through Law No. 1/2025, which is an amendment to Law No. 19/2003 on State-Owned Enterprises.

Pursuant to the amended law, the President of the Republic holds the authority to manage SOEs as part of the executive branch’s power in managing state finances, including ownership of state assets that are separated and placed in SOEs. Through Law No. 1/2025, the President’s authority is delegated to the Minister of State-Owned Enterprises as the holder of the Series A Dwiwarna shares(1) and to BPI Danantara as the holder of the Series B shares in SOEs.

The Ministry of State-Owned Enterprises acts as regulator and supervisor of SOEs, whereas BPI Danantara acts as the operator and also has the authority to manage dividends from SOEs.

BPI Danantara reports directly to the President, with a supervisory board chaired by the Minister of State-Owned Enterprises and an executive board appointed by the President. In carrying out its role, BPI Danantara has established two subsidiaries:

1. Danantara Asset Management (“DAM”), which is the entity that holds the Series B shares of SOEs that were previously held by the Government. DAM is responsible for managing the operational activities of these SOEs, with the objective to optimize the value of the SOEs under its portfolio.

2. Danantara Investment Management (“DIM”), which is the entity that holds and manages the investment and optimization of dividends. DIM aims to invest in areas of strategic importance, generate sustainable returns, and expand investment capacity including through partnerships with leading institutions.

The Series B shares of 52 SOEs in 13 sub-sectors (including special purpose entities) have been transferred to BPI Danantara through DAM. SOEs generate profits and distribute dividends to their direct owner, DAM. For 2025, the SOEs under DAM are projected to generate dividends of Rp150 trillion (based on FY2024 results), with Rp139 trillion expected to be received and managed by BPI Danantara through DAM.

DAM may reinvest the cash back into the SOEs or transfer the cash to BPI Danantara (through dividend upstreaming, as BPI Danantara owns 99% of DAM). BPI Danantara may inject the cash to DIM for investment purposes outside the SOEs.

BPI Danantara aims to help Indonesia escape the “middle income trap” by implementing a set of strategic initiatives that are anchored by the Asta Cita principles of President Prabowo Subianto’s administration (see “—Government and Political Developments—Asta Cita” for more details). These initiatives include the policies of downstreaming and industrialization, strengthening national self-reliance through food, energy, and water security, investing in low-carbon energy, resilient infrastructure as the backbone for growth, and human capital development, to name a few. Despite having different mandates, DIM and DAM share a rigorous and comprehensive risk management framework and governance under the supervision of BPI Danantara . Since its launch, BPI Danantara has sought to allay concerns about transparency, governance, and potential political interference, and has focused on establishing the credibility and intended benefits of its mandate.

(1)

Series A Dwiwarna shares refer to a special class of shares issued to the Republic or its representative. These shares, a type of golden share, grant the holder unique rights to maintain control over strategic decisions in the relevant entity, even when holding a single Series A share. The term “Dwiwarna” (meaning “two colors” in Indonesian, refers to the red and white of the national flag) symbolizes the state’s authority and national interest in SOEs.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
Sector	2020(1)		2020(1)		2021(1)		2021(1)		2022(1)		2022(1)		2023(1)		2023(1)		2024(1)		2024(1)		2025(1)
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)	(in millions)%		(in millions)%		%	(in millions)%		(in millions)%		(in millions)%		(in millions)%
Agriculture, forestry and fishing	39.0	29.2	38.2	29.8	38.8	29.6	37.1	28.3	40.6	40.8	28.2	40.8	28.2	29.4	39.5	28.2	40.7	28.6	40.8	28.2	41.6	28.5
Mining and quarrying	1.3	1.0	1.4	1.1	1.4	1.0	1.4	1.1	1.6	1.7	1.2	1.7	1.2	1.2	1.7	1.2	1.7	1.2	1.7	1.2	1.6	1.1
Manufacturing	18.7	14.0	17.5	13.6	17.8	13.6	18.7	14.3	18.7	20.0	13.8	20.0	13.8	13.4	19.4	13.8	18.9	13.3	20.0	13.8	19.6	13.5
Electricity, gas, steam and air conditioning supply	0.3	0.3	0.3	0.2	0.3	0.2	0.3	0.2	0.3	0.4	0.2	0.4	0.2	0.3	0.3	0.2	0.4	0.3	0.4	0.2	0.4	0.3
Water supply, sewerage, waste management and remediation activities	0.5	0.3	0.5	0.4	0.5	0.4	0.6	0.4	0.5	0.6	0.4	0.6	0.4	0.4	0.5	0.4	0.6	0.4	0.6	0.4	0.6	0.4
Construction	8.1	6.1	8.1	6.3	7.9	6.1	8.3	6.3	8.2	9.5	6.5	9.5	6.5	6.2	9.3	6.6	8.6	6.1	9.5	6.5	8.7	6.0
Wholesale and retail trade, repair of motor vehicles and motorcycles	24.8	18.6	24.7	19.2	25.2	19.2	25.7	19.6	25.8	27.3	18.9	27.3	18.9	18.9	26.6	19	27.1	19.1	27.3	18.9	28.1	19.3
Transportation and storage	5.5	4.1	5.6	4.4	5.3	4.1	5.4	4.2	5.7	6.2	4.3	6.2	4.3	4.2	6.2	4.4	5.9	4.1	6.2	4.3	6.2	4.2
Accommodation and food service activities	9.1	6.8	8.5	6.7	9.2	7.0	9.2	7.0	9.6	11.3	7.8	11.3	7.8	7.3	10.8	7.7	11.1	7.8	11.3	7.8	11.5	7.9
Information and communication	1.0	0.7	0.9	0.7	1.1	0.8	1.0	0.8	1.1	1.0	0.7	1.0	0.7	0.9	1	0.7	1.2	0.9	1.0	0.7	1.3	0.9
Financial and insurance activities	1.8	1.4	1.6	1.2	1.5	1.2	1.6	1.2	1.5	1.7	1.2	1.7	1.2	1.2	1.6	1.2	1.6	1.2	1.7	1.2	1.7	1.1
Real estate activities	0.4	0.3	0.4	0.3	0.5	0.4	0.4	0.3	0.5	0.6	0.4	0.6	0.4	0.3	0.5	0.3	0.5	0.3	0.6	0.4	0.5	0.3
Professional, scientific and technical activities, Administrative and support service activities	1.8	1.4	1.8	1.4	1.9	1.4	2.0	1.5	1.9	2.5	1.7	2.5	1.7	1.5	2.3	1.7	2.2	1.6	2.5	1.7	2.5	1.7
Public administration and defense, compulsory social security	5.4	4.1	4.6	3.6	4.7	3.6	4.9	3.7	4.6	5.1	3.5	5.1	3.5	3.4	4.9	3.5	5.5	3.8	5.1	3.5	5.3	3.7
Education	7.1	5.3	6.0	4.7	6.5	5.0	6.5	5.0	6.6	7.2	5.0	7.2	5.0	4.7	6.9	4.9	7.3	5.1	7.2	5.0	7.3	5.0
Human health and social work activities	2.2	1.7	2.0	1.6	2.3	1.8	2.2	1.7	2.4	2.4	1.6	2.4	1.6	1.8	2.2	1.6	2.5	1.8	2.4	1.6	2.5	1.7
Other service activities	6.2	4.7	6.4	5.0	6.4	4.9	5.8	4.4	5.9	6.6	4.6	6.6	4.6	4.6	6.4	4.6	6.4	4.5	6.6	4.6	6.4	4.4

Total	133.3	100.0	128.5	100.0	131.1	100.0	131.1	100.0	135.6	144.6	100.0	144.6	100.0	100.0	139.9	100.0	142.2	100.0	144.6	100.0	145.8	100.0

Source: BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
	2020		2020		2021		2021		2022		2022		2023		2023		2024		2024		2025
	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)
Male	80.7	60.5	77.8	60.5	78.6	59.9	79.3	60.5	82.3	60.7	82.6	61.0	84.2	60.7	85.2	60.9	86.0	60.5	87.2	60.3	88.3	60.6
Female	52.6	39.5	50.7	39.5	52.5	40.1	51.8	39.5	53.3	39.3	52.7	39.0	54.4	39.3	54.6	39.1	56.2	39.5	57.4	39.7	57.5	39.4

Total	133.3	100.0	128.5	100.0	131.1	100.0	131.1	100.0	135.6	100.0	135.3	100.0	138.6	100.0	139.9	100.0	138.6	100.0	144.6	100.0	145.8	100.8

Source: BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s working age population as of the period indicated.(1)

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
	2020		2020		2021		2021		2022		2022		2023		2023		2024		2024		2025
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Employed	133.3	95.1	128.5	92.9	131.1	93.7	131.1	93.5	135.6	94.2	135.3	94.1	138.6	94.5	139.9	94.7	142.2	95.2	144.6	95.1	145.8	95.2
Unemployed(2)	6.9	4.9	9.8	7.1	8.8	6.3	9.1	6.5	8.4	5.8	8.4	5.9	8.0	5.5	7.9	5.3	7.2	4.8	7.5	4.9	7.3	4.8

Total	140.2	100.0	138.2	100.0	139.8	100.0	140.2	100.0	144.0	100.0	143.7	100.0	146.6	100	147.7	100.0	149.4	100.0	152.1	100.0	153.1	100.0

Source: BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

.

Despite improvements in recent years, unemployment is expected to remain a problem in Indonesia if economic growth and job creation fail to keep pace with population growth. Youth unemployment (between the ages of 15 to 24) remains a particular problem, but has improved in recent years. The Government has sought to address employment issues through a number of policies and regulations, including efforts to create new areas of work and to develop existing areas of work through employee-employer relationships and entrepreneurial programs. The Government provides various forms of assistance (including tax relief and infrastructure support) to encourage employers to create jobs for employees while also creating and developing productive and sustainable working opportunities through entrepreneurial programs, the use of technology and encouraging voluntary work. As of February 2020, immediately prior to the severity of the Covid-19 outbreak in the country, Indonesia had its lowest unemployment rate in ten years. This improvement was due in part to a narrowing of the gap between workforce skills and the skills required in available jobs. Indonesia’s unemployment rate rose after the Covid-19 outbreak, but declined since February 2022, as a result of the easement of social restrictions and the post-Covid economic recovery.

Regional governments have the power to establish minimum wage requirements through tripartite wage boards and do so from the beginning of each calendar year. The table below sets out the national average monthly minimum wage for each year and the average increase across the country for each year. Due to the Covid-19 pandemic, most provinces have not increased the minimum wage for 2021.

The Government increased the average minimum wage of each province by 1.1% for 2022. The figure was obtained through the new guidelines on the minimum wage under Government Regulation No. 36 of 2021 on Wages (“GR 36/2021”).

The Government increased the national average minimum wage by 7.3% for 2023 and 6.5% for 2024. The figures were obtained through the new guidelines on the minimum wage under GR 36/2021 as amended by Government Regulation No. 51 of 2023 on the Amendment to GR 36/2021.

The Government increased the national average minimum wage by 6.5% for 2025.

Year	National average minimum wage	Increase in average minimum wage
2020	Rp2,672,370.8	8.9%
2021	Rp2,687,723.7	0.0%
2022	Rp2,725,505.0	1.4%
2023	Rp2,923,309.4	7.3%
2024	Rp3,113,359.9	6.5%
2025	Rp3,315,761.7	6.5%

Source: Ministry of Manpower

Pension and Health Funds

The pension system in Indonesia consists of compulsory and voluntary pension funds. The compulsory system includes health insurance for Government employees (not including employees of SOEs) administered initially by PT Askes (Persero) and currently by BPJS Kesehatan (as defined below), pension plans for Government employees (not including employees of SOEs) administered by PT Taspen (Persero), old age savings for the police and armed forces administered by PT Asabri and old age security for private sector and SOEs employees (in companies that meet minimum requirements stipulated in the relevant law) administered initially by PT Jamsostek (Persero) and currently by BPJS Ketenagakerjaan (as defined below).

The establishment of pension funds for non-government employees is regulated by Law No. 4/2023 (as defined below) that provides for the establishment of two types of pension funds: employer pension funds, which are provided by a private employer to its employees, and financial institution pension funds, which are formed by a bank or insurance company that aims to manage pension funds for employees and self-employed who want to have a pension fund. In addition, the law and several government regulations and decrees specify the types of assets that these pension funds may acquire, as well as the permissible allocation of investments among assets and asset classes.

In November 2011, the Government enacted a law creating the Social Security Administering Agencies (Badan Penyelenggara Jaminan Sosial (“BPJS”)), i.e., Law No. 24 of 2011 on Social Security Administering Agencies (“Law No. 24 of 2011”). The BPJS consists of the (i) BPJS for Health Coverage (“ BPJS Kesehatan”), which provides healthcare services for all citizens and (ii) BPJS for Social Security Benefit for Workers (“BPJS Ketenagakerjaan”), which provides social security benefits for private sector and informal workers. BPJS Kesehatan and BPJS Ketenagakerjaan took over the functions of the Government’s other social security administering agencies, namely PT Askes (Persero) and PT Jamsostek (Persero), on January 1, 2014. In December 2022, Law No. 24 of 2011 was amended by the Law on Job Creation.

In order to implement the BPJS, PT Asabri (Persero) and PT Taspen (Persero) will assign: (i) the provision of healthcare benefits and pensions for police and armed forces to be administered by PT Asabri (Persero) and (ii) the provision of pensions and retirement benefits to be administered by PT Taspen (Persero) and BPJS Ketenagakerjaan. The assignments are expected to be completed by no later than 2029.

The Law on Job Creation and Law No. 24 of 2011 together amended Law No. 40 of 2004 on the National Social Security System by adding the Unemployment Benefits Program (Jaminan Kehilangan Pekerjaan (“JKP”)). Prior to the effectiveness of the Law on Job Creation, unemployment benefit was not a part of Indonesia’s social security program. Under Law of Job Creation and its implementing regulation, employers are mandated to register their employees in JKP program. The benefits include hard cash, access to job market information and job training, all of which are accessible in the event of employment termination.

Income Distribution

As of September 2024, Indonesia had a Gini Index of 0.381. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfil food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 24.1 million, or 8.6% of the population, as of September 2024.

Policy Package for Purchasing Power Protection and Economic Stabilization

The Government has been making efforts to alleviate poverty.

Amid high inflation, high interest rates, commodity price volatility and other economic uncertainties, the Government introduced in 2023 a policy package to protect the purchasing power of the poor and vulnerable population, support micro, small and medium enterprises (“MSMEs”) and strengthen the housing sector. The support measures include:

•	additional rice assistance of 10 kilograms per family for 21.3 million recipients in December 2023, and of 10 kilogram per family for 22.0 million recipients monthly from January to June 2024;

•	El Niño direct cash assistance of Rp200,000 per month for 18.8 million recipients for their basic necessities during November and December 2023;

•

accelerating the People’s Business Credit Program (Kredit Usaha Rakyat) to provide government-subsidized financing with low interest rates for MSMEs, for which the realization amount was Rp177.5 trillion by September 2023, with a target realization of Rp297 trillion by the end of 2023; and

•

fiscal stimulus for the housing sector in the form of VAT exemption/reduction for the first Rp2.0 billion for the purchase of houses priced below Rp5.0 billion from November 2023 to December 2024, administrative fee assistance of up to Rp4.0 million per house for low-income community houses from November 2023 to December 2024; and poor community house support of Rp20.0 million per house for 1,800 houses from November to December 2023.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In 2024, Java contributed 57.0% of Indonesia’s GDP, Sumatera contributed 22.1%, Kalimantan contributed 8.2%, Sulawesi contributed 7.1%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%. In the first quarter of 2025, Java contributed 57.4% of Indonesia’s GDP, Sumatera contributed 22.1%, Kalimantan contributed 8.1%, Sulawesi contributed 7.0%, Bali and Nusa Tenggara contributed 2.7%, and Maluku and Papua contributed 2.6%.

The Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds has become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

Through the implementation of Law No. 1 of 2022 on the Financial Relations between the Central Government and the Regional government, with respect to, among other things, budget allocation and deficit provisions), the Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds have become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

From 2020 to 2024, transfers to regions and village funds on average increased by 3.2% per year. The increase in transfers to the regions in recent years has been instrumental in improving delivery of basic public services in the area. For more information, see “ — Government Revenues and Expenditure.”

The Law on Job Creation

The “Law on Job Creation” refers to Government Regulation in Lieu of Law No. 2 of 2022 on Job Creation (“GR 2/2022”) together with Law No. 6 of 2023 on the Enactment of GR 2/2022 as Law (“Law 6/2023”).

On November 2, 2020, the President signed Law No. 11 of 2020 on Job Creation (“Law 11/2020”), an omnibus law that amended or revoked more than 70 existing laws and regulations. Law 11/2020 aims to increase investment in the country by (i) reducing and streamlining licensing requirements, (ii) reducing restrictions on foreign investments, (iii) creating a framework for incentivizing investments, (iv) amending employment laws and regulations, including changes to existing rules on employee termination, fixed-term employment and outsourcing, and (v) amending land and spatial planning laws. The Law on Job Creation provides for the establishment of an Indonesian sovereign wealth fund, the Nusantara Investment Authority, to attract foreign capital to invest in strategic sectors of the Indonesian economy, support sustainable development and boost economic growth. The Nusantara Investment Authority will have a two-tiered board, comprising a five-member supervisory board co-chaired by the Minister of Finance and the Minister of State-Owned Enterprises and a five-member independent board of directors.

Law 11/2020 mandates the issuance of implementing government regulations and presidential regulations that will significantly influence how the law is substantively implemented. The Government has since then issued a number of implementing regulations for the Law on Job Creation. The implementation of Law 11/2020 is carried out through the enactment of Government Regulation No. 5 of 2021 on the Implementation of Risk-Based Business Licensing (as partially revoked) (“GR 5/2021”), which regulates the business permit based on risk-based business licensing, the purpose of which is to improve the investment ecosystem and business activities to make it more effective and simpler as well as to oversee transparent, structured, and accountable business activities. Furthermore, for the purpose of the implementation of the GR 5/2021, the Government issued the Central Statistics Agency Regulation No. 2 of 2020, which regulates the new Standard Classification of Indonesian Business Fields (“KBLI”) 2020 and replaces the KBLI 2017. The business permit has to comply with the KBLI 2020, which is a standard reference, coordination, integration and synchronization of statistical operations.

The Government issued GR 2/2022 on December 30, 2022, effective the same day. This followed and was part of the responses to the Constitutional Court Decision No. 91/PUU-XVIII/2020 made in November 2021, which rendered Law 11/ 2020 conditionally unconstitutional and gave the Government two years, until November 2023, to amend the law. GR 2/2022 was enacted as law, effective March 31, 2023, by Law 6/2023. The Law on Job Creation replaces Law 11/2020. All implementing regulations of Law 11/2020 remain valid provided that they are not in contradictory to the Law on Job Creation.

In 2024, the Constitutional Court issued a ruling in response to a challenge of certain labor provisions in the Law on Job Creation, whereby the Constitutional Court ordered the Indonesian legislature to promptly draft and enact a new labor law, separating labor provisions from the Law on Job Creation. This new statute should specifically address labor issues, harmonize existing labor regulations, and resolve any contradictions with other laws.

GR 5/2021 was revoked and replaced by Government Regulation No. 28 of 2025 on the Implementation of Risk-Based Business Licensing (“GR 28/2025”), which became effective from June 5, 2025. GR 28/2025 maintains the same core objective as GR 5/2021, streamlining business licensing through a risk-based approach. It introduces clearer classifications of business risks, strengthens oversight by technical ministries and local governments, and enhances integration within the OSS system. Under GR 28/2025, the OSS system must be adjusted to align with the new provisions, and implementing regulations are mandated to be issued within four months from its effective date of June 5, 2025. These adjustments include expanded sectoral coverage, refined licensing stages, and more detailed prerequisites such as environmental and spatial approvals.

Infrastructure Development

A key priority of the Government is to encourage infrastructure development as a means to accelerate economic growth particularly in rural areas, support further industrial development and tourism, enhance urban transportation and improve the lives and economic welfare of Indonesians by reducing unemployment and poverty. National strategic projects (Proyek Strategis Nasional (“PSNs”)) are projects of strategic importance to promote economic growth, equitable development, job creation and advancement of national development plans. Substantially all the PSNs are infrastructure projects, with only a few exceptions, such as the Free Nutritious Meal Program, as described in “Government Budget — Free Nutritious Meal Program”. A project that is designated as a national strategic project will receive more attention from the Government through the grant of additional resources and completion on an expedited timeline.

National strategic projects are regulated through presidential regulations and implemented by the central and regional governments in coordination with BPI Danantara, SOEs and the private sector, prioritizing the use of domestic components. PSNs were first introduced in 2016. From 2016 to December 2024, a total of 229 PSNs had been completed, with total investment value of Rp1,993 trillion.

The PSN program currently comprises two groups of ongoing projects:

The first group comprises PSNs designated as such by the Coordinating Minister of Economic Affairs in 2024, under the administration of President Joko Widodo. These initially included 228 projects and 16 programs, divided into five main categories by function and purpose:

(i)	basic infrastructure, such as dams and irrigation facilities, drinking water supply systems, airports, railways, and toll roads;

(ii)	regional development projects, such as tourism areas and eco-city areas;

(iii)	energy resilience projects, such as power plants, waste-to-energy plants, and transmission networks;

(iv)	industry downstreaming and investment projects, such as special economic zones, industrial zones, smelters, and agricultural and plantation projects; and

(v)	projects for strategic policies, such as food estates, merger of SOEs, agrarian reform, drone research, and multifunctional satellites.

As of December 2024, 114 of the projects in this first group had been completed.

The second group comprises PSNs under the 2025-2029 National Medium-Term Development Plan (“RPJMN 2025-2029”), which was enacted and published in February 2025. Under the RPJMN 2025-2029, 77 PSNs have been identified, including 47 projects carried over from the first group. The remaining 30 projects are new projects. The 77 PSNs in this second group comprise eight categories:

(i)	the Free Nutritious Meal Program (1 PSN);

(ii)	human development and culture, such as development of schools and construction of hospitals (5 PSNs);

(iii)	food self-sufficiency, such as construction and development food estate, irrigation services, fishing port and aquaculture (6 PSNs);

(iv)	water self-sufficiency, such as the giant sea wall on the north coast of Java and river dams (7 PSNs);

(v)	energy self-sufficiency, such as a hydropower plant, sugarcane-based bioethanol projects, biorefinery projects, oil refineries and urban gas networks (11 PSNs);

(vi)	downstreaming, industrialization and digital transformation, such as development of special economic zones, industrial estates, and downstream industries (35 PSNs);

(vii)	connectivity and regions, such as development of Nusantara, ports, and toll roads (9 PSNs); and

(viii)	housing and settlements, such as construction of national houses, and development of waste processing plants and Jakarta’s sewerage system (3 PSNs).

The ongoing PSNs represent long-term initiatives developed over the past decade and also include innovative programs and projects introduced under President Prabowo Subianto’s “Asta Cita” vision, which places a strong emphasis on human development. These ongoing PSNs have been fully integrated into national development planning documents and reflected in the 2026 Government Work Plan (Rencana Kerja Pemerintah).

The Government estimates that achieving its ambitious 8% economic growth rate by 2029 will require infrastructure investments totaling more than Rp10,000 trillion. This amount significantly exceeds the funding capacity of the public sector alone. As a result, the Government currently expects to pay for 40% of this cost using public sector funding (state budgets, SOEs and regional SOEs), with the balance coming private sector investment. The public sector funds would primarily be used to support basic infrastructure projects, food security (e.g., irrigation, dams) and transportation, logistics and connectivity projects as well as urban transportation.

The Government expects to finance the remaining cost of the priority infrastructure projects through greater private sector participation, specifically: partnerships between the Government and the private sector (i.e., private public partnerships (“PPPs”)), and increased borrowing by the Government and SOEs.

The Government recognizes the important role of PPPs in the development of infrastructure projects and has adopted regulations that provide the legal and regulatory framework for PPPs—from procurement of the PPP concessionaire to the provision of Government support and guarantees. For a discussion of these guarantees, see “—Public Debt—Contingent Liabilities from Government Guarantees” below.

Transportation-related projects

The transportation network on the Indonesian archipelago relies heavily on sea and air transportation compared to most other countries of comparable size. Most road networks in and around major cities are heavily congested, while many inter-urban and rural road networks are in poor condition and are in need of repair. Public funds for road maintenance and construction are insufficient, and the Government is encouraging private participation and investment in building toll roads, mostly in Java, Sumatera and Sulawesi.

In the railways sector, by 2030 the railway network is expected to cover 12,100 km and achieve passenger share of approximately 11.0%-13.0%, and freight transport share of approximately 15.0%-17.0%. In addition, the plan provides strategies for the Government to achieve its goals by 2030, such as strategies regarding railway network development, increasing security and safety, technology transfer and industrial development, human resources development, institutional development, investment and financing.

In addition, railway projects are expected to be developed in the provinces of Aceh, North Sumatera, West Sumatera, South Sumatera and South Sulawesi, as well as in Java and several urban railways in Jakarta, Bandung, Yogyakarta, Surabaya and Medan. The Government is also studying the feasibility of railway projects in Kalimantan and Papua and an elevated train and subway system in Jakarta.

Construction of the first phase of the Jakarta Mass Rapid Transit (“MRT”), connecting Lebak Bulus to Bundaran Hotel Indonesia, commenced in 2013. Phase One constitutes approximately 15.7 km out of a total of approximately 23.8 km and was completed and operational in March 2019. Construction for the second phase of the Jakarta MRT, connecting Bundaran Hotel Indonesia to Kota Station and West Ancol has commenced.

Construction of the Light Rail Transit in South Sumatera and the Jakarta, Bogor, Depok and Bekasi region commenced in 2015. Construction in South Sumatera was completed in 2018. Construction in Jakarta, Bogor, Depok, Bekasi and Cibubur was completed and commenced commercial operation in 2023.

Indonesia’s first high-speed railway, which connects Jakarta and Bandung, was constructed from 2016 to 2023 and commenced commercial operation in October 2023. In addition, two additional bus-way corridors have been developed and the construction of the remaining sections of the tolled ring road circling the outer city of Jakarta, the Jakarta Outer Ring Road, has been completed.

The RPJMN 2025-2029 maintains a strong emphasis on infrastructure, identifying 7 transportation PSNs for the period. Notable projects include the Jakarta Metropolitan MRT East-West Corridor, the Serang-Panimbang Toll Road, and the Probolinggo-Banyuwangi Toll Road. In addition, the Government has selected 20 cities for the development and enhancement of urban mass transit systems, incorporating both road-based and rail-based solutions. Sustainability remains a key emphasis, with recommendations to integrate a national roadmap for the electrification of urban public transportation into the RPJMN 2025-2029 to secure funding and guide implementation toward the national goal of electrifying 90% of urban public transport by 2030.

Energy-related projects

The RPJMN 2025-2029 aims to guide Indonesia toward a sustainable, green economy, aligning with the long-term goal of achieving net zero emissions. Recognizing the shortfall in the previous renewable energy target — where the share of renewables in the national energy mix reached only 14% instead of the intended 23% by 2025 — the new plan places a heightened emphasis on accelerating the adoption of renewable energy sources. This energy transition is not only viewed as an environmental imperative but also as a strategic economic opportunity to stimulate industrial growth, foster innovation, and enhance Indonesia’s global competitiveness.

Eleven energy-related PSNs have been included in the RPJMN 2025-2029. Key projects encompass the Tuban Oil Refinery, the development of biofuels from methanol and ethanol in Bojonegoro, the North Hub Development Project in the Makassar Strait, the establishment of a biorefinery in Cilacap, and the expansion of the urban gas distribution networks. These projects are intended to enhance Indonesia’s energy self-sufficiency, diversify the country’s energy portfolio, and support the broader transition to cleaner energy.

Securing adequate financing for these undertakings will be challenging. The Government is prioritizing regulatory reforms and the creation of risk-sharing mechanisms to attract greater private sector and foreign investment.

For further information on Indonesia’s energy security and environmental policies, see “Land and People — Energy Security” and “Land and People — Environment.”

Telecommunications

The Government aims to reduce the digital divide between rural and urban areas. One Government initiative to achieve this reduction is to implement the Universal Service Obligation (“USO”), which aims at providing broadband access to villages in non-commercial areas using facilities placed in schools, community health centers, or rural government offices.

Due to the importance of broadband network access to the improvement of economic growth, the Government introduced the Indonesia Broadband Plan (“IBP”), which consists of a policy document and an implementation plan. The policy document outlines Indonesia’s current broadband ecosystem, the use of broadband as a strategy to improve Indonesia’s competitiveness, and the policies and strategies for developing Indonesia’s broadband. The implementation plan includes a detailed action plan for the broadband infrastructure project and its development.

One of the Government’s major projects in telecommunication is the Palapa Ring Broadband project. This Rp21 trillion (U.S.$1.55 billion) project comprises three sections, west, central and east, and will span 13,000 kilometers. It aims to construct a broadband network across Indonesia’s 57 cities, as well as in frontier, outermost and remote regions. In July 2017, telecommunication developer PT Palapa Timur Telematika commenced the construction of a broadband network in eastern Indonesia under the Palapa Ring Broadband project, which was completed in October 2019.

Under the RPJMN 2020-2024, one of the Strategic Priority Projects is information, communication and technology infrastructure to support digital transformation, to reduce the digital gap and provide fast internet services to support the digitization of the economic, social and government sectors. The RPJMN 2020-2024 also laid out the policies and target for the development and utilization of information, communication and technology infrastructure, including improving fixed and mobile broadband network coverage, increasing population served by digital broadcasting and facilitating new start-up unicorns.

Under the RPJMN 2025-2029, Indonesia’s telecommunications strategy will transition from providing basic telecommunication access to delivering “meaningful connectivity” with a focus on quality, equity, and utilization to drive economic growth. The plan targets an increase in average mobile broadband speeds to 100 Mbps by 2029 through new spectrum allocation and efficient infrastructure sharing models. Beyond infrastructure development, the Government committed to developing a more robust digital ecosystem by prioritizing the cultivation of a skilled digital workforce, enhancing data governance via national data centers, and integrating digital technology with traditional economic sectors. The Government expects the new capital, Nusantara, to serve as a national model for advanced digital services, setting a benchmark for future smart cities in Indonesia.

Progress on the Development of Nusantara

In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island on the island of Kalimantan, named Nusantara. The proposed move has been authorized under Law No. 3 of 2022 on Capital City (as amended by Law No. 21 of 2023 on the Amendment of Law No. 3 of 2022 on Capital City) (“Law 3/2022”).

The development of Nusantara is planned in five phases starting in 2022 and ending in 2045, as outlined in the Government’s master plan for the development of the new capital included in Presidential Regulation No. 63 of 2022 (the “Master Plan”). According to the Master Plan, Phase I is the construction of basic infrastructure such as main roads and core public transportation infrastructure, IT, electricity, and water supply; Phase II focuses on the development of mixed-use areas to accommodate business and industrial districts, educational and tourism facilities, as well as advanced IT infrastructure and additional facilities to support the target population; Phase III focuses on the development of mass transportation infrastructure, expansion of waste and water infrastructure and businesses and industries; Phase IV focuses on the development of infrastructure and ecosystems for three cities (i.e., Nusantara, Balikpapan and Samarinda), to accelerate Kalimantan’s overall development; and Phase V, the final phase, which is targeted to be completed within the 2040-2045 period, focuses on developing mass public transport and integrated infrastructure and utilities, promoting zero carbon emissions and 100% renewable energy, fostering sustainable industrial development, and turning Nusantara into an internationally competitive city.

As of July 2025, the physical work for the basic infrastructure for the core area of Nusantara had reached approximately 95% completion. In particular, construction has been completed for a number of key facilities, including the Presidential Palace and ceremonial grounds, office buildings for various ministries and the Nusantara Capital Authority, Taman Kusuma Bangsa (a public park), certain hospitals, 36 housing units designated for ministerial positions, a piped water supply and distribution system, the Sepaku Semoi Dam, and 27 apartment towers for civil servants and security personnel.

By the end of 2024, Nusantara had attracted a total of Rp65 trillion in investment by private sector and state-owned enterprises. Additionally, from 2022 to 2024, the infrastructure development in Nusantara was supported by state budget of Rp89 trillion.

President Prabowo Subianto has directed that Nusantara be prepared to serve as the political capital from 2028, with supporting infrastructure — including buildings for the executive, legislative, and judiciary branches — completed by that time. To support this plan, the Government estimates that the total funding required for Nusantara’s development from 2025 to 2029 will amount to Rp407.6 trillion. Of this amount, a state budget of Rp48.8 trillion has been allocated for the construction of office buildings, residential facilities for the judiciary and legislative bodies, development of supporting ecosystems, and the construction of specific roads; meanwhile, the Nusantara Capital Authority is seeking additional state funding. The remaining funding needs are expected to be met through public-private partnerships, private investment, and multilateral funding sources.

The development of Nusantara is designated as a PSN under the RPJMN 2025-2029, aligning with Phase II of the Master Plan. The Government will continue the relocation of civil servants to Nusantara, and advancement of 12 fundamental sectors, including renewable energy, telecommunication networks, transportation, housing, water treatment, waste management, technological infrastructure, commercial infrastructure, health facilities, social and public facilities, educational facilities, and green industrial estates. With investments in renewable energy (e.g., a 50 MW solar power plant), green transportation (e.g., electric bus rapid transit), and digital infrastructure, the Government hopes that Nusantara will ultimately serve as a model for sustainable urban development.

Affordable Housing Program

The Government has launched an affordable housing program for the construction or renovation of residential units in urban, rural, and coastal areas. The program is designated as a PSN under the RPJMN 2025-2029. The primary focus is to address the significant housing backlog and to provide decent, affordable housing for the country’s low-income population.

The program is structured to meet the diverse needs of Indonesia’s rapidly urbanizing society, as well as to support rural and coastal communities where housing deficits and substandard living conditions are acute. In urban areas, the initiative emphasizes the development of vertical housing, to maximize land use and improve access to employment and public services. In rural and coastal regions, the program leverages local contractors, MSMEs, cooperatives, and village-owned enterprises to construct homes that are adapted to local conditions and cultural wisdom, thereby fostering community participation and job creation.

To ensure affordability, the Government is implementing a range of financing schemes, including (i) the Low Income Subsidized Mortgage Program (Fasilitas Likuiditas Pembiayaan Perumahan), which provides interest subsidies and financial support and (ii) the Public Housing Savings (Tabungan Perumahan Rakyat) program, a mandatory housing savings program for the country’s private sector and SOE employees and armed forces and police personnel.

Foreign Investment

Foreign investment in Indonesia is primarily governed under Law No.25 of 2007 on Capital Investment (as partially amended by Law on Job Creation) (the “2007 Investment Law”). Pursuant to 2007 Investment Law, the Government has enacted a list of among others (i) sectors that are restricted for any investment and (ii) sectors that are open for investment with certain requirements (e.g. maximum foreign ownership or limited to certain locations) by issuing a presidential regulation. Any sector that is not included in the list is open for foreign investment without restriction.

As part of the implementing regulations to the Law on Job Creation, in 2021, the government enacted a new investment list. The new investment list notably reduces a considerable number of sectors that are open for investment with certain requirements, from previously 350 sectors to 46 sectors. Sectors that are not listed are generally fully open for any investment (domestic or foreign investment) without any ownership restriction/limitation.

With the issuance of GR 28/2025, as part of the Government’s ease of doing business initiative, the Government, among other things, launched the OSS system and changed the applicable licensing policy from a “pre-approval” regime to a “post evaluation” regime. These initiatives are also applicable to foreign investments.

The 2007 Investment Law provides certain tax incentives such as income tax deductions and certain deductions or exemptions with respect to import duties and value added tax on purchases of capital goods and raw materials. These tax incentives are granted in accordance with prevailing tax laws and regulations. Examples of tax incentives to attract foreign investment include import duty exemption on machinery, equipment, raw materials, and strategic goods, and VAT exemption on domestic purchases of production machinery. Additionally, tax holidays or reductions are available to businesses operating in peer industries (i.e., an industry with wide-ranging links that give added value, promotes new technology, and possesses strategic values for the national economy), or located in special economic zones or the new national capital of Nusantara, provided that the criteria under the specific tax schemes are satisfied. To date, tax holidays have been granted to 275 investments, of which 222 are foreign direct investments, and tax allowance has been granted to 152 investments, of which 78 are foreign direct investments. Moreover, the Government also provides super tax deduction for research and development activities and vocational training activities. See “Government Budget — Government Finances — Tax Incentive Policies” for more information on tax incentives.

The Government has also taken other measures to attract more foreign investment, including acceleration of licensing process, provision of financing facilities by Indonesia Eximbank to exporters, establishment of special economic zones and bonded areas, and signing of tax treaties and trade agreements. See “Foreign Trade and Balance of Payments — Membership in International and Regional Free Trade Agreements” for more information on Indonesia’s trade agreements.

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal (“BKPM”)) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	19,348	20,566	22,873	20,090	22,597	6,522	4,107
Debt instrument	(173)	647	1,829	1,453	1,533	(4)	93

Total direct investments	19,175	21,213	24,702	21,543	24,130	6,518	4,199
Portfolio investments:
Equity securities	(4,362)	3,131	671	265	(1,032)	1,109	(1,873)
Debt securities	8,929	3,732	(7,256)	4,840	13,267	(1,898)	3,346

Total portfolio investments	4,567	6,863	(6,585)	5,104	12,235	(789)	1,473
Financial derivatives	(1,291)	(1,143)	(1,286)	(856)	(965)	(696)	(307)
Other investments	2,264	(726)	242	4,370	10,112	1,859	487

Total foreign investment	24,715	26,207	17,073	30,161	45,512	6,892	5,852

Source: Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in millions of U.S. dollars)
North America	786	1,751	2,062	830	629	192	100
USA	613	1,691	2,060	747	582	176	84
Canada	17	38	2	81	44	14	15
Other North America(2)	156	22	1	2	2	2	1
Central and South America	1,580	(70)	(606)	2,075	400	62	51
Argentina	0	0	0	0	0	0	0
Brazil	3	18	(22)	0	0	1	(1)
Mexico	0	1	2	(3)	3	0	(2)
Cayman Islands	101	(7)	(380)	(48)	(359)	5	21
Other Central and South America	1,476	(81)	(206)	2,127	756	56	33
Europe	(1,055)	1,037	1,773	1,923	2,167	437	598
European Union and United Kingdom	(1,039)	999	1,642	2,616	741	70	280
Austria	58	(40)	135	101	378	33	201
Belgium	(17)	96	3	56	301	13	(24)
Denmark	5	(15)	2	(6)	0	(2)	0
Finland	15	1	86	(26)	(38)	(38)	0
France	(46)	38	224	45	16	(6)	15
Germany	(48)	9	18	2,144	75	15	16
Greece	0	0	0	0	0	0	0
Ireland	41	38	16	35	(29)	(13)	15
Italy	(403)	(406)	(351)	(339)	(56)	(73)	(40)
Luxembourg	(1)	(1)	24	380	113	3	8
Netherlands	(115)	397	272	194	(27)	139	77
Portugal	0	0	0	0	0	0	0
Spain	12	20	(7)	2	6	2	4
Sweden	(8)	142	9	25	(3)	(3)	2
United Kingdom	(532)	719	1,209	(798)	1,151	362	195
Other European Union	(0)	0	2	5	5	1	6
Russia	23	0	1	1	2	1	—
Turkey	4	4	3	25	7	4	2
Other Europe	(43)	34	126	78	266	1	121

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in millions of U.S. dollars)
Asia	17,202	18,668	21,733	15,444	21,161	5,603	2,551
Japan	2,089	1,961	1,795	1,011	1,699	743	93
People’s Republic of China	904	5,076	3,511	1,530	2,573	441	712
South Korea	1,557	770	1,829	1,966	1,287	282	300
India	302	227	521	85	(6)	(14)	(17)
Hong Kong SAR	2,850	3,118	2,395	3,471	3,271	1,141	885
Taiwan	944	109	796	5	106	23	57
Saudi Arabia	40	2	(0)	2	1	1	0
ASEAN	7,928	7,404	10,747	6,592	11,981	2,921	530
Brunei Darussalam	(0)	0	1	0	0	0	0
Cambodia	2	1	3	1	2	0	0
Lao PDR	—	—	—	0	0	0	0
Malaysia	415	(26)	995	551	(191)	91	(78)
Myanmar	1	0	(1)	0	0	0	0
Philippines	0	5	104	13	87	53	0
Singapore	4,177	5,343	9,769	5,412	11,572	2,637	531
Thailand	3,208	2,077	(127)	611	482	140	(22)
Vietnam	126	3	2	3	28	(1)	99
Other Asia	588	3	139	782	248	65	(10)
Australia and Oceania	189	119	356	572	92	6	359
Australia	184	118	353	572	90	5	248
New Zealand	4	2	2	(6)	1	2	0
Other Australia and Oceania	1	(2)	0	7	1	0	110
Africa	(29)	(24)	(7)	606	12	(1)	1
South Africa	25	0	1	(1)	1	0	0
Other Africa	(55)	(23)	(8)	607	12	0	0
Others	(83)	(351)	79	47	212	29	85

Total	18,591	21,131	25,390	21,497	24,674	6,329	3,744

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in millions of U.S. dollars)
Equity capital(1)	19,348	20,566	22,873	20,090	22,597	6,522	4,107
Debt instruments:
Inflow	41,710	42,607	47,064	44,407	47,144	9,843	10,458
Outflow	(41,882)	(41,960)	(45,236)	(42,954)	(45,611)	(9,847)	(10,366)
Total debt instruments	(173)	647	1,829	1,453	1,533	(4)	93

Total direct investments	19,175	21,213	24,702	21,543	24,130	6,518	4,199

Memorandum
Direct investment in Indonesia(2)	18,591	21,131	25,390	21,497	24,674	6,329	3,744

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2020, despite the exceptional global financial market uncertainty caused by the Covid-19 pandemic, net foreign direct investment was maintained at U.S.$19.2 billion, down from U.S.$25.0 billion in 2019. Foreign direct investment inflows in 2020 were primarily attributable to a net inflow of equity capital relating to the acquisition of a domestic bank by a company from Thailand and in the form of debt instruments relating to global bond issuances by mining companies through foreign affiliates. The financial intermediaries and manufacturing sectors were still the main contributors to net foreign direct investment inflows in 2020. ASEAN countries were the main contributors to foreign direct investment inflows, followed by China and other Asian emerging markets.

In the middle of rapid transmission of the highly virulent Delta variant, net foreign direct investment amassed a higher U.S.$21.2 billion surpluses in 2021 compared to U.S.$19.2 billion in 2020, primarily stemming from a higher net inflow of equity capital. Debt instruments also recorded a net inflow, reversing deficit in the previous year. A higher net inflow on equity capital was primarily driven by foreign capital investment in domestic courier companies, mining, manufacturing and financial intermediaries. The manufacturing sector dominated foreign direct investment inflows in 2021, followed by transportation, storage and communication, and mining and quarrying sectors. Meanwhile, emerging Asia (including China) and ASEAN were the major contributors to the foreign direct investment inflows in 2021.

Foreign direct investment maintained a surplus totaling U.S.$24.7 billion in 2022, primarily in the form of equity capital, representing an increase of 16.4% from a U.S.$21.2 billion in 2021. The increase was primarily due to increases of investment in manufacturing, transportation, storage, and communication, as well as construction, which are in line with the Government’s reform measures to develop downstream processing industries and to upgrade industrial capabilities to increase the added value of exports. With respect to country of origin, the increase was primarily due to increases of investment from Singapore, Malaysia and South Korea. The manufacturing, transportation, storage, and communication, financial intermediaries and trade sectors were the main contributors to net foreign direct investment inflows in 2022. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment maintained a surplus totaling U.S.$21.9 billion in 2023, primarily in the form of equity capital, representing a decrease of 11.4% from a U.S.$24.7 billion surplus in 2022. The decrease was primarily due to decreases of investment in transportation, storage and communication as well as financial intermediaries, partially offset by increases of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from Singapore, the United Kingdom and the People’s Republic of China, partially offset by increases of investment from Germany, Hong Kong SAR and Thailand.

The manufacturing, transportation, storage, and communication, as well as trade sectors were the main contributors to net foreign direct investment inflows in 2023. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment recorded a surplus totalling U.S.$24.1 billion in 2024, primarily in the form of equity capital, representing a 12.0% increase from a U.S.$21.5 billion surplus in 2023. The increase was primarily due to higher investment in health and social work, trade, and mining and quarrying, partially offset by lower investment in real estate and manufacturing. With respect to the country of origin, increased investment from Singapore and the United Kingdom was the main driver of the higher foreign direct investment in 2024.

The manufacturing, trade as well as health and social work sectors were the main contributors to net foreign direct investment inflows in 2024. With respect to country of origin, investors from Singapore were the main contributors to net foreign direct investment inflows, followed by those from Hong Kong SAR, the People’s Republic of China, South Korea and Japan.

Foreign direct investment recorded a surplus of U.S.$4.2 billion in the first quarter of 2025, primarily in the form of equity capital. This amount represents a 35.6% decrease from the U.S.$6.5 billion surplus recorded in the first quarter of 2024. The decline was primarily attributable to lower investment in the trade, financial intermediaries, and electricity, gas and water supply sectors. By country of origin, decrease in foreign director investment was largely driven by lower investment from Singapore and Japan.

The manufacturing, transportation, storage, and communication, and real estate sectors were the main contributors to net foreign direct investment inflows in the first quarter of 2025. With respect to country of origin, investment from Hong Kong was the largest contributor to the net foreign direct investment inflows, followed by the investments from People’s Republic of China and South Korea.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in millions of U.S. dollars)
Equity securities:
Inflow	44,300	59,114	76,604	60,362	77,752	17,153	16,763
Outflow	(48,662)	(55,983)	(75,933)	(60,097)	(78,784)	(16,043)	(18,636)
Net equity securities	(4,362)	3,131	671	265	(1,032)	1,109	(1,873)
Debt securities (net)	8,929	3,732	(7,256)	4,840	13,267	(1,898)	3,346

Total portfolio investments	4,567	6,863	(6,585)	5,104	12,235	(789)	1,473

Source: Bank Indonesia

P	Preliminary.

In 2020, foreign capital inflows in the form of portfolio investments were U.S.$4.6 billion, lower than the U.S.$21.6 billion recorded in 2019. Elevated financial market uncertainty caused by global and domestic factors, especially in the first quarter of 2020 has contributed to limited foreign fund placements in the government bond market and higher net outflows in the stock market, resulting in lower net foreign capital inflows to Indonesia.

After recording a surplus of U.S.$4.6 billion in 2020, portfolio investment achieved a higher surplus of U.S.$6.9 billion in 2021, predominantly driven by a larger net inflow in the first half of 2021. For the year, the stronger performance of the stock market bolstered portfolio investment inflow in line with the accelerated domestic economic growth achieved in 2021, thus maintaining non-resident investor confidence in the Indonesian economic outlook.

In 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.6 billion, compared to a net inflow of U.S.$6.9 billion in 2021. The increasing global financial market uncertainty triggered the rebalancing of domestic government securities (Surat Berharga Negara (“SBN”)) to other instruments, thus reducing the portion of non-resident holdings of domestic SBN. Capital inflows to the stock market remained positive, though lower than the previous year.

In 2023, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$5.1 billion, compared to the net outflow of U.S.$6.6 billion in 2022. The net inflow comprise predominantly long-term instruments such as SBN denominated in Rupiah, as well as the newly introduced instrument Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia (“SRBI”)).

In 2024, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$12.2 billion, compared to the net inflow of U.S.$5.1 billion in 2023. The net inflow was mainly driven by foreign capital inflow in the form of SRBI and Government securities issued in international markets.

In the first quarter of 2025, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$1.5 billion, compared to the net outflow of U.S.$0.8 billion in the first quarter of 2024. The net inflow was mainly driven by foreign capital inflow in the form of SRBI and Government securities issued in both domestic and international markets.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	3,902	1,409	3,704	1,526	6,154	958	224
Debt repayments	(5,502)	(4,489)	(2,844)	(5,145)	(3,652)	(659)	(1,096)

Total bank sector	(1,600)	(3,080)	860	(3,619)	2,502	298	(872)
Corporate sector:
Disbursements	20,975	15,141	19,972	18,435	15,034	3,583	3,620
Debt repayments	(17,887)	(20,307)	(22,628)	(17,088)	(15,938)	(3,016)	(2,797)

Total corporate sector	3,088	(5,167)	(2,656)	1,347	(905)	568	822
Other (net)(1)	776	7,521	2,039	6,642	8,514	992	537

Total other investments	2,264	(726)	242	4,370	10,112	1,859	487

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In 2020, other foreign investments decreased from a surplus of U.S.$6.1 billion in 2019 to a surplus of U.S.$2.3 billion. The decreased surplus was primarily due to lower loan withdrawal and a net payment on trade credit of private sector.

In 2021, other foreign investments fell from a surplus of U.S.$2.3 billion in 2020 to a deficit of U.S.$0.7 billion. The deficit was primarily due to net payments of foreign loans by both the public and private sectors (banking and corporate sector).

In 2022, other foreign investments increased from a deficit of U.S.$0.7 billion in 2021 to a surplus of U.S.$0.2 billion. The surplus in 2022 is primarily due to net drawings of foreign loans by the government and banking sector.

In 2023, other foreign investments increased from a surplus of U.S.$0.2 billion in 2022 to a surplus of U.S.$2.9 billion. The increase is primarily attributable to net drawings of foreign loans by the government and corporate sector.

In 2024, other foreign investments increased from a surplus of U.S.$4.4 billion in 2023 to a surplus of U.S.$10.1 billion. The surplus is primarily due to net drawings of foreign loans by the Government and the banking sector.

In the first quarter of 2025, other foreign investments decreased from a surplus of U.S.$1.9 billion in the first quarter of 2024 to a surplus of U.S.$0.5 billion. The surplus is primarily attributable to net drawings of foreign loans by the corporate and the Government sector.

Direct Investment Realizations

Foreign Direct Investment

In 1973, the Republic established BKPM, an investment services agency of the Government, to accelerate economic growth by attracting foreign capital investment. BKPM’s main function is to implement the Government’s objectives for investment in the country.

Under Indonesian law, most direct equity investments by foreign persons are subject to approval by the BKPM, regardless of the size of the investment. The BKPM reviews applications for approval based on the list of sectors that are open for investment under the Law on Job Creation, which lists those business sectors that are closed to foreign investment and those that are open to foreign investment subject to certain conditions, including limits on the percentage of foreign capital ownership; and also based on criteria established by the particular ministry that regulates the sector in which the foreign investor seeks to invest. Upon receiving approval, a foreign investor may complete the investment, but is not obligated to do so.

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023P	2024P	2024P	2025P

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,184	951	1,789	1,946	1,827	306	285
Forestry	43	41	99	96	86	51	35
Fishery	48	17	32	26	218	49	5
Mining	2,005	3,817	5,145	4,715	5,188	1,405	1,192

Total Primary Sector	3,280	4,826	7,065	6,782	7,319	1,811	1,516

Secondary sector:
Food Industry	1,592	2,337	2,425	2,263	3,463	680	611
Textile Industry	280	312	658	458	948	194	225
Leather Goods & Footwear Industry	214	486	630	782	904	144	416
Wood Industry	85	68	243	158	144	24	41
Paper and Printing Industry	943	953	1,630	3,431	4,777	984	669
Chemical and Pharmaceutical Industry	1,743	1,657	4,506	4,805	4,126	1,076	914
Rubber and Plastic Industry	291	262	363	576	927	183	322
Non Metallic Mineral Industry	248	327	537	523	1,142	152	182
Metal, Industry not Machinery & Electronic Industry	5,969	6,974	10,961	11,787	13,557	2,751	3,643
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	601	679	789	1,478	2,089	523	595
Motor Vehicles & Other Transport Equipment Industry	942	1,502	1,522	2,046	2,503	671	666
Other Industry	294	246	415	382	552	123	115

Total Secondary Sector	13,202	15,804	24,679	28,690	35,131	7,504	8,401

Tertiary sector:
Electricity, Gas & Water Supply	4,614	2,939	3,763	2,742	2,469	525	523
Construction	190	93	165	282	767	182	124
Trade & Repair	434	464	737	944	2,007	335	652
Hotel & Restaurant	441	432	498	811	944	368	205
Transportation, Storage & Communication	3,580	3,159	4,125	5,615	4,654	1,182	1,134
Housing, Ind. Estate & Office Building	2,191	2,186	3,015	2,575	3,090	946	763
Other Services	733	1,190	1,558	1,827	3,632	776	1,081

Total Tertiary Sector	12,184	10,463	13,861	14,795	17,564	4,314	4,482

Total	28,666	31,093	45,605	50,268	60,014	13,629	14,399

Source: BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023P	2024P	2024P	2025P

	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	32,096	29,375	38,879	42,912	45,502	11,055	11,318
Forestry	1,164	6,863	8,603	23,032	33,464	11,244	2,464
Fishery	565	1,012	1,214	2,507	1,816	496	935
Mining	13,755	25,517	62,522	86,689	106,859	21,227	29,531

Total Primary Sector	47,580	62,767	111,217	155,140	187,640	44,022	44,248

Secondary sector:
Food Industry	27,873	26,518	54,937	54,828	65,941	18,836	14,056
Textile Industry	2,103	1,972	5,615	7,950	7,218	1,714	1,794
Leather Goods & Footwear Industry	395	700	484	1,641	1,644	140	371
Wood Industry	1,263	1,144	3,588	4,611	4,713	2,263	527
Paper and Printing Industry	3,746	7,833	9,508	9,295	9,003	3,859	2,195
Chemical and Pharmaceutical Industry	22,526	23,364	28,905	33,870	35,916	7,505	7,131
Rubber and Plastic Industry	4,429	7,803	7,370	9,256	8,693	2,340	2,002
Non Metallic Mineral Industry	5,862	6,522	6,368	7,770	8,045	2,055	1,915
Metal Industry not Machinery & Electronic Industry	8,858	15,656	13,950	25,886	35,088	6,862	8,984
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	1,156	535	3,693	4,263	4,934	1,005	1,501
Motor Vehicles & Other Transport Equipment Industry	2,556	1,459	2,425	6,173	8,190	572	3,488
Other Industry	2,051	1,192	6,721	6,114	4,910	1,453	1,327

Total Secondary Sector	82,818	94,699	143,564	171,657	194,293	48,605	45,291

Tertiary sector:
Electricity, Gas & Water Supply	35,519	38,728	32,107	37,585	46,312	13,871	13,407
Construction	68,289	39,569	33,847	32,813	33,399	5,297	8,085
Trade & Repair	16,748	22,432	31,051	48,558	65,300	16,474	18,911
Hotel & Restaurant	10,203	17,819	21,579	23,363	24,138	6,172	7,577
Transportation, Storage & Communication	93,283	61,242	75,138	76,659	120,083	30,218	48,360
Housing, Ind. Estate & Office Building	44,853	85,498	66,168	77,099	76,517	15,193	25,294
Other Services	14,243	24,310	38,097	52,048	66,337	17,257	23,659

Total Tertiary Sector	283,138	289,598	297,987	348,126	432,085	104,483	145,292

Total	413,536	447,064	552,769	674,923	814,018	197,109	234,831

Source: BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

The Government supports the liberalization of international trade and investment through its membership in several international and regional trade organizations. Indonesia is a signatory to the GATT 1947 and a founding member of the World Trade Organization through the ratification of Law No. 7 of 1994 on Agreement Establishing the World Trade Organization. In 2017, the Government ratified the WTO Trade Facilitation Agreement through Law No. 17 of 2017 on Ratification of Protocol Amending the Marrakesh Agreement Establishing the World Trade Organization.

ASEAN has served as the forum for the negotiation of a number of regional agreements, and in 2015, ASEAN leaders adopted the ASEAN Economic Community Blueprint 2025, which is a roadmap for strategic integration of the economies of the ASEAN Member States. In 2009, the ASEAN Member States also entered into the ASEAN Comprehensive Investment Agreement which aims to create a free and open regime in ASEAN to achieve economic integration. ASEAN Member States have entered into eight free trade agreements, namely: the ASEAN Trade in Goods Agreement, the ASEAN-China Free Trade Agreement, the ASEAN-Korea Free Trade Agreement, the ASEAN-Japan Comprehensive Economic Partnership, the ASEAN-India Free Trade Agreement, the ASEAN-Australia and New Zealand Free Trade Agreement, the ASEAN-Hong Kong, China Free Trade Agreement, and the Regional Comprehensive Economic Partnership. In addition, Indonesia has entered into and implemented nine bilateral trade agreements and two multilateral trade agreements: the Indonesia-Japan Economic Partnership Agreement, the Indonesia-Pakistan Preferential Trade Agreement, the Indonesia-Chile Comprehensive Economic Partnership, the Indonesia-Australia Comprehensive Economic Partnership Agreement, the Indonesia-Korea Comprehensive Economic Partnership Agreement, the Indonesia-United Arab Emirates Comprehensive Economic Partnership Agreement, the Indonesia-Mozambique Preferential Trade Agreement, the Indonesia-Palestina MOU on Trade Facilitation for Certain Products, the Indonesia-Iran Preferential Trade Agreement, the Indonesia-EFTA Comprehensive Economic Partnership Agreement, and the Preferential Trade Agreement Among Developing Eight. These free trade agreements cover three core areas, namely: trade in goods, trade in services and investments.

In addition, the Indonesia-European Free Trade Association Comprehensive Economic Partnership was signed in 2018 and entered into force in November 2021. It covers trade in goods and services, investments, intellectual property rights, government procurement, cooperation, capacity building, and sustainable development.

Various regional and bilateral free trade agreements of which Indonesia is a party are currently in different stages of negotiations, namely, the Indonesia-European Union Comprehensive Economic Partnership Agreement, the Indonesia-Canada Comprehensive Economic Partnership Agreement, the Indonesia-Bangladesh Preferential Trade Agreement, the Indonesia-Peru Comprehensive Economic Partnership Agreement, the Indonesia-Eurasian Economic Union Free Trade Agreement, the Indonesia-Tunisia Preferential Trade Agreement, the Indonesia-Gulf Cooperation Council Free Trade Agreement, the Indonesia-Türkiye Comprehensive Economic Partnership Agreement and the Indonesia-Sri Lanka Preferential Trade Agreement.

The Minister of Finance is authorized to set rates for import duties. The Republic maintains a policy of using tariff rates to promote the competitiveness of Indonesian products in international markets and to reduce price distortions in order to support the establishment of free trade. The Republic has implemented preferential tariff commitments under its various international and regional free trade agreements.

United States Tariffs

On April 2, 2025, President Donald Trump announced that the U.S. Government would impose a 10% tariff on all countries, effective April 5, 2025. Additionally, the U.S. Government announced the imposition of individualized reciprocal higher tariffs on specific countries, including a 32% tariff on goods imported from Indonesia, initially set to take effect on April 9, 2025, but later delayed. On April 9, 2025, President Donald Trump announced a 90-day pause on the individualized reciprocal higher tariff on almost all countries, including Indonesia. This pause was further extended, the 32% tariff has been postponed beyond its originally planned implementation date of August 1, 2025, following high-level talks between Indonesian and US officials on July 9, 2025.

The Republic has refrained from retaliatory trade measures and has actively pursued negotiations with the U.S. government. During the IMF-World Bank Spring Meeting held in Washington D.C. in April 2025, the Indonesian delegation, led by the Coordinating Minister of Economic Affairs, held bilateral meetings with the U.S. Secretary of the Treasury and also engaged with other key US authorities. In addition, on July 7, 2025, Indonesian businesses signed a U.S.$34 billion trade and investment pact with their U.S. counterparts to increase imports and investments from the U.S. into Indonesia, aiming to secure a better tariff deal for the Republic. On July 15, 2025, the US and Indonesia announced a new trade agreement, reducing the proposed tariff on Indonesian imports to 19%. The new tariff rate is expected to take effect on August 1, 2025, replacing the previously proposed 32% tariff.

The higher tariffs could have a negative effect on certain of the Republic’s key export sectors and lead to lower economic growth.

Negotiation on Free Trade Agreement between Indonesia and the European Union

On July 13, 2025, the Republic and the European Union reached a political agreement to advance a free trade agreement known as the Comprehensive Economic Partnership Agreement (“CEPA”), marking a milestone after nine years of negotiation since the official launch in 2016. The CEPA is designed to promote trade and investment, foster inclusive and sustainable growth and enhance the resilience of supply chain.

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	8,480	13,201	17,039	14,840	15,029	6,170	5,081
Non-oil and gas exports (f.o.b.)	154,921	219,635	275,499	242,841	246,810	97,098	105,004

Total exports (f.o.b.)	163,402	232,835	292,538	257,681	261,839	103,268	110,085
Total imports (c.i.f.)	(142,104)	(198,800)	(241,716)	(222,292)	(233,782)	(91,666)	(95,933)
Balance of trade	21,298	34,035	50,822	35,389	28,056	11,603	14,152

Source: Bank Indonesia

P	Preliminary.

In 2020, Indonesia recorded a trade surplus of U.S.$21.3 billion, reversed from the U.S.$5.0 billion deficit in 2019. The trade surplus was caused by an 18.1% decrease in imports, which was greater than the 3.0% decrease in exports. A greater import contraction affected all commodity groups in response to severely impaired domestic economic activity, curbed by mobility restrictions during the Covid-19 pandemic, as well as an export contraction recorded in 2020.

In 2021, Indonesia recorded a trade surplus of U.S.$34.0 billion, which increased from the U.S.$21.3 billion surplus recorded in 2020. The higher trade surplus was caused by a 42.5% increase in exports, which was higher than the 39.9% increase in imports, each compared to the previous year. Exports expanded at a higher rate compared to 2020, given stronger demand and higher export prices in 2021, which is in line with the global economic recovery. Increasing prices of Indonesia’s major commodities such as coal and palm oil has boosted exports throughout 2021.

In 2022, Indonesia recorded a trade surplus of U.S.$50.8 billion, which increased by 49.3% from the U.S.$34.0 billion surplus in 2021. The higher trade surplus was caused by a 25.6% year-on-year increase in exports, which was higher than the 21.6% year-on-year increase in imports (c.i.f). The improvement of export performance was mainly due to persistently high international commodity prices and robust demand for Indonesian major commodities. Consistent with stronger exports, imports also experienced an uptick compared to 2021 as the domestic economy continues to recover.

In 2023, Indonesia recorded a trade surplus of U.S.$35.5 billion, which decreased by 30.2% from the U.S.$50.8 billion surplus in 2022. The lower trade surplus was mainly due to a 11.3% decrease in exports primarily due to softening demand from Indonesia’s major trading partners for its main non-oil and gas export commodities as well as decreasing commodity prices. In addition, imports (c.i.f) decreased by 7.3%, in line with export performance.

In 2024, Indonesia recorded a trade surplus of U.S.$28.1 billion, which decreased by 20.7% from the U.S.$35.4 billion surplus in 2023. The lower trade surplus was primarily driven by a 5.2% year-on-year increase in imports in line with solid domestic demand. Meanwhile, exports grew by 1.6% year-on-year, supported by higher international commodity prices.

In the five months of 2025, Indonesia recorded a trade surplus of U.S.$14.2 billion, which increased by 22.0% from the U.S.$11.6 billion surplus in the same period of 2024. The higher surplus was driven by a 6.6% year-on-year increase in exports, supported by rising international commodity prices. This increase was partially offset by a 4.7% year-on-year increase in imports.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,					Four Months Ended April 30,
	2020	2021	2022R	2023R	2024P	2024P	2025P

	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	154,941	219,362	275,906	242,853	248,823	76,669	82,557
Oil and gas exports	8,251	12,248	15,998	15,922	15,877	5,250	4,807

Total exports	163,192	231,610	291,904	258,774	264,703	81,919	87,364

Imports:
Non-oil and gas imports	127,312	170,661	197,031	186,056	197,384	59,803	65,293
Oil and gas imports	14,257	25,529	40,416	35,830	36,275	11,989	10,997

Total imports	141,569	196,190	237,447	221,886	233,659	71,791	76,290

Source: BPS.

P	Preliminary.
R	Revised.

Government Regulation of Export Proceeds

The Government Regulation Number 36 Year 2023 on Foreign Exchange Export Earnings from the Business, Management and/or Processing of Natural Resources (as amended, “GR 36/2023”), effective August 1, 2023, was recently amended by Government Regulation Number 8 Year 2025. Under GR 36/2023, all export proceeds from certain mining, plantation, forestry, and fisheries products must be deposited in special accounts at the Indonesian Export Finance Agency (currently Indonesia Eximbank) or a licensed foreign-exchange bank and retained in the Indonesian banking system for at least 12 months from the date of deposit.

Export proceeds from oil and gas products are subject to a different rule mandating that at least 30% of such proceeds must remain in the Indonesian banking system for a minimum of three months following their deposit into special accounts at Indonesia Eximbank or a licensed foreign-exchange bank.

Exporters are permitted to utilize the export proceed held in these special accounts as collateral for Rupiah-denominated bank loans or credit facilities from Indonesia Eximbank or a licensed foreign-exchange bank, or for such other purpose as may be approved by Bank Indonesia.

Ban on Raw Material Exports

The Government has banned exports of bauxite ore since June 2023. It has also banned exports of copper concentrate since the same month, with an exemption for Freeport Indonesia and Amman Mineral Nusa Tenggara to continue such exports until May 2024. These bans, together with the Government’s ban on exports of nickel ore since January 2020, are part of the Republic’s efforts to encourage the domestic processing of raw materials and reduce its reliance on imports of processed materials.

Temporary Ban on Palm Oil and Other Products

On April 28, 2022, the Government implemented a temporary ban on export of Indonesian (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil, to the global market. The policy was aimed at maintaining the domestic stock and reducing the scarcity of palm-based cooking oil in the domestic Indonesian market. As a result, the Government has stabilized the stock and lower the palm-based cooking oil price in the domestic market. In May 2022, the Government revoked the ban and permitted the export of (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in thousands of U.S. dollars)
General merchandise	157,859,928	231,316,430	291,510,626	256,832,315	260,776,391	102,879,323	109,201,143
Agricultural products
Coffee bean	808,635	848,285	1,137,939	915,636	1,623,533	367,709	914,475
Medicinal herb, aromatic and spice plant	611,521	759,231	608,628	467,475	427,439	159,556	252,767
Bird nest	540,566	504,261	590,240	633,094	551,871	238,907	204,003
Seasonal fruit	449,724	403,175	307,306	334,262	582,811	233,074	366,570
Other non-timber forest product	309,009	417,705	486,813	620,760	546,823	227,116	238,438
Seaweed and other algae	181,620	233,454	402,636	279,744	188,480	77,485	68,198
Fresh / chilled fish	140,583	132,366	127,674	120,682	143,797	58,878	68,611
Clove	173,270	94,308	54,624	95,171	319,431	95,910	116,869
Vegetables	116,125	85,664	98,713	134,958	218,184	34,218	99,761
White pepper	75,219	96,736	80,549	63,953	123,096	37,114	65,541
Tobacco	63,743	73,901	106,321	86,675	104,337	34,841	22,027
Cocoa bean	75,256	55,362	62,865	46,595	80,605	25,592	35,823
Shrimp and prawn	101,655	72,453	43,451	43,236	104,673	37,987	68,459
Rubber latex	46,111	68,490	68,003	54,726	56,924	21,655	22,082
Crab	38,097	62,540	58,564	62,662	98,760	48,397	58,006
Other agricultural products	402,653	1,058,791	1,130,610	1,142,271	1,251,196	445,420	508,379

Total Agricultural products	4,133,788	4,966,721	5,364,936	5,101,900	6,421,959	2,143,859	3,110,010

Manufacturing products
Palm oils	18,390,249	28,474,899	29,628,992	23,965,276	21,528,367	7,469,984	9,848,605
Iron/steel	11,262,371	21,471,317	28,465,009	27,599,169	27,147,960	11,091,025	11,939,621
Clothing and apparel of textile fabrics	5,766,674	7,029,237	8,074,099	6,801,682	7,069,206	2,774,824	2,877,366
Electrical equipment	5,110,653	6,439,195	8,329,344	7,706,789	8,574,706	3,114,449	4,335,988
Organic chemicals derived from agricultural products	3,948,956	7,023,263	8,414,275	6,233,256	6,787,146	2,506,566	3,811,854
Motor vehicle, four-wheel drive and more	3,048,391	3,806,332	6,183,459	6,843,321	6,690,045	2,558,411	2,655,953
Sport shoes	3,115,785	4,233,622	5,062,107	3,858,898	4,081,767	1,639,288	1,695,062
Crumb rubber	2,901,447	3,844,833	3,452,591	2,416,047	2,816,113	1,009,864	1,406,542
Pulp	2,533,513	3,283,505	3,698,451	3,486,523	3,566,604	1,298,418	1,463,091
Jewellery and precious articles	1,469,369	2,585,091	3,819,429	5,606,891	5,530,474	2,876,246	3,207,521
Nickel	794,434	1,271,688	5,968,877	6,806,140	7,983,095	2,903,618	3,361,603
Copper	1,894,934	3,049,936	2,787,315	2,285,775	3,456,253	1,404,909	1,509,926
Other papers	1,882,830	2,081,467	2,480,548	2,409,737	2,190,766	924,675	882,489
Spare parts for four or more wheeled vehicles	1,723,592	2,206,414	2,281,060	2,317,038	2,384,534	970,646	958,435

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in thousands of U.S. dollars)
Machines for general purposes	1,675,770	1,999,141	2,183,884	1,887,282	2,148,468	854,827	969,205
Tin	1,130,022	2,448,056	2,387,742	1,783,633	1,432,440	308,174	685,159
Soap and household cleaning agents	1,475,504	1,958,853	2,216,268	1,925,666	1,988,552	800,088	899,742
Other telecommunications equipment	1,614,912	1,635,724	2,299,968	3,020,326	2,488,947	1,067,272	916,401
Outer and inner tires	1,500,345	1,753,688	1,873,655	1,814,950	1,632,083	695,205	677,890
Wooden furniture	1,500,456	1,994,280	1,933,083	1,455,492	1,494,227	600,151	615,143
Fertilizers	1,088,573	1,761,467	2,843,723	1,426,122	1,147,470	495,317	453,327
Computer equipment	1,548,056	1,705,354	1,831,430	1,576,249	1,591,486	581,428	674,305
Organic chemicals derived from oil	1,301,200	2,358,458	1,159,584	762,107	886,262	285,313	329,556
Plywood	1,317,718	1,927,685	1,813,088	1,291,706	1,342,836	525,967	555,690
Spun yarn	1,274,690	1,796,310	1,405,893	1,068,095	922,241	396,823	348,047
Tanks and other armoured fighting vehicles and parts of such vehicles	1,366,690	1,608,379	1,599,826	1,286,171	1,223,092	451,636	656,078
Televisions and television equipment	1,039,513	1,920,584	1,891,876	1,362,151	1,440,426	603,894	601,627
Frozen shrimp and prawn	1,421,284	1,535,044	1,459,273	1,115,072	1,085,577	399,692	505,849
Semiconductors and other electronic components	1,097,944	1,425,378	1,735,144	1,870,186	2,224,548	920,759	1,608,878
Margarine	861,734	1,635,103	1,968,603	1,773,741	1,949,832	694,334	1,010,525
Oil-cake and solid residues	748,224	1,328,493	2,239,044	2,259,348	1,724,298	787,160	277,504
Machines for special purposes	948,553	1,347,494	1,591,423	1,419,386	1,376,228	498,202	517,268
Artificial resin (synthetic resin) and raw materials	1,201,176	1,323,366	1,274,782	1,294,712	1,260,681	532,459	511,653
Other organic chemicals	814,807	1,238,675	1,659,338	1,233,910	1,239,540	501,783	600,649
Oil products(1)	1,312,539	1,899,971	4,303,720	3,487,770	3,483,682	1,526,278	1,129,315
Liquefied Petroleum Gas(1)	416	4,185	26,092	143,213	399	149	199
Other manufacture products	36,401,025	42,118,094	46,454,344	43,669,758	50,996,684	19,338,593	22,331,106

Total Manufacturing products	126,484,347	175,524,581	206,797,341	187,263,589	194,887,034	75,408,426	86,829,173

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P
	(in thousands of U.S. dollars)
Mining products
Coal	14,525,404	26,538,367	46,671,824	34,590,782	30,478,761	12,667,774	10,257,699
Copper ore	2,412,204	5,386,226	9,243,991	8,326,477	7,969,176	4,185,454	1,938,451
Lignite	1,914,067	4,966,852	7,846,348	8,103,053	7,345,259	2,948,145	2,160,484
Other metal ore	556,855	629,184	623,005	68,121	18	15	—
Crude Oil(1)	1,426,591	2,956,045	1,590,215	1,716,572	2,153,385	918,600	641,019
Natural Gas(1)	5,111,340	7,178,270	9,381,892	8,037,106	7,989,263	3,145,720	2,879,717
o/w Liquefied Natural Gas	3,359,689	4,294,339	6,361,156	6,225,383	6,245,259	2,454,086	2,185,277
Other mining products	306,840	559,675	659,777	884,314	1,169,818	460,100	647,466

Total Mining products	26,253,299	48,214,620	76,017,051	61,726,425	57,105,679	24,325,808	18,524,836

Other merchandise(2)	988,493	2,610,508	3,331,299	2,740,401	2,361,719	1,001,230	737,124
Other goods(3)	5,541,878	1,518,852	1,027,514	848,317	1,062,178	389,041	884,162

Total Exports	163,401,806	232,835,282	292,538,140	257,680,632	261,838,569	103,268,364	110,085,305

Memorandum(4)
Non-oil & gas exports	154,921,425	219,634,699	275,498,694	242,840,602	246,809,591	97,098,148	105,004,140
Oil & gas exports	8,480,381	13,200,583	17,039,446	14,840,030	15,028,978	6,170,216	5,081,165

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in thousands of U.S. dollars)
America
North America
United States of America	18,594,853	25,765,002	28,310,297	23,163,130	26,166,075	10,121,989	11,945,188
Canada	782,733	1,064,214	1,284,783	1,292,084	1,402,807	569,306	740,895
Other North America	1,021	1,620	1,717	2,869	4,116	1,501	1,838

Total North America	19,378,608	26,830,836	29,596,798	24,458,083	27,572,998	10,692,796	12,687,922

Central and South America
Argentina	157,271	281,227	311,017	200,319	217,070	66,660	134,294
Brazil	1,017,307	1,504,539	1,483,496	1,278,005	1,715,161	619,863	933,568
Mexico	883,204	1,298,970	1,688,739	2,129,927	2,232,080	893,376	936,841
Other Central and South America	1,112,753	1,910,190	2,333,449	2,387,097	2,397,566	1,013,653	1,126,846
Total Central and South America	3,170,535	4,994,925	5,816,701	5,995,347	6,561,877	2,593,552	3,131,548

Total America	22,549,143	31,825,761	35,413,499	30,453,431	34,134,875	13,286,348	15,819,470

Europe
European Union
Netherlands	3,106,339	4,624,534	5,378,926	3,868,396	4,726,867	1,855,302	2,183,791
Belgium	1,175,519	1,635,031	2,139,872	1,586,600	1,538,392	578,828	773,330
Italy	1,740,505	2,804,545	3,131,432	2,097,717	2,246,484	963,881	1,173,164
Germany	2,407,245	2,912,856	3,233,288	2,518,779	2,381,493	939,777	1,068,298
France	913,922	996,178	1,044,079	903,474	902,500	367,404	451,968
Spain	1,509,349	2,347,650	2,293,582	2,194,164	2,102,569	926,362	640,628
Other European Union	2,106,142	2,657,501	3,780,308	3,262,361	3,351,056	1,505,373	1,502,778

Total European Union	12,959,020	17,978,294	21,001,487	16,431,491	17,249,360	7,136,927	7,793,957

United Kingdom	1,264,374	1,474,290	1,578,289	1,456,782	1,563,049	659,590	640,969
Russia	971,609	1,492,891	1,386,014	912,270	1,314,930	417,483	678,890
Turkey	1,046,747	1,599,382	2,071,280	1,531,222	1,848,999	739,308	826,683
Other Europe	2,796,242	2,162,096	2,411,475	3,107,016	1,970,748	945,084	1,645,806

Total Europe	19,037,992	24,706,953	28,448,545	23,438,781	23,947,087	9,898,392	11,586,306

Asia and Middle East
ASEAN
Brunei Darussalam	128,789	211,268	240,628	196,352	226,415	115,431	78,776
Philippines	5,892,160	8,590,823	12,895,188	11,028,339	10,609,780	4,016,476	4,242,863
Cambodia	540,472	530,909	720,673	828,316	831,466	366,996	380,311
PDR Laos	5,038	7,578	26,620	16,650	15,025	8,439	6,764
Malaysia	7,985,113	11,954,531	15,148,054	11,815,815	11,656,811	4,755,128	5,191,334
Myanmar	1,030,922	1,117,043	905,561	728,215	601,229	211,700	304,615
Singapore	10,817,047	12,167,500	14,972,580	11,668,197	11,011,273	4,239,042	4,831,259
Thailand	5,086,236	7,110,300	8,154,975	7,151,731	7,598,312	3,004,106	3,986,979
Vietnam	4,937,619	6,842,952	8,276,540	7,524,281	9,454,047	3,492,927	4,372,596

Total ASEAN	36,423,395	48,532,903	61,340,817	50,957,897	52,004,359	20,210,246	23,395,498

Hong Kong SAR	2,003,349	2,001,026	2,812,535	2,636,040	2,610,551	1,144,173	891,808
India	10,350,802	13,308,709	23,362,674	20,269,352	20,286,724	8,842,567	7,201,324
Iraq	185,901	218,389	348,391	235,746	349,588	144,639	134,669
Japan	13,472,208	17,595,122	24,356,469	20,654,400	20,520,716	8,654,120	6,618,097
South Korea	6,334,796	9,161,223	12,339,146	10,123,823	10,575,481	4,439,625	4,077,479
Pakistan	2,374,442	3,823,688	4,251,636	3,020,780	3,478,649	1,199,219	1,435,683
People’s Republic of China	31,557,495	53,278,076	65,814,936	64,769,663	62,160,532	23,105,619	25,055,327
Saudi Arabia	1,337,231	1,580,531	2,019,038	2,076,180	2,411,677	912,606	1,468,617
Taiwan	4,232,878	6,726,353	8,385,255	6,663,678	6,651,322	2,593,465	2,282,353
Other Asia and Middle East	5,714,233	8,676,922	10,458,131	10,381,481	10,521,011	3,945,863	4,990,536

Total Asia and Middle East	113,986,732	164,902,943	215,489,028	191,789,041	191,570,610	75,192,141	77,551,391

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in thousands of U.S. dollars)
Australia and Oceania
Australia	2,506,086	3,236,357	3,454,173	3,001,010	4,261,674	1,862,839	1,485,700
New Zealand	479,782	717,463	730,422	591,665	681,651	229,636	316,029
Other Australia and Oceania	373,653	403,551	486,923	520,265	573,420	208,350	230,372

Total Australia and Oceania	3,359,521	4,357,371	4,671,518	4,112,940	5,516,744	2,300,825	2,032,101

Africa
South Africa	572,239	965,270	1,092,889	842,579	787,372	264,032	396,913
Other Africa	2,912,644	4,388,304	4,588,941	4,646,656	3,950,306	1,487,328	2,154,727

Total Africa	3,484,883	5,353,573	5,681,831	5,489,235	4,737,678	1,751,360	2,551,640

Unclassified exports(1)	983,534	1,688,680	2,833,719	2,397,205	1,931,574	839,298	544,398

Total (f.o.b.)	163,401,806	232,835,282	292,538,140	257,680,632	261,838,569	103,268,364	110,085,305

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P

	(in thousands of U.S. dollars)
General Merchandise	140,202,566	196,118,688	238,196,580	219,691,365	229,199,415	90,601,019	92,841,622
Consumption Goods
Food and beverages, primary, mainly for household	2,311,232	2,778,536	2,900,624	2,883,081	3,011,269	1,098,849	1,179,320
Food and beverages, processed, mainly for household	3,123,868	3,930,449	4,948,999	6,043,813	6,855,484	2,887,496	1,808,758
Passenger motor cars	305,712	368,733	620,196	1,044,254	1,315,359	453,115	650,428
Transport equipment, nonindustrial	202,426	216,419	288,582	293,186	236,457	100,101	82,915
Durable consumer goods	1,777,178	2,258,482	2,299,231	2,291,875	2,405,081	942,468	934,411
Semi-durable consumer goods	3,198,553	3,589,078	4,117,226	4,113,141	4,250,159	1,508,521	1,768,587
Non-durable consumer goods	2,608,670	6,225,145	3,506,568	3,351,800	3,423,238	1,217,986	1,479,277
Fuels and lubricants, processed, oil products(2)	3,666,469	7,567,201	13,637,777	10,785,334	12,116,558	5,235,633	4,119,165
Goods not elsewhere specified	781,049	359,105	298,341	621,571	350,833	90,824	87,805

Total Consumption Goods	17,975,158	27,293,149	32,617,546	31,428,054	33,964,438	13,534,993	12,110,665

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,006,804	6,651,027	7,062,365	6,883,310	7,315,156	3,246,966	3,147,693
Food and beverages, processed, mainly for industry	3,763,531	4,533,242	5,690,242	5,227,898	5,473,603	2,381,412	1,924,020
Industrial supplies, primary	4,545,622	7,419,509	7,828,362	6,756,735	8,338,706	3,114,901	3,428,338
Industrial supplies, processed	48,763,004	68,862,733	78,419,327	66,750,868	70,244,153	27,386,858	28,967,022
Parts and accessories for capital goods	17,749,286	20,862,729	24,094,319	22,607,624	23,506,149	9,681,203	9,530,421
Parts and accessories for transport equipment	5,800,391	8,032,124	9,596,459	9,522,749	9,082,157	3,184,011	3,543,900
Fuels and lubricants, primary	4,459,708	10,167,716	17,271,332	15,633,539	14,359,260	6,310,485	5,434,610
o/w Crude oil(2)	3,557,106	7,886,555	13,648,439	12,221,871	10,734,952	4,792,504	4,085,965
Fuels and lubricants, processed	7,772,769	12,679,881	17,504,885	14,365,208	14,308,964	5,532,688	5,428,056
o/w Oil products(2)	4,533,505	7,367,209	11,095,200	9,128,025	9,109,120	3,706,530	3,461,561
o/w Liquefied Petroleum Gas(2)	2,809,927	4,713,059	5,563,184	4,386,640	4,459,849	1,534,224	1,672,659

Total Raw materials and auxiliary goods	97,861,115	139,208,961	167,467,292	147,747,930	152,628,149	60,838,523	61,404,059

Capital Goods
Capital goods (except transport equipment)	21,970,509	25,734,355	31,825,253	32,915,410	35,832,399	13,761,687	15,932,269
Passenger motor cars	305,712	368,733	620,196	1,044,254	1,315,359	453,115	650,428
Other transport equipment, industrial	1,714,339	2,929,100	4,912,986	5,837,492	4,626,368	1,661,634	2,404,894

Total Capital Goods	23,990,560	29,032,188	37,358,435	39,797,156	41,774,125	15,876,436	18,987,591

Other merchandise(3)	375,733	584,389	753,308	718,226	832,703	351,066	339,307
Other goods(4)	1,901,635	2,681,663	3,519,420	2,600,542	4,582,911	1,064,643	3,091,189

Total	142,104,201	198,800,351	241,716,000	222,291,907	233,782,326	91,665,662	95,932,811

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P
America
North America
United States of America	8,417,952	11,607,175	11,715,415	11,483,028	12,298,394	4,769,501	4,978,920
Canada	1,623,021	2,039,320	2,999,835	2,149,299	2,124,004	877,319	1,054,478
Other North America	1	0	0	374	80	78	1

Total North America	10,040,973	13,646,496	14,715,250	13,632,700	14,422,479	5,646,898	6,033,399

Central and South America
Argentina	1,740,897	2,028,162	2,400,666	1,374,093	1,378,270	635,164	526,895
Brazil	2,275,776	2,357,034	3,679,381	4,796,243	5,408,008	2,240,390	1,697,522
Mexico	238,295	251,035	320,300	359,514	334,661	134,927	133,188
Other Central and South America	500,835	600,554	690,476	663,101	765,663	291,487	496,875

Total Central and South America	4,755,804	5,236,784	7,090,823	7,192,951	7,886,602	3,301,968	2,854,479

Total America	14,796,777	18,883,280	21,806,073	20,825,651	22,309,081	8,948,866	8,887,878

Europe
European Union
Netherlands	820,167	877,900	923,007	944,430	975,609	340,194	350,974
Belgium	513,385	763,083	640,671	686,363	496,927	183,278	196,797
Italy	1,521,690	1,674,996	1,448,006	1,728,666	1,594,656	655,349	663,074
Germany	2,939,619	3,057,219	3,718,454	4,550,687	3,683,748	1,411,441	1,363,433
France	1,420,698	1,316,552	1,384,362	1,681,505	1,484,728	494,845	566,437
Spain	440,412	676,814	564,556	579,930	579,921	214,097	233,814
Other European Union	2,412,368	2,413,677	2,952,115	3,557,437	3,807,592	1,587,400	1,086,211

Total European Union	10,068,337	10,780,240	11,631,169	13,729,018	12,623,181	4,886,603	4,460,740

United Kingdom	984,941	1,116,936	1,038,364	1,103,335	946,976	384,510	419,083
Russia	843,722	1,033,735	1,890,871	2,243,473	2,050,534	899,847	842,891
Turkey	273,981	353,531	530,585	648,868	462,891	158,744	212,568
Other Europe	2,317,252	2,732,492	2,324,377	1,939,516	2,467,901	1,028,223	737,198

Total Europe	14,488,232	16,016,934	17,415,366	19,664,209	18,551,482	7,357,928	6,672,479

Asia and Middle East
ASEAN
Brunei Darussalam	71,940	156,977	646,007	300,890	507,895	204,932	193,840
Philippines	556,337	1,169,335	1,423,661	1,373,756	1,786,468	570,059	546,612
Cambodia	44,258	50,094	61,077	103,380	142,848	70,130	54,268
PDR Laos	42,290	38,976	170,430	83,239	64,837	29,493	37,403
Malaysia	6,992,397	9,634,006	12,686,248	10,347,081	10,684,816	4,025,996	4,384,752
Myanmar	187,175	164,217	107,536	149,800	572,907	196,252	58,386
Singapore	13,895,105	18,470,973	22,552,422	20,479,833	21,747,115	9,039,068	8,284,838
Thailand	6,289,009	8,920,455	10,677,210	9,970,092	9,637,949	4,065,295	3,951,599
Vietnam	2,983,247	3,972,949	4,573,019	5,117,178	6,401,754	2,519,313	2,484,137

Total ASEAN	31,061,759	42,577,980	52,897,611	47,925,250	51,546,589	20,720,538	19,995,835

Hong Kong SAR	4,015,843	5,557,561	4,597,011	3,807,494	3,282,837	1,292,342	1,412,921
India	3,595,103	7,057,958	9,025,789	6,407,195	5,643,277	2,255,705	1,985,225
Iraq	301	110	704	209	972	479	12
Japan	11,001,764	15,533,193	17,400,251	16,493,891	14,934,408	5,403,905	6,334,727
South Korea	7,063,543	9,773,262	12,240,239	10,744,900	9,331,561	3,794,085	3,534,728
Pakistan	196,596	192,770	189,871	308,149	619,031	332,802	59,417
People’s Republic of China	38,202,228	53,649,120	65,212,072	60,075,752	72,028,499	26,935,378	32,816,939
Saudi Arabia	2,559,806	4,359,067	5,825,001	4,016,022	4,083,557	1,889,179	1,312,693
Taiwan	3,610,972	4,293,046	4,292,654	3,855,454	3,881,613	1,575,548	1,819,596
Other Asia and Middle East	3,791,845	5,166,872	7,642,381	6,845,160	5,337,580	2,128,711	2,259,047

Total Asia and Middle East	105,099,760	148,160,938	179,323,583	160,479,475	170,689,924	66,328,672	71,531,140

	Year Ended December 31,					Five Months Ended May 31,
	2020	2021	2022	2023	2024P	2024P	2025P
Australia and Oceania
Australia	4,499,423	9,404,535	9,684,791	9,284,037	10,488,340	4,039,852	3,620,097
New Zealand	750,076	954,512	1,381,182	1,134,475	1,234,993	408,018	492,353
Other Australia and Oceania	167,923	39,107	113,399	96,187	80,046	24,558	18,969

Total Australia and Oceania	5,417,421	10,398,154	11,179,372	10,514,699	11,803,378	4,472,428	4,131,419

Africa
South Africa	258,480	634,585	2,048,231	1,250,184	1,621,606	680,129	381,870
Other Africa	1,667,797	4,122,070	9,190,067	8,839,464	7,974,151	3,526,573	3,988,718

Total Africa	1,926,277	4,756,656	11,238,298	10,089,648	9,595,756	4,206,702	4,370,588

Unclassified imports(2)	375,733	584,389	753,308	718,226	832,703	351,066	339,307

Total	142,104,201	198,800,351	241,716,000	222,291,907	233,782,326	91,665,662	95,932,811

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,					Three Months Ended March 31,
	2020	2021	2022	2023	2024P	2024P	2025P
Current account	(4,433)	3,511	13,215	(2,042)	(8,470)	(2,438)	(177)
Goods(2)	28,301	43,806	62,672	46,269	39,932	9,293	13,058
Total exports (f.o.b.)	163,402	232,835	292,538	257,681	261,839	61,698	65,378
Non-oil and gas exports	154,921	219,635	275,499	242,841	246,810	58,217	62,229
Oil and gas exports	8,480	13,201	17,039	14,840	15,029	3,481	3,148
Total imports (f.o.b.)	(135,101)	(189,029)	(229,866)	(211,411)	(221,907)	(52,405)	(52,319)
Non-oil and gas imports	(121,234)	(162,864)	(188,049)	(176,654)	(187,232)	(43,416)	(44,403)
Oil and gas imports	(13,867)	(26,166)	(41,817)	(34,757)	(34,675)	(8,990)	(7,916)
Services	(9,755)	(14,599)	(19,957)	(17,676)	(18,482)	(4,193)	(5,437)
Primary income	(28,911)	(31,961)	(35,303)	(36,015)	(35,897)	(8,842)	(9,365)
Secondary income	5,932	6,264	5,803	5,380	5,977	1,304	1,567
Capital account	37	80	476	28	40	5	4
Financial account	7,884	12,492	(9,157)	9,846	17,476	(2,395)	(331)
(i) Public sector	3,413	4,317	(4,618)	12,915	24,713	(351)	2,013
Portfolio investment	1,424	(616)	(6,889)	8,916	16,639	(1,007)	3,217
Assets	—	—	—	—	—	—	—
Liabilities	1,424	(616)	(6,889)	8,916	16,639	(1,007)	3,217
Other investment	1,989	4,933	2,271	3,999	8,075	655	(1,204)
Assets	—	—	(133)	(1,079)	(1,852)	(416)	(1,621)
Liabilities	1,989	4,933	2,405	5,078	9,927	1,071	417
Loans	1,989	(1,377)	1,789	4,902	5,457	928	448
Drawings	8,166	4,355	7,130	10,242	11,000	2,075	2,346
Repayments	(6,177)	(5,732)	(5,341)	(5,341)	(5,543)	(1,147)	(1,898)
Other liabilities	—	6,310	616	176	4,469	143	(31)
(ii) Private sector	4,471	8,175	(4,539)	(3,069)	(7,237)	(2,043)	(2,344)
Direct investment	14,142	17,286	18,067	14,417	14,852	4,714	2,633
Assets	(5,033)	(3,927)	(6,635)	(7,126)	(9,278)	(1,803)	(1,566)
Liabilities	19,175	21,213	24,702	21,543	24,130	6,518	4,199
Portfolio investment	1,945	5,701	(4,741)	(6,709)	(8,393)	(1,082)	(2,188)
Assets	(1,199)	(1,778)	(5,045)	(2,897)	(3,990)	(1,300)	(444)
Liabilities	3,144	7,479	304	(3,812)	(4,403)	218	(1,744)
Financial derivatives	18	333	48	167	291	(421)	190
Other investment	(11,634)	(15,145)	(17,913)	(10,945)	(13,987)	(5,255)	(2,978)
Assets	(11,909)	(9,486)	(15,751)	(10,237)	(14,172)	(6,043)	(3,049)
Liabilities	274	(5,659)	(2,162)	(708)	185	788	71
Errors and omissions	(891)	(2,622)	(535)	(1,531)	(1,836)	(1,142)	(283)

Overall balance	2,597	13,461	3,999	6,301	7,210	(5,970)	(787)

Reserves and related items Memorandum	(2,597)	(13,461)	(3,999)	(6,301)	(7,210)	5,970	787

Reserve asset position(3)	135,897	144,905	137,233	146,384	155,719	140,390	157,090

Source: Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In 2020, the current account deficit decreased considerably to U.S.$4.4 billion compared to a U.S.$30.3 billion deficit in 2019. The lower current account deficit was primarily due to higher goods trade surplus and lower primary income deficit. The higher goods trade surplus in 2020 was driven by rapid growth of the non-oil and gas trade surplus coupled with a narrower oil and gas trade deficit. In addition, lower primary income deficit in line with the ongoing Covid-19 pandemic coupled with exceptional global financial market uncertainty, which fed through to deteriorating corporate performance and lower foreign capital inflows in the form of direct investment, portfolio investment and other investment. On the other hand, the services trade deficit recorded a wider deficit which was primarily caused by reduction in the travel services trade surplus due to a precipitous decline of international and domestic travelers caused by closed borders and mobility restrictions to prevent Covid-19 transmission.

The capital and financial account surplus decreased to U.S.$7.9 billion in 2020 compared to a U.S.$36.6 billion surplus in 2019, primarily due to a net outflow of portfolio investment at the beginning of the year in response to global financial market panic stoked by rapid Covid-19 transmission around the world. Hence, Indonesia’s overall balance of payments in 2020 recorded a surplus of U.S.$2.6 billion. The position of international reserves assets at the end of 2020 were U.S.$135.9 billion, increased from U.S.$129.2 billion at the end of 2019.

In 2021, the current account reversed to a surplus of U.S.$3.5 billion compared to a U.S.$4.4 billion deficit in 2020. The current account improvements were primarily supported by a significantly larger goods trade surplus compared with conditions one year earlier due to non-oil and gas export performance. Exports of all major commodities improved in 2021, boosted by stronger export demand and higher prices. In addition, the secondary income account surplus also increased as compared to the previous year, which contributed to the current account surplus in 2021.

Notwithstanding the uncertainties in the global financial markets due to the Covid-19 pandemic, the capital and financial account increased to a surplus of U.S.$12.6 billion in 2021, mainly due to long-term capital inflows from foreign direct investments and portfolio investments of the private sector. Hence, Indonesia’s overall balance of payments in 2021 recorded a surplus of U.S.$13.5 billion. The position of international reserves assets at the end of 2021 were U.S.$144.9 billion, increased from U.S.$135.9 billion at the end of 2020.

The current account recorded a U.S.$13.2 billion surplus in 2022, higher than the U.S.$3.5 billion surplus recorded in 2021. This was primarily supported by higher exports in line with the increased international commodity prices and robust demand for several Indonesian commodities such as coal, iron and steel, and metalliferous ores, with imports also rising to fuel the domestic economic improvements. On the other hand, the services trade balance deficit widened as public mobility increased and domestic economic recovery accelerated. The primary income deficit also increased in response to the higher investment income payments on direct investment, which was in line with corporate performance improvements.

The capital and financial account recorded a U.S.$8.7 billion deficit in 2022, reversing a U.S.$12.6 billion surplus in 2021, amidst the higher global financial market uncertainty. Direct investment surplus increased in 2022, reflecting investor views in the domestic economic outlook and domestic investment climate of Indonesia. Meanwhile, portfolio investment recorded a deficit, mainly due to outflow in the domestic SBN market in line with the increasing global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy more aggressively. Other investments also recorded a deficit due to private investments in several financial instruments abroad and net payments of private sector external debt.

As a result of the foregoing, Indonesia’s balance of payments in 2022 booked a U.S.$4.0 billion surplus, compared to the U.S.$13.5 billion surplus in 2021. The official reserve assets was U.S.$137.2 billion as at December 31, 2022, compared to U.S.$144.9 billion as at December 31, 2021.

In 2023, the current account recorded a deficit of U.S.$1.9 billion, after registering a U.S.$13.2 billion surplus in 2022. These developments were mainly influenced by a lower goods trade surplus in line with global economic moderation and lower commodity prices, coupled with steady domestic demand. On the other hand, the services trade deficit narrowed in line with a surge of inbound international travelers as the tourism sector continued to recover.

The capital and financial account in 2023 improved, registering a U.S.$10.0 billion surplus compared to the U.S.$8.7 billion deficit in 2022, supported by surpluses in both direct investment and portfolio investment despite global financial market uncertainty. A conducive investment climate and investors’ view with respect to domestic economic outlook maintained direct investment inflows to Indonesia. In addition, portfolio inflows recorded a surplus despite global financial market uncertainty. Relatively high yields on domestic financial assets for investment and the introduction of new financial instruments issued by Bank Indonesia further bolstered portfolio investment surplus.

As a result of the foregoing, Indonesia’s balance of payments in 2023 booked a U.S.$6.3 billion surplus, an increase from the U.S.$4.0 billion surplus in 2022. The official reserve assets as at December 31, 2023 increased to U.S.$146.4 billion from U.S.$137.2 billion as at December 31, 2022.

In 2024, the current account recorded a deficit of U.S.$8.5 billion, an increase from the U.S.$2.0 billion deficit recorded in 2023. This was primarily due to a decrease in the non-oil and gas trade balance surplus as demand from Indonesia’s main trading partners weakened, while Indonesia’s domestic demand remained strong.

In 2024, the capital and financial account recorded a U.S.$17.5 billion surplus, an increase from the U.S.$9.9 billion surplus in 2023. The higher surplus was supported by foreign capital inflows in the form of direct investment and portfolio investment, despite ongoing uncertainty in global financial markets. Direct investment continued to book a surplus, reflecting positive investor sentiment towards Indonesia’s economic outlook. Additionally, public sector portfolio investment inflow increased, driven by foreign investment in SRBI and the Government’s issuance of bonds and sukuk in international markets.

As a result of the foregoing, Indonesia’s balance of payments in 2024 booked a U.S.$7.2 billion surplus, larger than the U.S.$6.3 billion surplus in 2023. The official reserve assets as at December 31, 2024 were U.S.$155.7 billion, increased from U.S.$146.4 billion as at December 31, 2023.

In the first quarter of 2025, the current account recorded a deficit of U.S.$0.2 billion, a decrease from the U.S.$2.4 billion deficit in the first quarter of 2024. This improvement was primarily due to a higher non-oil and gas trade surplus, supported by the higher global commodity prices, coupled with a lower oil and gas trade deficit resulting from subdued domestic demand.

The capital and financial account recorded a deficit of U.S.$0.3 billion in the first quarter of 2025, a decrease from the U.S.$2.4 billion deficit in the first quarter of 2024. This improvement was attributable to foreign capital inflows, mainly in the form of direct and portfolio investments, reflecting positive investor perception towards domestic economic outlook and the attractiveness of financial asset yields.

As a result of the foregoing, Indonesia’s balance of payments booked a deficit of U.S.$0.8 billion in the first quarter of 2025, which was narrower than the U.S.$6.0 billion deficit in the first quarter of 2024. As of March 31, 2025, official reserve assets stood at U.S.$157.1 billion, up from U.S.$140.4 billion as of March 31, 2024.

Financial System

Indonesia Financial Safety Net and Crisis Management

In April 2016, Law No. 9 of 2016 on the Prevention and Resolution of Financial System Crisis (as amended by Law No. 4/2023, “Law No. 9/2016”) was passed. Law No. 9/2016 revamped the coordination framework for crisis management and resolution among Indonesia Financial Safety Net (“KSSK”) participants and also refined the emphasis on strengthened supervisory capacity, improved banking liquidity and prevention measures. These coordinated policy responses allow an institutionalized early warning system and crisis management protocol which enable KSSK to identify potential disruptions, and determine effective policy responses and resolution steps.

As a participant of the KSSK, the Ministry of Finance also contributes to safeguard financial system stability. In the event of a disruption, such as sudden reversals in capital flows, the Crisis Management Protocol will be activated to determine the policy response required to maintain market confidence and stability. Policy responses include, amongst others, the Bond Stabilization Framework which provides the mechanism to execute buybacks with several SOEs for the purpose of maintaining stability of the sovereign bond market, placement of funds in instruments with a longer maturity period by issuing longer term securities, debt switching to lengthen debt maturities and reduce the risks associated with refinancing.

Indonesia Deposit Insurance Corporation and Liquidity Support

Since September 2005, the Indonesia Deposit Insurance Corporation (“IDIC”), has insured customers’ deposits and actively participated in maintaining the stability of the financial system. The IDIC membership is compulsory for every bank conducting business in Indonesia. The prevailing IDIC coverage is up to Rp2 billion for each depositor in any one bank. The IDIC will pay, in accordance with its procedures, deposit insurance claims when a member bank has its license revoked by the OJK. The maximum amount of deposit insured can be adjusted, among others, in the event of a crisis that can potentially decrease public trust in the banking system or affect the stability of the financial system.

The Government’s policy on addressing sudden reversals in capital flows involves, among others, the implementation of a Crisis Management Protocol, which involves cooperation between the Ministry of Finance, Bank Indonesia, OJK and IDIC. In the event of a financial crisis, policy steps could include executing buybacks for stabilization in the event of a disruption; taking steps to enhance cooperation among Government institutions, Bank Indonesia, SOEs, regulators and other market participants to maintain stability of the sovereign bond market; and encouraging the placement of funds in instruments with a longer maturity by issuing longer term securities and debt switching to lengthen debt maturities and reduce risks associated with refinancing.

Law No. 9/2016 provides a clear division of responsibilities between the Ministry of Finance, Bank Indonesia, OJK and IDIC in preventing and resolving crises in the financial system through the establishment of a Financial System Stability Committee with representatives from each of the Ministry of Finance, Bank Indonesia, OJK and IDIC. The Financial System Stability Committee aims to provide a coordinated policy response on the basis of regular monitoring of key areas of the financial system. In March 2020, certain provisions with respect to short term liquidity loans were revoked in order to enable the implementation of Covid-19 related financial policies.

Financial Sector Omnibus Law (Law No. 4/2023 )

Law No. 4/2023, which was enacted and became effective on January 12, 2023, represented a milestone for Indonesia’s financial sector reform and aims to develop an inclusive, deep and stable financial sector for accelerating the development of Indonesia’s national economy. Law No. 4/2023 is an omnibus law to amend 16 existing laws on financial sectors, such as banking, capital markets, insurance, guarantees, financing companies, financial system stability and export credits. Law No. 4/2023 also revoked the pension fund law and issued the new one.

Law No. 4/2023 focuses on, among others, strengthening the institutional setting of the authorities; strengthening governance of financial institutions; improving public’s trust in financial industry; promoting long- term fund accumulation in the financial sector for welfare and supporting sustainable development funding; strengthening of customers protection for financial products; and strengthening of financial sectors literacy, inclusion and innovation in the financial sector.

Among other provisions, Law No. 4/2023 grants supervisory authority over digital financial assets (including cryptocurrencies) and securities-related financial derivatives to OJK and over financial derivatives related to the money markets and FX to Bank Indonesia, rather than the commodities regulatory authority, Badan Pengawas Perdagangan Berjangka Komoditi. Law No. 4/2023 also mandates Bank Indonesia to be the sole authorized institution empowered to manage digital Rupiah.

The law also permits Bank Indonesia to purchase domestic government bonds (SBN) in the primary market during in the event of a crisis (as declared by the President). The acquisition of long-term government securities in the primary market shall be carried out pursuant to the decisions of the Financial System Stability Committee. The purchase scheme and mechanism of any such initiative under Law No 4/2023 is required to be stipulated in a joint decision by the Minister of Finance and the Governor of Bank Indonesia.

The Banking System

The Government’s policies for the banking sector emphasize the strengthening of the banking system.

The law governing Bank Indonesia (the “Central Bank Law”), Indonesia’s central bank, provides that Bank Indonesia will conduct monetary policy to achieve an inflation target as determined by the Government in consultation with Bank Indonesia. It also provides for the creation of the Bank Indonesia Supervisory Board (the “Supervisory Board”), to assist the DPR in conducting oversight of Bank Indonesia’s internal financial management. The Supervisory Board comprises five members chosen by the DPR and appointed by the President for three-year tenures. The January 2004 amendment also stipulates that Bank Indonesia is the lender of last resort to ensure the stability of the financial system. Bank Indonesia’s banking supervision function was transferred to the OJK on December 31, 2013. The latest amendment to the Central Bank Law was in 2023 through the enactment of Law No. 4/2023.

The authorities implement risk mitigation by strengthening micro and macro-prudential surveillance. Micro-prudential surveillance is performed on an individual bank or financial institution in order to ensure the fulfillment of prudential regulations through on-site and off-site supervision. Additionally, macro-prudential surveillance also aims to ensure that prudential regulations are adhered to at the industry level as an aggregate.

Under a framework of strengthening micro-prudential surveillance, a number of measures have been introduced by Bank Indonesia and the OJK to bolster and improve surveillance in order to better anticipate the symptoms of troubled banks on a risk basis, as well as enhance the quality of human resources through training, attachments and certification programs.

In addition, improvements to the tools and methodologies used in surveillance are ongoing in order to reinforce macro-prudential aspects, among others, stress testing, probability of default analysis, transition matrices and other early warning mechanisms. The creation of the financial system safety net also assists authorities to mitigate potential systemic risks that might arise.

OJK has issued banking regulations that are in line with the international standards, such as the Basel framework. In terms of the capital reforms, the Basel III capital framework has been transposed into domestic regulations and in force since December 2013, and was lastly amended in December 2022. These regulations cover (i) raising the quality of regulatory capital, (ii) setting a minimum Tier 1 and CET 1 ratio of 6% and 4.5%, respectively, as well as a minimum capital requirement based on risk profile between 8% to 14%, and (iii) building-up of adequate buffers above the minimum capital requirement based on risk profile (including a capital conservation buffer, countercyclical buffer and capital surcharge for D-SIBs). The December 2022 amendments also cover the capital requirements for bank’s exposure to central counterparties and margin requirements for non-centrally cleared derivatives.

As part of its Basel III implementation policies, OJK issued regulations for the Basel III Liquidity framework, Liquidity Coverage Ratio (“LCR”), Net Stable Funding Ratio (“NSFR”), and the risk weighted assets (“RWA”), calculation relating to derivative transactions. The LCR regulation was issued in December 2015 and requires banks to maintain short-term liquidity through high quality liquid assets that meet their liquidity needs for thirty days. The NSFR regulation was issued in July 2017 and uses NSFR as an indicator to evaluate a bank’s long-term liquidity risk by comparing the amount of stable funding available to the bank with the amount of stable funding required by the bank. It aims to reduce long-term liquidity risk by requiring banks to fund activities from stable and adequate sources of funds. Regulations relating to the RWA calculation for derivative transactions were issued in September 2017, providing guidelines for calculating the risk exposure to derivative transactions due to counterparty credit risk.

Under the Prevention and Resolution of Financial System Crisis law, OJK has issued a regulation concerning a systemic bank recovery plan in April 2017. This regulation was later consolidated under OJK Regulation No. 5 of Year 2024 concerning the Determination of Status of Supervision and Problem Handling and Commercial Banks. This regulation establishes the requirements for systemic banks to prepare and submit recovery plans. Systemic banks are also required to have guidelines in relation to the recovery plan in place, which are prepared by taking into account the governance principles supporting the implementation of the recovery plan. Moreover, systemic banks are also obliged to evaluate and perform stress testing in order to assess the adequacy of their recovery plans at least once a year.

As of December 31, 2022, total banking assets were Rp11,315.8 trillion, consisting of commercial bank assets of Rp11,113.3 trillion and rural bank assets (including assets of Sharia rural banks) of Rp202.5 trillion.

As of December 31, 2023, total banking assets were Rp11,984.0 trillion, consisting of commercial bank assets of Rp11,765.8 trillion and rural bank assets (including assets of Sharia rural banks) of Rp218.2 trillion.

As of December 31, 2024, total banking assets were Rp12,690.7 trillion, consisting of commercial bank assets of Rp12,461.0 trillion and rural bank assets (including assets of Sharia rural banks) of Rp229.7 trillion.

As of March 31, 2025, total banking assets were Rp12,955.2 trillion, consisting of commercial bank assets of Rp12,726.9 trillion and rural bank assets (including assets of Sharia rural banks) of Rp228.3 trillion.

Islamic Financial System

The Government believes that the Islamic finance banking industry has an opportunity to grow rapidly in Indonesia, which has the largest Muslim population in the world. The industry provides the Muslim community with alternative financial products and services that conform to Sharia principles. These Sharia principles as applied to the Islamic finance banking industry includes Sharia concepts related to mudarabah (profit and loss sharing), wadiah (safekeeping), musharaka (joint venture), murabahah (cost plus), and ijara (leasing). Sharia prohibits riba, or usury, defined as interest paid on all loans of money. Furthermore, investments in some businesses that provide goods or services considered contrary to Islamic principles (such as pork or alcohol) are also considered haraam (sinful and prohibited) under Sharia principles. To assist with the development and growth of Islamic financial services in Indonesia, these alternative financial products are considered an integral part of the banking industry and contribute to enhancing the stability of the Indonesian financial system by supporting national economic development in Indonesia.

Law No. 21 of 2008 on Sharia Banking (as lastly amended by Law No. 4/2023, the “Sharia Banking Law”) was enacted to facilitate the expansion of the Indonesian Islamic banking industry. The Sharia Banking Law applies Sharia principles to banking for Sharia banks and Sharia divisions of conventional banks, prohibiting the payment and receipt of interest and providing that returns on funds that are distributed or lent out must be based on the actual profits generated. The Sharia Banking Law also prohibits Islamic banking business and transactions that would support practices or products forbidden or discouraged by Sharia principles. The Government believes that this legislation will better position Indonesia as a venue for Islamic banking and finance.

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds (“Sukuk”).

The Indonesian Islamic financial industry has been developing under the regulatory authority of OJK (since December 31, 2013) and previously Bank Indonesia, which formulates and publishes a strategic plan for the development of the industry. OJK has established a new strategic plan for the development of Indonesia’s Islamic banking industry for 2020-2025. This new strategic plan is expected to provide guidelines that include detailed initiatives as well as specific objectives for the Sharia banking industry to achieve. This strategic plan for the development of the national Sharia banking industry is recognized as the “Roadmap of Indonesian Islamic Banking 2020-2025” with a view to “establish a Sharia banking industry that contributes to facilitating the development of the halal industry and a competitive and efficient Sharia banking industry by increase of business scale and application of technology.” The roadmap includes, among others, the following measures: (i) establishment of Shariah banker code of conduct and basic competence, (ii) strengthening the implementation of compliance and internal audit functions on compliance with Sharia principles, (iii) issuance of regulations to develop Sharia banking products to be offered to the customers and to aid national priority programs, (iv) strengthening the capital of Sharia banking entities and issuing regulations on banking synergy and settlement of Shariah People’s Financing Bank (Bank Pembiayaan Rakyat Syariah), and (v) encouraging digitalization of Sharia banking.

OJK and Bank Indonesia have issued various regulations in order to support the growth and development of the Sharia banking industry taking into account precautionary principles and Sharia principles.

The Sharia Non-Bank Financial Industry (Industri keuangan Non Bank Syariah or IKNB Sharia) is also supervised by OJK and consists of the Sharia Insurance Company, the Sharia Pension Fund, the Sharia Financial Institution and other Sharia Financial Service Institutions. OJK issued OJK Regulation No. 35 of 2024 to govern the Sharia pension funds which came into force in March 2025. Under the regulation, management of Sharia pension funds may be conducted by way of: (i) establishment of Sharia pension fund, (ii) conversion of pension fund into Sharia pension fund, (iii) formation of Sharia unit in Employee Pension Fund, or (iv) sale of Sharia investment package in financial institution pension fund.

As of December 31, 2022, of the 87 underwriters licensed by OJK, only 33 were involved in issuances of Sukuk, and of the 96 investment managers licensed by OJK, there are 61 investment managers having Sharia investment management unit and one Sharia investment manager.

As of December 31, 2023, of the 88 underwriters licensed by OJK, only 34 were involved in issuances of Sukuk, and of the 94 investment managers licensed by OJK, there are 60 investment managers having Sharia investment management unit and one Sharia investment manager.

As of December 31, 2024, out of the 89 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 91 investment managers licensed by OJK, there were 59 investment managers with Sharia investment management units.

As of March 31, 2025, out of the 89 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 59 investment managers with Sharia investment management units.

As of December 31, 2022, assets of Sharia banks were Rp782.1 trillion, or 7.0% of Indonesia’s total banking assets.

As of December 31, 2023, assets of Sharia banks were Rp869.0 trillion, or 6.8% of Indonesia’s total banking assets.

As of December 31, 2024, assets of Sharia banks were Rp955.3 trillion, or 7.5% of Indonesia’s total banking assets.

As of March 31, 2025, assets of Sharia banks were Rp960.8 trillion, or 7.5% of Indonesia’s total banking assets.

Anti-Money Laundering Regime

Various financial regulatory agencies in the Republic were formed to combat money laundering activities within Indonesia. In 2002, the Government enacted an anti-money laundering law (“2002 AML Law”), and established a financial intelligence unit, the Indonesian Financial Transaction Reports and Analysis Centre (Pusat Pelaporan Analisis Transaksi Keuangan (“PPATK”)). The PPATK’s duties were later expanded to include matters relating to countering terrorism financing, and consequently, the PPATK was appointed to be the focal point of countering money- laundering and financing of terrorism in Indonesia.

Some of the significant progress made in implementing the Government’s anti-money laundering laws and countering financing of terrorism, national strategies in the last few years includes: promulgating a new Anti-Money Laundering Law, namely, Law No. 8 of 2010 on the Prevention and Eradication of Money Laundering Crimes (the “2010 AML Law”), and the ratification of the UN Convention against Transnational Organized Crime. The 2010 AML Law came into force on October 22, 2010 replacing the 2002 AML Law, as amended, to be in line with current international standards and best practices.

As part of the implementation of the Government’s policy to prevent and eradicate the crime of money laundering, the PPATK has issued and continues to issue various regulations as further implementation of the 2010 AML Law.

On March 13, 2013, the DPR adopted Law No. 9 of 2013 on the Prevention and Eradication of the Financing of Terrorism (“Law No. 9”). Law No. 9 comprehensively regulates: (i) the criminalization of terrorist financing offenses and other offenses related to terrorism financing offenses; (ii) the application of the principle of recognizing users of financial services; reporting and compliance monitoring; (iii) surveillance activities through a remittance transfer system or through other systems by financial service providers; (iv) control disposition of cash and/or other payment instruments into or outside the Indonesian customs area; (v) blocking mechanisms relating to the movement of cash and/or other payment instruments; (vi) the inclusion in the list of suspected terrorists and terrorist organizations; and (vii) arrangements regarding the setting of the investigation, prosecution, and examination at trial.

Terrorism financing within the scope of Law No. 9 includes acts committed, directly or indirectly, in order to provide, gather, give, or lend funds to those who are known to intend to commit an act of terrorism. In addition to individuals, Law No. 9 regulates the criminalization of terrorist financing to terrorist organizations. Terrorist organizations within Law No. 9 can include a collection of people who have a common goal and that, based on a court decision, have committed an act of terrorism. Parties that are named in lists of terrorist organizations also fall within the scope of Law No. 9.

Since 2017, OJK has required any financial service provider to identify, assess and understand the risk of money laundering and/or terrorism financing crimes related to customers, countries, geographic areas, products, services, transaction or delivery channels. To perform these types of activities, the financial service provider must establish policies, supervision and maintenance procedures and mitigation of money laundering and terrorism financing risks and establish a special task force and/or appoint an officer to act as a person-in-charge for the implementation of anti-money laundering and anti-terrorism financing programs. The financial service provider is required to submit suspicious financial transaction reports, cash transaction reports and other reports to the PPATK. In September 2019, OJK began to require certain additional measures to prevent the funding and proliferation of weapons of mass destructions, namely the requirements for OJK to conduct data maintenance, identity and background checking of transaction parties and immediate blocking of suspected transactions.

Bank Indonesia

Bank Indonesia’s statutory mandate states that “the goal of Bank Indonesia as the central bank of the Republic of Indonesia is to achieve Rupiah stability, maintain payment system stability and contribute in maintaining financial system stability to support sustainable economic growth.” Rupiah stability is measured by the stability of prices of goods and services as well as the Rupiah exchange rate. The stability of prices of goods and services is reflected by a low and stable inflation. Stability of exchange rate is reflected by a stable Rupiah exchange rate against other currencies. A stable exchange rate is inherent in supporting a low and stable inflation, and both are crucial in achieving sustainable economic growth. Market conditions determine the Rupiah exchange rate, consistent with the floating exchange rate system adopted by Bank Indonesia in August 1997. See “Foreign Exchange and Reserves — Exchange Rates.” Bank Indonesia may, however, continue to use its policy instruments to minimize exchange rate fluctuations.

Bank Indonesia, as a separate legal entity from the Government, has its own assets and its own liabilities. The foreign exchange reserves held by Bank Indonesia are recorded on the assets side of the Bank Indonesia balance sheet, while certain items of foreign debt (such as loans from the IMF) are liabilities of Bank Indonesia.

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,					As of June 30,
	2020	2021	2022	2023	2024	2025P

Base Money (M0)	1,147,200	1,351,172	1,715,619	1,690,270	1,774,691	1,583,403
Currency in Circulation(1)	898,870	959,812	1,026,483	1,101,748	1,204,536	1,153,040
Commercial Banks Demand Deposits at Bank Indonesia	246,807	389,178	687,245	585,270	472,592	382,590
Private sector Demand Deposits	1,523	2,183	1,890	3,253	7,022	3,780
Bank Indonesia Certificates (“SBI”)(2)	—	—	—	—	—	—
Factors Affecting Base Money (M0)	1,147,200	1,351,172	1,715,619	1,690,270	1,774,691	1,583,403
Net Foreign Assets	1,877,480	1,942,909	1,999,397	2,058,128	2,077,811	2,029,014
Claims on Non-Residents	1,997,927	2,151,872	2,227,898	2,354,811	2,687,251	2,692,631
Liabilities to Non-Resident	(120,447)	(208,964)	(228,501)	(296,683)	609,440	663,618
Claims on Other Depository Corporations	56	56	56	56	56	56
Liquidity Credits	56	56	56	56	56	56
Other Claims	—	—	—	—	—	—
Net claims on central Government	(191,278)	(167,718)	(335,849)	(378,193)	(417,471)	(356,425)
Claims on central Government	124,326	113,358	101,611	87,814	77,638	71,627
Liabilities to central Government	(315,605)	(281,076)	(437,460)	(466,008)	495,109	428,051
Claims on Other Sectors	9,805	9,782	9,814	9,767	9,858	9,920
Claims on Other Financial Institutions	—	—	—	—	40	40
Claims on Private Sectors	9,805	9,782	9,814	9,767	9,818	10,122
Open Market Operations(3)	(15,312)	126,293	465,960	460,247	664,662	530,120
Other Liabilities to Commercial & Rural Banks	(58,222)	(87,160)	(66,386)	(65,007)	(73,286)	(76,081)
Deposits included in Broad Money (M2)	—	—	—	—	—	—
Deposits excluded from Broad Money (M2)	—	—	—	—	—	—
Shares and Other Equity	(447,681)	(412,022)	(354,640)	(398,168)	(494,934)	(565,116)
Net Other Items	(27,649)	(60,967)	(2,734)	3,441	7,996	11,915

Source: Bank Indonesia

(1)	Currency outside banks plus cash in vault.

(2)

SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of December 31, 2024

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	12,461,0	98.2
Rural credit banks(1)	1,530	229.7	1.8

Total banking	1,635	12,690.7	100.0

Insurance:
Life insurance	49	585.0	33.0
General insurance & Reinsurance	80	281.7	15.9
Social insurance(2)	2	905.8	51.1

Total insurance	131	1,772.5	100.0

Pension funds:
Financial institution pension funds	26	146.1	38.2
Employer pension funds	165	236.4	61.8

Total pension funds	191	382.5	100.0

Finance companies(3)	146	588.9	42.9
Venture capital companies	53	26.6	1.9
Securities companies(4)	119	72.5	5.3
Mutual funds (collective investment schemes. not institutions)	1,505	499.3	36.4
Credit guarantee companies	23	46.4	3.4
Pawn shops	184	106.0	7.7
Fintech peer to peer lending(5)	97	8.6	0.6
Micro financial institutions(6)	250	1.7	0.1
Insurance and reinsurance brokers	191	21.3	1.6

Total	2,568	1,371.3	100.0

Source: OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)	These include 27 securities companies that are not members of a securities exchange but acting as broker- dealers and/or underwriters.
(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Indonesian banks are divided into two categories: commercial banks and rural banks. Both commercial and rural banks may operate under either conventional banking principles or under Sharia principles.

The OJK is responsible for the regulation and supervision of the insurance industry. Development of this sub-sector has required the implementation of more robust regulatory requirements and, in particular, improved capital requirements, including requirements to continuously maintain a specified ratio of risk-weighted assets to risk-weighted liabilities.

Pension funds are divided into two categories: employer pension funds and financial institution pension funds. Employer pension funds may be run either as defined benefit plans or as defined contribution plans, while financial institution pension funds may only be run as defined contribution plans.

Indonesia’s other non-bank financial institutions include finance companies, guarantee companies, venture capital companies, Indonesia export credit agencies, infrastructure financing companies and secondary mortgage facilities companies.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,					As of March 31,
	2020	2021	2022	2023	2024P	2025P

Assets
Loans	5,547.6	5,820.6	6,497.6	7,186.9	7,942.9	8,020.0
Interbank Assets	252.8	223.1	245.4	258.4	275.1	288.1
Placements at Bank Indonesia	775.4	1,146.4	1,293.6	1,047.8	858.9	878.5
Securities (including Government Bonds)	1,466.9	1,831.0	1,863.5	1,987.8	2,222.6	2,256.6
Equity Participation	55.0	96.5	111.1	116.7	126.1	126.6
Other Claims	656.5	623.6	667.6	661.6	478.6	531.7
Others	423.6	371.1	434.5	506.7	556.8	625.3

Total Assets	9,177.8	10,112.3	11,113.3	11,765.8	12,461.0	12,726.9

Liabilities
Third Party Funds	6,665.4	7,479.5	8,153.6	8,457.9	8,837.2	9,010.2
Liabilities owed to Bank Indonesia	6.0	1.7	2.1	17.6	23.6	25.3
Interbank Liabilities	176.7	160.6	173.4	198.4	192.6	187.0
Securities	125.1	117.7	115.1	99.0	99.3	114.6
Borrowing	270.0	227.6	293.3	308.3	395.4	393.5
Other Liabilities	135.0	125.8	156.1	239.4	355.3	374.8
Guarantee Deposits	4.4	4.6	4.3	4.9	5.2	5.1
Others	526.2	523.5	606.0	680.7	699.8	818.0
Capital:
Paid in Capital	229.6	261.7	282.9	312.8	313.8	315.3
Reserves	73.7	81.2	88.9	97.7	104.9	107.5
Current Earnings/Loss	104.7	140.2	201.8	243.3	255.2	65.5
Retained Earnings/Loss	612.6	648.3	675.7	738.6	810.4	944.9
Estimates of Additional Paid in Capital	192.2	274.0	282.0	288.2	300.4	303.7
Others	56.2	65.9	78.1	78.9	67.8	61.5

Total Liabilities	9,177.8	10,112.3	11,113.3	11,765.8	12,461.0	12,726.9

Source: OJK

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,					As of March 31,
	2020	2021	2022	2023	2024P	2025P

	(percentages)
CAR	23.8	25.7	25.7	27.8	27.8	25.4

Source: OJK.

Non-Performing Loans

Since the beginning of 2005, Indonesian banks have been required to calculate their non-performing loans (“NPLs”), using international best practices-based standards that require banks to classify as “non-performing” all loans to any borrower if any of that borrower’s loans are non- performing. Banks nationwide are required to apply the same uniform loan classification system to all loans meeting one of three criteria: (i) loans greater than Rp10 billion that are made to one borrower or one similar project; (ii) loans between Rp1 billion and Rp10 billion that are made to one of the 50 largest debtors of the lending bank; and (iii) loans based on joint financing to one borrower or one project.

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,					As of March 31,
	2020	2021	2022	2023	2024P	2025P

	(percentages)
Gross NPL ratio*	3.1	3.0	2.4	2.2	2.1	2.2

Source: OJK.

*	Interbank loans excluded.
P	Preliminary.

Capital Markets and Capital Markets Regulation

The Indonesian capital markets are regulated by the OJK, which superseded the Capital Markets and Financial Institutions Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan (“Bapepam-LK”)) and assumed its duties and functions when Bapepam-LK and the Ministry of Finance’s Directorate General of Financial Institution, were merged into a single unit on December 31, 2012.

The regulatory framework for the Indonesian capital markets is provided by the Capital Markets Law No. 8 of 1995 on Capital Markets (as amended by Law No. 4/2023, the “Capital Markets Law”). The Capital Markets Law granted the original regulatory authority (and its successors, including OJK) authority in the fields of regulation, development, supervision and law enforcement. The law also provides the authority and responsibilities of self-regulatory organizations, capital market institutions, professionals and firms conducting business in the capital markets. According to the Capital Markets Law, OJK is responsible for the guidance, regulation and day-to-day supervision necessary to implement orderly, fair and efficient capital markets and to protect the interests of investors and the public.

Over the past few years, OJK has introduced rules to strengthen its supervisory and enforcement capacity over Indonesia’s capital markets and to promote sound and transparent capital markets. It has exercised its authority over publicly listed companies by issuing new corporate governance regulations to make corporate management and audit committees more directly responsible for financial reports. OJK has also issued revised regulations on the content of listed companies’ annual reports, general meeting of shareholders, board of directors and board of commissioners, remuneration and nomination committees, and corporate secretary.

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the four months ended April 30, 2025.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	11,704.9
Listed shares (in billions of shares)	11,598.4
Average daily transaction value (in billions of Rupiah)(1)	12,472.0
Average daily transaction volume (in millions of shares)(1)	19,032.0

Source: IDX

As the largest Muslim country in the world, Indonesia has been engaged in an initiative to establish a legal framework for the development of an investor market in Indonesia for Sharia-compliant securities, which are securities that comply with the tenets of Islamic legal principles. The OJK and Bapepam-LK issued various regulations on the form and issuance of Sharia-compliant commercial paper and mutual funds to enhance the growth of the Sharia-compliant securities industry and to provide alternative mutual fund products to investors within Indonesia as well as to attract Muslim investors outside Indonesia.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of December 31, 2024 and April 30, 2025, the market capitalization of the JII was Rp3,340.6 trillion and Rp3,794.7 trillion, respectively.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. As of December 31, 2024, the ISSI comprised of 616 Sharia stocks listed on the IDX and its market capitalization was Rp6,825.3 trillion. As of April 30, 2025, the ISSI comprised of 626 Sharia stocks listed on the IDX and its market capitalization was Rp6,863.1 trillion.

Monetary Policy

In order to ensure financial and macroeconomic stability, Bank Indonesia also deploys a variety of policy instruments (policy mix approach) which consist of (i) policy rate to anchor inflation expectation complemented by (ii) exchange rate flexibility to lessen pressure on current account, (iii) capital flow management to dampen short-term excessive volatility of exchange rate, (iv) appropriate macroprudential measures, and (v) ensure good communication to the public. Bank Indonesia also pursues financial market deepening to support the stability of the Rupiah exchange rate and enhance the effectiveness of transmission of monetary policy.

During 2020, Bank Indonesia strengthened its policy mix oriented towards safeguarding economic stability and stimulating economic recovery from the distress caused by the Covid-19 pandemic. The policy response was instituted through an accommodative monetary policy mix, including reductions in the Bank Indonesia 7-Day Reverse Repo Rate (“BI Rate”), liquidity injections, strengthening the monetary operations strategy and guiding the exchange rate towards the currency’s fundamental value. Accommodative macroprudential policy was maintained along with efforts to strengthen payment system policy in order to accelerate the digital economy and finance, buttressed by other supporting policies. Bank Indonesia also continued to strengthen synergy with the Government and other relevant authorities in order to follow up on all responsibilities in accordance with Law No. 2 of 2020 as part of the national policy response under the extraordinary conditions caused by the Covid-19 pandemic.

Bank Indonesia lowered the BI Rate five times in 2020. BI Rate reductions in 2020 totaled 125 basis points, bringing the BI Rate to 3.75% by the end of 2020. Reductions of 25 basis points (“bps”) were announced at each Board of Governors Meeting in February, March, June, July and November 2020. The measured decision to reduce gradually the BI Rate was based on low inflation and the need to maintain the attractiveness and competitiveness of domestic financial assets for investment for the sake of external stability.

To stimulate national economic recovery and maintain financial system stability, Bank Indonesia also introduced monetary stimuli in the form of quantitative easing. As of the end of 2020, Bank Indonesia had injected Rupiah liquidity totaling approximately Rp726.57 trillion, equivalent to 4.7% of GDP, primarily in the form of lower reserve requirements totaling around Rp155 trillion and monetary expansion totaling approximately Rp555.77 trillion. Bank Indonesia lowered reserve requirements by 300 bps, including the 50 bps incentive, in 2020. In addition, Bank Indonesia lowered the foreign currency reserve requirements by 400 bps, effective March 16, 2020 in order to boost foreign exchange liquidity in the banking industry and alleviate pressures in the foreign exchange market. Bank Indonesia also waived the additional macroprudential intermediation ratio (“MIR”) Giro, the balance of Rupiah demand deposits held at Bank Indonesia to meet MIR. This policy provided approximately Rp15.8 trillion of additional liquidity to the banking industry. In the latter half of the year, Bank Indonesia provided Giro services to banks meeting the daily and average Rupiah reserve requirements of 1.5% per year, with a portion calculated to obtain a Giro service of 3% of deposit, effective August 1, 2020.

Bank Indonesia also maintained a Rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms amid persistent global financial market uncertainty. Bank Indonesia stabilized and strengthened the Rupiah by increasing the intensity of triple-intervention policy in the spot market, Domestic Non-Deliverable Forwards (“DNDF”), transactions and purchases of Government securities in the secondary market. In addition, in March 2020, Bank Indonesia lowered the foreign currency reserve requirement by 400 bps to boost foreign exchange liquidity in the banking sector and simultaneously alleviate pressure on the foreign exchange market, as well as expanding the types of underlying transactions for foreign investors to provide an alternative hedging instrument against Rupiah holdings. Furthermore, exchange rate stabilization policy is supported by efforts to reinforce external resilience. To that end, Bank Indonesia secured a bilateral repo line agreement with the US Federal Reserve and extended bilateral swap and repo line agreements with the Monetary Authority of Singapore.

Furthermore, Bank Indonesia expanded money market and foreign exchange market instruments and transactions in order to provide more hedging instruments against currency risk through DNDF transactions, foreign exchange swaps and term repo agreements with the banking industry, while strengthening monetary operations and Islamic financial market deepening through the Sharia Compliant Liquidity Facility, Sharia-Compliant Liquidity Management and Sharia-Compliant Interbank Fund Management Certificates. In addition, Bank Indonesia also strengthened foreign currency term deposit instruments in order to enhance foreign currency liquidity management in the domestic markets, while encouraging banks to utilize lower foreign currency reserve requirements for domestic purposes. Furthermore, to strengthen money market and foreign exchange market deepening, Bank Indonesia was also encouraging infrastructure development in terms of electronic trading platforms and a central counterparty. Striving to enhance transmission of its accommodative monetary policy stance, Bank Indonesia continued to strengthen its monetary operations strategy, while developing money market instruments to support corporate and small and medium enterprise (“SME”) financing in line with the national economic recovery program.

Bank Indonesia implemented an accommodative macro-prudential policy in line with the existing policy mix and national policy mix, including various efforts to mitigate risk in the financial sector caused by the outbreak of Covid-19. Therefore, Bank Indonesia relaxed the MIR by extending the incentive period of 50 bps lower Rupiah reserve requirements for banks allocating SME loans, loans for export-import activity as well as non-SME loans to priority sectors as stipulated in the national economic recovery program from previously December 31, 2020 to June 30, 2021, while also injecting liquidity into the banking industry to support loan restructuring for SMEs as well as ultra-micro enterprises with loans from financial institutions and strengthening macro-prudential policies to encourage inclusive financing, particularly for SMEs. Furthermore, Bank Indonesia maintained a Countercyclical Buffer ratio of 0%, MIR in the range of 84-94% with a disincentive parameter of 0%, a Macroprudential Liquidity Buffer ratio of 6% with repo flexibility of 6%, and a Loan to Value / Financing to ratio Value for property credit / financing is in accordance with current regulations. Bank Indonesia also lowered the minimum down payment on automotive loans/financing from 5-10% to 0% for the purchase of green vehicles, while maintaining prudential principles.

Bank Indonesia maintained cash and non-cash payment system convenience and availability in order to facilitate economic and financial transactions. This was achieved through, amid the Covid-19 pandemic, the circulation of sanitized currency notes and the promotion of cashless transactions through e-money, internet banking and the launch of an Indonesian standard for quick response codes, as well as accelerating the implementation of the digital economy and finance as part of the economic recovery efforts. Bank Indonesia also implemented measures among the banking industry, financial technology companies, the Government and other relevant authorities to promote digitalization and support the economic recovery.

Bank Indonesia has also accelerated the implementation of the Indonesia payment systems blueprint for 2025 to support digital economy and finance activities during the Covid-19 pandemic, stimulate a momentum for national economic recovery as well as expedite economic and financial inclusion. Bank Indonesia also continued to strengthen synergies with the Government and other relevant authorities to support cashless social aid program disbursements through expediting the electronification of the social aid program disbursements, including the Family Hope Program, Noncash Food Assistance Program, Pre-Employment Card and Indonesia Smart Card to help alleviate the impact of Covid-19.

In 2021, Bank Indonesia oriented all monetary, macroprudential and payment system policy instruments towards supporting the national economic recovery in close coordination with the Government and Financial System Stability Committee as follows:

(i)

In the monetary sector, a historically low policy rate was maintained along with the maintenance of Rupiah exchange rate stability and liquidity injections through quantitative easing. The low policy rate would be maintained until there are indications of rising inflation. Since 2020, Bank Indonesia lowered the BI Rate six times to 3.50%, the lowest in history. The Rupiah exchange rate stabilization policy was implemented through triple intervention targeting the spot market, DNDF and purchases of government securities in the secondary market, amid persistent global financial market uncertainty. Likewise, Bank Indonesia continued to inject liquidity via quantitative easing to strengthen the banking industry’s ability to extend credit/financing to the corporate sector. In 2020 and 2021, the quantitative easing policy resulted in liquidity injections of Rp874.4 trillion into the banking industry to support the national economic recovery program;

(ii)

Accommodative macroprudential policies continued to revive bank financing disbursed to the corporate sector, in synergy with Financial elevated uncertainty System Stability Committee policy. This included loosening the down payment requirements on automotive loans; the Loan/Financing-to-Value (LTV/FTV) Ratio on Property Loans and the (Sharia) MIR; encouraging the banks to lower prime lending rates; as well as other accommodative macroprudential policies. Bank Indonesia also refined and modernized the MSME Credit Ratio policy into the Macroprudential Inclusive Financing Ratio (Rasio Pembiayaan Inklusif Makroprudensial (“RPIM”));

(iii)

Bank Indonesia continued to accelerate payment system digitalization for integration of the national digital economy and finance. This included expansion of Quick Response Code Indonesian Standard (“QRIS”) acceptance to 12 million merchants by the end of 2021, including cross-border QRIS, implementation of the National Open API Payment Standard; as well as electronification of social aid program (bansos) disbursements, transportation modes and government financial operations. Various agendas in the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia (“BSPI”)) 2025 had also been accelerated, including development of Bank Indonesia-Fast Payment (“BI-FAST”) as a real-time retail payment system available 24/7, along with interlinkages between digital banking and FinTech, as well as payment system regulatory reform;

(iv)

In addition to the three main policy initiatives above, Bank Indonesia also directed four supporting policies (MSMEs, Islamic economy and finance, financial market deepening, and international policy) towards national economic recovery. Bank Indonesia enhanced the policy synergy with the Government, banks, and other institutions to develop MSMEs as well as the Islamic economy and finance as a new source of national economic growth in Indonesia. Financial market deepening also accelerated, particularly the Rupiah and foreign exchange money markets, to strengthen monetary policy transmission, support financial system stability, and finance development, including infrastructure. International policy was directed towards not only strengthening Bank Indonesia’s policy diplomacy, but also to support the Government in facilitating and promoting trade and investment in various countries; and

(v)

Bank Indonesia also adjusted its operational activities and public services to support Government restrictions on public mobility during the Covid-19 pandemic. This included cash services, payment systems, monetary operations and central banking services to the Government. In addition, Bank Indonesia temporarily increased the maximum limit on cash withdrawals through ATM machines using chip technology until 30 September 2021.

During 2022, Bank Indonesia raised the BI Rate by 200 bps to 5.50% since August 2022. The decision to increase the interest rate is a front-loaded, pre-emptive, and forward-looking measure to cause the inflation expectations and inflation to decline, so that the core inflation is maintained within the range of 3.0±1%. This is in line with the increase in inflation expectations after the increase in subsidized fuel prices which had reached 6.5% and needed to be controlled to avoid pressure on core inflation. With the increase in the BI Rate, inflation expectations gradually decreased to 5.5% and therefore supported lower core inflation realization of 3.36% (year-on-year) at the end of 2022 compared to the initial forecast of 4.16% (year-on-year). In line with this, Bank Indonesia also strengthened monetary operations by increasing the structure of interest rates on the money market in accordance with the increase in the BI Rate.

The direction of the BI policy mix in 2022 continues to be synergized as part of the national policy direction to accelerate economic recovery while maintaining stability. In this regard, in line with the risk of increasing uncertainty in the global financial markets due to the tightening monetary policies in advanced economies, especially the United States, amid the early stages of Indonesia’s economic recovery, Bank Indonesia adopted a policy mix consisting of “one policy to maintain stability and four policies to support economic growth” as it has alluded to before. Monetary policy is directed at maintaining stability (pro-stability), while the other four instruments, namely macroprudential policies, digitalization of the payment system, deepening of the money market, as well as inclusive and green economy-finance are aimed to accelerate national economic recovery (pro-growth).

The key points of Bank Indonesia’s policy mix implemented in 2022 are as follows:

1.

Monetary policy was aimed at ensuring macroeconomic stability, through increase of policy rate (BI Rate), Rupiah exchange rate stabilization, and liquidity normalization. In this context, in line with the low core inflation pressures, especially in the first semester of 2022, the monetary policy response was taken by normalizing liquidity through a gradual increase in the reserves requirement ratio to 9% for conventional commercial banks and 7.5% for Sharia commercial banks and Sharia business units. Bank Indonesia adopted this policy to proactively address the impact of global financial market uncertainty on macroeconomic stability. Meanwhile, the BI Rate was raised by 200 bps since August 2022 to 5.50% at the end of 2022 in response to the increasing inflation expectations and to make sure that core inflation remained within 3±1% range. This policy was supported by Rupiah exchange rate stabilization policy as part of the measures to control inflation, primarily imported inflation, through foreign exchange intervention, including spot and DNDF transactions, as well as buying/selling SBN in the secondary market (twist operation).

2.

Macroprudential policies continued to be accommodative in synergy with the integrated policy package of the Financial System Stability Committee to support the national economic recovery. Bank Indonesia continued to maintain accommodative macroprudential policies by holding the Countercyclical Capital Buffer (CcyB) ratio at 0%, the MIR at the range of 84-94%, and the Macroprudential Liquidity Buffer (“MPLB”) ratio at 6% with repo flexibility of 6%, and the Sharia MPLB ratio at 4.5% with repo flexibility of 4.5%. Bank Indonesia also continued to relax the Loan to Value/Financing to Value (LTV/FTV) ratio for property loans/financing to a maximum of 100% and relaxed the down payment requirements for automotive loans to 0% for all types of new vehicles. Bank Indonesia also strengthened the prime lending rate transparency policy to support the effectiveness of the transmission of the policy rate and macroprudential policy. In addition, Bank Indonesia increased incentives for banks to disburse loans to priority sectors and MSME and/or meet the Macroprudential Inclusive Financing Ratio (RPIM) target in the form of easing Rupiah reserve requirements and expanding the coverage of priority sectors.

3.

Bank Indonesia continued to strengthen payment system policies to support economic recovery and accelerate inclusive digitalization. These policies included: (i) expanding the use of QRIS; (ii) intensification of the electronification program through digitizing government social assistance programs, electronification of regional government services, and also the integration of modes of transportation; (iii) strengthening the implementation of the National Open API Payment Standard by encouraging the acceleration of its adoption for banks and non-bank institutions; (iv) accelerating the implementation of BI-FAST by increasing membership, expanding services, and accepting the use of BI-FAST; and (v) payment system pricing policies to support national economic recovery.

These three major policies were supported by the synergy among the efforts of Bank Indonesia and the Government, banks, and other institutions to continue support for MSMEs as well as the Sharia economy and finance. Bank Indonesia also pursued deepening of foreign exchange market to support Rupiah stability and to expand hedging instruments and continued to accelerate the promotion of trade and investment between countries, including through the expansion of local currency transactions. In addition, Bank Indonesia continued to strengthen its international policy and practice by expanding international cooperation with other central banks and monetary authorities, promoting trade and investment in priority sectors in synergy with other relevant institutions.

In 2023, Bank Indonesia’s policy mix continued to be directed towards strengthening resilience, recovery, and revival of the Indonesia economy in a close synergy with national economic policy. Meanwhile, the policy mix intended to counteract the spillover effects of global turmoil, including the risks of economic recession and high inflation, policy rate hikes by the United States Federal Reserves and other central banks, depreciatory pressures on the Rupiah exchange rate due to a very strong U.S. dollar, as well as high global financial market uncertainty. To that end, the objective of monetary policy is to manage inflation back towards the target corridor set by the Government, namely 3.0%±1% in 2023 and 2.5%±1% in 2024, to maintain Rupiah stability against the impact of global turmoil to control imported inflation, as well as to support macroeconomic and financial system stability. Meanwhile, to support national economic growth, accommodative macroprudential policies continue to be oriented towards encouraging lending/financing to the businesses, particularly priority sectors. Similarly, Bank Indonesia continued accelerating payment system digitalization to expand digital economic and financial inclusion, specifically in the real sector and MSMEs as drivers of private consumption. The mix of three main Bank Indonesia policies, namely monetary policy, macroprudential policy and payment system policy, were also supported by strengthening money market and foreign exchange market deepening policy, MSMEs empowerment and Sharia economy and finance development programs as well as international policy.

In December 2023, Bank Indonesia maintained the BI Rate at 6.00%, the deposit facility rate at 5.25% and the lending facility rate at 6.75%.

The decision remains consistent with the pro-stability focus of monetary policy, namely, to strengthen Rupiah stabilization policy, and as a pre-emptive and forward-looking measure to maintain inflation within the 2.5%±1% target corridor in 2024. Meanwhile, Bank Indonesia will maintain pro-growth macroprudential and payment system policies to foster sustainable economic growth. Bank Indonesia will also hold an accommodative macroprudential policy stance to revive bank lending/financing to businesses and households. Payment system digitalization will be accelerated to increase transaction volume and expand digital economic and financial inclusion, which includes the electronification of (central and regional) government transactions. Bank Indonesia has, therefore, strengthened its mix of monetary, macroprudential and payment system policies to maintain stability and nurture sustainable economic growth through the following measures:

1.	Rupiah stabilization through foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions, as well as government securities in the secondary market.

2.	Strengthening the pro-market monetary operations strategy for effective monetary policy, which includes optimizing SRBI, Bank Indonesia Forex Securities and Bank Indonesia Forex Sukuk.

3.	Deepening prime lending rate transparency policy with a focus on interest rates by economic sector.

4.

Accelerating payment system digitalization towards greater transaction efficiency and expanding the digital economy and finance ecosystem as follows: (a) Expanding QRIS implementation by: (i) setting a target of 55 million QRIS users in 2024, (ii) setting a target of 2.5 billion QRIS transactions in 2024, and (iii) strengthening the cross-border QRIS implementation strategy to accelerate uptake, (b) Strengthening implementation of Indonesian Credit Card (Kartu Kredit Indonesia) (i.e., credit cards that use an Indonesian payment network, rather than foreign payment networks such as Visa or Mastercard) for the government segment by developing online payment features, while expanding more intensive socialization, coordination and monitoring activities.

5.

Expanding international cooperation with other central banks and authorities in partner countries, particularly through cross-border QRIS linkages and local currency transactions, as well as facilitating investment, trade and tourism promotion in priority sectors in conjunction with relevant institutions.

Policy coordination between Bank Indonesia and the government of the Republic is also constantly improved to maintain macroeconomic stability and bolster economic growth. Bank Indonesia strengthens policy coordination with the central and regional government and strategic partners, including the National Movement for Food Inflation Control in various regions within the Central and Regional Inflation Control Teams, as well as Region Digitalization Acceleration and Expansion (P2DD) Teams to Accelerate and Expand the Electronification of Central and Regional Government Transactions. Furthermore, policy synergy between Bank Indonesia and the KSSK is also strengthened to maintain financial system stability and revive lending/financing to businesses, particularly those in priority sectors.

In 2024, Bank Indonesia’s policy mix is directed at strengthening economic stability and supporting sustainable growth, in close synergy with the national economic policy mix. Monetary policy in 2024 is focused primarily on maintaining stability (pro-stability), while macroprudential and payment system policies remain directed at supporting economic growth (pro-growth). This policy direction aims to balance between maintaining stability amid high global uncertainties and supporting sustainable economic growth. The 2024 monetary policy targets are focused on controlling inflation within the 2.5±1% target range and stabilizing the Rupiah exchange rate against global shocks, consistent with inflation control and support for macroeconomic and financial system stability. Meanwhile, to support economic growth, accommodative macroprudential policies continue to be directed at encouraging bank credit/financing to priority sectors, while maintaining financial system stability. Likewise, the digitalization of payment systems continues to be accelerated to support inclusive economic growth through the expansion of digital economy and finance. The mix of monetary, macroprudential and payment system policies is supported by strengthening policies on money and foreign exchange market deepening, developing MSMEs, Islamic economy and finance, and international policies. Monetary policies aimed at controlling inflation and stabilizing the Rupiah exchange rate are implemented through consistent and prudent interest rate policies, supported by foreign exchange market intervention, pro-market monetary operation strategies and adequate foreign exchange reserves.

Consistent with this policy direction, Bank Indonesia in April 2024 raised the BI-Rate by 25 bps to 6.25% amid increasing global uncertainty and rising inflation pressures. Subsequently, as the trajectory of the federal funds rate (“FFR”) becomes more evident, followed by an FFR cut that eased global turmoil, Bank Indonesia lowered the BI-Rate by 25 bps to 6.0% on September 17, 2024, one day before the Federal Reserve’s FFR reduction in September 2024. This BI-Rate cut is consistent with pre-emptive and forward-looking measures to keep inflation in 2024 and 2025 within the 2.5±1% target. Bank Indonesia also anticipates still room for further BI-Rate cuts given low inflation projection and the need to support sustainable economic growth. Further decisions regarding the BI-Rate will be made from time to time in the Board of Governors Meetings based on global and domestic economic dynamics (data dependent).

Based on Bank Indonesia’s policy mix stance, the following policy instruments were implemented in 2024.

1.

Monetary policy. Inflation control and Rupiah stability were achieved through a consistent and well-calibrated policy rate, underpinned by foreign exchange market intervention, a pro-market monetary operations strategy, and adequate reserve assets. To that end, Bank Indonesia has been directing BI-Rate policy toward achieving the inflation targets in 2024 and 2025. Meanwhile, Rupiah stabilization efforts aim to mitigate short-term volatility and control the impact of imported inflation through triple intervention in the spot, domestic non-deliverable forward and SBN markets as needed. The effectiveness of monetary policy transmission was strengthened by a pro-market monetary operations strategy through optimization of Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia, “SRBI”), Bank Indonesia Foreign Exchange Securities and Bank Indonesia Foreign Exchange Sukuk to attract portfolio inflows and maintain Rupiah stability, while deepening the money market and foreign exchange markets. Inflation control, particularly for food, was supported by close coordination with the Government through the Central and Regional Government Inflation Control Teams and the National Movement for Food Inflation Control nationwide.

2.

Macroprudential policy. Bank Indonesia increased liquidity incentives and loosened macroprudential instruments to stimulate bank lending/financing and maintain financial system stability. Additional liquidity incentives were provided to banks through implementation of the macroprudential liquidity incentive policy to promote bank lending/financing to priority sectors, including downstream sectors (mineral and coal mining, agriculture, plantation crops and fishing), housing (including public housing), tourism, the creative economy, and green economy and finance, and to enhance financial inclusion of MSMEs, people’s business credit program, and ultra-micro enterprises. The flexibility of liquidity management in the banking industry was also enhanced by loosening the macroprudential liquidity buffer. Likewise, all other macroprudential policy instruments remained loose, including the countercyclical capital buffer, macroprudential intermediation ratio, loan/financing-to-value ratio for property loans/financing, down payment requirements on automotive loans/ financing, and bank foreign funding ratio. Macroprudential and money market surveillance of the banking system was strengthened to help maintain financial system stability in close coordination with the Financial System Stability Committee.

3.

Payment system policy. Bank Indonesia continued accelerating payment system digitalization and ensuring adequate currency in circulation for seamless, efficient and productive economic and financial transactions. Digitalization was implemented through innovation in various instruments and expansion of digital payment services, while strengthening the industry structure and the stability of payment system infrastructure, including integrating the national digital economy and finance ecosystem. To increase transaction value and the velocity of digital payments, Bank Indonesia in 2024 enhanced QRIS by expanding the user base and participating merchants, while extending the 0% merchant discount rate for micro merchants. The payment system structure was strengthened by expanding standard national open API payment (Bank Indonesia’s initiative to standardize and interconnect payment services through an open API framework) for greater interconnection of payment services and enhancing the surveillance of payment system providers, including monitoring for illegal transactions and strengthening cybersecurity. BI-FAST acceptance and stability were improved as retail payment system infrastructure that has become increasingly popular with the public. Similarly, the digitalization of social aid program (Bantuan Sosial – Bansos) disbursements and government financial transactions was expanded, particularly to accelerate and enhance local regional digitalization and increase acceptance of the Indonesia Credit Card for the government segment. Furthermore, Bank Indonesia also expanded cross-border payment cooperation through implementation of the Regional Payment Connectivity initiative in the ASEAN along with several other important economic partners of Indonesia.

From January 2025 to July 2025, Bank Indonesia reduced the BI Rate three times each by 25 bps. In January 2025, Bank Indonesia reduced the BI rate to 5.75%, while reducing the deposit facility rate and lending facility rate to 5.00% and 6.50%, respectively. In May 2025, Bank Indonesia reduced the BI rate to 5.50%, while reducing the deposit facility rate and lending facility rate to 4.75% and 6.25%, respectively. Bank Indonesia maintained the BI rate, the deposit facility rate and lending facility rate unchanged in February, March, April and June 2025.

In July 2025, Bank Indonesia reduced the BI rate to 5.25%, while reducing the deposit facility rate and lending facility rate to 4.50% and 6.00%, respectively.

The decision is consistent with the lower inflation projections for 2025 and 2026, which remain within the 2.5±1% target corridor, Rupiah exchange rate stability in line with economic fundamentals, and the need to support economic growth. Moving forward, Bank Indonesia will continue considering further room for interest rate reduction to nurture economic growth, while maintaining Rupiah exchange rate stability and orienting monetary policy towards managing inflation within the target corridor based on global and domestic economic dynamics. Meanwhile, Bank Indonesia continues optimizing accommodative macroprudential policy through strategies to increase credit and financing, lower interest rates and enhance liquidity management flexibility in the banking industry to support sustainable economic growth. Payment system policies are also oriented towards supporting economic growth by expanding digital payment acceptance, strengthening the infrastructure and consolidating the structure of the payment system industry.

Bank Indonesia has, therefore, strengthened its monetary, macroprudential and payment system policy mix to maintain stability in order to strengthen sustainable economic growth through the following policy measures:

1.

strengthening the Rupiah stabilization strategy in line with economic fundamentals, primarily through domestic foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions as well as intervention in offshore non-deliverable forward transactions, while also purchasing SBN in the secondary market to maintain financial market stability;

2.

strengthening the pro-market monetary operations strategy to enhance monetary policy transmission effectiveness, maintain adequate liquidity, accelerate money market and foreign exchange market deepening and attract foreign capital inflows by:

a.

strengthening the effective transmission of lower interest rates by managing the interest rate structure of monetary instruments and forex swaps by attracting portfolio inflows to domestic financial assets,

b.	maintaining adequate liquidity in the money market and banking industry through SRBI auctions and purchasing SBN in the secondary market, and

c.	strengthening the function of primary dealers to increase SRBI transactions in the secondary market and repurchase agreement (“repo”) transactions between market players;

3.

strengthening prime lending rate publication transparency with a focus on interest rates based on priority sectors in accordance with the scope of macroprudential liquidity incentive policy (Kebijakan Insentif Likuiditas Makroprudensial);

4.

expanding digital acceptance by: (i) launching QRIS Cross-Border cooperation with Japan on and initiating the QRIS Cross-Border sandbox with China on August 17, 2025, and (ii) enhancing education and outreach of QRIS Tap, targeting users and merchants. QRIS Cross-Border is an initiative to enable QRIS payments for transactions between Indonesia and other countries. QRIS Tap is an initiative to apply QRIS in contactless payments; and

5.

strengthening and expanding international cooperation among central banks, including efforts to enhance payment system connectivity and facilitate local currency transactions, while promoting trade and investment in priority sectors in coordination with relevant institutions.

Bank Indonesia is also strengthening policy synergy with the Government to maintain stability and nurture economic growth in line with the Government’s Asta Cita program. In addition, Bank Indonesia will continue strengthening policy synergy with the Financial System Stability Committee (Komite Stabilitas Sistem Keuangan) to maintain the stability of the financial system.

Policy Synergy between Bank Indonesia and Ministry of Finance

In connection with the Republic’s legislative and regulatory response to the Covid-19 pandemic, the Ministry of Finance and Bank Indonesia issued two joint decrees: (i) the first (“SKB I”), on April 16, 2020, provided for Bank Indonesia to act as backstop buyer in primary market auctions of Government securities from 2020 to 2022, pursuant to which Bank Indonesia purchased Rp75.9 trillion of Government securities in 2020, Rp143.3 trillion in 2021 and Rp49.1 trillion in 2022; and (ii) the second (“SKB II”), on July 7, 2020, related to the “burden sharing” between Bank Indonesia and the Ministry of Finance whereby, to help fund the Government’s Covid-19 relief and recovery efforts:

•

Rp397.5 trillion of Government expenditure in the public goods sector which includes health sector, social protection and labor-intensive programs, support sectoral and local government support is to be financed via Government securities privately placed to Bank Indonesia with a reference interest rate equal to the 3-month BI Reverse Repo Rate, to be borne entirely by Bank Indonesia; and

•

a substantial portion, or Rp177.0 trillion, of the total Rp505.9 trillion of Government expenditure in the non-public goods sector, which includes support to MSME and non-MSME corporates, is to be financed via Government securities issued via market mechanisms. The Government will bear the interest expense at a rate equal to the 3-month BI Reverse Repo Rate minus 1% and Bank Indonesia will bear the remaining interest expense necessary to match the market rate.

These initial burden sharing schemes were valid for 2020 and 2021 only. As part of their commitment to transparency to the public, the Ministry of Finance and Bank Indonesia reported the realization of financing support under the joint decrees in their respective monthly press releases.

On August 23, 2021, the Ministry of Finance and Bank Indonesia issued the third joint decree (“SKB III”) to cooperate on financing health and humanitarian care. Pursuant to the SKB III, the Government privately placed Government securities to Bank Indonesia, and the Government and Bank Indonesia coordinated to provide healthcare and humanitarian support in response to the Covid 19 pandemic. Specifically, Bank Indonesia contributed interest paid on the Government securities of Rp58 trillion in 2021 and Rp40 trillion in 2022 toward vaccination programs and other healthcare expenses and the Government contributed the remaining interest costs (at a variable interest rate equal to the three-month BI Reference Rate) of Rp157 trillion in 2021 and Rp184 trillion in 2022 toward healthcare expenses and humanitarian initiatives such protection programs for affected communities and small businesses.

SKB III concluded in December 2022 and no further joint initiatives have been pursued since, although the omnibus financial sector law passed in 2023 provides for additional coordination of fiscal policy of the Government and monetary policy of Bank Indonesia in the case of a future crisis declared by the President. See “—Financial System Financial Sector Omnibus Law (Law No. 4/2023)”.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah denominated demand deposits in commercial banks. Broad money consists of narrow money, securities other than shares, plus quasi-money, which includes time deposits and savings deposits in Rupiah and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2020	1,147,200	760,112	1,095,580	1,887,268	3,742,960	3,139,759	23,220	6,905,939
2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
2022	1,715,619	897,799	1,710,998	2,225,849	4,834,646	3,668,813	24,563	8,528,022
2023	1,690,270	975,928	1,699,406	2,260,192	4,935,525	3,862,393	28,613	8,826,531
2024	1,774,691	1,062,795	1,776,745	2,384,441	5,223,981	3,908,462	114,187	9,246,630
May 2024	1,522,728	934,144	1,691,128	2,290,551	4,915,822	4,016,381	36,618	8,968,821
May 2025(2)	1,563,818	1,033,639	1,803,738	2,388,919	5,226,296	4,077,256	103,036	9,406,588

Source: Bank Indonesia.

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.
(2)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
		(in billions of Rupiah)
2020	1,711,187	818,392	5,129,116	713,554
2021	1,809,680	1,127,267	5,444,160	1,007,279
2022	1,898,133	970,957	5,996,010	1,257,016
2023	1,967,180	907,964	6,545,841	1,222,684
2024	1,982,701	748,934	7,046,941	1,414,908
May 2024	1,882,646	782,059	6,690,548	1,348,789
May 2025(3)	1,956,309	580,820	7,186,675	1,574,235

Source: Bank Indonesia.

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.
(3)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

As of December 31, 2020, broad money experienced faster growth on the back of narrow money (M1) and quasi-money. Totaling Rp6,905.9 trillion, broad money accelerated to 12.5% (year on year) compared to 6.5% (year on year) growth as of the end of the previous year. Narrow money growth increased to 14.9% (year on year) compared to 7.0% (year on year) as of the end of the previous year, in line with increases recorded in terms of currency outside banks and Rupiah demand deposits, as well as Rupiah saving deposits that can be withdrawn at any time. Further, quasi-money growth increased to 10.0% (year on year) compared to 5.8% (year on year) as of the end of the previous year, due to increases in all components, namely time deposits, other saving deposits and foreign currency demand deposits.

As of December 31, 2021, broad money grew by 14.0% (year-on-year) compared to 12.5% (year-on-year) as of the same date in the previous year, resulting from higher growth in narrow money. Narrow money growth increased to 17.9% (year-on-year) as of December 31, 2021 compared to 14.9% (year-on-year) as of the same date in the previous year, due to higher growth in Rupiah demand deposits and Rupiah saving deposits that can be withdrawn at any time. Quasi-money growth decreased to 9.4% (year-on-year) compared to 10.0% (year-on-year) as of the same date in the previous year, due to slower growth in time deposits and other saving deposits.

As of December 31, 2022, broad money grew by 8.4% (year-on-year) compared to 14.0% (year-on-year) as of December 31, 2021, due to a much slower growth of narrow money and quasi money. Narrow money grew slower by 9.5% (year-on-year) as of December 31, 2022, compared to 17.9% (year-on-year) as of December 31, 2021, due to slower growths of Rupiah demand deposits and Rupiah saving deposits. Quasi-money growth decreased to 6.8% (year-on-year) compared to 9.4% (year-on-year) as of December 31, 2021, due to a slower growth in Rupiah time deposits.

As of December 31, 2023, broad money grew by 3.5% (year-on-year), compared to a growth of 8.4% (year-on-year) as of December 31, 2022, due to slower growth of narrow money and quasi money. The much slower pace of broad money was primarily due to a growth of narrow money by 2.1% (year-on-year), compared to 9.5% (year-on-year) of robust growth as of December 31, 2022, due to decreasing Rupiah demand deposit. Quasi-money recorded a 5.3% growth (year-on-year) in December 2023, compared to a 6.8% increase (year-on-year) in December 2022. The slower growth of quasi money was primarily driven by slower growth pace of foreign currency demand deposits.

As of December 31, 2024, broad money grew by 4.8% (year-on-year) compared to 3.5% (year-on-year) as of December 31, 2023, due to a higher increase in narrow money. Narrow money grew by 5.8% (year-on-year) as of December 31, 2024 compared to 2.1% (year-on-year) as of December 31, 2023, due to higher growth of Rupiah demand deposits and Rupiah saving deposits. Quasi money grew slower by 1.2% (year-on-year) as of December 31, 2024 compared to 5.3% (year-on-year) as of December 31, 2023, due to a decrease in time deposits.

As of May 31, 2025, broad money grew by 4.9% (year-on-year) compared to 7.6% (year-on-year) as of May 31, 2024, due to a lower increase in quasi-money. Quasi-money grew by 1.5% (year-on-year) as of May 31, 2025 compared to 8.8% (year-on-year) as of May 31, 2024. Meanwhile, narrow money grew by the same rate at 6.3% as of May 31, 2025 and May 31, 2024.

Government Budget

Fiscal Policy

Since 2001, the focus of the Government’s fiscal policy has been to promote fiscal consolidation and reduce Government debt gradually in order to achieve fiscal sustainability. As a result of the overall macroeconomic situation and current policy challenges, since 2006, the Government has also focused fiscal policy on providing a modest degree of stimulus to the overall economy, within the constraints of the Government’s overall fiscal situation.

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P
				(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,285.1	1,547.8	2,034.6	2,154.2	2,309.9	2,232.7	2,490.9	978.3
Non-tax revenue	343.8	458.5	595.6	612.5	492.0	579.5	513.6	222.9
Total domestic revenues	1,629.0	2,006.3	2,630.1	2,766.7	2,801.9	2,812.2	3,004.5	1,201.2
Grants	18.8	5.0	5.7	17.2	0.4	30.3	0.6	0.6

Total revenues and grants	1,647.8	2,011.3	2,635.8	2,783.9	2,802.3	2,842.5	3,005.1	1,201.8

Expenditures:
Central government expenditures	1,833.0	2,000.7	2,280.0	2,239.8	2,467.5	2,486.7	2,701.4	1,003.6
Transfer to regions and rural fund	762.5	785.7	816.2	881.4	857.6	863.5	919.9	402.5

Total expenditures	2,595.5	2,786.4	3,096.3	3,121.2	3,325.1	3,350.3	3,621.3	1,406.0

Primary balance(1)	(633.6)	(431.6)	(74.1)	102.6	(25.5)	(19.4)	(63.3)	52.8
Surplus/(deficit)	(947.7)	(775.1)	(460.4)	(337.3)	(522.8)	(507.8)	(616.2)	(204.2)
Financing:
Debt Financing	1,229.6	870.5	696.0	404.0	648.1	556.6	775.9	315.4
Investment Financing	(104.7)	(142.5)	(106.7)	(89.9)	(176.2)	(60.0)	(154.5)	(33.5)
On-Lending	1.0	1.9	2.2	4.5	(0.3)	(0.4)	(5.4)	1.3
Government Guarantee	(3.6)	(2.7)	(1.1)	(0.3)	(0.8)	(0.8)	0.0	0.0
Other Financing	70.9	144.4	0.7	38.5	52.0	57.8	0.3	0.4

Total Financing	1,193.3	871.7	591.0	356.7	522.8	553.2	616.2	283.6

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

2024 Budget

On October 16, 2023, the Government promulgated Law No. 19 of 2023 on the State Budget for 2024. The state budget is directed at “Accelerating Inclusive and Sustainable Economic Transformation.” The state budget is aligned with the Government’s work plan for 2024, which has seven national priorities: (1) strengthening economic resilience for quality and equitable growth; (2) developing areas to reduce inequality and ensure equity; (3) increasing quality and competitiveness of human resources; (4) mental revolution and cultural development; (5) strengthening infrastructure to support economic development and basic services; (6) building the environment and improving disaster and climate change resilience; and (7) strengthening stability of politics, law, defense and security and transforming public service.

The key macroeconomic assumptions for 2024 underlying the 2024 Budget contained in the bill are as follows:

•	an economic growth rate of 5.2%;

•	an inflation rate of 2.8%;

•	an exchange rate of Rp15,000 to U.S.$1.00;

•	an average Government 10-year bond rate of 6.70%;

•	an ICP of U.S.$82 per barrel;

•	an oil production by the Republic of 635 thousand barrels of oil per day; and

•	gas production by the Republic of 1,033 million barrels of oil equivalent of gas per day.

Total revenue in the 2024 Budget is expected to be Rp2,802.3 trillion, or an increase of 13.8% from the 2023 Budget of Rp2,463.0 trillion. Total revenue comprises Rp2,309.9 trillion in tax revenues, Rp492.0 trillion in non-tax revenues and Rp0.4 trillion in grants.

Total expenditures under the 2024 Budget are estimated at Rp3,325.1 trillion, or 8.6% increase from the 2023 Budget of Rp3,061.2 trillion, comprising Rp2,467.5 trillion in central Government expenditures and Rp857.6 trillion in transfer to regions.

For 2024, the Government will continue to be committed to taking steps toward fiscal consolidation by maintaining a budget deficit below 3% of GDP. The primary deficit in the 2024 Budget is projected to be Rp522.8 trillion, or 2.29% of the projected 2024 GDP. The Government expects to fund the deficit through debt financing.

The 2024 Budget prioritizes inclusive and sustainable economic transformation by investing in human resources, social welfare, and infrastructure to boost productivity and competitiveness, reduce poverty, enhance social well-being, and promote equality. The 2024 Budget is based on and aligned with: (i) the Government’s 2024 tax policies that focus on the implementation of its new core tax administration system, technology-driven compliance and collaborative programs for effectiveness; (ii) the Government’s non-tax state revenue policies that aim to refine natural resource policies, optimize state-owned enterprise dividends, foster innovation and service quality in government agencies, improve synergy, expand information technology application, and strengthen oversight and compliance with international standards; and (iii) the Government’s financing policies that seek to achieve a positive primary balance, lower the negative balance caused by the COVID-19 pandemic, manage the budget deficit and debt financing and invest efficiently for economic transformation, and optimize the budget to mitigate global uncertainties.

The 2024 Budget aims to improve productivity and diversify the economy and achieve a clean and green environment. The Government’s fiscal policies target both short-term economic improvements and long-term structural reforms.

Preliminary Full-Year Realization Results for 2024 Budget

On January 6, 2025, the Ministry of Finance announced updated preliminary realization figures for the 2024 budget. Based on the announcement, the realized Government revenues for 2024 are expected to reach Rp2,842.5 trillion, representing an increase of 2.1% from Rp2,783.9 trillion for 2023. The realized revenues for 2024 comprise total tax revenues that are expected to be Rp2,232.7 trillion, representing an increase of 3.6% from Rp2,154.20 trillion for 2023, and total non-tax revenues that are expected to be Rp579.5 trillion, representing a decrease of 5.4% from Rp612.5 trillion for 2023.

Based on the announcement, the realized Government expenditures for 2024 are expected to be Rp3,350.3 trillion, representing an increase of 7.3% from Rp3,121.2 trillion for 2023. Out of the realized Government expenditures, total central Government expenditures are expected to be Rp2,486.7 trillion, representing an increase of 11.0% from Rp2,239.8 trillion for 2023, and total transfers to regions and rural fund are expected to be Rp863.5 trillion, representing a decrease of 2.0% from Rp881.4 trillion for 2023.

As a result, the Government expects to realize a primary balance of a deficit of Rp19.4 trillion in 2024, compared to a surplus of Rp102.6 trillion in 2023. The total deficit is expected to be Rp507.8 trillion for 2024, representing 2.29% of the GDP.

2025 Budget

On October 17, 2024, the Government promulgated Law No. 62 of 2024 on the State Budget for 2025 (the “2025 Budget”). The 2025 Budget was designed to accelerate inclusive and sustainable economic growth with measurable and controlled countercyclical policies, amid global economic uncertainties. The 2025 Budget was formulated based on a mix of short, medium and long-term policy considerations aimed at advancing the Golden Indonesia Vision 2045, which was the goal announced in 2019 by former President Joko Widodo for Indonesia to become the fifth largest economy in the world by 2045. See “Government and Political Developments—2019 Indonesian General Elections” in the Exhibit 99.D. to the Republic’s Annual Report on Form 18-K for the fiscal year ended on December 31, 2023 for further details.

The key macroeconomic assumptions underlying the 2025 Budget are as follows:

•	an economic growth rate of 5.2%;

•	an inflation rate of 2.5%;

•	an exchange rate of Rp16,000 to U.S.$1.00;

•	an average Government 10-year bond rate of 7.0%;

•	an ICP of U.S.$82 per barrel;

•	oil production by the Republic of 605 thousand barrels of oil per day; and

•	gas production by the Republic of 1,005 thousand barrels of oil equivalent of gas per day.

Total revenue in the 2025 Budget is expected to be Rp3,005.1 trillion, or an increase of 7.2% from the 2024 Budget of Rp2,802.3 trillion. Total revenue comprises Rp2,490.9 trillion in tax revenues, Rp513.6 trillion in non-tax revenues and Rp0.6 trillion in grants.

Total expenditures under the 2025 Budget are estimated to be Rp3,621.3 trillion, or 9.5% increase from the 2024 Budget of Rp3,325.1 trillion, comprising Rp2,701.4 trillion in central Government expenditures and Rp919.9 trillion in transfer to regional and rural funds.

For 2025, the Government will continue its commitment toward fiscal consolidation by maintaining a budget deficit below 3% of GDP. The primary deficit in the 2025 Budget is projected to be Rp616.2 trillion, or 2.53% of the projected 2025 GDP. The Government expects to fund the deficit through debt financing.

The 2025 Budget included the following allocations:

•

Education: Rp724.3 trillion, or 20.0% of the total budget expenditures. This allocation is directed towards improving access to and the quality of education, providing nutritious food for school children, renovating schools, building model schools, and improving the connection between education and the needs of the job market.

•

Social protection: Rp503.2 trillion, or 13.9% of the total budget expenditures. This allocation is directed towards social assistance distribution, integrating and strengthening social protection programs, strengthening lifelong social protection, and facilitating poverty alleviation through empowerment-based social protection.

•

Infrastructure: Rp399.3 trillion, or 11.0% of the total budget expenditures. This allocation is directed towards developing agricultural infrastructure such as irrigation networks and dams and building infrastructure to support economic transformation with respect to, among others, downstreaming policy, connectivity improvement and energy transition.

•

Law and defense: Rp376.4 trillion, or 10.4% of the total budget expenditures. This allocation is directed towards modernizing defense equipment, strengthening information and communication technologies against cyber threats, supporting strategic industrial capabilities, and implementing legal and security operational activities.

•

Health: Rp218.5 trillion, or 6.0% of the total budget expenditures. This allocation is directed towards promotive and preventive efforts, accelerating the reduction of stunting and tuberculosis cases, constructing high-quality hospitals, providing free health checks, enhancing the universal healthcare program, improving technology and pharmaceutical independence, and building a reliable healthcare system.

•

Food security: Rp139.4 trillion, or 3.8% of the total budget expenditures. This allocation is directed towards intensification and extensification of agricultural land, strengthening agricultural facilities and infrastructure, increasing farmers’ access to financing, and bolstering national food reserves.

The 2025 Budget was formulated prior to President Prabowo Subianto assuming power, by the then-incumbent administration of former President Joko Widodo working with the then President-elect Prabowo Subianto’s transition team to reflect both leaders’ policy proposals and priorities and to provide space for implementation of the incoming administration’s programs.

Review of the 2025 Budget

Presidential Instruction (Inpres) No. 1 of 2025, issued on January 22, 2025, directed members of the cabinet and other designated senior government officials to review the 2025 Budget in accordance with their respective duties, functions, and authorities to achieve budget efficiency. The presidential instruction highlighted a potential reduction of Rp306.7 trillion in government expenditure, including possible cuts of Rp256.1 trillion in the expenditures of central ministries and institutions, and Rp50.6 trillion in transfer to regions. The Government is reviewing the 2025 Budget following the presidential instruction and may revise the 2025 Budget.

On February 15, 2025, President Prabowo Subianto announced that the planned budget cuts would occur in three stages, extending beyond 2025 and aiming for total savings of Rp750 trillion.

In accordance with the presidential instruction, the Government is taking steps to (i) maximize revenue by implementing key strategies including enhancing tax compliance, expanding the tax base, leveraging data analytics for more accurate revenue forecasting, and implementing a technology-drive and effective revenue system; and (ii) refocus expenditure to accelerate priority programs by adopting measures including increasing efficiency in travel, seminars, office supplies and workshops, as well as prioritizing investments in human capital, job creation, productivity growth, food and energy security, and technological innovation.

As of June 24, 2025, a total of Rp134.9 trillion had been achieved in the release of budget blocks and reserves and the reallocation of expenditure efficiency gains, in accordance with President Prabowo Subianto’s directives to support national development priorities.

Changes to VAT; Stimulus Package

On December 31, 2024, President Prabowo Subianto announced that the previously-scheduled increase in VAT rates from 11% to 12% from January 1, 2025 applies only to goods and services already subject to luxury goods sales taxes (Pajak Penjualan Barang Mewah). Goods and services not classified as luxury items would remain subject to the VAT rate of 11% established in 2022. The 0% VAT exemption for essential goods and services remains in effect, covering basic necessities such as rice, meat, fish, eggs, vegetables, fresh milk, educational services, healthcare services, public transportation services, affordable housing, and drinking water.

In December 2024, the Government introduced a stimulus package for 2025 with the budget amount of Rp38.6 trillion that includes, among other incentives:

•	rice assistance of 10 kg per month for 16 million food aid recipients;

•	a 50% discount on electricity bills for customers with a maximum capacity of 2,200 VA;

•	incentives for electric and hybrid vehicles;

•	financing for labor-intensive industries; and

•	certain income tax incentives for employees earning up to Rp10 million per month.

The Government had completed the stimulus package disbursement in February 2025 and the actual amount disbursed was Rp33.0 trillion.

Free Nutritious Meal Program

On January 6, 2025, the Government launched the Free Nutritious Meal Program to provide free meals to pregnant women, breastfeeding mothers, toddlers, and students to fight malnutrition and stunting. The Government believes that the program will contribute meaningfully to GDP growth, employment generation and poverty reduction. According to the Head of the National Nutrition Agency, the program was initially allocated a budget of Rp71 trillion (approximately U.S.$4.3 billion) to serve an estimated 17.9 million beneficiaries throughout 2025. Following President Prabowo Subianto’s directive to accelerate the program’s scale-up, the Government now aims to reach 82.9 million beneficiaries by the end of 2025 through 32,000 active nutrition units (satuan pelayanan pemenuhan gizi, “SPPG”). To support this expansion, an additional budget of Rp100 trillion (approximately U.S.$6.2 billion) has been allocated, increasing the total 2025 budget for the program to Rp171 trillion (approximately U.S.$10.5 billion). As of June 30, 2025, there were approximately 5.59 million beneficiaries under the program, served by approximately 1,863 SPPG.

Red and White Village Cooperative

Presidential Instruction (Inpres) No. 9 of 2025, issued on April 21, 2025, mandates the Government to take comprehensive, coordinated and integrated steps to optimize and accelerate the establishment, development and revitalization of around 80,000 red and white village/sub-district cooperatives (the “Cooperatives”). This includes establishing new Cooperatives in villages that currently lack them, enhancing the potential of existing Cooperatives, and ensuring that Cooperatives are better equipped to address the specific needs of each village. The instruction requires that budget allocation be prioritized and that acceleration strategies be incorporated into the work plans of ministries, institutions, and regional governments to achieve this goal. The Cooperatives are expected to provide a range of services such as basic goods procurement, savings and loans, clinics, pharmacies, and logistics, tailored to the unique needs and potential of each village or sub-district.

Economic Stimulus Packages to Maintain Economic Growth

On June 2, 2025, the Government officially launched an economic stimulus package worth Rp24.44 trillion (approximately U.S.$1.5 billion) for June and July 2025, aimed at maintaining and strengthening national economic growth and stability.

The stimulus package includes, among other things, (i) Rp11.93 trillion allocated for social assistance to 18.3 million beneficiaries, which includes monthly support of Rp200,000 per person under the Basic Food Card program and the provision of 10 kilograms of free rice per month for each beneficiary, (ii) Rp10.72 trillion allocated for wage subsidy, providing Rp300,000 per person per month to 17.3 million low-income workers and 565,000 non-tenured teachers, and (iii) Rp0.94 trillion allocated to subsidize mass transportation tickets, toll road tariff, and work accident insurance contribution.

Out of the total Rp24.44 trillion budget, Rp23.59 trillion will be sourced from the state budget and the remaining Rp0.85 trillion will come from other sources.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	33.0	52.8	77.8	68.8	76.4	65.1	62.8	20.3
Non-oil and gas	561.0	643.8	920.4	992.5	1,063.4	997.6	1,146.4	470.9

Total income tax	594.0	696.7	998.2	1,061.2	1,139.8	1,062.7	1,209.3	491.1
Value added tax (VAT)	450.3	551.9	687.6	763.6	811.4	828.5	945.1	267.3
Land and building tax	21.0	18.9	23.3	33.3	27.2	32.5	27.1	11.5
Excises	176.3	195.5	226.9	221.9	246.1	226.4	244.2	108.8
Other taxes	6.8	11.1	7.7	9.7	10.5	8.7	7.8	61.3

Total domestic taxes	1,248.4	1,474.1	1,943.7	2,089.7	2,235.0	2,158.8	2,433.5	940.0

International trade taxes:
Import duties	32.4	39.1	51.1	50.9	57.4	53.0	52.9	23.6
Export tax	4.3	34.6	39.8	13.6	17.5	20.9	4.5	14.6

Total international trade taxes	36.7	73.7	90.9	64.5	74.9	73.9	57.4	38.3

Total tax revenues	1,285.1	1,547.8	2,034.6	2,154.2	2,309.9	2,232.7	2,490.9	978.3

Non-tax revenues:
Natural resources:
Oil	44.9	65.0	112.0	87.4	80.5	85.9	89.0	40.3
Gas	24.2	31.6	36.7	28.8	29.6	25.0	32.0	6.9

Total oil and gas	69.1	96.6	148.7	116.2	110.2	110.9	121.0	47.2
General mining	21.2	44.8	110.8	129.1	85.8	107.8	87.5	51.5
Forestry	4.4	5.4	5.8	5.4	6.0	6.7	5.7	2.5
Fishery	0.6	0.7	1.2	0.6	3.5	1	1.6	0.4
Geothermal	2.0	1.9	2.3	2.8	2.2	2.8	2.2	1.1

Total non-oil and gas	28.1	52.9	120.1	138.0	97.5	118.3	97.0	55.5

Total natural resources	97.2	149.5	268.8	254.2	207.7	229.2	218.0	102.7

Profit transfer from SOEs	66.1	30.5	40.6	82.1	85.8	86.4	90.0	11.8	(1)
Other non-tax revenues	111.2	152.5	196.3	180.4	115.1	163.6	127.7	68.1
Public Service Agency (BLU) Income	69.3	126.0	89.9	95.9	83.4	100.3	77.9	40.3

Total non-tax revenues	343.8	458.5	595.6	612.5	492.0	579.5	513.6	222.9

Total domestic revenues	1,629.0	2,006.3	2,630.1	2,766.7	2,801.9	2,812.2	3,004.5	1,201.2

Grants	18.8	5.0	5.7	17.2	0.4	30.3	0.6	0.6

Total revenues and grants	1,647.8	2,011.3	2,635.8	2,783.9	2,802.3	2,842.5	3,005.1	1,201.8

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Profits of the SOEs held by BPI Danantara are being transferred to BPI Danantara rather than the Government. See “Privatization and Management of State-Owned Enterprises -- BPI Danantara.”

Sources of Government Revenues.

The Government derives its revenues from both tax and non-tax sources. The main sources of tax revenues include income tax, value-added tax (“VAT”), customs duties and excises. The main sources of non-tax revenues are revenues generated from the sale of natural resources, profit transfers from SOEs and other non-tax revenues. Although oil and gas have historically been the single largest source of income tax and non-tax revenues for the Government, this has changed in recent years. In 2014, income tax from oil and gas as well as revenues generated from the sale of oil and gas constituted 16.0% and 54.4% of total income tax revenue and total non-tax revenues, respectively. In 2020, these ratios decreased to 5.6% and 20.6% respectively, primarily driven by a decrease in the average price of Indonesian crude oil and a decrease in oil and gas lifting.

Indonesian income tax comprises both corporate income tax and personal income tax. Starting from the fiscal year of 2020, the general corporate income tax rate is 22% applied to taxable profits. Listed companies that meet certain criteria are entitled to a reduction from the general rate (i.e., 3% lower); therefore the effective corporate income tax rate for listed companies is 19%. Small enterprises, being, corporate taxpayers with an annual gross turnover of up to Rp50 billion, are entitled to a 50% discount of the general income tax rate so that their effective tax rate will be 11%, to be imposed proportionally on taxable income of the part of gross turnover up to Rp4.8 billion. Certain enterprises with gross turnover of up to Rp4.8 billion are subject to a final income tax at 0.5% of revenue.

Personal income tax rates are set at progressive rates: (i) the maximum rate of 35% for annual taxable income above Rp5 billion, (ii) 30% for annual taxable income above Rp500 million and up to Rp5 billion, (iii) 25% for annual taxable income above Rp250 million and up to Rp500 million, (iv) 15% for annual taxable income above Rp60 million and up to Rp250 million, and (v) 5% for annual taxable income from Rp0 up to Rp60 million.

VAT is typically levied at a 11% rate on events involving the delivery of VAT-able goods or the provision of VAT-able services in the Indonesian customs area. The VAT rate was increased on January 1, 2025 to 12% only for goods and services already subject to luxury goods sales taxes (Pajak Penjualan Barang Mewah). Exports of VAT-able goods and certain VAT-able services are subject to a VAT rate of 0%. See “— Changes to VAT; Stimulus Package” for further information.

Customs duties consist of import duty and export duty. Import duty is applied on importation of goods and is payable at rates from 0% and 150% on cost, insurance and freight (“CIF”) level. Export of certain goods are subject to export duty on certain tariff based on the type of the products and calculated based on either certain percentage of customs value (ad valorem) or specifically based on duty rate/quantity in certain currency. Excises are generally imposed on certain goods, the distribution and consumption of which are required to be controlled due to their potential negative effects on society or the environment (such as ethyl alcohol and its concentrate, alcoholic drinks and tobacco products).

Other than the taxes described above, deliveries or imports of certain manufactured taxable goods may be subject to a sales tax on luxury goods, the rates of which by law may be increased up to 200%. These rates currently range between 10%—125%. Further, a property tax, called Land and Building Tax (Pajak Bumi dan Bangunan (“PBB”)), is chargeable on all land and/or buildings unless exempted. Previously, certain documents were subject to nominal stamp duty payable as a fixed amount of either Rp6,000 or Rp3,000. Since January 2021, the nominal stamp duty increased to a single fixed amount of Rp10,000. The Rp6,000 and Rp3,000 stamp duties apply until January 1, 2022 provided that at least Rp9,000 had been paid.

Government revenues realization decreased by 16.0% from Rp1,960.6 trillion in 2019 to Rp1,647.8 trillion in 2020, caused by reduced economic activities due to the Covid-19 pandemic and provision of tax incentives. By the end of 2020, total tax revenues decreased by 16.9% from Rp1,546.1 trillion in 2019 to Rp1,285.1 trillion in 2020, mainly driven by decreases in almost all tax revenues. Total non-tax revenues decreased by 15.9% from Rp409.0 trillion in 2019 to Rp343.8 trillion in 2020. This was mainly due to a decrease in the average price of Indonesian crude oil, measured by the ICP, and a decrease in oil and gas lifting, compared to the same period in 2019.

Government revenues realization increased by 22.1% from Rp1,647.8 trillion in 2020 to Rp2,011.3 trillion in 2021, driven by increases in domestic revenues. By the end of 2021, total tax revenues increased by 20.4% from Rp1,285.1 trillion in 2020 to Rp1,547.8 trillion in 2021, in line with improving economic activity and international trade. Total non-tax revenues increased by 33.4% from Rp343.8 trillion in 2020 to Rp458.5 trillion in 2021, in line with the upward trend in commodity prices, especially oil, minerals, coal, and crude palm oil.

Government revenues realization improved by a positive 31.0%, from Rp2,011.3 trillion in 2021, to Rp2,635.8 trillion in 2022, supported by rising commodity prices and maintained economic recovery. Total tax revenues increased by 31.5% from Rp1,547.8 trillion to Rp2,034.6 trillion, due to the increasing commodity prices, the expansive economic growth, and the implementation of Law No. 7 of 2021 on Harmonization on Tax Regulation. Total non-tax revenues increased by 29.9% from Rp458.5 trillion to Rp595.6 trillion, driven by significant increases in commodity prices and increases in the dividends of banking SOEs.

Government revenues realization improved by a positive 5.6%, from Rp2,635.8 trillion in 2022, to Rp2,783.9 trillion in 2023, representing 105.6% of the 2023 revised budget Government revenues. Tax revenues realization was Rp2,154.2 trillion and non-tax revenues realization was Rp612.5 trillion, representing 101.7% and 118.8% of the 2023 revised budget figures, respectively.

Government revenues realization improved by 2.1% from Rp2,783.9 trillion in 2023 to Rp2,842.5 trillion in 2024, representing 101.4% of the 2024 budget Government revenues. In 2024, tax revenues realization was Rp2,232.7 trillion or an increase of 3.6% from Rp2,154.2 trillion in 2023, and non-tax revenues realization was Rp579.5 trillion or a decrease of 5.4% from Rp612.5 trillion in 2023, representing 96.7% and 117.8% of the 2024 budget figures, respectively.

Government revenues realization decreased by 9.0% from Rp1,320.7 trillion in the first half of 2024 to Rp1,201.8 trillion in the first half of 2025, representing 40.0% of the 2025 budget Government revenues target. In the first half of 2025, tax revenues realization was Rp978.3 trillion or a decrease of 4.8% from Rp1,028.0 trillion in the first half of 2024, and non-tax revenues realization was Rp222.9 trillion or a decrease of 22.7% from Rp288.4 trillion in the first half of 2024, representing 39.3% and 43.4% of the 2025 budget figures, respectively. The decrease in non-tax revenues was driven by lower ICP, fluctuations in oil and gas lifting, and a drop in coal production relative to the prior period. Additionally, following the creation of BPI Danantara, profit from SOEs is now being transferred to BPI Danantara rather than the Government.

The tax-to-GDP ratio was in a relatively moderate range from 2017 to 2019, being 9.9% in 2017, 10.2% in 2018 and 9.8% in 2019. The tax-to-GDP ratio declined in 2020 to 8.3% due to the reduction of economic activity as a result of the Covid-19 pandemic. The tax-to-GDP ratio increased to 9.1% in 2021, 10.4% in 2022 and 10.3% in 2023 as a result of the recovery of economic activity. The tax-to-GDP ratio in 2024 was 10.1%.

Tax Amnesty

In July 2016, the Government passed Law No. 11 of 2016 on Tax Amnesty, which grants a certain tax amnesty to any individual or corporate taxpayer who met the requirements and submitted their application before March 31, 2017. 973,462 taxpayers participated in the program, which has concluded as of March 31, 2017.

As of March 31, 2017, Rp4,884.3 trillion in assets had been declared and the Government had collected Rp135.7 trillion as penalties under the scheme. Of the assets declared under the program, 75.8% are onshore, 21.2% are offshore and 3.0% have been repatriated (predominantly from Singapore). Most of the penalties collected, or Rp114.5 trillion of the total, as of March 31, 2017, represent “redemption” money, or the fee payable to the Government in exchange for the amnesty.

The Government hopes that the success of the tax amnesty program will continue to improve tax compliance in Indonesia. The submissions of annual tax reports by taxpayers who are required to submit one has generally risen, despite some fluctuation, in tandem with the general increase in the number of registered taxpayers in the past few years. The compliance rate for annual tax rate submissions was 77.6% in 2020, 84.0% in 2021, 83.2% in 2022, 88.0% in 2023 and 85.7% in 2024.

The Government has also been working to increase the number of registered taxpayers by unifying the identification number (Nomor Induk Kependudukan (“NIK”)) with the taxpayer identification number (Nomor Pokok Wajib Pajak (“NPWP”)). Previously, Indonesian individuals were required to register with the KPP to obtain an NPWP, which was a separate identification number from the NIK. However, starting from June 30, 2024, an individual’s NIK serves as his/her NPWP. This change is expected to enhance the efficiency and effectiveness of the Government’s taxation system.

Tax Incentive Policies

To drive investment, the Government’s tax incentives policy includes:

•

Tax holiday for certain “pioneer” industries, where eligible companies may be entitled to a 50% or 100% corporate income tax discount for a period of five to 20 years depending on the investment value, subsequent to which the eligible company may be entitled to a 25% or 50% income tax discount for an additional two years depending on the investment value;

•

Tax allowances to support investment in priority sectors, where the Government grants investment allowances of 30% from investment value (5% per year for six years) in addition to accelerated depreciation and amortization, dividend tariffs for foreign taxpayers of up to 10% or an amount according to the applicable tax treaty, and extended loss compensation beyond five years for a maximum period of 10 years;

•	Investment allowance for new investment in labor intensive sectors, where the Government grants investment allowance of 60% from investment value, spread throughout a certain period;

•	Super deduction for vocational activities conducted by industry, where government allows deduction to maximum 200% from all cost incurred;

•	Super deduction for research and development activities conducted in Indonesia, where government allows deduction to maximum 300% from all costs incurred for specific research and development;

•	VAT exemption on the supply of goods and services within free trade and free port zones, special economic zones and bonded warehouse areas (kawasan berikat); and

•

Income tax incentives in the capital city of Nusantara, including (1) tax holiday on investment in the capital city of Nusantara and partner areas; (2) tax holiday for the financial center of the capital city of Nusantara and withholding tax exemption for the foreign investors on the income arising from their investment in the financial center of the capital city of Nusantara; (3) tax holiday for the establishment and/or relocation of head office or regional office; (4) Article 21 income tax to be borne by the Government; (5) super tax deduction for research and development activities up to 350% of the costs incurred; (6) super tax deduction for vocational activities conducted by industry up to 250% of the costs incurred; (7) super tax deduction for donations and/or the cost of constructing public facilities, social facilities, and/or other non-profit facilities up to 200% of the costs incurred; (8) zero percent final income tax for MSME; and (9) exemption of income tax payable on the transfer of land and/or building rights.

Reform and Deregulation of Customs Taxation

The Government has been conducting reform and deregulation of customs taxation to support external trade. Key measures include, among other things:

•

Implementation of the Core Tax Administration System (“CORETAX”) starting from January 1, 2025, a unified platform that has integrated all the existing applications for tax filing, payment and administration;

•	Simplification of the tax refund process. Individual taxpayers with income tax overpayments of less than Rp100 million are now eligible to receive refunds without undergoing an audit;

•

Acceleration of tax audits. Effective February 14, 2025, the maximum audit period has been reduced from 12 months to six months. For group taxpayers and transfer pricing cases, the maximum audit period has been shortened from 24 months to ten months;

•	Customs valuation policy. The Government is using a price range system to improve the accuracy and speed of import document verification.

•

Import facilitation. The Government is reviewing and simplifying quota requirements and technical licensing for imports, and also improving licensing process through data-driven adjustments, making it easier for businesses to import goods and materials;

•

Simplification of import licensing and commercial processes. The Government is improving licensing processes through data-driven adjustments that align with supply and demand. Additionally, there is a shift in monitoring from border control to post-border oversight, with border inspections now limited to goods and materials that impact health, safety, security and the environment.

•

Implementation of AI-based HICO X-ray system. The Government is enhancing non-intrusive customs supervision at seaports and airports with the artificial intelligence-based system, which also improves the analysis of scanning results;

•

Building the National Logistic Ecosystem. This digitally integrated ecosystem across ministries has reduced logistics costs by streamlining, speeding up, and ensuring transparent processes. It currently covers 53 seaports and 7 airports; and

•

Other policies, including (i) harmonization of customs policies and administrative procedures for import and export activities to ensure alignment between upstream and downstream policies, while minimizing restitution; and (ii) improving processes related to trade protection policies to better support the competitiveness of businesses through trade remedies.

These measures collectively aim to create a more efficient, transparent, and business-friendly environment for external trade, supporting Indonesia’s competitiveness in the global market.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	380.5	387.8	402.1	412.7	484.4	464.5	521.5	276.2
Good and services expenditures	422.3	530.1	426.1	432.7	407.0	517.6	486.9	133.5
Capital expenditures	190.9	239.6	240.6	303.0	247.5	352.6	234.1	96.0
Interest payments:
Domestic debt	297.2	332.9	373.6	409.3	456.8	445.9	497.6	235.2
Foreign debt	16.9	10.6	12.7	30.6	40.5	42.5	55.2	21.9
Total interest payments	314.1	343.5	386.3	439.9	497.3	488.4	552.9	257.1
Subsidies:
Energy subsidies	108.8	140.4	171.9	164.3	189.1	177.6	203.4	66.9
Non-energy subsidies	87.4	101.7	81.0	105.3	96.9	114.9	104.5	25.9
Total subsidies	196.2	242.1	252.8	269.6	286.0	292.5	307.9	92.8
Grant expenditures	6.3	4.3	5.8	0.2	0.0	0.3	0.2	0.2
Social assistance(1)	202.5	173.7	161.5	156.9	157.3	155.0	140.1	78.0
Other expenditures	120.0	79.7	404.4	225.0	388.0	215.8	458.0	69.8

Total central Government expenditures	1,833.0	2,000.7	2,280.0	2,239.8	2,467.5	2,486.7	2,701.4	1,003.6

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.9	117.2	168.4	205.7	143.1	153.2	192.3	60.2
General allocation funds	381.6	377.8	378.0	398.0	427.7	429.2	446.6	227.1
Total general transfer funds	475.5	494.9	546.4	603.7	570.8	582.4	638.9	287.3
Specific allocation funds:
Physical special allocation fund	50.2	57.1	54.8	50.3	53.8	50.9	37.0	1.1
Non-physical special allocation fund	126.4	127.6	118.4	128.1	133.8	130.4	146.7	69.7
Grants to Regions(2)	—	—	—	2.9	0.5	2.2	1.6	—
Total specific allocation funds	176.6	184.6	173.2	181.4	188.1	183.5	185.2	70.8
Total balanced funds	652.1	679.6	719.6	785.0	758.9	765.9	824.2	358.1
Regional incentive fund	18.5	13.5	7.0	—	—	—	—	—
Specific autonomy funds(3)	19.6	19.5	20.4	17.2	18.3	18.3	17.5	3.4
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.3	1.4	1.4	1.4	1.2	0.8
Fiscal Incentives(4)	—	—	—	7.9	8.0	7.0	71.0	2.0
Total Transfer to Regions	691.4	713.9	748.3	811.5	786.6	792.6	913.9	364.4
Rural Fund	71.1	71.9	67.9	69.9	71.0	70.9	6.0	38.1

Total transfers to regions and Rural Fund	762.5	785.7	816.2	881.4	857.6	863.5	919.9	402.5

Total Government expenditures	2,595.5	2,786.4	3,096.3	3,121.2	3,325.1	3,350.3	3,621.3	1,406.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Although the Government subsidy for fuel was eliminated in 2015, kerosene and gasoil continue to be subsidized by the Government. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to raise subsidized fuel prices and reduce energy subsides by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management. In the past, fuel hike announcements have resulted in protests in major cities across Indonesia.

With recent global and domestic economic challenges, greater emphasis has been placed on improving national competitiveness. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low-income households and to allocate a large part of the budget for infrastructure development. Following the adjustment of fuel subsidies, the Government has implemented a conditional cash transfer program for low- income households. “Smart cards” have been introduced to provide improved health care services, better facilities, education assistance and other kinds of social assistance.

The savings from reductions in fuel subsidies have been allocated to more productive Government spending. For example, energy subsidy spending was Rp108.8 trillion for 2020, Rp140.4 trillion for 2021, Rp171.9 trillion for 2022, Rp164.3 trillion for 2023 and Rp177.6 trillion for 2024. Budget energy subsidy for 2025 is Rp203.4 trillion. Spending for infrastructure was Rp286.5 trillion for 2020, Rp403.3 trillion for 2021, Rp372.8 trillion for 2022, Rp389.3 trillion for 2023 and Rp389.8 trillion for 2024. Budget infrastructure spending for 2025 is Rp399.3 trillion.

The table below sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	108.8	140.4	171.9	164.3	189.1	177.6	203.4	66.9
Non-energy subsidies	87.4	101.7	80.9	105.3	96.9	114.9	104.5	25.9

Total subsidies	196.2	242.1	252.8	269.6	286.0	292.5	307.9	92.8

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P

	(Percentages)
General public services	29.3	27.5	39.9	36.2	34.8	27.5	31.2	31.9
Defense	7.5	6.3	6.6	7.7	5.5	7.6	6.1	6.5
Public order and safety	8.4	7.9	7.5	8.6	7.7	9.2	7.7	9.5
Economic affairs	21.8	23.1	19.5	21.7	26.0	30.3	29.5	22.1
Environmental protection	0.7	0.7	0.6	0.6	0.6	0.6	0.4	0.5
Housing and community amenities	1.2	1.5	1.1	1.7	1.5	1.9	0.6	1.2
Health	5.7	10.6	5.5	4.4	4.0	4.0	3.8	4.2
Tourism and culture	0.2	0.2	0.2	0.2	0.1	0.2	0.1	0.1
Religion	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.6
Education	8.5	8.1	7.0	7.7	9.0	7.9	10.1	8.5
Social protection	16.1	13.6	11.7	10.8	10.3	10.4	10.0	14.9

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for priority sectors for the periods indicated.

	Year ended December 31							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Education	473.7	479.5	480.3	503.8	665.0	550.4	724.3	259.3
Infrastructure	286.5	403.3	372.8	389.3	423.4	389.8	399.3	135.1
Energy Subsidy	108.8	140.4	171.9	164.3	189.1	177.6	203.4	66.9
Health	172.3	312.4	188.1	183.2	187.5	194.4	218.5	78.6

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31							Six Months Ended June 30,
	2020L	2021L	2022L	2023L	2024B	2024P	2025B	2025P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	1,177.2	877.5	658.8	308.2	666.4	450.7	642.6	308.6
Loans
Domestic loans (net)	2.4	0.9	8.2	14.6	(0.6)	15.0	5.17	(2.3)
Foreign loans:
Gross drawings:
Program loan	102.3	41.6	65.6	83.0	30.0	60.0	80.0	7.9
Project loan	38.9	32.6	42.7	79.7	37.8	118.3	136.5	50.0
Total gross drawing	141.1	74.2	108.3	162.7	67.8	178.3	216.5	57.9
Amortization	(91.0)	(82.1)	(79.3)	(81.5)	(85.5)	(87.5)	(88.4)	(48.7)
Total foreign loan (net)	50.1	(7.9)	29.0	81.2	(17.7)	90.8	128.1	9.2
Total loans (net)	52.5	(7.0)	37.2	95.8	(18.4)	105.8	133.3	6.9

Total debt financing	1,229.6	870.5	696.0	404.0	648.1	556.6	775.9	315.4

Investment financing
Investment to SOEs	(31.3)	(71.2)	(59.2)	(42.1)	(30.7)	(30.7)	(22.7)	—
Investment to other institutions	(25.0)	(21.0)	(0.5)	—	(10.0)	(5.0)	—	—
Investment to public service agencies	(31.3)	(39.4)	(52.8)	(52.5)	(41.2)	(23.1)	(36.8)	—
Investment in financial organizations/institutions	(0.7)	(0.9)	(1.0)	(1.6)	(1.9)	(2.0)	(1.8)	—
Revenue of investment	22.0	—	27.1	26.8	—	22.9	—	1.8
Government’s Investments	(38.4)	(10.0)	(20.3)	(20.5)	(13.7)	(13.7)	(18.8)	(35.4)
Others investment financing	—	0.0	—	—	(65.7)	0.0	(55.0)	—
Investment financing reserves	—	(142.5)	—	—	(13.0)	(8.4)	(19.4)	—

Total investment financing	(104.7)	(71.2)	(106.7)	(89.9)	(176.2)	(60.0)	(154.5)	(33.5)

Lending	1.0	1.9	2.1	4.5	(0.3)	(0.4)	(5.4)	1.3
Government guarantee	(3.6)	(2.7)	(1.1)	(0.3)	(0.8)	(0.8)	0.0	0.0
Other financing	70.9	144.4	0.7	38.5	52.0	57.8	0.3	0.4

Total financing (net)	1,193.3	871.7	591.0	356.7	522.8	553.2	616.2	283.6

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditures

Total Government expenditures consist primarily of two components: (i) central Government expenditures and (ii) transfers to regions and rural fund. Central Government expenditures consist primarily of personnel, goods and services, capital, interest and social expenditures, as well as energy subsidies. Regional transfers consist primarily of expenditures for general and specific funds on the regional and rural level.

Total Government expenditure in 2020 reached Rp2,595.5 trillion or an increase of 12.4% from Rp2,309.3 trillion in 2019, in line with the countercyclical State Budget policy strategy adopted by the Government to withstand the impact of Covid-19 pandemic. Total central Government expenditure increased by 22.5% from Rp1,496.3 trillion in 2019 to Rp1,833.0 trillion in 2020. Total transfers to regions and rural fund decreased by 6.2% from Rp813.0 trillion in 2019 to Rp762.5 trillion in 2020 primarily due to lower general allocation funds realization, which also has lower budget allocation in the Revised 2020 Budget No. 2 compared to 2019.

Total Government expenditures in 2021 reached Rp2,786.4 trillion or an increase of 7.4% from Rp2,595.5 trillion in 2020. This is mainly driven by the realization of central Government expenditures, which, among other things, support the handling of the impact of the Covid-19 pandemic, especially in health sector and social protection. Total central Government expenditures increased by 9.1% from Rp1,833.0 trillion in 2020 to Rp2,000.7 trillion in 2021, primarily due to high expenditures from line ministries, which was mainly driven by the realization for infrastructure, connectivity projects, vaccination, medical treatment claims, productive relief programs, as well as disbursement of various protection programs. Total transfers to regions and rural fund increased by 3.0% from Rp762.5 trillion in 2020 to Rp785.7 trillion in 2021.

Total Government expenditures in 2022 reached Rp3,096.3 trillion or an increase of 11.1% from Rp2,786.4 trillion in 2021. This is primarily driven by the realization of central Government expenditures which increased by 14.0% from Rp2,000.7 trillion to Rp2,280.0 trillion. The increase was driven by line ministries and non-line ministries’ expenditures realization, which, among other things, supported the handling of the impact of the Covid-19 pandemic and economic growth and protected the populace. Total transfers to regions and rural fund increased by 3.9% from Rp785.7 trillion to Rp816.2 trillion.

Total Government expenditures in 2023 reached Rp3,121.2 billion or an increase of 0.8% from Rp3,096.3 trillion in 2022. This is primarily driven by the realization of transfer to regions and rural fund which increased by 8.0% from Rp816.2 trillion to Rp881.4 trillion, partially offset by the decrease of 1.8% in central Government expenditures from Rp2,280.0 trillion to Rp2,239.8 trillion.

Total Government expenditures in 2024 reached Rp3,350.3 trillion or an increase of 7.3% from Rp3,121.2 trillion in 2023, representing 100.8% of the 2024 budget Government expenditures. This was primarily driven by the realization of central government expenditures which increased by 11.0% from Rp2,239.8 trillion to Rp2,486.7 trillion, representing 100.8% of the 2024 budget figure, partially offset by the decrease of 2.0% in transfer to regions and rural fund from Rp881.4 trillion to Rp863.5 trillion, representing 100.7% of the 2024 budget figure.

Total Government expenditures in the first half of 2025 reached Rp1,406.0 trillion or an increase of 0.6% from Rp1,398.0 trillion in the first half of 2024, representing 38.8% of the 2025 budget Government expenditures. In the first half of 2025, central Government expenditures were Rp1,003.6 trillion or an increase of 0.6% from Rp997.9 trillion in the first half of 2024, representing 37.2% of the 2025 budget figure. In the first half of 2025, transfer to regions and rural funds reached Rp402.5 trillion or an increase of 0.6% from Rp400.1 trillion in the first half of 2024, representing 43.8% of the 2025 budget figure.

Government Revenues

The following table sets forth the revenues of the Government as (i) audited 2023 revenue as a percentage of the preliminary 2023 GDP at current prices and (ii) preliminary 2024 revenue figures as a percentage of the preliminary 2024 GDP at current prices, respectively.

Government Revenues

	2023 LKPP Audited	2024 Preliminary
	(percentage of 2023 GDP)	(percentage of 2024 GDP)
Total revenues and grants (in trillions of Rupiah)	2,783.9	2,842.5
Domestic revenue:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.33	0.29
Non-oil and gas	4.75	4.51

Total income tax	5.08	4.80
Value added tax (VAT)	3.65	3.74
Land and building tax	0.16	0.15
Excises	1.06	1.02
Other taxes	0.05	0.04

Total domestic taxes	10.00	9.75
International trade taxes:
Import duties	0.24	0.24
Export tax	0.07	0.09

Total international trade taxes	0.31	0.33

Total tax revenue	10.31	10.08

Non-tax revenues:
Natural resources:
Oil	0.42	0.39
Gas	0.14	0.11

Total oil and gas	0.56	0.50
General Mining	0.62	0.49
Forestry	0.03	0.03
Fishery	0.00	0.00
Geothermal	0.01	0.01

Total non-oil and gas	0.66	0.53

Total natural resources	1.22	1.04

Profit transfer from SOEs	0.39	0.39
Other non-tax revenues	0.86	0.74
Public Service Agency (BLU) Income	0.46	0.45

Total non-tax revenues	2.93	2.62

Total domestic revenues	13.24	12.70
Grants	0.08	0.14

Total Revenues and Grants	13.32	12.84

Source: Ministry of Finance

Government Expenditures

The following table sets forth the expenditures of the Government as (i) audited 2023 expenditures as a percentage of the 2023 GDP at current prices and (ii) preliminary expenditure figures for 2024 as a percentage of the preliminary 2024 GDP at current prices, respectively.

Government Expenditure

	2023 LKPP Audited	2024 Preliminary
	(percentages of 2023 GDP)	(percentages of 2024 GDP)
Total expenditures (in trillions of Rupiah)	3,121.2	3,350.3
Central Government expenditures:
Personnel expenditures	1.98	2.10
Good and services expenditures	2.07	2.34
Capital expenditures	1.45	1.59
Interest payments:
Domestic debt	1.96	2.01
Foreign debt	0.15	0.19
Total interest payments	2.11	2.21
Subsidies:
Energy subsidies	0.79	0.80
Non-energy subsidies	0.50	0.52
Total subsidies	1.29	1.32
Grant expenditures	0.00	0.00
Social assistance(1)	0.75	0.70
Other expenditures	1.08	0.97

Total central Government expenditures	10.72	11.23

Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.98	0.69
General allocation funds	1.91	1.94

Total general transfer funds	2.89	2.63
Specific allocation funds:
Physical special allocation fund	0.24	0.23
Non-physical special allocation fund	0.61	0.59
Grants to region	0.01	0.01

Total specific allocation funds	0.87	0.83

Total balanced funds	3.76	3.46
Incentive fund	—	—
Specific autonomy funds(2)	0.08	0.08
Specific Fund for Special Region of Yogyakarta	0.01	0.01

Total transfer to Regions	3.88	3.90
Rural Fund	0.33	0.32

Total transfer to regions and rural fund	4.22	3.90

Total Government expenditures	14.94	15.13

Source: Ministry of Finance

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Government Deficit Financing

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2023 deficit financing as a percentage of the 2023 GDP at current prices and (ii) preliminary 2024 deficit financing figures as a percentage of the preliminary 2024 GDP at current prices, respectively.

Government Deficit Financing

	2023 LKPP Audited	2024 Preliminary
	(percentages of 2023 GDP)	(percentages of 2024 GDP)
Total financing (net) (in trillions of Rupiah)	356.7	553.2
Debt financing
Government securities (net)	1.48	2.04
Loans
Domestic loans (net)	0.07	0.07
Foreign loans:
Gross drawings:
Program loan	0.40	0.27
Project loan	0.38	0.53

Total gross drawing	0.78	0.81
Amortization	(0.39)	(0.40)

Total foreign loan (net)	0.39	0.41
Total loans (net)	0.46	0.48

Total debt financing	1.93	2.51

Investment financing
Investment to SOEs	(0.20)	(0.14)
Investment to other institutions	(0.00)	(0.02)
Investment to public service agencies	(0.25)	(0.10)
Investment in financial organizations/institutions	(0.01)	(0.01)
Revenue of investment	0.13	0.10
Government’s investments	(0.10)	(0.06)
Others investment financing	—	—
Investment financing reserves	—	(0.04)

Total investment financing	(0.43)	(0.27)

Lending	0.02	(0.00)
Government guarantee	(0.00)	(0.00)
Other financing	0.18	0.26

Total financing (net)	1.71	2.50

Source: Ministry of Finance

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

As of December 31, 2023, the central Government’s foreign debt-to-GDP ratio was 11.2%, with foreign debt to total debt ratio of 28.3%.

As of December 31, 2024, the central Government’s foreign debt-to-GDP ratio was 11.4%, with foreign debt to total debt ratio of 28.7%.

As of March 31, 2025, the central Government’s foreign debt-to-GDP ratio was 10.7%, with foreign debt to total debt ratio of 29.2%.

External Public Debt of the Republic

External public debt of the Republic consists of central Government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI and SRBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI and SRBI are not reflected in the Government debt discussions herein. See “— Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this report, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “— Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,					As of March 31,
	2020	2021	2022	2023	2024P	2025P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	33.0	32.8	34.0	36.8	37.0	37.1
Bilateral creditors	23.7	20.8	20.7	20.3	16.6	16.7
Commercial(2)	88.0	92.0	93.0	94.8	102.7	106.5

Total	144.7	145.5	147.7	152.0	156.3	160.4

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.7%	12.2%	11.2%	11.2%	11.4%	11.8%

Source: Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2023, 62.4% and 37.6% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2023 was U.S.$152.0 billion.

As of December 31, 2024, 65.7% and 34.3% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2024 was U.S.$156.3 billion.

As if March 31, 2025, 66.4% and 33.6% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of March 31, 2025 was U.S.$160.4 billion.

Sources of External Public Borrowing

The sources of the Republic’s external public borrowings are, among others, foreign loans extended by multilateral creditors, bilateral creditors, export credit agency, and commercial creditors, including international bondholders.

Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

The World Bank and the ADB have been important sources of funds for the Republic, and the Republic has also secured substantial commitments from the Kreditanstalt für Wiederaufbau (“KfW”), The Agence Française de Développement (“AFD”), and Japan International Cooperation Agency (“JICA”) in recent years.

In 2019, the Republic drew down program loans of U.S.$1.1 billion from the World Bank and U.S$1.5 billion from ADB.

Due to the Covid-19 pandemic, in 2020, the Republic increased the financing of program loans from equivalent of U.S.$1.5 billion in its initial budget to equivalent of U.S.$6.9 billion in budget realization. These program loans were sourced from World Bank in the amount of U.S.$875.10 million and JPY31,975.60 million, ADB in the amount of €1,388.76 million, AFD in the amount of €200 million, KfW in the amount of €1,050 million, Japan International Cooperation Agency in the amount of JPY81,800 million, Asian Infrastructure Development Bank in the amount of U.S.$962.5 million, and Australian Government in the amount of AUD1,500 million. A total of 71% from these program loans have been utilized for the Republic’s Covid-19 pandemic responses.

In 2021, the Republic drew down program loans of U.S.$1,052.8 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$37.5 million from the Asian Infrastructure Development Bank, €200 million from KfW, €100 million from AFD, and JPY50,000 million from JICA.

In 2022, the Republic drew program loans of U.S.$1,099.3 million and €1,041.2 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$500 million from the Asian Infrastructure Development Bank, €595.2 million from KfW, €50 million from AFD and U.S.$40 million from Korea Economic Development Co-operation Fund.

In 2023, the Republic drew down program loans of U.S.$1,336.2 million and €937.7 million from the World Bank, U.S.$1,500 million and JPY71,865 million from ADB, U.S.$15 million from the ASEAN Infrastructure Fund, €304.8 million from KfW, €150 million from AFD, JPY60,000 million from JICA and U.S.$119.9 million from Korea Economic Development Co-operation Fund.

In 2024, the Republic drew down program loans of U.S.$200.5 million, €107.9 million, and JPY20,411.3 million from the World Bank, U.S.$ 36.5 million, €1,040.1 million, and JPY74,930 million from the ADB, €939.8 million from the AIIB, U.S.$7.3 million from AIF, €400 million from KfW, and €200 million from AFD.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of March 31,
	2020	2021	2022	2023P	2024P	2025P

	(in billions of U.S. dollars)
Bilateral loans	23,739.3	20,781.8	20,686.5	20,310.4	16,627	16,738
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	19,285.6	19,091.2	20,276.5	21,893.7	21,247	20,870
Asian Development Bank	10,999.8	10,818.4	10,194.2	11,272.9	11,183	11,680
Islamic Development Bank	1,325.6	1,345.4	1,364.8	1,339.7	1,361	1,336
Nordic Investment Bank	9.4	8.1	6.7	6.3	5	5
European Investment Bank	—	—	—	—	—	—
International Fund for Agricultural Development	195.7	202.1	252.1	282.7	289	286
Asian Infrastructure Investment Bank	1,187.4	1,306.7	1,935.1	2,013.4	2,918	2,946
Multilateral Investment Guarantee Agency	—	—	—	—	—	—

Total multilateral loans	33,003.5	32,771.8	34,029.5	36,808.7	37,003	37,122

Total loans	56,742.8	53,553.6	54,716.0	57,119.1	53,630	53,861

Source: Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,										As of March 31,
	2020		2021		2022		2023		2024P		2025P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	95,823	95,823	99,263	99,263	103,948	103,948	107,885	107,885	111,511	111,511	110,891	110,891
Japanese yen	2,391,841	23,142	2,392,620	20,786	2,451,372	18,545	2,531,210	17,904	2,605,730	17,133	2,582,398	16,995
Euros	18,036	22,160	19,843	22,453	21,358	22,751	21,746	24,067	22,052	26,026	26,537	30,130
SDR	861	1,239	701	981	516	687	342	458	314	241	168	186
British pounds	17	22	1	1	—	—	—	—	—	—	—	—
Others	Multiple currencies	2,315	Multiple currencies	2,036	Multiple currencies	1,754	Multiple currencies	1,640	Multiple Currencies	1,374	Multiple Currencies	2,156

Total	N/A	144,702	N/A	145,521	N/A	147,685	N/A	151,953	N/A	156,285	N/A	160,358

Source: Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of December 31, 2023, 71.0%, 11.8%, 15.8% and 1.4% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including SDR) respectively.

As of December 31, 2024, 71.4%, 11.0%, 16.7% and 1.1% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including SDR), respectively.

As of March 31, 2025, 69.2%, 10.6%, 18.8% and 1.4% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including SDR), respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2023R	11.8	5.6	17.5
2024R	11.8	6.4	18.2
2025*	14.2	6.6	20.8
2026**	13.0	6.4	19.4
2027**	15.4	6.0	21.4

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to March 31, 2025 and (ii) projected principal and interest payments to be made from April 1, 2025 to December 31, 2025 based on external debt outstanding as of March 31, 2025.

**	Projected based on external debt outstanding as of March 31, 2025.

Payment History of External Debt

Indonesia maintains a policy of external debt management and has a history of servicing its external debt obligations in accordance with its terms.

In the wake of the Asian financial crisis in 1997, the Paris Club, an informal voluntary group of 18 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations by extending or guaranteeing bilateral credits, played an important role in easing Indonesia’s foreign exchange burden. Between 1998 and 2000, Indonesia twice rescheduled certain payments of its Paris Club foreign debt. Pursuant to an April 2002 agreement, Paris Club debt payments of principal and interest of approximately U.S.$5.4 billion that were due to certain of Indonesia’s creditors between April 2002 and December 2003 were rescheduled.

In addition, on March 10, 2005, the Paris Club offered to permit Indonesia, as well as other countries affected by the December 2004 tsunami, to defer debt services payments through the end of 2005 to allow these countries to commit additional government resources to the tsunami-related humanitarian and relief efforts. On May 10, 2005, 18 individual Paris Club members and Indonesia signed a memorandum of understanding to reschedule some payments of principal and interest due under official development assistance and non-official development assistance.

While there have been a number of reschedulings of Indonesia’s external debt to its bilateral creditors as described above, Indonesia has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

External Debt of Bank Indonesia

Under Indonesian law, Bank Indonesia has the ability to incur external debt primarily to meet balance of payments needs and maintain adequate foreign exchange reserves.

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,					As of May 31,
	2020	2021	2022	2023	2024P	2025P
Multilateral	2,852	9,007	8,565	8,635	8,393	8,738
Commercial(2)	0	0	0	0	0	0
Total	2,852	9,007	8,565	8,635	8,393	8,738

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of December 31, 2021, December 31, 2022 and December 31, 2023, the external debt of Bank Indonesia amounted to U.S.$9,007 million, U.S.$8,565 million and U.S.$8,635 million, respectively. As of each of the three dates, the external debt of Bank Indonesia comprised entirely of SDR allocation, while commercial debt was nil. As of December 31, 2024, the external debt of Bank Indonesia amounted to U.S.$8,393 million, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. As of May 31, 2025, the external debt of Bank Indonesia amounted to U.S.$8,738 million, comprised entirely of SDR allocation (and excluding currency, deposits and SRBI), while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2020	0.0	19	19
2021	0.0	3	3
2022	0.0	41	42
2023P	0.0	174	174
2024P	0.0	196	196
2025*	0.0	275	275

Source: Bank Indonesia.

P	Preliminary
*	Projected based on external debt outstanding as of May 31, 2025.
(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2025, as of May 31, 2025.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “— Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic.”

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,					As of May 31,
	2020	2021	2022	2023	2024P	2025P

	(in millions of U.S. dollars)
Financial institutions:
Bank	8,807	9,280	8,231	6,847	7,326	7,146
Non-bank	2,615	2,895	2,297	1,881	1,271	1,270

Total financial institutions	11,422	12,175	10,528	8,728	8,596	8,416
Non-financial institutions	45,677	43,743	41,062	36,501	35,789	34,700

Total	57,100	55,917	51,590	45,228	44,386	43,116

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “— Public Debt — Contingent Liabilities from Government Guarantees.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of March 31,
	2020	2021	2022	2023	2024P	2025P
	(in trillions of Rupiah)
Total domestic public debt(1)	4,038.2	4,836.2	5,474.0	5,844.4	6,276.0	6,451.2

Source: Ministry of Finance.

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2023R	444.5	354.5	799.0
2024R	531.6	387.7	919.3
2025*	652.9	392.3	1,045.2
2026*	688.5	375.7	1,064.2
2027**	627.8	335.0	962.8

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2025 to March 31, 2025 and (ii) projected principal and interest payments to be made from April 1, 2025 to December 31, 2025 based on external debt outstanding as of March 31, 2025.

**	Projected based on external debt outstanding as of March 31, 2025.

Contingent Liabilities from Government Guarantees

As part of the Government’s policy to accelerate infrastructure development, the Government has provided support to encourage investments in infrastructure projects in the form of credit and investment guarantees. External debts of SOEs (or of BPI Danantara) are not direct obligations of the Republic, unless such debts are explicitly guaranteed by the Republic.

Beginning in 2008 the Government has allocated a contingent budget with respect to these guarantees. The allocated budget is then transferred to a guarantee reserve fund. This fund stands ready as reserves for any claims that may arise from the guarantees. Additional budget allocation can also be made available for direct payment of claims if necessary.

Total infrastructure guarantees provided by the Government between 2008 and 2024 have accumulated to Rp758.3 trillion, of which Rp390.7 trillion have expired, leaving active guarantees of Rp372.2 trillion as of December 31, 2024. No guarantee claim has materialized since the introduction of the Government’s guarantee programs. The Government has set a maximum guarantee limit of 1.5% of GDP per year for 2023-2026. However, the Ministry of Finance may re-evaluate the limit if it considers necessary.

As of December 31, 2024, the Government had provided infrastructure guarantees of Rp372.2 trillion, an increase from active guarantees of Rp345.0 trillion as of December 31, 2023.

As of December 31, 2024, the Government had accumulated Rp6.8 trillion in the guarantee reserve fund account.

The guarantee that the Government provided to infrastructure projects included:

•

full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amounted to Rp0.6 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounted to Rp64.4 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure and business viability guarantees under 35 GW program. Outstanding guarantees for this program amounted to Rp91.3 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. Outstanding guarantees for this program amounted to Rp49.7 trillion;

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several sections of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounted to Rp108.8 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amounted to Rp22.3 trillion;

•	full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of rail transport projects. Outstanding guarantees for this program amounted to Rp22.3 trillion; and

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amounted to Rp1.4 trillion.

As of March 31, 2025, the Government had provided infrastructure guarantees of Rp376.1 trillion, an increase from active guarantees of Rp372.2 trillion as of December 31, 2024.

As of March 31, 2025, the Government had accumulated Rp6.8 trillion in the guarantee reserve fund account.

The guarantee that the Government provided to infrastructure projects included:

•

full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amounted to Rp0.6 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounted to Rp66.1 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure and business viability guarantees under 35 GW program. Outstanding guarantees for this program amounted to Rp92.7 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. Outstanding guarantees for this program amounted to Rp51.9 trillion;

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several sections of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounted to Rp110.6 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amounted to Rp26.5 trillion;

•	full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of rail transport projects. Outstanding guarantees for this program amounted to Rp22.0 trillion; and

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amounted to Rp0.5 trillion.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free-floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

For the information on historical exchange rates between the Rupiah and the U.S. dollar, see “Presentation of Information—Exchange Rates.”

Prudential Policies on Foreign Exchange and Rupiah

Under Law No. 24 of 1999 on Foreign Exchange Activities and Exchange Rate System, every resident may freely own and use foreign currency. Foreign currency is also generally freely transferable within or from Indonesia although by regulation most domestic transactions are prohibited from using foreign currency. Bank Indonesia has the authority to request information and data regarding foreign exchange activities and implement provisions regarding foreign exchange activities based on prudential principles.

To maintain the stability of the Rupiah, and to prevent the utilization of the Rupiah for speculative purposes by foreign parties, the Rupiah is non- internationalized. Regulations prohibit banks from conducting, among others, the following transactions: (i) extensions of loans or of overdrafts in Rupiah or foreign currencies to foreign parties, (ii) transfers of Rupiah to foreign parties or offshore banks in excess of U.S.$1 million without underlying transactions, and (iii) purchases of Rupiah-denominated securities issued by foreign parties.

Bank Indonesia has issued several regulations concerning foreign currency transactions relating to the Rupiah in order to deepen financial markets. A deep foreign exchange market is distinguished by adequate liquidity, convenient transactions, fair prices and minimal risk in order to maintain economic stability. Bank Indonesia strives towards the creation of a liquid, efficient and secure domestic foreign exchange market through amendments to regulations concerning foreign exchange transactions.

On January 1, 2015, Bank Indonesia regulations came into effect to mitigate risks relating to external borrowing by non-bank corporations. Under these regulations, corporate issuers of debt must, subject to certain limited exceptions:

•	hedge at least 25% of their open foreign exchange positions (i.e., the excess of foreign currency liabilities that fall due within the following three to six months over foreign currency assets);

•	maintain a 70% minimum liquidity ratio of foreign currency assets to foreign currency liabilities maturing within three months after the end of a quarter; and

•	maintain a minimum credit rating (issuer and/or issue) of BB- by a rating agency acknowledged by Bank Indonesia.

As of December 31, 2024, based on Bank Indonesia’s assessment of corporate issuers’ compliance with the regulations above:

•	89.0% of corporate issuers are compliant with the hedging ratio requirement for liabilities due under three months;

•	94.5% of corporate issuers are compliant with the hedging ratio requirement for liabilities due between three to six months; and

•	86.8% of corporate issuers are compliant with the liquidity ratio requirement for liabilities due under three months.]

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,						As of June 30,
	2020	2021	2022	2023	2024		2025
	(in millions of U.S. dollars, except for months)
Gold	4,758	4,595	4,589	5,234	6,602		8,320
SDRs	1,605	7,795	7,411	7,464	7,236		7,617
Reserve position with the IMF	1,135	1,110	1,055	1,064	1,034		1,089
Foreign exchange and others	128,398	131,405	124,178	132,621	140,848		135,541

Total	135,897	144,905	137,233	146,384	155,719		152,567

Total as number of months of imports and Government external debt repayments	9.8	7.8	5.9	6.5	6.5	P	6.2	P

Source: Bank Indonesia.

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Foreign reserves totaled U.S.$135.9 billion, U.S.$144.9 billion, U.S.$137.2 billion and U.S.$146.4 billion as of December 31, 2020, 2021, 2022 and 2023, respectively.

As of December 31, 2024 and June 30, 2025, official international reserves position was U.S.$155.7 billion and U.S.$152.6 billion, respectively, equivalent to 6.5 and 6.2 months of imports and servicing government’s external debt, respectively. These are well above the international adequacy standard of around three months of imports.

Regional Swap Arrangements of the Republic

Following the experience of the Asian crisis in 1997 to 1998, ASEAN recognized a need to strengthen regional self-help and support mechanisms in East Asia and endeavored to prevent future financial crises. In 2000, ASEAN+3 members agreed to strengthen the existing cooperative frameworks among monetary authorities through the Chiang Mai Initiative (“CMI”). The CMI involves a network of BSAs among ASEAN+3 countries. The objectives of these bilateral swap arrangements are to address short-term liquidity difficulties in the region and to supplement existing international financial arrangements.

Since CMI’s inception in 2000, ASEAN+3 member countries undertook a review to explore ways of enhancing its effectiveness. On 2010, ASEAN+3 member countries entered into a multilateral currency swap contract which covers all ASEAN+3 member countries with a total size of U.S.$120 billion (the CMI Multilateralization or CMIM). CMIM was developed from the CMI-BSA network to facilitate prompt and simultaneous currency swap transactions through establishing a common decision making mechanism under a single contract. The CMIM objectives are the same as the BSAs. In May 2012 and in response to the global and regional economic developments, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to strengthen the CMIM as a regional financial safety net by doubling the total size to U.S.$240 billion and launching a crisis prevention program called the CMIM Precautionary Line (“CMIM-PL”). This arrangement became effective on July 17, 2014. On May 4, 2025, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to amend the CMIM Agreement to introduce the Rapid Financing Facility (RFF) with the incorporation of eligible freely usable currencies as its currencies of choice under the CMIM. The amendment will take effect upon the completion of all necessary domestic procedures and the signing of the agreement by all participating authorities. In addition to the role of providing liquidity support for ASEAN+3 member countries, CMIM has contributed to the development of the regional surveillance capacity by establishing the ASEAN+3 Macroeconomic Research Office (“AMRO”), as an ASEAN+3 independent surveillance unit since early 2011.

Under the BSA, and CMIM, a total of U.S.$46.1 billion of foreign currency swap is currently available to the Republic. Up to 30.0% of the amount available under the BSAs and CMIM may be activated without participating in any IMF program, but greater amounts requires participation in an IMF program. The Republic also has a U.S.$22.8 billion bilateral swap line in place with Japan. These swap arrangements will contribute to greater financial stability and sustainable economic growth in the region.

On November 5, 2018, Bank Indonesia established a one-year bilateral financial arrangement with the Monetary Authority of Singapore with a size of up to U.S.$10.0 billion or equivalent (bilateral swap agreement and bilateral repo agreement). This bilateral financial arrangement enables the two central banks to access foreign currency liquidity from each other, if needed, to preserve monetary and financial stability. In November 2023, Bank Indonesia and the Monetary Authority of Singapore extended the bilateral financial arrangement by one year. This arrangement continues to reinforce the ongoing financial cooperation in preserving monetary and financial stability in both countries amid global macroeconomic uncertainties. The arrangement comprises two agreements: (1) A local currency bilateral swap agreement that allows for the exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion; (2) A bilateral repo agreement of U.S.$3 billion that allows for repurchase transactions between the two central banks to obtain USD cash using G3 government bonds as collateral.

On September 27, 2019, Bank Indonesia and Bank Negara Malaysia established a three-year local currency bilateral swap agreement with a size up to RM8 billion / Rp28 trillion, which will enable both central banks to access foreign currency liquidity from each other if needed. This arrangement was renewed on September 23, 2022 for three more years. Bank Indonesia and Bank Negara Malaysia have drawn on this local currency bilateral swap arrangement as part of their efforts to strengthen the cooperation in liquidity management between the two institutions, which is still continuing. Up to December 2024, there is no actual usage from these drawings.

In October 2021, Bank Indonesia renewed a bilateral swap agreement with Bank of Japan. The agreement enables Indonesia to swap IDR against the Japanese Yen or the U.S. dollar in an amount of up to U.S.$22.8 billion or equivalent.

In January 2022, Bank Indonesia renewed a three-year Bilateral Currency Swap Agreement (“BCSA”) with People’s Bank of China. The agreement allows exchanges of local currencies between the two central banks of up to CNY250 billion or Rp550 trillion (about U.S.$38.8 billion equivalent).

In February 2022, Bank Indonesia renewed a BCSA with the Reserve Bank of Australia. The agreement will span a period of three years and allow for the exchange of local currencies between the two central banks of up to A.U.$10 billion or Rp100.0 trillion.

In March 2023, Bank Indonesia has renewed a three-year BCSA, with the Republic of Korea amounting to KRW 10.7 trillion or Rp115 trillion.

In September 2024, Bank Indonesia and Bank Negara Malaysia renewed a local currency bilateral swap agreement, which was initially signed in September 2019 and first renewed in September 2022. This renewed agreement allows exchange of local currencies between the two central banks of up to RM24 billion or Rp82 trillion, for a period of five years.

In October 2024, Bank Indonesia and Bank of Japan renewed a bilateral swap arrangement, which enables Indonesia to swap Indonesian Rupiahs against the Japanese Yen or U.S. dollar in an amount up to U.S.$22.8 billion or equivalent.

In November 2024, Bank Indonesia and the Monetary Authority of Singapore renewed a bilateral financial arrangement to November 2027. The bilateral financial arrangement comprises a local currency bilateral swap agreement that allows exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion and a bilateral repo agreement of U.S.$3 billion that allows repurchase transactions between the two central banks to obtain USD cash using as collateral government bonds of the U.S., Japan and Germany.

In January 2025, Bank Indonesia and the People’s Bank of China renewed and strengthened their bilateral currency swap arrangement for a period of five years, which was initially signed in March 2009. This arrangement allows the two central banks to exchange their local currencies up to a value of CNY400 billion or the equivalent amount in Indonesian Rupiah, to further promote the bilateral trade and direct investment in local currencies and strengthen financial market stability.

In March 2025, Bank Indonesia and Reserve Bank of Australia renewed and strengthened their bilateral currency swap arrangement for a period of five years, to support trade and investment for the economic development of Australia and Indonesia and contribute to the financial stability of both countries. The arrangement enables the two central banks to exchange their local currencies up to a value of AUD10 billion or the equivalent amount in Indonesian Rupiah.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,					As of March 31,
	2020L	2021L	2022L	2023L	2024P	2025P

	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.4	40.7	39.7	39.2	39.8	40.4
Debt service to GDP ratio	5.0	5.3	4.5	5.1	5.5	6.2
Total public debt of the central Government (in billions of U.S.$) (1)	431.0	484.1	498.8	530.5	544.7	549.8
—% in Loans	14.1	11.9	12.0	12.3	12.2	12.5
—% in Bonds	85.9	88.1	88.0	87.7	87.8	87.5

Source:  Ministry of Finance, Bank Indonesia.

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of December 31, 2023, the central Government’s debt-to-GDP ratio was 39.2%, with U.S.$530.5 billion of total public debt of the central Government, 12.3% of which was in loans and 87.7% was in bonds.

As of December 31, 2024, the central Government’s debt-to-GDP ratio was 39.8%, with U.S.$544.7 billion of total public debt of the central Government, of which 12.2% was in loans and 87.8% was in bonds.

As of March 31, 2025, the central Government’s debt-to-GDP ratio was 40.4%, with U.S.$549.8 billion of total public debt of the central Government, of which 12.5% was in loans and 87.5% was in bonds.

DEBT TABLES OF THE REPUBLIC OF INDONESIA

External Loans of the Republic of Indonesia as of December 31, 2024	D-108

Domestic Loans of the Republic of Indonesia as of December 31, 2024	D-125

Guaranteed External Loans of the Republic of Indonesia as of December 31, 2024	D-132

Guaranteed Domestic Loans of the Republic of Indonesia as of December 31, 2024	D-133

Foreign Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2024	D-134

Domestic Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2024	D-137

EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2024

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
BILATERAL
AUD	AUSTRALIA PRIME RATE	1.49%	0.00%	2020	2035	1,500,000,000	933,300,427	1,100,000,000	684,420,313
AUD	NO INTEREST RATE	0.00%	0.00%	2006	2046	197,505,719	122,888,114	163,929,747	101,997,135
AUD	NO INTEREST RATE	0.00%	0.00%	2007	2047	290,024,929	180,453,593	246,521,190	153,385,554
CAD	NO INTEREST RATE	0.00%	0.00%	1973	2025	11,114,464	7,735,837	124,316	86,526
CAD	NO INTEREST RATE	0.00%	0.00%	1976	2026	9,951,252	6,926,224	372,957	259,584
CAD	NO INTEREST RATE	0.00%	0.00%	1977	2027	3,797,864	2,643,371	282,864	196,878
CAD	NO INTEREST RATE	0.00%	0.00%	1978	2027	18,482,976	12,864,435	1,354,760	942,934
CAD	NO INTEREST RATE	0.00%	0.00%	1978	2027	19,479,946	13,558,342	1,229,946	856,062
CAD	NO INTEREST RATE	0.00%	0.00%	1979	2029	12,847,054	8,941,747	1,605,882	1,117,719
CAD	NO INTEREST RATE	0.00%	0.00%	1981	2030	21,059,866	14,657,990	3,158,980	2,198,699
CAD	NO INTEREST RATE	0.00%	0.00%	1982	2030	31,544,124	21,955,195	4,731,619	3,293,279
CAD	NO INTEREST RATE	0.00%	0.00%	1983	2033	14,999,732	10,440,044	3,152,557	2,194,228
CAD	NO INTEREST RATE	0.00%	0.00%	1984	2034	855,778	595,635	203,248	141,464
CAD	NO INTEREST RATE	0.00%	0.00%	1984	2034	49,977,499	34,785,106	12,977,499	9,032,539
CNY	FIXED	2.50%	0.35%	2008	2025	1,550,083,480	212,358,654	77,504,174	10,617,933
EUR	FIXED	2.00%	0.00%	1982	2016	4,729,450	4,924,304	147,252	153,319
EUR	FIXED	2.00%	0.00%	1984	2014	27,251,857	28,374,636	634,002	660,123
EUR	FIXED	0.75%	0.00%	1984	2034	26,570,305	27,665,004	634,002	660,123
EUR	FIXED	0.75%	0.00%	1991	2031	79,311,597	82,579,242	19,096,241	19,883,008
EUR	FIXED	0.75%	0.00%	1989	2029	20,451,675	21,294,286	3,354,075	3,492,263
EUR	FIXED	2.00%	0.00%	1991	2021	17,383,924	18,100,143	777,675	809,715
EUR	FIXED	0.75%	0.00%	1991	2033	58,747,437	61,167,837	16,427,808	17,104,635
EUR	FIXED	0.75%	0.00%	1992	2032	20,093,771	20,921,636	3,965,069	4,128,430
EUR	FIXED	2.00%	0.00%	1992	2022	9,816,804	10,221,257	2,300,814	2,395,607
EUR	FIXED	0.75%	0.00%	1993	2033	10,839,388	11,285,972	3,257,952	3,392,180
EUR	FIXED	2.00%	0.00%	1993	2023	36,659,628	38,170,008	710,185	739,444
EUR	FIXED	2.00%	0.00%	1993	2023	23,723,943	24,701,372	589,008	613,275
EUR	FIXED	0.75%	0.25%	1994	2034	9,246,474	9,627,430	1,560,847	1,625,154
EUR	FIXED	2.00%	0.25%	1995	2025	10,276,967	10,700,379	1,353,901	1,409,682
EUR	FIXED	0.75%	0.25%	1995	2035	8,513,009	8,863,746	2,982,010	3,104,869
EUR	FIXED	0.75%	0.25%	1995	2035	14,902,735	15,516,729	5,478,735	5,704,460
EUR	FIXED	0.75%	0.00%	1995	2035	11,654,155	12,134,307	4,276,932	4,453,142
EUR	FIXED	0.75%	0.25%	1995	2035	21,609,069	22,499,364	7,658,069	7,973,582
EUR	FIXED	0.75%	0.25%	1999	2039	76,609,992	79,766,331	36,421,128	37,921,682
EUR	FIXED	0.75%	0.24%	1998	2038	12,271,005	12,776,572	5,726,469	5,962,400
EUR	FIXED	0.75%	0.25%	1998	2038	10,946,906	11,397,919	5,056,823	5,265,165
EUR	FIXED	2.00%	0.40%	2014	2029	15,312,037	15,942,895	6,811,968	7,092,622
EUR	FIXED	0.75%	0.25%	2000	2040	14,622,948	15,225,415	7,560,473	7,871,965
EUR	FIXED	0.75%	0.25%	2000	2040	8,087,557	8,420,765	4,185,557	4,358,003
EUR	FIXED	0.75%	0.25%	1999	2039	11,759,713	12,244,215	5,784,245	6,022,556
EUR	FIXED	0.75%	0.25%	2001	2041	19,186,859	19,977,359	10,379,828	10,807,477
EUR	FIXED	2.00%	0.25%	2001	2031	9,428,222	9,816,666	2,991,057	3,114,289
EUR	FIXED	0.75%	0.25%	2001	2041	20,221,795	21,054,935	11,458,890	11,930,997
EUR	FIXED	0.75%	0.25%	2002	2042	74,649,000	77,724,546	21,437,000	22,320,207
EUR	FIXED	0.75%	0.25%	2001	2035	2,652,707	2,761,999	1,168,707	1,216,858
EUR	FIXED	0.75%	0.25%	2002	2042	14,762,878	15,371,110	4,500,000	4,685,400
EUR	FIXED	0.75%	0.25%	2003	2043	10,500,383	10,933,000	6,422,541	6,687,151
EUR	FIXED	0.75%	0.25%	2004	2044	9,000,000	9,370,801	5,766,000	6,003,560
EUR	FIXED	0.75%	0.00%	2004	2044	74,927,500	78,014,520	27,372,000	28,499,729
EUR	FIXED	0.75%	0.25%	2006	2045	6,000,000	6,247,201	4,200,000	4,373,040
EUR	FIXED	0.75%	0.25%	2006	2046	8,821,144	9,184,576	6,469,144	6,735,673
EUR	FIXED	0.75%	0.25%	2009	2049	30,887,392	32,159,956	14,907,392	15,521,578
EUR	FIXED	0.75%	0.25%	2011	2051	19,000,000	19,782,802	16,939,731	17,637,649
EUR	FIXED	2.30%	0.25%	2013	2028	71,585,136	74,534,451	22,835,136	23,775,946
EUR	FIXED	1.30%	0.25%	2017	2028	200,000,000	208,240,020	94,120,000	97,997,753

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	EURIBOR 6 MTH	3.55%	0.25%	2021	2036	85,700,000	89,230,848	72,263,772	75,241,047
EUR	FIXED	1.50%	0.00%	1987	2021	34,256,162	35,667,519	94,307	98,193
EUR	FIXED	1.50%	0.00%	1985	2018	26,359,240	27,445,244	49,570	51,612
EUR	FIXED	2.00%	0.00%	1988	2022	5,158,481	5,371,011	53,730	55,944
EUR	FIXED	2.00%	0.00%	1989	2023	33,043,770	34,405,176	731,365	761,497
EUR	FIXED	1.50%	0.00%	1983	2017	11,820,946	12,307,970	1,404	1,462
EUR	FIXED	2.00%	0.00%	1991	2022	19,223,588	20,015,602	96,008	99,964
EUR	FIXED	2.00%	0.00%	1989	2022	28,503,046	29,677,374	236,780	246,535
EUR	FIXED	1.50%	0.00%	1988	2022	6,342,039	6,603,332	57,319	59,681
EUR	FIXED	2.00%	0.00%	1991	2025	8,402,989	8,749,193	378,413	394,004
EUR	FIXED	2.00%	0.00%	1989	2024	33,122,379	34,487,025	2,331,308	2,427,358
EUR	FIXED	2.00%	0.00%	1990	2025	37,767,403	39,323,423	2,938,253	3,059,309
EUR	FIXED	0.50%	0.00%	1993	2033	63,683,736	66,307,512	23,039,620	23,988,855
EUR	FIXED	0.50%	0.00%	1993	2034	47,838,742	49,809,703	19,786,663	20,601,876
EUR	FIXED	0.50%	0.00%	1993	2034	13,102,993	13,642,838	4,555,275	4,742,953
EUR	FIXED	0.25%	0.00%	1995	2035	40,998,276	42,687,409	10,317,813	10,742,907
EUR	FIXED	0.25%	0.00%	1996	2025	45,463,607	47,336,712	8,798,804	9,161,316
EUR	FIXED	0.25%	0.00%	1997	2028	15,683,500	16,329,661	4,840,935	5,040,382
EUR	FIXED	0.25%	0.00%	1997	2029	12,337,977	12,846,303	4,172,775	4,344,694
EUR	FIXED	0.63%	0.00%	1998	2030	2,285,816	2,379,992	706,453	735,559
EUR	FIXED	2.20%	0.00%	1999	2025	15,882,219	16,536,568	1,528,285	1,591,250
EUR	FIXED	2.35%	0.00%	2002	2023	9,365,347	9,751,200	110,976	115,548
EUR	FIXED	2.35%	0.00%	2004	2025	2,456,933	2,558,159	240,238	250,136
EUR	FIXED	1.00%	0.00%	2008	2028	36,312,283	37,808,352	12,709,299	13,232,923
EUR	FIXED	1.00%	0.00%	2011	2031	30,299,373	31,547,710	17,142,733	17,849,015
EUR	FIXED	2.06%	0.00%	2015	2033	140,000,000	145,768,014	96,923,077	100,916,317
EUR	FIXED	2.08%	0.00%	2016	2034	100,000,000	104,120,010	76,923,077	80,092,315
EUR	FIXED	1.41%	0.50%	2017	2032	150,000,000	156,180,015	112,500,000	117,135,011
EUR	FIXED	1.90%	0.00%	2017	2032	100,000,000	104,120,010	80,000,000	83,296,008
EUR	FIXED	0.00%	0.00%	2018	2055	42,782,878	44,545,537	42,782,877	44,545,536
EUR	FIXED	1.62%	0.00%	2018	2028	150,000,000	156,180,015	85,714,286	89,245,723
EUR	FIXED	1.62%	0.00%	2018	2028	150,000,000	156,180,015	85,714,286	89,245,723
EUR	FIXED	0.33%	0.50%	2019	2031	20,779,100	21,635,201	16,883,019	17,578,601
EUR	EURIBOR 6 MTH	1.48%	0.40%	2019	2034	63,718,241	66,343,439	9,536,099	9,928,987
EUR	FIXED	1.23%	0.00%	2020	2030	100,000,000	104,120,010	68,750,000	71,582,507
EUR	FIXED	0.99%	0.00%	2020	2030	100,000,000	104,120,010	100,000,000	104,120,010
EUR	EURIBOR 6 MTH	3.86%	0.20%	2021	2039	89,008,005	92,675,144	1,074,969	1,119,258
EUR	FIXED	1.36%	0.00%	2021	2031	100,000,000	104,120,010	100,000,000	104,120,010
EUR	FIXED	0.78%	0.50%	2021	2034	80,000,000	83,296,008	70,645,136	73,555,723
EUR	EURIBOR 6 MTH	3.34%	0.00%	2022	2034	50,000,000	52,060,005	50,000,000	52,060,005
EUR	EURIBOR 6 MTH	3.42%	0.00%	2023	2034	150,000,000	156,180,015	150,000,000	156,180,015
EUR	EURIBOR 6 MTH	3.89%	0.00%	2024	2036	200,000,000	208,240,020	200,000,000	208,240,020
EUR	EURIBOR 6 MTH	3.93%	0.20%	2022	2040	98,674,936	102,740,353	967,143	1,006,989
EUR	FIXED	3.09%	0.00%	2013	2031	74,700,000	77,777,647	37,350,000	38,888,824
EUR	FIXED	0.22%	0.00%	2014	2035	47,677,098	49,641,399	45,288,777	47,154,679
EUR	NO INTEREST RATE	0.00%	0.00%	1996	2033	1,801,799	1,876,033	810,810	844,215
EUR	FIXED	0.75%	0.25%	2005	2044	48,496,003	50,494,043	17,664,821	18,392,613
EUR	FIXED	1.25%	0.00%	2017	2028	200,000,000	208,240,020	94,120,000	97,997,753
EUR	FIXED	2.55%	0.25%	2017	2032	29,367,573	30,577,520	22,224,716	23,140,377

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	EURIBOR 6 MTH	3.86%	0.25%	2018	2029	200,000,000	208,240,020	117,650,000	122,497,192
EUR	EURIBOR 6 MTH	3.86%	0.25%	2018	2029	200,000,000	208,240,020	117,650,000	122,497,192
EUR	EURIBOR 6 MTH	3.81%	0.25%	2018	2029	300,000,000	312,360,030	176,471,000	183,741,623
EUR	EURIBOR 6 MTH	3.76%	0.25%	2019	2031	500,000,000	520,600,050	382,356,000	398,109,105
EUR	EURIBOR 6 MTH	3.77%	0.25%	2020	2032	250,000,000	260,300,025	220,590,000	229,678,330
EUR	EURIBOR 6 MTH	3.75%	0.25%	2020	2032	300,000,000	312,360,030	264,706,000	275,611,913
EUR	EURIBOR 6 MTH	3.75%	0.25%	2021	2032	200,000,000	208,240,020	176,472,000	183,742,664
EUR	EURIBOR 6 MTH	3.32%	0.25%	2021	2036	200,000,000	208,240,020	200,000,000	208,240,020
EUR	EURIBOR 6 MTH	3.70%	0.25%	2021	2033	400,000,000	416,480,040	400,000,000	416,480,040
EUR	EURIBOR 6 MTH	3.50%	0.25%	2022	2034	300,000,000	312,360,030	300,000,000	312,360,030
EUR	EURIBOR 6 MTH	4.03%	0.25%	2021	2037	37,000,000	38,524,404	197,000	205,116
EUR	EURIBOR 6 MTH	3.76%	0.25%	2024	2035	400,000,000	416,480,040	400,000,000	416,480,040
EUR	FIXED	0.20%	0.00%	2003	2038	10,840,484	11,287,113	5,973,328	6,219,430
EUR	FIXED	0.15%	0.00%	2007	2037	13,594,264	14,154,349	11,781,695	12,267,103
EUR	FIXED	0.15%	0.00%	2008	2038	10,198,683	10,618,870	9,178,815	9,556,983
EUR	FIXED	0.15%	0.00%	2008	2038	8,554,233	8,906,668	7,698,810	8,016,001
EUR	FIXED	0.15%	0.00%	2008	2039	6,888,832	7,172,652	6,659,204	6,933,564
EUR	FIXED	0.15%	0.00%	2010	2040	3,695,046	3,847,282	3,695,046	3,847,282
EUR	FIXED	0.15%	0.00%	2011	2046	7,349,159	7,651,945	7,349,159	7,651,945
EUR	FIXED	0.15%	0.00%	2013	2051	12,430,001	12,942,118	12,430,001	12,942,118
EUR	FIXED	0.15%	0.00%	2016	2054	6,979,739	7,267,305	6,979,739	7,267,305
EUR	EURIBOR 6 MTH	4.08%	0.50%	2023	2029	26,956,350	28,066,954	18,213,750	18,964,158
EUR	NO INTEREST RATE	0.00%	0.00%	2024	2027	68,523,387	71,346,558	57,379,993	59,744,054
JPY	FIXED	2.30%	0.00%	1995	2025	934,666,009	5,983,205	45,592,000	291,854
JPY	FIXED	2.50%	0.00%	1995	2025	16,269,800,349	104,150,084	791,836,000	5,068,887
JPY	FIXED	2.50%	0.00%	1995	2025	2,699,554,273	17,281,024	131,680,000	842,941
JPY	FIXED	2.50%	0.00%	1995	2025	11,416,106,238	73,079,472	556,880,000	3,564,832
JPY	FIXED	2.50%	0.00%	1995	2025	5,854,899,193	37,479,762	285,602,000	1,828,263
JPY	FIXED	2.50%	0.00%	1995	2025	2,788,907,810	17,853,015	136,040,000	870,851
JPY	FIXED	2.30%	0.00%	1995	2025	3,221,493,655	20,622,185	151,440,000	969,433
JPY	FIXED	2.50%	0.00%	1995	2025	2,833,282,030	18,137,073	131,740,000	843,325
JPY	FIXED	2.50%	0.00%	1995	2025	5,313,543,703	34,014,309	259,194,000	1,659,214
JPY	FIXED	2.30%	0.00%	1995	2025	10,780,551,260	69,011,008	525,876,000	3,366,362
JPY	FIXED	2.30%	0.00%	1995	2025	4,810,783,364	30,795,921	234,668,000	1,502,212
JPY	FIXED	2.30%	0.00%	1995	2025	4,399,191,845	28,161,145	214,590,000	1,373,684
JPY	FIXED	2.50%	0.00%	1995	2025	6,043,377,777	38,686,296	294,794,000	1,887,105
JPY	FIXED	2.50%	0.00%	1995	2025	4,063,855,000	26,014,507	184,094,000	1,178,466
JPY	FIXED	2.30%	0.00%	1995	2025	3,845,709,495	24,618,063	186,166,000	1,191,730
JPY	FIXED	2.30%	0.00%	1995	2025	11,723,113,208	75,044,758	485,058,000	3,105,068
JPY	FIXED	2.50%	0.00%	1995	2025	12,070,722,652	77,269,957	581,996,000	3,725,610
JPY	FIXED	2.50%	0.00%	1995	2025	6,767,086,104	43,319,068	330,100,000	2,113,114
JPY	FIXED	2.50%	0.00%	1995	2025	2,796,236,510	17,899,929	136,398,000	873,143
JPY	FIXED	2.30%	0.00%	1995	2025	351,467,896	2,249,899	17,142,000	109,733
JPY	FIXED	2.30%	0.00%	1995	2025	194,000,000	1,241,879	9,462,000	60,570
JPY	FIXED	2.70%	0.00%	1996	2026	1,638,883,994	10,491,211	159,880,000	1,023,462
JPY	FIXED	2.70%	0.00%	1996	2026	6,760,714,022	43,278,278	659,580,000	4,222,259

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	2.70%	0.00%	1996	2026	4,044,399,437	25,889,964	389,088,000	2,490,722
JPY	FIXED	2.70%	0.00%	1996	2026	4,897,893,000	31,353,548	414,868,000	2,655,751
JPY	FIXED	2.70%	0.00%	1996	2026	10,179,763,353	65,165,103	992,992,000	6,356,575
JPY	FIXED	2.70%	0.00%	1996	2026	5,638,684,098	36,095,675	550,108,000	3,521,481
JPY	FIXED	2.70%	0.00%	1996	2026	13,737,371,078	87,938,901	1,142,028,000	7,310,619
JPY	FIXED	2.70%	0.00%	1996	2026	5,988,924,586	38,337,717	584,276,000	3,740,205
JPY	FIXED	2.70%	0.00%	1996	2026	971,466,270	6,218,779	94,772,000	606,677
JPY	FIXED	2.70%	0.00%	1996	2026	4,997,313,008	31,989,979	487,536,000	3,120,930
JPY	FIXED	2.70%	0.00%	1996	2026	12,866,917,324	82,366,747	1,255,296,000	8,035,697
JPY	FIXED	2.70%	0.00%	1996	2026	10,327,876,843	66,113,242	993,740,000	6,361,363
JPY	FIXED	2.50%	0.00%	1996	2026	2,810,949,132	17,994,111	274,232,000	1,755,479
JPY	FIXED	2.50%	0.00%	1996	2026	8,769,146,199	56,135,127	845,532,000	5,412,619
JPY	FIXED	2.70%	0.00%	1996	2026	9,933,865,838	63,591,006	937,248,000	5,999,733
JPY	FIXED	2.70%	0.00%	1996	2026	4,612,342,063	29,525,612	425,236,000	2,722,121
JPY	FIXED	2.70%	0.00%	1996	2026	6,023,804,059	38,560,996	587,680,000	3,761,996
JPY	FIXED	2.70%	0.00%	1996	2026	5,403,909,048	34,592,777	527,200,000	3,374,837
JPY	FIXED	2.70%	0.00%	1996	2026	436,583,101	2,794,759	42,084,000	269,398
JPY	FIXED	2.70%	0.00%	1996	2026	1,271,465,139	8,139,203	124,040,000	794,034
JPY	FIXED	2.70%	0.00%	1996	2026	4,618,666,272	29,566,096	450,592,000	2,884,436
JPY	FIXED	2.70%	0.00%	1998	2028	2,665,501,317	17,063,036	455,070,000	2,913,101
JPY	FIXED	2.70%	0.00%	1998	2028	26,783,193,096	171,450,894	4,509,337,000	28,866,232
JPY	FIXED	2.70%	0.00%	1998	2028	4,762,885,004	30,489,303	813,162,000	5,205,404
JPY	FIXED	2.70%	0.00%	1998	2028	7,906,192,340	50,610,984	1,329,965,000	8,513,686
JPY	FIXED	2.70%	0.00%	1998	2028	8,742,020,786	55,961,486	1,492,197,000	9,552,203
JPY	FIXED	2.70%	0.00%	1998	2028	7,454,120,226	47,717,073	1,187,697,000	7,602,966
JPY	FIXED	2.70%	0.00%	1998	2028	8,093,719,955	51,811,430	1,381,842,000	8,845,773
JPY	FIXED	2.70%	0.00%	1998	2028	2,509,432,920	16,063,974	428,428,000	2,742,554
JPY	FIXED	2.70%	0.00%	1998	2028	2,894,769,534	18,530,682	486,129,000	3,111,924
JPY	FIXED	2.70%	0.00%	1998	2028	6,479,673,714	41,479,216	1,092,525,000	6,993,729
JPY	FIXED	2.50%	0.00%	1998	2028	9,323,394,424	59,683,112	1,586,739,000	10,157,408
JPY	FIXED	2.10%	0.00%	1998	2028	411,741,033	2,635,734	70,294,000	449,983
JPY	FIXED	2.50%	0.00%	1998	2028	4,567,508,445	29,238,613	779,135,000	4,987,583
JPY	FIXED	2.70%	0.00%	1998	2028	9,148,152,658	58,561,313	1,561,861,000	9,998,153
JPY	FIXED	2.70%	0.00%	1998	2028	16,008,569,778	102,477,833	2,733,150,000	17,496,085
JPY	FIXED	2.70%	0.00%	1998	2028	29,283,319,347	187,455,292	4,298,952,000	27,519,466
JPY	FIXED	2.30%	0.00%	1998	2028	902,092,741	5,774,689	154,007,000	985,866
JPY	FIXED	2.30%	0.00%	1998	2028	428,467,622	2,742,808	73,143,000	468,220
JPY	FIXED	2.50%	0.00%	1995	2025	17,312,000,000	110,821,658	844,486,000	5,405,923
JPY	FIXED	2.70%	0.00%	1996	2026	16,005,000,000	102,454,982	1,561,460,000	9,995,586
JPY	FIXED	2.20%	0.00%	1998	2028	20,000,000,000	128,028,718	3,414,628,000	21,858,522
JPY	FIXED	1.00%	0.00%	1998	2028	48,500,000,000	310,469,642	9,463,408,000	60,579,400
JPY	FIXED	1.00%	0.00%	1998	2028	98,524,758,827	630,699,929	19,224,336,000	123,063,355
JPY	FIXED	1.30%	0.00%	2005	2035	10,794,000,000	69,097,099	5,528,628,000	35,391,158
JPY	FIXED	1.50%	0.00%	2006	2036	11,729,000,000	75,082,442	6,579,679,000	42,119,393
JPY	FIXED	1.50%	0.00%	2007	2037	11,777,000,000	75,389,711	7,181,075,000	45,969,191
JPY	FIXED	1.50%	0.00%	2007	2037	11,777,000,000	75,389,711	7,181,075,000	45,969,191
JPY	FIXED	0.70%	0.10%	2010	2025	8,997,000,000	57,593,719	428,428,000	2,742,554
JPY	FIXED	0.15%	0.10%	2010	2025	27,195,000,000	174,087,050	1,295,000,000	8,289,860
JPY	FIXED	0.80%	0.10%	2010	2025	8,391,000,000	53,714,449	799,142,000	5,115,656
JPY	FIXED	0.80%	0.10%	2011	2026	8,291,000,000	53,074,305	1,184,427,000	7,582,034
JPY	FIXED	0.80%	0.10%	2013	2028	15,490,000,000	99,158,242	5,163,333,000	33,052,745
JPY	FIXED	0.80%	0.00%	2013	2028	19,848,000,000	127,055,700	7,561,136,000	48,402,128
JPY	FIXED	0.40%	0.00%	2020	2035	31,800,000,000	203,565,662	31,800,000,000	203,565,662
JPY	FIXED	0.30%	0.00%	1998	2028	15,171,500,000	97,119,385	1,769,075,000	11,324,620
JPY	FIXED	3.00%	0.00%	1998	2028	6,068,600,000	38,847,754	707,630,000	4,529,848
JPY	FIXED	0.01%	0.00%	2020	2035	50,000,000,000	320,071,796	47,826,086,000	306,155,624
JPY	FIXED	0.45%	0.00%	2021	2036	50,000,000,000	320,071,796	50,000,000,000	320,071,796
JPY	FIXED	0.01%	0.00%	2023	2038	30,000,000,000	192,043,077	30,000,000,000	192,043,077
JPY	FIXED	0.50%	0.00%	2023	2038	30,000,000,000	192,043,077	30,000,000,000	192,043,077

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	1.00%	0.00%	1999	2029	45,200,000,000	289,344,903	9,921,951,000	63,514,733
JPY	FIXED	1.00%	0.00%	1999	2029	35,280,000,000	225,842,659	7,744,383,000	49,575,171
JPY	FIXED	1.00%	0.00%	2000	2030	35,964,000,000	230,221,241	9,648,870,000	61,766,623
JPY	FIXED	1.80%	0.00%	2001	2031	6,350,883,729	40,654,775	2,453,190,000	15,703,939
JPY	FIXED	1.80%	0.00%	2001	2031	18,473,896,575	118,259,465	6,951,410,000	44,499,006
JPY	FIXED	1.80%	0.00%	2001	2031	19,906,758,134	127,431,836	7,065,630,000	45,230,178
JPY	FIXED	0.75%	0.00%	2001	2041	5,705,511,965	36,523,469	3,180,088,000	20,357,130
JPY	FIXED	0.95%	0.00%	2001	2041	21,556,651,657	137,993,524	12,158,944,000	77,834,701
JPY	FIXED	1.80%	0.00%	2002	2032	25,541,797,385	163,504,179	11,034,388,000	70,635,928
JPY	FIXED	1.80%	0.00%	2002	2032	13,784,512,741	88,240,675	5,938,880,000	38,017,360
JPY	FIXED	0.95%	0.00%	2003	2043	48,538,362,136	310,715,214	29,435,683,000	188,430,638
JPY	FIXED	1.80%	0.00%	2003	2033	54,150,511,998	346,641,032	23,773,392,000	152,183,845
JPY	FIXED	1.80%	0.00%	2003	2033	16,526,621,188	105,794,106	7,255,566,000	46,446,041
JPY	FIXED	1.80%	0.00%	2004	2034	14,542,600,396	93,093,524	6,739,243,000	43,140,832
JPY	FIXED	1.30%	0.00%	2004	2034	56,647,456,984	362,625,065	26,227,714,000	167,895,030
JPY	FIXED	0.75%	0.00%	2004	2044	558,369,285	3,574,365	356,967,000	2,285,101
JPY	FIXED	0.75%	0.00%	2004	2044	4,517,356,107	28,917,566	3,090,789,000	19,785,488
JPY	FIXED	1.30%	0.00%	2004	2034	9,093,144,720	58,209,183	4,213,877,000	26,974,864
JPY	FIXED	1.30%	0.00%	2004	2034	3,382,052,096	21,649,990	1,567,272,000	10,032,791
JPY	FIXED	1.30%	0.00%	2004	2034	5,382,263,817	34,454,217	2,494,206,000	15,966,500
JPY	FIXED	1.30%	0.00%	2004	2034	10,551,284,688	67,543,373	4,793,016,000	30,682,185
JPY	FIXED	1.30%	0.00%	2005	2035	8,515,235,486	54,509,734	4,288,578,000	27,453,057
JPY	FIXED	1.30%	0.00%	2005	2035	13,690,981,879	87,641,943	7,009,842,000	44,873,054
JPY	FIXED	1.30%	0.00%	2005	2035	16,401,023,543	104,990,101	8,400,504,000	53,775,288
JPY	FIXED	0.75%	0.00%	2005	2045	16,068,683,783	102,862,649	10,800,220,000	69,136,916
JPY	FIXED	0.75%	0.00%	2005	2045	677,399,208	4,336,328	455,223,000	2,914,081
JPY	FIXED	1.30%	0.00%	2005	2035	9,677,262,639	61,948,377	4,955,076,000	31,719,601
JPY	FIXED	0.40%	0.00%	2005	2045	2,880,815,148	18,441,354	1,936,225,000	12,394,620
JPY	FIXED	0.40%	0.00%	2005	2045	17,911,070,347	114,656,569	11,422,969,000	73,123,404
JPY	FIXED	1.30%	0.00%	2005	2035	2,596,360,512	16,620,435	1,409,098,000	9,020,251
JPY	FIXED	0.40%	0.00%	2006	2046	23,125,703,144	148,037,707	16,218,181,000	103,819,646
JPY	FIXED	0.75%	0.00%	2006	2046	27,598,117,698	176,667,582	24,260,557,000	155,302,401
JPY	FIXED	1.50%	0.00%	2006	2036	15,671,499,292	100,320,098	8,782,458,000	56,220,342
JPY	FIXED	0.75%	0.00%	2006	2046	8,040,654,742	51,471,736	5,667,959,000	36,283,076
JPY	FIXED	0.40%	0.00%	2006	2046	1,550,354,185	9,924,493	1,118,260,000	7,158,470
JPY	FIXED	1.50%	0.00%	2007	2037	284,232,810	1,819,498	41,525,000	265,820
JPY	FIXED	0.75%	0.00%	2007	2047	25,927,805,569	165,975,186	19,117,170,000	122,377,339
JPY	FIXED	1.50%	0.00%	2007	2037	10,046,900,990	64,314,593	6,126,150,000	39,216,157
JPY	FIXED	1.50%	0.00%	2007	2037	833,233,056	5,333,888	508,025,000	3,252,089
JPY	FIXED	1.50%	0.00%	2007	2037	7,752,931,689	49,629,895	4,792,760,000	30,680,546
JPY	FIXED	1.50%	0.00%	2007	2037	1,520,108,426	9,730,877	926,875,000	5,933,331
JPY	FIXED	1.50%	0.00%	2007	2037	23,183,574,406	148,408,166	14,136,300,000	90,492,618
JPY	FIXED	0.40%	0.00%	2007	2047	6,210,886,208	39,758,590	4,579,785,000	29,317,200
JPY	FIXED	0.75%	0.00%	2007	2047	8,619,294,974	55,175,864	6,321,915,000	40,469,334
JPY	FIXED	1.40%	0.10%	2008	2038	12,260,163,334	78,482,650	8,073,702,000	51,683,286
JPY	FIXED	1.40%	0.10%	2008	2038	8,591,830,235	55,000,051	5,657,985,000	36,219,228
JPY	FIXED	0.01%	0.10%	2008	2038	646,301,237	4,137,256	425,601,000	2,724,458
JPY	FIXED	1.40%	0.10%	2008	2038	14,179,821,482	90,771,218	9,322,317,000	59,676,215
JPY	FIXED	0.65%	0.10%	2008	2048	5,846,601,826	37,426,647	4,504,668,000	28,836,343
JPY	FIXED	1.40%	0.10%	2009	2039	6,407,959,986	41,020,145	4,532,410,000	29,013,932
JPY	FIXED	1.40%	0.10%	2009	2039	5,414,467,136	34,660,364	3,829,682,000	24,515,464
JPY	FIXED	1.40%	0.10%	2009	2039	4,812,991,753	30,810,058	3,404,252,000	21,792,101
JPY	FIXED	0.20%	0.10%	2009	2049	48,131,267,599	308,109,225	38,662,470,000	247,495,324
JPY	FIXED	0.01%	0.10%	2009	2039	1,572,911,089	10,068,890	1,028,630,000	6,584,709
JPY	FIXED	0.30%	0.10%	2011	2050	26,966,000,000	172,621,121	18,380,903,724	117,664,177

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	1.40%	0.10%	2013	2038	3,077,927,607	19,703,156	2,231,010,000	14,281,668
JPY	FIXED	0.30%	0.10%	2013	2053	3,663,148,274	23,449,409	3,422,850,000	21,911,155
JPY	FIXED	0.01%	0.10%	2013	2053	721,915,649	4,621,297	584,649,000	3,742,593
JPY	FIXED	1.40%	0.00%	2014	2044	16,322,000,000	104,484,237	241,482,713	1,545,836
JPY	FIXED	1.40%	0.00%	2014	2039	9,554,358,849	61,161,616	7,480,637,000	47,886,818
JPY	FIXED	0.01%	0.00%	2014	2054	1,411,006,769	9,032,469	1,364,670,000	8,735,848
JPY	FIXED	0.01%	0.00%	2014	2054	5,000,975,715	32,013,426	4,831,982,000	30,931,623
JPY	FIXED	1.40%	0.00%	2014	2037	4,954,000,000	31,712,713	3,334,060,101	21,342,772
JPY	FIXED	0.30%	0.00%	2014	2054	7,075,000,000	45,290,159	6,777,889,482	43,388,225
JPY	FIXED	0.01%	0.00%	2015	2040	1,911,026,019	12,233,311	1,651,674,019	10,573,085
JPY	FIXED	0.10%	0.00%	2015	2055	68,305,676,917	437,254,413	68,230,458,917	436,772,910
JPY	FIXED	0.01%	0.10%	2015	2055	657,000,000	4,205,743	414,936,752	2,656,191
JPY	TORF 6 MONTHS	0.76%	0.00%	2017	2047	48,237,000,000	308,786,064	37,194,993,689	238,101,368
JPY	TORF 6 MONTHS	0.76%	0.00%	2017	2047	15,896,000,000	101,757,225	3,656,325,214	23,405,732
JPY	TORF 6 MONTHS	0.76%	0.00%	2017	2047	9,855,000,000	63,086,151	1,942,443,893	12,434,430
JPY	TORF 6 MONTHS	0.61%	0.00%	2017	2042	8,042,507,966	51,483,599	7,809,574,966	49,992,494
JPY	FIXED	0.10%	0.00%	2017	2057	118,906,000,000	761,169,138	93,823,268,203	600,603,638
JPY	FIXED	0.10%	0.00%	2018	2058	70,021,000,000	448,234,944	69,689,691,125	446,114,091
JPY	FIXED	1.30%	0.00%	2019	2044	30,980,000,000	198,316,484	1,559,470,774	9,982,852
JPY	FIXED	0.01%	0.00%	2020	2060	27,970,000,000	179,048,162	24,127,411,773	154,450,080
JPY	FIXED	1.20%	0.00%	2020	2045	57,061,000,000	365,272,334	19,006,732,066	121,670,377
JPY	FIXED	0.80%	0.00%	2020	2040	7,299,000,000	46,724,081	3,012,426,586	19,283,856
JPY	FIXED	0.10%	0.00%	2022	2062	70,195,000,000	449,348,794	37,825,032,463	242,134,521
JPY	FIXED	0.10%	0.00%	2023	2063	87,918,000,000	562,801,442	36,306,050,672	232,410,857
JPY	FIXED	1.05%	0.00%	2023	2038	42,120,000,000	269,628,481	12,830,295,787	82,132,316
JPY	COMMERCIAL INTEREST REFERENCE RATE	2.20%	0.20%	2012	2025	1,412,670,247	9,043,118	53,063,635	339,683
KRW	FIXED	2.50%	0.00%	1998	2027	27,366,962,730	18,564,208	4,105,044,000	2,784,631
KRW	FIXED	2.50%	0.00%	2000	2030	44,912,981,250	30,466,440	13,473,888,000	9,139,928
KRW	FIXED	2.00%	0.00%	2000	2030	32,899,947,110	22,317,474	9,869,976,000	6,695,237
KRW	FIXED	3.00%	0.00%	2001	2025	13,203,435,770	8,956,468	733,524,000	497,581
KRW	FIXED	2.00%	0.00%	2005	2035	19,312,358,510	13,100,418	10,621,776,000	7,205,215
KRW	FIXED	1.50%	0.00%	2007	2037	14,124,233,500	9,581,086	9,180,730,000	6,227,691
KRW	FIXED	1.50%	0.00%	2007	2037	19,102,895,130	12,958,330	12,416,872,000	8,422,908
KRW	FIXED	1.50%	0.00%	2007	2037	23,717,066,770	16,088,324	15,416,076,000	10,457,399
KRW	FIXED	1.50%	0.00%	2009	2039	32,354,707,860	21,947,614	23,457,143,000	15,912,006
KRW	FIXED	0.20%	0.00%	2011	2041	39,845,706,280	27,029,086	32,872,686,000	22,298,981
KRW	FIXED	0.15%	0.00%	2011	2051	109,426,000,000	74,228,443	97,825,212,000	66,359,121
KRW	FIXED	0.15%	0.00%	2014	2054	57,397,000,000	38,934,896	51,111,495,070	34,671,163
KRW	FIXED	0.15%	0.00%	2014	2054	40,720,146,500	27,622,257	40,041,412,000	27,161,842
KRW	NO INTEREST RATE	0.00%	0.00%	2019	2059	98,000,000	66,478	8,189,999,100	5,555,635
KRW	NO INTEREST RATE	0.00%	0.00%	2021	2061	67,255,000	45,622	4,901,626,240	3,324,988
KRW	FIXED	0.15%	0.00%	2023	2062	48,010,000,000	32,567,284	29,477,648,750	19,995,979
SAR	FIXED	2.00%	0.00%	2010	2035	107,294,934	28,558,701	52,094,669	13,866,042
SAR	FIXED	2.00%	0.00%	2014	2038	111,198,680	29,597,762	73,136,000	19,466,615
SAR	FIXED	2.00%	0.00%	2019	2038	208,500,000	55,496,462	95,902,628	25,526,410
SAR	FIXED	2.00%	0.00%	2019	2038	122,625,000	32,639,106	87,316,291	23,240,984
SAR	FIXED	2.00%	0.00%	2019	2039	83,625,000	22,258,473	14,845,482	3,951,423
USD	FIXED	3.90%	0.25%	2014	2025	200,000,000	200,000,000	23,530,000	23,530,000
USD	FIXED	3.40%	0.25%	2015	2026	45,000,000	45,000,000	7,941,177	7,941,177
USD	FIXED	3.40%	0.25%	2015	2026	200,000,000	200,000,000	47,060,000	47,060,000
USD	FIXED	2.85%	0.25%	2016	2027	220,000,000	220,000,000	77,649,000	77,649,000
USD	FIXED	3.47%	0.25%	2016	2028	220,000,000	220,000,000	90,590,000	90,590,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.71%	0.00%	2010	2025	300,000,000	300,000,000	15,000,000	15,000,000
USD	FIXED	2.43%	0.00%	2010	2025	31,621,675	31,621,675	1,581,084	1,581,084
USD	FIXED	3.24%	0.00%	2012	2032	29,999,128	29,999,128	14,999,564	14,999,564
USD	SOFR 6 MONTHS	6.11%	0.25%	2023	2040	39,999,391	39,999,391	646,000	646,000
USD	FIXED	3.85%	0.00%	2013	2028	38,758,055	38,758,055	13,565,319	13,565,319
USD	FIXED	5.00%	0.30%	2014	2028	9,481,270	9,481,270	3,318,444	3,318,444
USD	NO INTEREST RATE	0.00%	0.00%	2018	2058	31,705,000	31,705,000	13,157,363	13,157,363
USD	FIXED	1.00%	0.00%	2022	2033	100,000,000	100,000,000	100,000,000	100,000,000
USD	FIXED	1.30%	0.00%	2023	2039	207,725,000	207,725,000	2,522,612	2,522,612
USD	FIXED	1.00%	0.00%	2023	2043	60,000,000	60,000,000	60,000,000	60,000,000
USD	FIXED	2.60%	0.00%	2017	2030	101,660,000	101,660,000	60,996,000	60,996,000
USD	FIXED	5.30%	0.00%	2009	2024	42,500,000	42,500,000	8,500,000	8,500,000
USD	FIXED	5.30%	0.00%	2009	2024	47,685,000	47,685,000	11,921,250	11,921,250
USD	FIXED	5.30%	0.00%	2010	2025	47,600,000	47,600,000	14,280,000	14,280,000
USD	FIXED	5.30%	0.00%	2010	2025	2,550,000	2,550,000	765,000	765,000
USD	FIXED	5.30%	0.00%	2011	2026	45,900,000	45,900,000	18,360,000	18,360,000
USD	FIXED	5.30%	0.00%	2011	2026	4,242,605	4,242,605	1,697,042	1,697,042
USD	FIXED	5.30%	0.00%	2012	2027	96,900,000	96,900,000	53,295,000	53,295,000
USD	FIXED	3.47%	0.00%	2002	2028	49,578,504	49,578,504	9,640,265	9,640,265
USD	FIXED	3.47%	0.00%	2002	2032	3,693,809	3,693,809	1,539,087	1,539,087
USD	FIXED	3.00%	0.00%	1987	2029	602,843	602,843	126,687	126,687
USD	FIXED	3.00%	0.00%	1979	2025	5,078,561	5,078,561	95,214	95,214
USD	FIXED	3.00%	0.00%	1982	2026	1,175,983	1,175,983	113,934	113,934
USD	FIXED	3.00%	0.00%	1983	2026	194,518	194,518	18,846	18,846
USD	FIXED	3.00%	0.00%	1981	2028	286,568	286,568	47,528	47,528
USD	FIXED	3.00%	0.00%	1982	2027	1,477,874	1,477,874	211,638	211,638
USD	FIXED	3.00%	0.00%	1985	2027	2,368,361	2,368,361	339,161	339,161
USD	FIXED	3.00%	0.00%	1985	2027	4,075,000	4,075,000	489,883	489,883
USD	FIXED	3.00%	0.00%	1985	2027	31,812	31,812	4,555	4,555
USD	FIXED	3.00%	0.00%	1987	2028	51,760	51,760	9,740	9,740
USD	FIXED	3.00%	0.00%	1987	2029	585,449	585,449	123,032	123,032
USD	FIXED	3.00%	0.00%	1987	2031	1,215,947	1,215,947	358,563	358,563
USD	FIXED	3.00%	0.00%	1981	2025	25,960	25,960	643	643
USD	FIXED	3.00%	0.00%	1982	2025	1,500,000	1,500,000	73,745	73,745
USD	FIXED	3.00%	0.00%	1986	2028	100,000	100,000	16,586	16,586
USD	FIXED	3.00%	0.00%	1987	2027	1,775,032	1,775,032	213,390	213,390
USD	FIXED	3.00%	0.00%	1986	2026	980,434	980,434	94,989	94,989
USD	FIXED	3.00%	0.00%	1983	2025	3,494,360	3,494,360	171,794	171,794
USD	FIXED	3.00%	0.00%	1983	2026	2,254,775	2,254,775	218,451	218,451
USD	FIXED	3.00%	0.00%	1983	2025	3,888,753	3,888,753	96,304	96,304
USD	FIXED	3.00%	0.00%	1987	2028	1,229,291	1,229,291	202,878	202,878
USD	FIXED	3.00%	0.00%	1984	2026	2,100,000	2,100,000	153,723	153,723
USD	FIXED	3.00%	0.00%	1984	2028	1,170,000	1,170,000	194,048	194,048
USD	FIXED	3.00%	0.00%	1984	2027	1,000,000	1,000,000	143,205	143,205
USD	FIXED	3.00%	0.00%	1985	2028	1,959,000	1,959,000	368,618	368,618
USD	FIXED	3.00%	0.00%	1985	2029	41,000	41,000	8,616	8,616
USD	FIXED	3.00%	0.00%	1984	2026	1,200,000	1,200,000	116,261	116,261
USD	FIXED	3.00%	0.00%	1986	2028	2,125,851	2,125,851	352,579	352,579
USD	FIXED	3.00%	0.00%	1986	2028	696,000	696,000	130,964	130,964
USD	FIXED	3.00%	0.00%	1986	2026	1,751,928	1,751,928	169,734	169,734
USD	FIXED	3.00%	0.00%	1984	2025	3,936,113	3,936,113	97,476	97,476
USD	FIXED	3.00%	0.00%	1984	2026	70,000	70,000	6,782	6,782
USD	FIXED	3.00%	0.00%	1984	2025	5,382,648	5,382,648	264,628	264,628
USD	FIXED	3.00%	0.00%	1984	2027	1,832,922	1,832,922	220,348	220,348
USD	FIXED	3.00%	0.00%	1984	2025	14,211,987	14,211,987	698,707	698,707
USD	FIXED	3.00%	0.00%	1986	2030	530,451	530,451	134,283	134,283
USD	FIXED	3.00%	0.00%	1984	2025	4,244,083	4,244,083	105,103	105,103

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.00%	0.00%	1984	2025	4,371,309	4,371,309	108,254	108,254
USD	FIXED	3.00%	0.00%	1984	2025	190,000	190,000	4,705	4,705
USD	FIXED	3.00%	0.00%	1986	2027	196,750	196,750	28,176	28,176
USD	FIXED	3.00%	0.00%	1985	2026	236,726	236,726	17,329	17,329
USD	FIXED	3.00%	0.00%	1985	2026	4,171,492	4,171,492	305,358	305,358
USD	FIXED	3.00%	0.00%	1985	2026	3,364,174	3,364,174	325,934	325,934
USD	FIXED	3.00%	0.00%	1986	2027	3,322,901	3,322,901	399,468	399,468
USD	FIXED	3.00%	0.00%	1986	2030	1,717,012	1,717,012	470,756	470,756
USD	FIXED	3.00%	0.00%	1987	2028	7,967,454	7,967,454	1,499,208	1,499,208
USD	FIXED	3.00%	0.00%	1987	2030	1,772,056	1,772,056	485,847	485,847
USD	FIXED	7.31%	0.00%	1995	2025	20,000,000	20,000,000	1,818,103	1,818,103
USD	FIXED	7.31%	0.00%	1995	2025	5,000,000	5,000,000	454,526	454,526
USD	FIXED	7.44%	0.00%	1994	2026	15,000,000	15,000,000	2,654,864	2,654,864
USD	FIXED	7.44%	0.00%	1994	2026	10,000,000	10,000,000	1,769,909	1,769,909
USD	FIXED	3.00%	0.00%	1998	2028	23,144,880	23,144,880	3,560,751	3,560,751
USD	FIXED	6.65%	0.00%	1999	2029	11,000,000	11,000,000	4,205,348	4,205,348
USD	FIXED	6.65%	0.00%	1999	2029	14,000,000	14,000,000	5,352,261	5,352,261
USD	FIXED	1.00%	0.00%	1999	2029	40,476,113	40,476,113	7,783,868	7,783,868
USD	FIXED	1.00%	0.00%	2002	2032	18,995,245	18,995,245	6,021,366	6,021,366
USD	FIXED	1.25%	0.00%	1994	2025	100,000,000	100,000,000	2,439,024	2,439,024
USD	FIXED	1.25%	0.00%	1995	2025	10,803,941	10,803,941	263,511	263,511
USD	FIXED	0.30%	0.00%	1995	2026	7,138,645	7,138,645	522,340	522,340
USD	FIXED	1.25%	0.00%	1996	2027	8,000,000	8,000,000	975,610	975,610
USD	FIXED	3.50%	0.00%	2000	2025	18,000,000	18,000,000	972,973	972,973
USD	FIXED	3.50%	0.00%	2000	2025	25,801,357	25,801,357	1,394,668	1,394,668
USD	FIXED	3.50%	0.00%	2003	2028	10,199,208	10,199,208	2,205,234	2,205,234
USD	FIXED	0.70%	0.00%	2003	2034	9,189,325	9,189,325	4,258,468	4,258,468
USD	FIXED	0.70%	0.00%	2004	2034	9,996,353	9,996,353	4,876,270	4,876,270
USD	FIXED	3.00%	0.00%	2011	2027	68,724,795	68,724,795	13,216,314	13,216,314
USD	FIXED	3.00%	0.00%	2012	2027	56,251,832	56,251,832	16,406,784	16,406,784
USD	FIXED	3.00%	0.20%	2014	2030	230,300,260	230,300,260	126,665,143	126,665,143
USD	FIXED	3.00%	0.20%	2012	2028	101,793,291	101,793,291	35,627,652	35,627,652
USD	FIXED	3.00%	0.00%	2012	2028	99,531,602	99,531,602	34,836,061	34,836,061
USD	FIXED	3.00%	0.00%	2012	2028	92,761,947	92,761,947	30,920,649	30,920,649
USD	FIXED	3.00%	0.20%	2014	2030	316,153,519	316,153,519	173,884,435	173,884,435
USD	FIXED	3.00%	0.20%	2013	2026	116,999,053	116,999,053	23,399,811	23,399,811
USD	FIXED	3.00%	0.20%	2015	2031	195,111,421	195,111,421	136,577,995	136,577,995
USD	FIXED	3.00%	0.20%	2015	2031	52,453,797	52,453,797	36,717,658	36,717,658
USD	FIXED	3.00%	0.20%	2016	2031	206,765,453	206,765,453	144,735,817	144,735,817
USD	FIXED	3.00%	0.20%	2016	2031	77,050,253	77,050,253	53,935,177	53,935,177
USD	FIXED	3.00%	0.25%	2016	2032	175,056,018	175,056,018	109,410,011	109,410,011
USD	FIXED	3.00%	0.00%	2018	2033	130,285,575	130,285,575	117,257,017	117,257,017
USD	SOFR 6 MONTHS	5.61%	0.50%	2021	2027	8,492,109	8,492,109	5,307,568	5,307,568
USD	FIXED	2.80%	0.25%	2022	2032	251,275,159	251,275,159	188,138,507	188,138,507
USD	FIXED	2.80%	0.25%	2022	2037	108,129,795	108,129,795	44,109,119	44,109,119
USD	FIXED	2.80%	0.25%	2022	2037	112,733,944	112,733,944	23,820,242	23,820,242
USD	FIXED	2.80%	0.25%	2022	2037	365,150,734	365,150,734	92,338,328	92,338,328
USD	FIXED	3.00%	0.25%	2023	2040	237,862,427	237,862,427	34,163,393	34,163,393
USD	FIXED	3.98%	0.50%	2012	2023	917,999,150	917,999,150	253,535,405	253,535,405
USD	SOFR 6 MONTHS	5.46%	0.50%	2019	2029	20,400,000	20,400,000	13,114,286	13,114,286
USD	SOFR 6 MONTHS	5.63%	0.50%	2019	2029	53,125,000	53,125,000	34,151,786	34,151,786
COMMERCIAL CREDIT
CHF	SARON COMPOUNDED	0.85%	0.25%	2019	2028	25,390,381	28,103,806	12,780,549	14,146,383
CHF	SARON COMPOUNDED	0.85%	0.35%	2017	2025	101,946,785	112,841,657	13,193,113	14,603,038
EUR	EURIBOR 6 MTH	3.17%	0.40%	2019	2033	152,721,115	159,013,240	129,812,948	135,161,254
EUR	EURIBOR 6 MTH	3.47%	0.00%	2022	2036	108,728,081	113,207,689	70,353,464	73,252,034
EUR	EURIBOR 6 MTH	5.41%	0.35%	2022	2027	9,593,654	9,988,914	5,756,193	5,993,348
EUR	EURIBOR 6 MTH	4.64%	0.00%	2023	2031	20,983,699	21,848,229	5,104,143	5,314,434

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	3.50%	0.00%	1998	2026	20,481,742	21,325,592	2,275,749	2,369,510
EUR	FIXED	3.50%	0.00%	1998	2026	15,647,789	16,292,479	1,303,982	1,357,706
EUR	FIXED	3.50%	0.00%	1998	2026	34,193,032	35,601,788	3,799,226	3,955,754
EUR	FIXED	3.50%	0.00%	1999	2027	68,632,225	71,459,879	9,532,253	9,924,983
EUR	FIXED	3.50%	0.00%	1999	2026	21,667,405	22,560,105	2,407,490	2,506,678
EUR	FIXED	3.50%	0.00%	1998	2029	24,898,896	25,924,733	6,224,724	6,481,183
EUR	FIXED	0.88%	0.26%	2022	2034	59,977,728	62,448,816	52,964,310	55,146,445
EUR	EURIBOR 6 MTH	5.92%	1.00%	2012	2025	148,802,419	154,933,093	9,300,151	9,683,318
EUR	EURIBOR 6 MTH	5.16%	1.00%	2013	2025	147,441,457	153,516,060	18,430,182	19,189,508
EUR	EURIBOR 6 MTH	4.14%	0.27%	2016	2028	166,961,250	173,840,070	73,045,547	76,055,031
EUR	EURIBOR 6 MTH	3.72%	0.00%	2023	2025	297,368,504	309,620,116	107,695,621	112,132,691
EUR	FIXED	1.28%	0.30%	2018	2027	35,214,565	36,665,409	19,678,728	20,489,493
EUR	FIXED	0.49%	0.25%	2019	2027	26,264,490	27,346,590	19,698,368	20,509,942
EUR	EURIBOR 6 MTH	3.99%	0.65%	2019	2028	243,908,151	253,957,191	213,419,632	222,212,542
EUR	EURIBOR 6 MTH	3.08%	0.37%	2020	2027	32,895,000	34,250,277	18,814,250	19,589,399
EUR	EURIBOR 6 MTH	3.16%	0.00%	2022	2036	411,400,000	428,349,721	237,160,000	246,931,015
EUR	EURIBOR 6 MTH	3.25%	0.00%	2022	2036	793,333,050	826,018,450	473,995,845	493,524,521
EUR	EURIBOR 6 MTH	4.61%	0.00%	2022	2029	69,999,975	72,883,981	69,999,975	72,883,981
EUR	FIXED	3.25%	0.38%	2022	2032	166,600,000	173,463,936	66,640,000	69,385,575
EUR	EURIBOR 6 MTH	3.71%	0.00%	2023	2036	2,264,005,558	2,357,282,811	1,198,591,178	1,247,973,253
EUR	EURIBOR 6 MTH	5.36%	0.00%	2023	2030	199,765,196	207,995,542	199,765,196	207,995,542
EUR	EURIBOR 6 MTH	3.50%	0.35%	2023	2039	3,007,554,218	3,131,465,750	530,744,862	552,611,603
EUR	EURIBOR 6 MTH	5.57%	0.00%	2023	2030	265,372,431	276,305,801	265,372,431	276,305,801
EUR	EURIBOR 6 MTH	3.62%	0.35%	2024	2033	87,548,456	91,155,461	30,899,455	32,172,516
EUR	EURIBOR 6 MTH	4.74%	0.35%	2024	2029	7,724,864	8,043,129	7,724,864	8,043,129
EUR	EURIBOR 6 MTH	4.15%	0.50%	2017	2027	21,335,000	22,214,004	7,530,000	7,840,237
EUR	FIXED	3.50%	0.00%	1997	2026	29,601,112	30,820,681	3,289,012	3,424,520
EUR	FIXED	3.50%	0.00%	1995	2020	46,699,077	48,623,084	759,143	790,420
EUR	FIXED	3.50%	0.00%	1998	2027	11,118,944	11,577,045	1,853,157	1,929,507
EUR	EURIBOR 6 MTH	6.70%	0.00%	2016	2027	6,979,739	7,267,305	2,107,533	2,194,363
EUR	EURIBOR 6 MTH	1.27%	0.50%	2011	2019	7,349,159	7,651,945	183,471	191,030
EUR	EURIBOR 6 MTH	2.30%	0.92%	2024	2034	224,642,845	233,898,153	18,214,285	18,964,715
EUR	NO INTEREST RATE	0.00%	0.25%	2012	2027	8,000,000	8,329,601	2,400,000	2,498,880
EUR	NO INTEREST RATE	0.00%	0.25%	2012	2027	8,000,000	8,329,601	2,400,000	2,498,880
EUR	FIXED	0.40%	0.40%	2014	2034	11,523,700	11,998,478	8,758,012	9,118,843
EUR	FIXED	0.40%	0.40%	2015	2034	7,730,000	8,048,477	5,874,800	6,116,842
EUR	NO INTEREST RATE	0.00%	0.40%	2018	2043	12,500,000	13,015,001	12,500,000	13,015,001
EUR	NO INTEREST RATE	0.00%	0.40%	2018	2043	12,000,000	12,494,401	12,000,000	12,494,401
EUR	FIXED	0.40%	0.40%	2019	2033	114,750,000	119,477,711	102,349,412	106,566,218
EUR	NO INTEREST RATE	0.00%	0.40%	2019	2047	12,400,000	12,910,881	12,400,000	12,910,881
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2046	8,000,000	8,329,601	8,000,000	8,329,601
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2048	14,883,000	15,496,181	14,883,000	15,496,181
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2047	12,000,000	12,494,401	12,000,000	12,494,401
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2048	10,000,000	10,412,001	10,000,000	10,412,001
EUR	NO INTEREST RATE	0.00%	0.45%	2021	2049	12,599,493	13,118,593	12,599,493	13,118,593
EUR	NO INTEREST RATE	0.00%	0.40%	2022	2048	8,000,000	8,329,601	8,000,000	8,329,601
EUR	NO INTEREST RATE	0.00%	0.40%	2022	2049	10,000,000	10,412,001	6,086,204	6,336,956

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	NO INTEREST RATE	0.00%	0.40%	2022	2048	9,950,000	10,359,941	9,950,000	10,359,941
EUR	FIXED	0.15%	0.40%	2023	2038	53,460,000	55,662,557	15,751,760	16,400,734
EUR	NO INTEREST RATE	0.00%	0.40%	2023	2055	10,800,000	11,244,961	9,524,098	9,916,492
EUR	EURIBOR 6 MTH	4.27%	0.00%	2020	2027	12,526,875	13,042,983	9,833,875	10,239,032
EUR	EURIBOR 6 MTH	4.38%	0.00%	2020	2028	17,791,988	18,525,019	13,605,638	14,166,191
EUR	EURIBOR 6 MTH	4.28%	0.00%	2020	2028	10,639,960	11,078,327	6,524,930	6,793,757
EUR	EURIBOR 6 MTH	4.22%	0.00%	2022	2029	36,300,000	37,795,564	27,225,000	28,346,673
EUR	EURIBOR 6 MTH	5.91%	0.00%	2022	2035	160,960,160	167,591,735	59,072,278	61,506,062
EUR	EURIBOR 6 MTH	5.38%	0.00%	2022	2030	148,181,235	154,286,317	84,102,863	87,567,910
EUR	EURIBOR 6 MTH	4.57%	0.00%	2023	2025	361,757,852	376,662,311	73,329,294	76,350,469
EUR	EURIBOR 6 MTH	3.67%	0.15%	2021	2030	80,403,817	83,716,462	65,856,938	68,570,250
EUR	EURIBOR 6 MTH	3.97%	0.00%	2022	2028	10,059,338	10,473,784	10,059,338	10,473,784
USD	SOFR 6 MONTHS	5.50%	0.31%	2022	2031	32,375,000	32,375,000	18,956,887	18,956,887
USD	SOFR 6 MONTHS	5.41%	0.00%	2022	2031	32,375,000	32,375,000	18,956,887	18,956,887
USD	SOFR 6 MONTHS	6.07%	0.00%	2023	2029	64,543,725	64,543,725	5,233,275	5,233,275
USD	SOFR 6 MONTHS	5.83%	0.00%	2023	2029	110,676,250	110,676,250	110,676,250	110,676,250
USD	SOFR 6 MONTHS	6.37%	0.00%	2023	2030	32,046,329	32,046,329	2,598,351	2,598,351
USD	SOFR 6 MONTHS	6.13%	0.00%	2023	2030	56,994,486	56,994,486	47,069,368	47,069,368
USD	SOFR 6 MONTHS	6.09%	0.00%	2023	2030	138,696,655	138,696,655	101,515,059	101,515,059
USD	SOFR 6 MONTHS	5.91%	0.00%	2023	2030	147,917,028	147,917,028	88,116,223	88,116,223
USD	SOFR 3 MONTHS	6.49%	0.50%	2017	2030	130,474,830	130,474,830	78,284,898	78,284,898
USD	FIXED	0.05%	0.00%	2016	2040	36,440,994	36,440,994	32,276,309	32,276,309
USD	SOFR 6 MONTHS	0.43%	0.35%	2017	2026	170,000,000	170,000,000	42,500,000	42,500,000
USD	SOFR 6 MONTHS	0.43%	0.25%	2020	2028	94,267,785	94,267,785	76,806,237	76,806,237
USD	SOFR 6 MONTHS	0.43%	0.25%	2020	2029	36,975,000	36,975,000	27,731,250	27,731,250
USD	SOFR 6 MONTHS	5.70%	0.00%	2019	2025	34,849,150	34,849,150	8,712,288	8,712,288
USD	SOFR 6 MONTHS	5.85%	0.00%	2020	2028	114,747,564	114,747,564	114,747,564	114,747,564
USD	SOFR 6 MONTHS	5.98%	0.00%	2020	2028	330,732,215	330,732,215	310,811,070	310,811,070
USD	SOFR 6 MONTHS	6.11%	0.00%	2020	2029	68,000,000	68,000,000	37,327,153	37,327,153
USD	SOFR 6 MONTHS	6.58%	0.00%	2020	2031	612,000,000	612,000,000	177,840,000	177,840,000
USD	SOFR 6 MONTHS	5.68%	0.00%	2021	2028	33,947,129	33,947,129	33,947,129	33,947,129
USD	SOFR 6 MONTHS	6.48%	0.00%	2021	2028	110,500,000	110,500,000	110,500,000	110,500,000
USD	SOFR 6 MONTHS	6.19%	0.00%	2021	2027	12,730,051	12,730,051	7,956,282	7,956,282
USD	SOFR 6 MONTHS	6.67%	0.00%	2021	2027	9,350,000	9,350,000	5,843,750	5,843,750
USD	SOFR 6 MONTHS	6.24%	0.00%	2021	2026	8,493,650	8,493,650	6,066,893	6,066,893
USD	SOFR 6 MONTHS	5.63%	0.00%	2021	2028	11,050,000	11,050,000	9,668,750	9,668,750
USD	SOFR 6 MONTHS	5.63%	0.00%	2021	2027	8,489,970	8,489,970	6,367,478	6,367,478
USD	SOFR 6 MONTHS	5.63%	0.00%	2021	2027	12,748,895	12,748,895	9,561,671	9,561,671
USD	SOFR 6 MONTHS	5.63%	0.00%	2021	2027	25,491,500	25,491,500	19,118,625	19,118,625
USD	SOFR 6 MONTHS	5.41%	0.00%	2022	2028	36,996,457	36,996,457	36,996,457	36,996,457
USD	SOFR 6 MONTHS	5.41%	0.00%	2022	2028	12,733,323	12,733,323	11,141,658	11,141,658
USD	SOFR 6 MONTHS	5.09%	0.35%	2022	2028	46,240,245	46,240,245	40,460,214	40,460,214
USD	SOFR 6 MONTHS	4.91%	0.35%	2022	2028	46,210,001	46,210,001	46,210,001	46,210,001
USD	SOFR 6 MONTHS	4.96%	0.35%	2022	2028	55,470,400	55,470,400	48,536,600	48,536,600
USD	SOFR 6 MONTHS	5.64%	0.00%	2022	2028	18,496,961	18,496,961	16,184,841	16,184,841
USD	SOFR 6 MONTHS	6.26%	0.00%	2022	2029	184,970,400	184,970,400	105,466,271	105,466,271
USD	SOFR 6 MONTHS	6.28%	0.00%	2022	2030	259,000,000	259,000,000	130,816,000	130,816,000
USD	SOFR 6 MONTHS	6.23%	0.00%	2022	2030	27,750,000	27,750,000	2,250,000	2,250,000
USD	SOFR 6 MONTHS	6.34%	0.00%	2022	2029	184,977,597	184,977,597	184,977,597	184,977,597
USD	SOFR 6 MONTHS	5.33%	0.00%	2022	2029	18,490,334	18,490,334	17,034,699	17,034,699
USD	SOFR 6 MONTHS	6.18%	0.00%	2022	2029	92,488,501	92,488,501	92,488,501	92,488,501
USD	SOFR 6 MONTHS	5.79%	0.00%	2022	2029	55,460,154	55,460,154	47,846,796	47,846,796
USD	SOFR 6 MONTHS	6.81%	0.00%	2022	2029	161,875,000	161,875,000	81,157,202	81,157,202
USD	SOFR 6 MONTHS	5.60%	0.00%	2022	2028	25,890,750	25,890,750	25,890,750	25,890,750
USD	SOFR 6 MONTHS	6.20%	0.00%	2022	2028	97,125,000	97,125,000	44,527,560	44,527,560
USD	SOFR 6 MONTHS	6.36%	0.00%	2022	2029	58,737,500	58,737,500	25,748,231	25,748,231
USD	SOFR 6 MONTHS	5.88%	0.00%	2023	2028	84,922,650	84,922,650	84,922,650	84,922,650

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR 6 MONTHS	5.70%	0.00%	2023	2028	147,937,100	147,937,100	138,900,340	138,900,340
USD	SOFR 6 MONTHS	5.72%	0.35%	2023	2028	21,054,850	21,054,850	18,713,616	18,713,616
USD	SOFR 6 MONTHS	5.75%	0.35%	2023	2029	36,981,500	36,981,500	30,907,526	30,907,526
USD	SOFR 6 MONTHS	6.70%	0.00%	2023	2029	78,732,901	78,732,901	6,383,749	6,383,749
USD	SOFR 6 MONTHS	6.24%	0.00%	2023	2029	36,982,425	36,982,425	30,773,979	30,773,979
USD	SOFR 6 MONTHS	6.83%	0.90%	2017	2026	5,939,237	5,939,237	2,969,619	2,969,619
USD	SOFR 6 MONTHS	5.56%	0.00%	2018	2025	59,498,368	59,498,368	14,874,592	14,874,592
USD	SOFR 6 MONTHS	5.41%	0.00%	2022	2028	36,998,890	36,998,890	36,998,890	36,998,890
USD	SOFR 6 MONTHS	5.41%	0.00%	2022	2027	41,625,000	41,625,000	35,678,571	35,678,571
USD	SOFR 6 MONTHS	5.41%	0.00%	2022	2028	22,157,087	22,157,087	19,387,451	19,387,451
USD	SOFR 6 MONTHS	6.16%	0.00%	2022	2029	481,924,170	481,924,170	382,945,797	382,945,797
USD	SOFR 6 MONTHS	5.57%	0.00%	2022	2029	78,616,459	78,616,459	29,045,656	29,045,656
USD	SOFR 6 MONTHS	5.67%	0.00%	2022	2028	127,461,750	127,461,750	111,529,031	111,529,031
USD	SOFR 6 MONTHS	6.11%	0.00%	2023	2030	123,088,906	123,088,906	9,980,182	9,980,182
USD	SOFR 6 MONTHS	6.25%	0.00%	2023	2030	184,980,665	184,980,665	116,295,490	116,295,490
USD	SOFR 6 MONTHS	6.25%	0.00%	2023	2030	92,482,529	92,482,529	65,771,407	65,771,407
USD	SOFR 6 MONTHS	6.25%	0.00%	2023	2030	116,509,521	116,509,521	90,344,547	90,344,547
USD	SOFR 6 MONTHS	5.42%	0.00%	2023	2029	27,746,763	27,746,763	26,217,706	26,217,706
USD	SOFR 6 MONTHS	5.41%	0.00%	2023	2030	46,229,743	46,229,743	9,238,143	9,238,143
USD	SOFR 6 MONTHS	5.42%	0.00%	2023	2030	18,491,467	18,491,467	15,833,763	15,833,763
USD	SOFR 6 MONTHS	5.77%	0.00%	2023	2028	36,963,000	36,963,000	36,963,000	36,963,000
USD	SOFR 6 MONTHS	5.54%	0.00%	2018	2025	22,082,702	22,082,702	2,760,338	2,760,338
USD	SOFR 6 MONTHS	5.94%	0.00%	2019	2025	93,499,997	93,499,997	13,357,143	13,357,143
USD	SOFR 6 MONTHS	5.79%	0.00%	2019	2026	156,398,376	156,398,376	58,649,391	58,649,391
USD	SOFR 6 MONTHS	6.89%	0.15%	2020	2027	25,498,916	25,498,916	15,936,823	15,936,823
USD	SOFR 6 MONTHS	6.45%	0.15%	2020	2028	41,565,000	41,565,000	36,369,375	36,369,375
USD	SOFR 6 MONTHS	6.39%	0.39%	2021	2027	26,349,657	26,349,657	16,468,536	16,468,536
USD	SOFR 6 MONTHS	5.48%	0.15%	2021	2027	8,500,000	8,500,000	4,250,000	4,250,000
USD	SOFR 6 MONTHS	5.12%	0.00%	2021	2027	16,998,725	16,998,725	12,749,044	12,749,044
USD	SOFR 6 MONTHS	5.57%	0.00%	2019	2025	13,574,208	13,574,208	4,524,736	4,524,736
USD	SOFR 6 MONTHS	6.52%	0.00%	2019	2026	169,995,989	169,995,989	84,997,994	84,997,994
USD	SOFR 6 MONTHS	5.78%	0.00%	2020	2027	69,699,840	69,699,840	58,083,200	58,083,200
USD	SOFR 6 MONTHS	6.08%	0.00%	2020	2026	12,737,684	12,737,684	5,456,824	5,456,824
USD	SOFR 6 MONTHS	6.47%	0.00%	2020	2026	8,490,650	8,490,650	3,183,994	3,183,994
USD	SOFR 6 MONTHS	6.39%	0.00%	2020	2026	12,728,750	12,728,750	6,364,375	6,364,375
USD	SOFR 6 MONTHS	5.23%	0.00%	2022	2029	222,000,000	222,000,000	186,000,000	186,000,000
USD	SOFR 6 MONTHS	5.52%	0.50%	2022	2030	56,425,000	56,425,000	50,324,998	50,324,998
USD	SOFR 6 MONTHS	5.13%	0.50%	2022	2028	70,254,953	70,254,953	45,926,235	45,926,235
USD	SOFR 6 MONTHS	5.91%	0.00%	2022	2027	42,487,250	42,487,250	31,865,438	31,865,438
USD	SOFR 6 MONTHS	6.93%	0.00%	2022	2029	97,125,000	97,125,000	42,339,000	42,339,000
USD	SOFR 6 MONTHS	6.91%	0.50%	2023	2031	185,000,000	185,000,000	45,000,000	45,000,000
USD	SOFR 6 MONTHS	6.26%	0.50%	2023	2029	60,125,000	60,125,000	56,875,000	56,875,000
USD	SOFR 6 MONTHS	6.31%	0.50%	2023	2029	246,558,750	246,558,750	246,558,750	246,558,750
USD	SOFR 6 MONTHS	6.21%	0.50%	2023	2030	77,182,336	77,182,336	75,542,384	75,542,384
USD	SOFR 6 MONTHS	6.31%	0.50%	2023	2029	96,274,000	96,274,000	96,274,000	96,274,000
USD	SOFR 6 MONTHS	6.31%	0.50%	2023	2030	165,745,246	165,745,246	145,993,686	145,993,686
USD	SOFR 6 MONTHS	6.31%	0.50%	2023	2030	63,816,943	63,816,943	51,144,319	51,144,319
USD	SOFR 6 MONTHS	6.07%	0.00%	2023	2031	51,098,956	51,098,956	45,955,915	45,955,915
USD	SOFR 6 MONTHS	6.62%	0.00%	2023	2033	138,745,863	138,745,863	30,827,256	30,827,256
USD	SOFR 6 MONTHS	6.06%	0.00%	2024	2030	284,900,000	284,900,000	130,900,000	130,900,000
USD	SOFR 6 MONTHS	5.24%	0.10%	2019	2026	25,499,717	25,499,717	9,562,394	9,562,394
MULTILATERAL
ACU	NO INTEREST RATE	0.00%	0.00%	2000	2025	6,090,241	7,942,466	169,173	220,624
ACU	NO INTEREST RATE	0.00%	0.00%	2003	2027	3,880,448	5,060,609	845,887	1,103,147
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2026	25,196,731	32,859,815	1,511,706	1,971,461
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2027	6,533,167	8,520,100	703,116	916,954
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2013	27,520,000	35,889,660	4,002,815	5,220,192

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2033	2,468,697	3,219,502	1,398,928	1,824,385
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2027	21,443,443	27,965,040	2,257,695	2,944,329
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2016	11,017,000	14,367,601	2,003,138	2,612,353
ACU	NO INTEREST RATE	0.00%	0.00%	2007	2032	8,864,502	11,560,464	3,447,306	4,495,736
ACU	NO INTEREST RATE	0.00%	0.00%	2008	2032	10,274,000	13,398,633	2,811,441	3,666,485
ACU	NO INTEREST RATE	0.00%	0.00%	2008	2029	3,750,773	4,891,496	1,310,436	1,708,979
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2025	10,033,378	13,084,830	416,931	543,732
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2033	912,816	1,190,431	456,408	595,216
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2027	40,329,934	52,595,481	6,721,656	8,765,914
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2033	9,172,817	11,962,547	4,586,408	5,981,273
ACU	NO INTEREST RATE	0.00%	0.00%	2011	2030	4,000,000	5,216,520	711,937	928,459
ACU	NO INTEREST RATE	0.00%	0.00%	2011	2031	1,746,424	2,277,564	756,784	986,944
ACU	NO INTEREST RATE	0.00%	0.00%	2011	2031	3,140,000	4,094,968	1,465,317	1,910,965
ACU	NO INTEREST RATE	0.00%	0.00%	2013	2033	1,459,473	1,903,342	827,035	1,078,561
ACU	NO INTEREST RATE	0.00%	0.00%	2013	2033	3,625,695	4,728,378	2,054,561	2,679,414
EUR	EURIBOR 6 MTH	3.29%	0.25%	2022	2032	709,900,000	739,147,950	709,900,000	739,147,950
EUR	EURIBOR 6 MTH	3.29%	0.25%	2022	2032	331,300,000	344,949,593	331,300,000	344,949,593
EUR	EURIBOR 6 MTH	3.27%	0.25%	2023	2036	367,900,000	383,057,516	107,849,885	112,293,311
EUR	EURIBOR 6 MTH	3.48%	0.25%	2023	2038	937,700,000	976,333,333	937,700,000	976,333,333
EUR	EURIBOR 6 MTH	3.63%	0.25%	2023	2040	1,391,600,000	1,448,934,058	7,023,000	7,312,348
EUR	EURIBOR 6 MTH	3.27%	0.25%	2024	2038	132,200,000	137,646,653	651,735	678,587
EUR	EURIBOR 6 MTH	4.28%	0.25%	2024	2037	471,000,000	490,405,247	471,000,000	490,405,247
EUR	EURIBOR MTH	4.04%	0.25%	2024	2040	468,800,000	488,114,606	468,800,000	488,114,606
EUR	FIXED	3.97%	0.00%	2012	2030	5,695,647	5,930,308	2,528,028	2,632,183
EUR	FIXED	3.97%	0.00%	2017	2035	39,711,400	41,347,514	28,514,400	29,689,196
EUR	FIXED	3.57%	0.00%	2019	2033	44,850,000	46,697,824	35,522,000	36,985,510
EUR	COMMERCIAL INTEREST REFERENCE RATE	3.57%	0.00%	2019	2032	55,000,000	57,266,005	28,959,785	30,152,931
EUR	COMMERCIAL INTEREST REFERENCE RATE	3.77%	0.00%	2023	2036	36,934,440	38,456,143	93,952	97,822
EUR	EURIBOR 6 MTH	4.07%	0.00%	2023	2043	205,002,000	213,448,103	38,449,385	40,033,504
EUR	EURIBOR 6 MTH	4.09%	0.00%	2023	2043	100,000,000	104,120,010	832,148	866,432
EUR	NO INTEREST RATE	0.00%	0.00%	2024	2043	803,300,000	836,396,040	369,331	384,548
EUR	EURIBOR 6 MTH	3.65%	0.15%	2020	2030	462,920,000	481,992,350	363,722,857	378,708,275
EUR	EURIBOR 6 MTH	3.65%	0.15%	2020	2025	925,840,000	963,984,700	231,460,000	240,996,175
EUR	EURIBOR 6 MTH	4.26%	0.15%	2023	2042	78,486,000	81,719,631	199,648	207,873
EUR	EURIBOR 6 MTH	3.36%	0.15%	2023	2042	331,251,000	344,898,574	119,250,000	124,163,112
EUR	EURIBOR 6 MTH	3.45%	0.15%	2024	2039	459,475,000	478,405,416	459,475,000	478,405,416
EUR	EURIBOR 6 MTH	0.50%	0.15%	2024	2039	461,383,000	480,392,025	461,383,000	480,392,025
EUR	FIXED	0.83%	0.00%	2013	2033	337,952,011	351,875,667	289,354,512	301,275,946
EUR	FIXED	0.82%	0.00%	2013	2033	253,356,980	263,795,313	216,924,246	225,861,547
EUR	NO INTEREST RATE	0.00%	0.00%	2011	2026	102,989,447	107,232,622	43,965,481	45,776,863
EUR	NO INTEREST RATE	0.00%	0.00%	2012	2027	139,007,699	144,734,830	53,464,500	55,667,242
EUR	NO INTEREST RATE	0.00%	0.00%	2012	2027	149,700,599	155,868,279	64,157,400	66,800,691
EUR	NO INTEREST RATE	0.00%	0.00%	2013	2028	228,115,198	237,513,567	114,057,599	118,756,783
EUR	NO INTEREST RATE	0.00%	0.00%	2014	2029	242,372,398	252,358,165	142,571,999	148,445,979
EUR	NO INTEREST RATE	0.00%	0.00%	2018	2033	452,867,785	471,525,983	320,781,348	333,997,571
EUR	NO INTEREST RATE	0.00%	0.00%	2018	2033	452,867,785	471,525,983	320,781,348	333,997,571
EUR	FIXED	0.75%	0.00%	1990	2029	2,584,961	2,691,461	994,216	1,035,177
EUR	FIXED	0.75%	0.00%	1993	2031	2,900,308	3,019,801	1,353,477	1,409,240
EUR	FIXED	0.75%	0.00%	1995	2035	4,731,712	4,926,659	2,685,566	2,796,212
IDR	FIXED	-0.77%	0.00%	2012	2030	595,427,194,366	36,852,584	595,427,194,366	36,852,584
IDR	FIXED	-0.77%	0.00%	2012	2030	497,265,716,756	30,777,107	497,265,716,756	30,777,107
IDR	FIXED	-0.35%	0.00%	2013	2031	118,343,362,049	7,324,588	118,343,362,049	7,324,588
IDR	FIXED	-0.45%	0.00%	2016	2031	4,497,791,667,181	278,380,372	4,497,791,667,181	278,380,372
IDR	FIXED	-0.45%	0.00%	2018	2038	7,244,066,666,563	448,354,686	7,244,066,666,563	448,354,686
JPY	TONAR/TONA 6 MONTHS	0.64%	0.00%	2019	2033	110,795,000,000	709,247,092	104,634,798,000	669,812,953
JPY	TONA COMPOUNDED	0.63%	0.25%	2020	2034	31,975,600,000	204,689,754	31,975,600,000	204,689,754

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	TONA COMPOUNDED	0.77%	0.25%	2023	2035	81,645,000,000	522,645,235	20,411,250,000	130,661,309
JPY	TONA COMPOUNDED	0.73%	0.15%	2022	2040	13,940,700,000	89,240,498	1,173,873,688	7,514,477
JPY	TONA COMPOUNDED	0.48%	0.15%	2022	2041	20,487,108,000	131,146,909	1,713,203,421	10,966,962
JPY	TONA COMPOUNDED	0.48%	0.15%	2023	2038	71,865,000,000	460,039,192	71,865,000,000	460,039,192
JPY	TONA COMPOUNDED	0.48%	0.15%	2023	2038	74,930,000,000	479,659,593	74,930,000,000	479,659,593
JPY	TONA COMPOUNDED	0.48%	0.15%	2023	2042	36,055,200,000	230,805,052	1,807,452,462	11,570,291
JPY	NO INTEREST RATE	0.00%	0.00%	2011	2036	9,039,216,675	57,863,966	7,931,470,582	50,772,801
JPY	NO INTEREST RATE	0.00%	0.00%	2012	2036	15,376,956,872	98,434,604	13,492,527,666	86,371,551
JPY	ADB FLOATING RATE	0.03%	0.00%	2015	2025	33,454,249,998	214,155,237	21,128,999,998	135,255,939
JPY	NO INTEREST RATE	0.00%	0.00%	2015	2025	34,946,666,665	223,708,847	20,968,000,001	134,225,308
JPY	ADB FLOATING RATE	0.07%	0.00%	2016	2031	46,191,250,001	295,690,326	28,594,583,337	183,046,393
JPY	NO INTEREST RATE	0.00%	0.00%	2017	2032	42,728,000,000	273,520,554	26,705,000,003	170,950,346
JPY	NO INTEREST RATE	0.00%	0.00%	2017	2025	40,964,000,000	262,228,421	27,309,333,336	174,818,947
JPY	NO INTEREST RATE	0.00%	0.00%	2019	2034	52,595,000,000	336,683,522	41,637,708,335	266,541,121
JPY	NO INTEREST RATE	0.00%	0.00%	2019	2034	51,840,000,000	331,850,438	43,200,000,000	276,542,031
JPY	ADB FLOATING RATE	0.53%	0.00%	2020	2036	63,750,000,000	408,091,539	63,750,000,000	408,091,539
JPY	ADB FLOATING RATE	0.41%	0.00%	2020	2035	63,560,000,000	406,875,266	58,263,333,334	372,968,994
JPY	ADB FLOATING RATE	0.42%	0.00%	2021	2036	63,530,000,000	406,683,223	63,530,000,000	406,683,223
JPY	ADB FLOATING RATE	0.54%	0.00%	2021	2036	64,685,000,000	414,076,882	64,685,000,000	414,076,882
JPY	NO INTEREST RATE	0.00%	0.00%	2009	2033	1,570,573,575	10,053,926	1,277,156,202	8,175,634
JPY	NO INTEREST RATE	0.00%	0.00%	2009	2034	7,494,931,344	47,978,323	6,378,692,764	40,832,793
SDR	FIXED	0.75%	0.00%	1999	2024	11,685,983	15,240,042	11,298	14,734
SDR	FIXED	0.75%	0.00%	1999	2024	71,023,332	92,623,665	68,663	89,546
SDR	FIXED	0.75%	0.35%	2000	2025	21,799,223	28,429,022	1,085,192	1,415,231
SDR	FIXED	0.75%	0.20%	2000	2025	54,139,161	70,604,510	2,692,460	3,511,318
SDR	FIXED	0.75%	0.00%	2001	2026	4,586,621	5,981,550	221,408	288,745
SDR	FIXED	0.75%	0.30%	2001	2025	2,776,666	3,621,134	138,772	180,977
SDR	FIXED	0.75%	0.50%	2001	2026	87,499,973	114,111,349	3,118,404	4,066,804
SDR	FIXED	0.75%	0.10%	2001	2026	30,282,981	39,492,947	1,461,847	1,906,439
SDR	FIXED	0.75%	0.10%	2002	2025	55,551,518	72,446,407	2,794,843	3,644,839
SDR	FIXED	0.75%	0.10%	2007	2027	89,508,359	116,730,545	4,446,926	5,799,370
SDR	FIXED	0.75%	0.50%	2003	2026	36,831,596	48,033,193	1,777,968	2,318,701
SDR	FIXED	0.75%	0.30%	2004	2026	21,585,432	28,150,212	1,086,059	1,416,362
SDR	FIXED	0.75%	0.30%	2004	2026	15,645,948	20,404,352	787,162	1,026,562
SDR	FIXED	0.75%	0.30%	2004	2025	31,597,889	41,207,758	1,586,770	2,069,355
SDR	FIXED	0.75%	0.20%	2004	2025	3,409,938	4,447,003	169,514	221,069
SDR	FIXED	0.75%	0.30%	2005	2025	17,899,858	23,343,744	900,624	1,174,530
SDR	FIXED	0.75%	0.30%	2005	2025	51,647,003	67,354,412	50,067	65,294
SDR	FIXED	0.75%	0.30%	2005	2026	19,832,774	25,864,517	955,359	1,245,913
SDR	FIXED	0.75%	0.30%	2005	2026	22,683,185	29,581,824	1,090,207	1,421,771
SDR	FIXED	0.75%	0.30%	2005	2026	9,920,000	12,936,971	477,903	623,247
SDR	FIXED	0.75%	0.30%	2005	2026	47,003,494	61,298,671	2,349,666	3,064,271
SDR	FIXED	0.75%	0.20%	2006	2026	45,655,179	59,540,293	2,245,860	2,928,894
SDR	FIXED	0.75%	0.00%	2006	2026	47,370,000	61,776,643	2,338,108	3,049,197
SDR	FIXED	0.75%	0.10%	2007	2027	81,950,000	106,873,462	4,079,571	5,320,291
SDR	FIXED	0.75%	0.20%	2007	2026	39,654,356	51,714,440	15,963	20,818
SDR	FIXED	0.75%	0.10%	2007	2027	38,320,881	49,975,414	1,913,173	2,495,026
SDR	FIXED	0.75%	0.10%	2007	2025	90,838,458	118,465,167	4,437,174	5,786,652
SDR	FIXED	0.75%	0.50%	2008	2027	78,598,745	102,502,989	3,879,899	5,059,894
SDR	FIXED	0.75%	0.50%	2008	2027	119,359,232	155,659,967	5,891,974	7,683,901
SDR	FIXED	0.75%	0.00%	1999	2024	14,782,027	19,277,686	14,291	18,637
SDR	FIXED	1.00%	0.00%	1982	2031	23,677,607	30,878,679	4,143,587	5,403,776
SDR	FIXED	0.75%	0.00%	1995	2035	5,443,537	7,099,080	1,995,949	2,602,977
SDR	FIXED	0.75%	0.00%	1998	2037	15,352,987	20,022,293	5,290,839	6,899,942
SDR	FIXED	0.75%	0.00%	2000	2040	17,500,000	22,822,277	9,040,100	11,789,467
SDR	FIXED	0.75%	0.00%	2006	2044	13,638,602	17,786,512	9,077,195	11,837,844
SDR	FIXED	0.75%	0.00%	2008	2048	41,696,408	54,377,540	33,342,458	43,482,903

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
SDR	FIXED	2.46%	0.00%	2011	2032	29,022,733	37,849,419	14,351,704	18,716,489
SDR	FIXED	4.91%	0.00%	2012	2030	11,727,046	15,293,594	4,708,006	6,139,853
SDR	FIXED	1.50%	0.00%	2005	2025	11,109,377	14,488,072	456,127	594,848
SDR	FIXED	1.00%	0.00%	1998	2024	10,500,493	13,694,009	8,079	10,536
SDR	FIXED	1.50%	0.00%	2005	2025	2,945,950	3,841,902	245,494	320,156
SDR	FIXED	1.50%	0.00%	2006	2025	34,207,410	44,610,913	2,850,634	3,717,598
SDR	FIXED	1.50%	0.00%	2006	2026	14,588,899	19,025,822	2,349,667	3,064,272
SDR	FIXED	1.50%	0.00%	2007	2026	20,457,033	26,678,633	3,409,513	4,446,449
SDR	FIXED	1.50%	0.00%	2007	2026	32,326,766	42,158,309	5,387,766	7,026,348
SDR	FIXED	1.50%	0.00%	2007	2027	31,155,525	40,630,858	7,788,879	10,157,712
SDR	FIXED	1.50%	0.00%	2008	2027	49,323,506	64,324,268	12,330,878	16,081,069
SDR	FIXED	1.50%	0.00%	2008	2028	31,335,613	40,865,716	10,445,213	13,621,916
SDR	FIXED	1.50%	0.00%	2009	2028	16,502,377	21,521,246	5,431,216	7,083,013
USD	FIXED	0.75%	0.00%	1978	2028	40,000,000	40,000,000	600,000	600,000
USD	FIXED	0.75%	0.00%	1978	2028	28,673,287	28,673,287	430,099	430,099
USD	FIXED	0.75%	0.00%	1978	2028	49,000,000	49,000,000	735,000	735,000
USD	FIXED	0.75%	0.00%	1979	2026	9,546,069	9,546,069	143,191	143,191
USD	FIXED	0.75%	0.00%	1979	2029	5,500,000	5,500,000	1,008,480	1,008,480
USD	FIXED	0.75%	0.00%	1979	2029	11,147,916	11,147,916	167,151	167,151
USD	FIXED	0.75%	0.00%	1980	2026	26,163,597	26,163,597	392,453	392,453
USD	FIXED	0.75%	0.00%	1980	2025	35,058,627	35,058,627	525,879	525,879
USD	FIXED	0.75%	0.00%	1980	2030	36,526,867	36,526,867	547,902	547,902
USD	FIXED	0.75%	0.00%	1980	2030	30,000,000	30,000,000	450,000	450,000
USD	FIXED	4.58%	0.00%	2005	2025	400,000,000	400,000,000	42,680,000	42,680,000
USD	SOFR COMPOUNDED	6.05%	0.25%	2005	2025	66,612,197	66,612,197	2,793,991	2,793,991
USD	SOFR COMPOUNDED	5.99%	0.25%	2005	2025	80,000,000	80,000,000	3,242,489	3,242,489
USD	SOFR COMPOUNDED	5.63%	0.25%	2005	2025	39,549,612	39,549,612	1,584,872	1,584,872
USD	SOFR COMPOUNDED	6.05%	0.25%	2005	2025	36,374,144	36,374,144	1,603,561	1,603,561
USD	SOFR COMPOUNDED	5.63%	0.25%	2005	2025	14,500,000	14,500,000	615,000	615,000
USD	SOFR COMPOUNDED	5.91%	0.25%	2007	2026	25,729,880	25,729,880	5,224,935	5,224,935
USD	LIBOR 6 MONTHS DEPOSIT	3.02%	0.00%	2007	2026	174,107,152	174,107,152	25,106,926	25,106,926
USD	SOFR COMPOUNDED	5.46%	0.00%	2007	2027	18,060,078	18,060,078	4,525,876	4,525,876
USD	FIXED	4.22%	0.00%	2007	2027	600,000,000	600,000,000	175,500,000	175,500,000
USD	FIXED	4.25%	0.00%	2008	2027	200,000,000	200,000,000	58,500,000	58,500,000
USD	SOFR COMPOUNDED	5.09%	0.00%	2008	2030	51,965,240	51,965,240	30,545,168	30,545,168
USD	SOFR COMPOUNDED	5.09%	0.00%	2008	2030	41,190,000	41,190,000	24,211,482	24,211,482
USD	FIXED	4.41%	0.00%	2008	2033	600,000,000	600,000,000	378,960,000	378,960,000
USD	FIXED	4.69%	0.00%	2008	2033	200,000,000	200,000,000	128,280,000	128,280,000
USD	FIXED	4.69%	0.00%	2008	2033	750,000,000	750,000,000	481,050,000	481,050,000
USD	SOFR COMPOUNDED	5.79%	0.00%	2009	2033	275,000	275,000	176,385	176,385
USD	SOFR COMPOUNDED	7.16%	0.00%	2009	2034	5,000,000	5,000,000	3,275,000	3,275,000
USD	SOFR COMPOUNDED	6.52%	0.00%	2009	2033	47,365,385	47,365,385	31,685,805	31,685,805
USD	SOFR COMPOUNDED	6.44%	0.00%	2009	2033	114,946,690	114,946,690	73,726,807	73,726,807
USD	SOFR COMPOUNDED	6.44%	0.00%	2009	2033	296,075,411	296,075,411	189,902,768	189,902,768
USD	SOFR COMPOUNDED	5.23%	0.00%	2009	2033	20,487,156	20,487,156	13,753,028	13,753,028
USD	SOFR COMPOUNDED	6.09%	0.00%	2009	2034	66,954,247	66,954,247	46,864,461	46,864,461
USD	SOFR COMPOUNDED	6.27%	0.00%	2009	2034	750,000,000	750,000,000	525,375,000	525,375,000
USD	SOFR COMPOUNDED	6.27%	0.00%	2009	2034	250,000,000	250,000,000	175,125,000	175,125,000
USD	SOFR COMPOUNDED	5.23%	0.00%	2010	2033	99,880,000	99,880,000	67,049,444	67,049,444
USD	SOFR COMPOUNDED	5.56%	0.00%	2010	2034	149,826,594	149,826,594	104,953,529	104,953,529
USD	SOFR COMPOUNDED	5.56%	0.00%	2010	2034	779,674,925	779,674,925	546,162,285	546,162,285
USD	SOFR COMPOUNDED	5.56%	0.00%	2010	2034	200,000,000	200,000,000	145,800,000	145,800,000
USD	SOFR COMPOUNDED	5.56%	0.00%	2010	2034	500,000,000	500,000,000	364,500,000	364,500,000
USD	SOFR COMPOUNDED	5.56%	0.00%	2010	2034	219,770,855	219,770,855	160,212,953	160,212,953
USD	SOFR COMPOUNDED	6.28%	0.00%	2010	2034	18,718,505	18,718,505	13,645,790	13,645,790
USD	SOFR COMPOUNDED	6.09%	0.00%	2010	2034	182,064,708	182,064,708	132,928,858	132,928,858
USD	SOFR COMPOUNDED	5.76%	0.00%	2010	2035	200,000,000	200,000,000	151,360,000	151,360,000
USD	SOFR COMPOUNDED	5.76%	0.00%	2010	2035	600,000,000	600,000,000	454,080,000	454,080,000
USD	SOFR COMPOUNDED	5.76%	0.00%	2011	2035	110,618,216	110,618,216	83,715,866	83,715,866

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR COMPOUNDED	6.29%	0.00%	2011	2035	8,455,448	8,455,448	6,628,226	6,628,226
USD	SOFR COMPOUNDED	6.49%	0.00%	2011	2035	525,373,016	525,373,016	411,839,907	411,839,907
USD	SOFR COMPOUNDED	5.59%	0.00%	2011	2035	119,319,612	119,319,612	90,243,101	90,243,101
USD	SOFR COMPOUNDED	5.76%	0.00%	2011	2036	400,000,000	400,000,000	324,120,000	324,120,000
USD	SOFR 6 MONTHS	6.12%	0.00%	2011	2035	36,091,438	36,091,438	28,306,659	28,306,659
USD	SOFR COMPOUNDED	5.70%	0.00%	2011	2035	129,044,476	129,044,476	101,157,965	101,157,965
USD	FIXED	0.25%	0.25%	2011	2051	124,311,085	124,311,085	115,609,309	115,609,309
USD	SOFR 6 MONTHS	6.12%	0.00%	2011	2035	223,752,199	223,752,199	175,683,223	175,683,223
USD	SOFR COMPOUNDED	6.29%	0.00%	2012	2036	91,089,216	91,089,216	73,785,928	73,785,928
USD	SOFR COMPOUNDED	6.29%	0.00%	2012	2036	77,093,168	77,093,168	64,457,597	64,457,597
USD	SOFR COMPOUNDED	6.12%	0.00%	2012	2034	4,114,072	4,114,072	4,073,686	4,073,686
USD	SOFR COMPOUNDED	6.48%	0.00%	2012	2037	300,000,000	300,000,000	258,390,000	258,390,000
USD	SOFR COMPOUNDED	6.48%	0.00%	2012	2037	100,000,000	100,000,000	86,130,000	86,130,000
USD	SOFR 6 MONTHS	6.48%	0.00%	2012	2037	100,000,000	100,000,000	86,130,000	86,130,000
USD	SOFR COMPOUNDED	5.70%	0.00%	2012	2037	260,609,548	260,609,548	224,463,004	224,463,004
USD	SOFR COMPOUNDED	5.55%	0.00%	2013	2037	632,570,760	632,570,760	544,804,802	544,804,802
USD	SOFR COMPOUNDED	5.76%	0.00%	2013	2037	70,076,683	70,076,683	59,896,955	59,896,955
USD	SOFR COMPOUNDED	6.29%	0.00%	2013	2029	95,419,264	95,419,264	52,967,234	52,967,234
USD	SOFR 6 MONTHS	6.02%	0.00%	2013	2034	105,364,546	105,364,546	81,067,482	81,067,482
USD	SOFR COMPOUNDED	5.45%	0.00%	2014	2033	44,793,480	44,793,480	37,906,631	37,906,631
USD	SOFR COMPOUNDED	6.29%	0.00%	2014	2030	500,000,000	500,000,000	329,200,000	329,200,000
USD	SOFR COMPOUNDED	5.35%	0.00%	2014	2030	500,000,000	500,000,000	347,000,000	347,000,000
USD	SOFR COMPOUNDED	5.65%	0.25%	2015	2035	500,000,000	500,000,000	400,350,000	400,350,000
USD	SOFR COMPOUNDED	5.65%	0.25%	2016	2037	400,000,000	400,000,000	346,840,000	346,840,000
USD	SOFR COMPOUNDED	6.59%	0.25%	2016	2036	297,979,759	297,979,759	272,502,368	272,502,368
USD	SOFR COMPOUNDED	6.98%	0.25%	2016	2032	206,161,574	206,161,574	179,704,428	179,704,428
USD	SOFR COMPOUNDED	5.73%	0.25%	2016	2036	400,000,000	400,000,000	400,000,000	400,000,000
USD	SOFR COMPOUNDED	6.51%	0.25%	2017	2032	124,879,619	124,879,619	124,548,530	124,548,530
USD	SOFR COMPOUNDED	6.16%	0.25%	2017	2026	43,347,009	43,347,009	17,836,535	17,836,535
USD	SOFR COMPOUNDED	6.34%	0.25%	2017	2036	198,600,179	198,600,179	198,600,179	198,600,179
USD	SOFR COMPOUNDED	5.92%	0.25%	2017	2030	186,600,000	186,600,000	151,873,740	151,873,740
USD	SOFR COMPOUNDED	6.61%	0.25%	2017	2037	300,000,000	300,000,000	260,040,000	260,040,000
USD	SOFR COMPOUNDED	6.31%	0.25%	2017	2031	400,259,836	400,259,836	296,112,064	296,112,064
USD	SOFR COMPOUNDED	6.98%	0.25%	2018	2038	300,000,000	300,000,000	270,030,000	270,030,000
USD	SOFR COMPOUNDED	6.39%	0.25%	2018	2031	150,000,000	150,000,000	150,000,000	150,000,000
USD	SOFR COMPOUNDED	6.47%	0.25%	2018	2034	250,000,000	250,000,000	239,463,873	239,463,873
USD	SOFR COMPOUNDED	6.39%	0.25%	2018	2032	400,000,000	400,000,000	377,680,000	377,680,000
USD	SOFR COMPOUNDED	6.40%	0.25%	2018	2031	95,497,719	95,497,719	95,750,000	95,750,000
USD	SOFR COMPOUNDED	5.88%	0.25%	2018	2031	272,515,000	272,515,000	270,187,140	270,187,140
USD	SOFR COMPOUNDED	6.37%	0.25%	2018	2031	200,000,000	200,000,000	197,191,569	197,191,569
USD	SOFR COMPOUNDED	6.30%	0.25%	2019	2032	49,600,000	49,600,000	16,920,700	16,920,700
USD	SOFR COMPOUNDED	6.26%	0.25%	2019	2032	227,500,000	227,500,000	227,500,000	227,500,000
USD	SOFR COMPOUNDED	6.60%	0.25%	2020	2032	100,000,000	100,000,000	59,083,095	59,083,095
USD	SOFR COMPOUNDED	5.69%	0.25%	2020	2032	250,020,000	250,020,000	211,480,000	211,480,000
USD	SOFR COMPOUNDED	6.38%	0.25%	2020	2034	300,000,000	300,000,000	300,000,000	300,000,000
USD	SOFR COMPOUNDED	5.86%	0.25%	2020	2032	150,000,000	150,000,000	146,350,000	146,350,000
USD	SOFR 6 MONTHS	6.02%	0.25%	2020	2033	250,000,000	250,000,000	250,000,000	250,000,000
USD	SOFR 6 MONTHS	6.02%	0.25%	2020	2034	121,000,000	121,000,000	121,000,000	121,000,000
USD	SOFR COMPOUNDED	6.70%	0.25%	2020	2033	160,000,000	160,000,000	108,267,000	108,267,000
USD	SOFR COMPOUNDED	5.69%	0.25%	2021	2031	500,000,000	500,000,000	315,000,000	315,000,000
USD	SOFR COMPOUNDED	6.38%	0.25%	2021	2034	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	6.38%	0.25%	2021	2033	800,000,000	800,000,000	800,000,000	800,000,000
USD	SOFR COMPOUNDED	6.36%	0.25%	2021	2034	400,000,000	400,000,000	400,000,000	400,000,000
USD	SOFR COMPOUNDED	6.81%	0.25%	2021	2046	380,000,000	380,000,000	1,933,762	1,933,762
USD	SOFR COMPOUNDED	6.36%	0.25%	2022	2033	400,000,000	400,000,000	233,640,000	233,640,000
USD	SOFR COMPOUNDED	6.44%	0.25%	2022	2035	223,996,591	223,996,591	6,382,000	6,382,000
USD	SOFR COMPOUNDED	6.39%	0.25%	2022	2035	100,000,000	100,000,000	2,546,195	2,546,195
USD	SOFR COMPOUNDED	6.19%	0.25%	2022	2036	400,000,000	400,000,000	43,880,000	43,880,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR COMPOUNDED	5.81%	0.25%	2023	2033	300,000,000	300,000,000	166,815,190	166,815,190
USD	SOFR COMPOUNDED	5.88%	0.25%	2023	2036	400,000,000	400,000,000	12,337,000	12,337,000
USD	SOFR COMPOUNDED	5.49%	0.25%	2023	2036	200,000,000	200,000,000	1,620,000	1,620,000
USD	SOFR COMPOUNDED	6.47%	0.25%	2023	2035	250,000,000	250,000,000	16,083,930	16,083,930
USD	SOFR COMPOUNDED	5.39%	0.25%	2023	2033	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000
USD	SOFR COMPOUNDED	6.05%	0.25%	2005	2025	68,139,965	68,139,965	2,977,348	2,977,348
USD	SOFR COMPOUNDED	7.19%	0.25%	2006	2026	61,765,082	61,765,082	8,173,441	8,173,441
USD	SOFR COMPOUNDED	6.22%	0.25%	2016	2032	206,188,974	206,188,974	179,730,514	179,730,514
USD	SOFR COMPOUNDED	5.83%	0.25%	2017	2032	124,548,590	124,548,590	124,548,590	124,548,590
USD	SOFR COMPOUNDED	5.57%	0.25%	2017	2027	43,031,795	43,031,795	22,249,530	22,249,530
USD	SOFR COMPOUNDED	6.22%	0.25%	2018	2034	250,000,000	250,000,000	239,463,873	239,463,873
USD	SOFR COMPOUNDED	5.40%	0.25%	2020	2033	250,000,000	250,000,000	250,000,000	250,000,000
USD	SOFR COMPOUNDED	5.26%	0.25%	2020	2032	750,000,000	750,000,000	631,650,000	631,650,000
USD	SOFR COMPOUNDED	5.61%	0.25%	2021	2036	500,000,000	500,000,000	500,000,000	500,000,000
USD	FIXED	1.74%	0.00%	2018	2036	39,885,000	39,885,000	35,195,100	35,195,100
USD	FIXED	1.74%	0.00%	2019	2037	55,300,000	55,300,000	47,400,000	47,400,000
USD	NO INTEREST RATE	0.00%	0.00%	2008	2026	13,585,521	13,585,521	1,866,179	1,866,179
USD	NO INTEREST RATE	0.00%	0.00%	2008	2027	4,584,236	4,584,236	1,040,559	1,040,559
USD	NO INTEREST RATE	0.00%	0.00%	2009	2030	51,484,813	51,484,813	25,742,407	25,742,407
USD	NO INTEREST RATE	0.00%	0.00%	2011	2028	19,632,981	19,632,981	6,246,870	6,246,870
USD	NO INTEREST RATE	0.00%	0.00%	2011	2028	28,794,548	28,794,548	12,328,183	12,328,183
USD	NO INTEREST RATE	0.00%	0.00%	2011	2030	23,569,859	23,569,859	11,784,929	11,784,929
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	7,304,212	7,304,212	1,992,058	1,992,058
USD	NO INTEREST RATE	0.00%	0.00%	2011	2026	133,605,200	133,605,200	23,860,693	23,860,693
USD	NO INTEREST RATE	0.00%	0.00%	2011	2030	9,000,832	9,000,832	3,531,373	3,531,373
USD	NO INTEREST RATE	0.00%	0.00%	2011	2030	6,071,773	6,071,773	2,522,364	2,522,364
USD	NO INTEREST RATE	0.00%	0.00%	2011	2028	21,198,322	21,198,322	6,720,039	6,720,039
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	5,619,569	5,619,569	1,531,375	1,531,375
USD	NO INTEREST RATE	0.00%	0.00%	2011	2032	20,359,477	20,359,477	10,858,388	10,858,388
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	22,918,836	22,918,836	5,208,348	5,208,348
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	3,997,338	3,997,338	1,090,183	1,090,183
USD	NO INTEREST RATE	0.00%	0.00%	2012	2035	65,000,000	65,000,000	23,932,187	23,932,187
USD	NO INTEREST RATE	0.00%	0.00%	2013	2030	102,735,040	102,735,040	61,641,024	61,641,024
USD	NO INTEREST RATE	0.00%	0.00%	2013	2029	26,323,881	26,323,881	10,768,861	10,768,861
USD	NO INTEREST RATE	0.00%	0.00%	2013	2028	161,565,869	161,565,869	64,626,348	64,626,348
USD	NO INTEREST RATE	0.00%	0.00%	2013	2033	8,302,857	8,302,857	4,704,952	4,704,952
USD	NO INTEREST RATE	0.00%	0.00%	2014	2031	160,956,898	160,956,898	104,621,984	104,621,984
USD	NO INTEREST RATE	0.00%	0.00%	2014	2029	69,924,759	69,924,759	35,355,483	35,355,483
USD	NO INTEREST RATE	0.00%	0.00%	2016	2033	7,412,194	7,412,194	6,236,723	6,236,723
USD	NO INTEREST RATE	0.00%	0.00%	2016	2033	293,511,116	293,511,116	249,017,285	249,017,285
USD	NO INTEREST RATE	0.00%	0.00%	2016	2035	9,817,404	9,817,404	7,202,263	7,202,263
USD	NO INTEREST RATE	0.00%	0.00%	2016	2032	13,870,000	13,870,000	8,682,567	8,682,567
USD	NO INTEREST RATE	0.00%	0.00%	2016	2032	122,468,065	122,468,065	97,974,452	97,974,452
USD	NO INTEREST RATE	0.00%	0.00%	2017	2034	15,000,000	15,000,000	10,280,567	10,280,567
USD	NO INTEREST RATE	0.00%	0.00%	2017	2034	235,000,000	235,000,000	188,409,367	188,409,367
USD	NO INTEREST RATE	0.00%	0.00%	2020	2035	4,000,000	4,000,000	846,837	846,837
USD	NO INTEREST RATE	0.00%	0.00%	2020	2040	66,000,000	66,000,000	33,536,303	33,536,303
USD	NO INTEREST RATE	0.00%	0.00%	2020	2035	12,153,000	12,153,000	3,064,877	3,064,877
USD	NO INTEREST RATE	0.00%	0.00%	2020	2036	154,239,000	154,239,000	151,566,276	151,566,276
USD	NO INTEREST RATE	0.00%	0.00%	2020	2041	95,326,000	95,326,000	47,665,274	47,665,274
USD	NO INTEREST RATE	0.00%	0.00%	2022	2043	150,000,000	150,000,000	47,658,774	47,658,774
USD	SOFR COMPOUNDED	5.31%	0.75%	2002	2025	29,581,192	29,581,192	3,272,049	3,272,049
USD	SOFR COMPOUNDED	5.31%	0.75%	2002	2025	129,187,219	129,187,219	14,295,010	14,295,010
USD	SOFR COMPOUNDED	5.29%	0.75%	2003	2027	152,506,250	152,506,250	47,768,151	47,768,151
USD	SOFR COMPOUNDED	5.29%	0.75%	2003	2027	101,942,064	101,942,064	32,419,522	32,419,522
USD	SOFR COMPOUNDED	5.30%	0.75%	2004	2028	51,938,068	51,938,068	19,952,060	19,952,060
USD	SOFR COMPOUNDED	5.30%	0.64%	2004	2028	46,372,874	46,372,874	17,991,862	17,991,862

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR COMPOUNDED	5.30%	0.75%	2005	2025	53,986,553	53,986,553	6,595,267	6,595,267
USD	SOFR COMPOUNDED	5.60%	0.75%	2005	2030	17,547,670	17,547,670	8,708,903	8,708,903
USD	SOFR COMPOUNDED	5.37%	0.75%	2006	2030	143,052,258	143,052,258	69,425,001	69,425,001
USD	SOFR COMPOUNDED	5.10%	0.15%	2010	2034	99,481,861	99,481,861	70,094,773	70,094,773
USD	SOFR COMPOUNDED	5.20%	0.15%	2010	2035	31,425,843	31,425,843	24,247,400	24,247,400
USD	SOFR COMPOUNDED	5.02%	0.15%	2010	2025	200,000,000	200,000,000	26,950,630	26,950,630
USD	SOFR COMPOUNDED	5.20%	0.00%	2011	2025	200,000,000	200,000,000	26,950,630	26,950,630
USD	SOFR COMPOUNDED	5.12%	0.15%	2013	2033	48,757,919	48,757,919	30,944,175	30,944,175
USD	SOFR COMPOUNDED	5.27%	0.15%	2013	2033	17,344,813	17,344,813	11,962,928	11,962,928
USD	SOFR COMPOUNDED	6.20%	0.00%	2013	2033	1,920,255	1,920,255	1,324,420	1,324,420
USD	SOFR COMPOUNDED	5.40%	0.15%	2014	2032	71,221,904	71,221,904	49,305,339	49,305,339
USD	SOFR COMPOUNDED	5.50%	0.15%	2014	2031	77,885,822	77,885,822	62,982,180	62,982,180
USD	SOFR COMPOUNDED	6.33%	0.15%	2014	2031	33,467,310	33,467,310	27,851,050	27,851,050
USD	SOFR COMPOUNDED	6.10%	0.15%	2015	2030	100,000,000	100,000,000	50,000,000	50,000,000
USD	SOFR COMPOUNDED	5.50%	0.15%	2016	2033	106,200,000	106,200,000	106,467,274	106,467,274
USD	SOFR COMPOUNDED	5.22%	0.00%	2016	2031	143,000,000	143,000,000	93,989,046	93,989,046
USD	SOFR COMPOUNDED	5.20%	0.15%	2017	2034	459,487,908	459,487,908	459,487,908	459,487,908
USD	SOFR COMPOUNDED	6.03%	0.15%	2017	2034	92,110,284	92,110,284	92,110,284	92,110,284
USD	SOFR COMPOUNDED	6.30%	0.15%	2017	2032	100,000,000	100,000,000	66,666,667	66,666,667
USD	SOFR COMPOUNDED	5.22%	0.15%	2018	2037	192,500,000	192,500,000	192,331,210	192,331,210
USD	SOFR COMPOUNDED	5.22%	0.15%	2019	2039	181,311,946	181,311,946	175,558,576	175,558,576
USD	SOFR COMPOUNDED	5.22%	0.15%	2019	2039	109,750,000	109,750,000	82,298,580	82,298,580
USD	SOFR COMPOUNDED	5.20%	0.15%	2019	2037	90,000,000	90,000,000	59,379,084	59,379,084
USD	SOFR COMPOUNDED	5.40%	0.15%	2019	2039	50,000,000	50,000,000	33,257,929	33,257,929
USD	SOFR COMPOUNDED	5.40%	0.15%	2021	2039	79,475,000	79,475,000	17,301,469	17,301,469
USD	SOFR COMPOUNDED	5.22%	0.15%	2022	2041	150,000,000	150,000,000	71,824,383	71,824,383
USD	SOFR COMPOUNDED	5.47%	0.15%	2022	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	5.47%	0.15%	2022	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	5.47%	0.15%	2022	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	1.70%	0.15%	2022	2037	15,000,000	15,000,000	15,000,000	15,000,000
USD	NO INTEREST RATE	0.00%	0.00%	2023	2038	10,000,000	10,000,000	2,320,925	2,320,925
USD	SOFR COMPOUNDED	5.20%	0.15%	2010	2035	39,126,660	39,126,660	29,360,661	29,360,661
USD	FIXED	4.73%	0.00%	2006	2026	530,000,000	530,000,000	107,484,000	107,484,000
USD	SOFR COMPOUNDED	5.94%	0.00%	2017	2034	36,507,543	36,507,543	36,507,543	36,507,543
USD	SOFR COMPOUNDED	6.84%	0.00%	2017	2034	7,314,980	7,314,980	7,314,980	7,314,980

TOTAL BILATERAL						USD	32,567,733,376	USD	16,755,846,418

TOTAL COMMERCIAL CREDIT						USD	19,331,909,341	USD	10,109,504,852

TOTAL MULTILATERAL						USD	56,326,552,994	USD	37,250,143,904

Assumed exchange rates for conversion

ACU/IDR	21,070.83
AUD/IDR	10,052.89
CAD/IDR	11,245.52
CHF/IDR	17,883.67
CNY/IDR	2,213.48
EUR/IDR	16,822.67
JPY/IDR	103.4280
KRW/IDR	10.9600
SAR/IDR	4,300.51
SDR/IDR	21,070.83
USD/IDR	16,157.00

DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2024

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	29,921,000,000	1,851,891	8,976,300,000	555,567
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	59,857,402,000	3,704,735	17,957,220,600	1,111,420
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	35,000,000,000	2,166,244	10,500,000,000	649,873
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	79,880,000,000	4,943,987	23,964,000,000	1,483,196
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	29,841,273,000	1,846,956	8,952,381,900	554,087
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	39,853,350,000	2,466,631	11,956,005,000	739,989
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	60,000,000,000	3,713,561	18,000,000,000	1,114,068
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	20,000,000,000	1,237,854	6,000,000,000	371,356
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	49,106,000,000	3,039,302	14,731,800,000	911,791
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	105,894,000,000	6,554,063	31,768,200,000	1,966,219
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	42,000,000,000	2,599,492	12,600,000,000	779,848
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	22,500,000,000	1,392,585	6,750,000,000	417,776
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	383,000,000,000	23,704,896	114,900,000,000	7,111,469
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	110,000,000,000	6,808,195	33,000,000,000	2,042,458
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	69,998,560,000	4,332,398	20,999,568,000	1,299,720
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	147,000,000,000	9,098,224	44,100,000,000	2,729,467
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	19,998,090,000	1,237,735	5,999,427,000	371,321
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	19,903,690,000	1,231,893	5,971,107,000	369,568
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	27,800,000,000	1,720,616	8,340,000,000	516,185
IDR	JIBOR 6 MONTHS	7.19%	2017	2025	44,978,780,000	2,783,857	13,493,634,000	835,157
IDR	JIBOR 6 MONTHS	7.22%	2017	2025	34,867,909,600	2,158,068	10,460,372,880	647,420
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	249,975,000,000	15,471,622	74,992,500,000	4,641,487
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	199,975,000,000	12,376,988	59,992,500,000	3,713,096
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	29,895,817,500	1,850,332	8,968,745,250	555,100
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	24,891,350,000	1,540,592	7,467,405,000	462,178
IDR	JIBOR 6 MONTHS	7.19%	2018	2025	271,093,250,000	16,778,687	81,327,975,000	5,033,606
IDR	JIBOR 6 MONTHS	7.19%	2018	2025	20,000,000,000	1,237,854	6,000,000,000	371,356
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	64,854,466,000	4,014,017	19,456,339,800	1,204,205
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	19,826,481,400	1,227,114	5,947,944,420	368,134
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	49,832,733,100	3,084,281	14,949,819,930	925,284
IDR	JIBOR 6 MONTHS	7.22%	2018	2025	59,978,492,000	3,712,229	17,993,547,600	1,113,669
IDR	JIBOR 6 MONTHS	7.19%	2018	2025	40,000,000,000	2,475,707	12,000,000,000	742,712
IDR	JIBOR 6 MONTHS	7.30%	2018	2025	185,500,000,000	11,481,092	37,100,000,000	2,296,218
IDR	JIBOR 6 MONTHS	7.00%	2018	2026	249,950,000,000	15,470,075	156,218,750,000	9,668,797
IDR	JIBOR 6 MONTHS	7.00%	2018	2026	29,828,780,000	1,846,183	18,643,017,500	1,153,866
IDR	JIBOR 6 MONTHS	7.00%	2018	2026	50,000,000,000	3,094,634	31,250,000,000	1,934,146
IDR	JIBOR 6 MONTHS	7.00%	2018	2026	19,896,283,000	1,231,434	12,435,176,875	769,646
IDR	JIBOR 6 MONTHS	7.00%	2018	2026	99,803,391,600	6,177,099	62,377,119,750	3,860,687
IDR	JIBOR 6 MONTHS	7.00%	2018	2026	19,906,920,000	1,232,093	12,441,825,000	770,058
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	536,084,300	33,180	335,052,686	20,737
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	131,155,000,000	8,117,534	81,971,875,000	5,073,459
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	23,808,895,000	1,473,596	14,880,559,375	920,998
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	147,500,000,000	9,129,170	92,187,500,000	5,705,731
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	158,460,004,000	9,807,514	99,037,502,500	6,129,696
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	115,000,000,000	7,117,658	71,875,000,000	4,448,536
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	383,499,973,000	23,735,840	239,687,473,000	14,834,900
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	40,768,100,000	2,523,247	25,480,062,500	1,577,029
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	1,662,500,000,000	102,896,577	1,039,062,500,000	64,310,361
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	24,984,320,000	1,546,346	15,615,200,000	966,467
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	59,962,260,000	3,711,225	37,476,412,500	2,319,516
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	19,996,367,000	1,237,629	12,497,729,375	773,518
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	19,000,440,000	1,175,988	11,875,275,000	734,993
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	60,000,000,000	3,713,561	37,500,000,000	2,320,975
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	20,000,000,000	1,237,854	12,500,000,000	773,658

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	49,998,833,220	3,094,562	31,249,270,761	1,934,101
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	30,000,000,000	1,856,780	18,750,000,000	1,160,488
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	29,989,014,000	1,856,100	18,743,133,750	1,160,063
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	55,000,000,000	3,404,097	34,375,000,000	2,127,561
IDR	JIBOR 6 MONTHS	7.19%	2019	2025	180,000,000,000	11,140,682	54,000,000,000	3,342,205
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	17,998,251,200	1,113,960	11,248,907,000	696,225
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	49,999,985,750	3,094,633	31,249,991,093	1,934,146
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	170,000,000,000	10,521,755	106,250,000,000	6,576,097
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	185,000,000,000	11,450,145	115,625,000,000	7,156,341
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	35,000,000,000	2,166,244	21,875,000,000	1,353,902
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	175,000,000,000	10,831,219	109,375,000,000	6,769,512
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	39,987,475,000	2,474,932	24,992,171,875	1,546,832
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	61,512,638,850	3,807,182	6,151,263,885	380,718
IDR	JIBOR 6 MONTHS	6.55%	2019	2027	54,100,000,000	3,348,394	27,050,000,000	1,674,197
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	339,999,200,000	21,043,461	135,999,680,000	8,417,384
IDR	JIBOR 6 MONTHS	6.55%	2019	2028	170,000,000,000	10,521,755	119,000,000,000	7,365,229
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	236,987,660,000	14,667,801	94,795,064,000	5,867,120
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	38,999,348,873	2,413,774	15,599,739,551	965,510
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	147,500,000,000	9,129,170	59,000,000,000	3,651,668
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	35,000,000,000	2,166,244	3,500,000,000	216,624
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	34,994,895,000	2,165,928	6,998,979,000	433,186
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	29,968,673,600	1,854,841	5,993,734,720	370,968
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	13,749,835,000	851,014	1,374,983,500	85,101
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	27,600,000,000	1,708,238	8,280,000,000	512,471
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	9,999,998,800	618,927	2,999,999,640	185,678
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	20,000,000,000	1,237,854	6,000,000,000	371,356
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	8,595,966,810	532,027	2,578,790,050	159,608
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	104,727,986,160	6,481,896	20,945,597,232	1,296,379
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	49,998,866,500	3,094,564	14,999,659,950	928,369
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	13,717,000,000	848,982	1,371,700,000	84,898
IDR	JIBOR 6 MONTHS	6.55%	2019	2028	1,222,500,000,000	75,663,799	855,750,000,000	52,964,659
IDR	JIBOR 6 MONTHS	6.55%	2019	2028	99,795,000,000	6,176,580	69,856,500,000	4,323,606
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	28,786,100,000	1,781,649	5,757,220,000	356,330
IDR	JIBOR 6 MONTHS	6.55%	2019	2028	174,956,278,000	10,828,513	122,469,394,600	7,579,959
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	77,998,697,749	4,827,548	31,199,479,102	1,931,019
IDR	JIBOR 6 MONTHS	6.55%	2019	2027	180,000,000,000	11,140,682	90,000,000,000	5,570,341
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	17,000,000,000	1,052,176	5,100,000,000	315,653
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	115,000,000,000	7,117,658	34,500,000,000	2,135,297
IDR	JIBOR 6 MONTHS	6.55%	2019	2027	185,000,000,000	11,450,145	92,500,000,000	5,725,073
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	294,000,000,000	18,196,447	29,400,000,000	1,819,645
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	59,994,270,000	3,713,206	11,998,854,000	742,641
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	30,000,000,000	1,856,780	6,000,000,000	371,356
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	30,000,000,000	1,856,780	6,000,000,000	371,356
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	30,000,000,000	1,856,780	6,000,000,000	371,356
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	39,883,379,000	2,468,489	11,965,013,700	740,547
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	59,936,800,000	3,709,649	5,993,680,000	370,965
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	24,969,500,000	1,545,429	7,490,850,000	463,629
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	39,917,980,000	2,470,631	7,983,596,000	494,126
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	40,768,100,000	2,523,247	12,230,430,000	756,974
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	185,499,994,438	11,481,091	74,199,997,780	4,592,437
IDR	JIBOR 6 MONTHS	6.55%	2019	2028	374,999,960,000	23,209,752	262,499,972,000	16,246,826
IDR	JIBOR 6 MONTHS	6.55%	2019	2025	29,922,220,800	1,851,966	5,984,444,160	370,393
IDR	JIBOR 6 MONTHS	6.55%	2019	2028	131,000,000,000	8,107,941	91,700,000,000	5,675,559
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	41,400,000,000	2,562,357	16,560,000,000	1,024,943
IDR	JIBOR 6 MONTHS	7.00%	2019	2026	84,442,466,900	5,226,370	52,776,541,811	3,266,482
IDR	JIBOR 6 MONTHS	6.55%	2019	2026	19,581,000,000	1,211,921	7,832,400,000	484,768
IDR	JIBOR 6 MONTHS	6.55%	2020	2027	383,500,000,000	23,735,842	191,750,000,000	11,867,921
IDR	JIBOR 6 MONTHS	7.30%	2020	2026	750,000,000,000	46,419,509	625,000,000,000	38,682,924
IDR	JIBOR 6 MONTHS	6.55%	2020	2028	880,000,000,000	54,465,557	601,370,000,000	37,220,400

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	262,800,000,000	16,265,396	262,800,000,000	16,265,396
IDR	JIBOR 6 MONTHS	6.46%	2021	2030	335,000,000,000	20,734,047	237,350,000,000	14,690,227
IDR	JIBOR 6 MONTHS	6.47%	2021	2030	220,000,000,000	13,616,389	120,955,714,000	7,486,273
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	138,230,000,000	8,555,425	138,230,000,000	8,555,425
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	140,783,000,000	8,713,437	140,783,000,000	8,713,437
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	116,564,700,000	7,214,501	116,564,700,000	7,214,501
IDR	JIBOR 6 MONTHS	6.30%	2021	2029	129,600,000,000	8,021,291	129,600,000,000	8,021,291
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	23,619,474,000	1,461,873	23,619,474,000	1,461,873
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	144,397,845,708	8,937,169	144,397,845,708	8,937,169
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	215,999,994,000	13,368,818	215,999,994,000	13,368,818
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	194,499,650,000	12,038,104	194,499,650,000	12,038,104
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	91,857,096,285	5,685,282	91,857,096,285	5,685,282
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	36,000,000,000	2,228,136	36,000,000,000	2,228,136
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	54,150,000,000	3,351,489	54,150,000,000	3,351,489
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	120,000,000,000	7,427,121	120,000,000,000	7,427,121
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	75,100,000,000	4,648,140	75,100,000,000	4,648,140
IDR	JIBOR 6 MONTHS	6.30%	2021	2029	200,000,000,000	12,378,536	170,000,000,000	10,521,755
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	32,500,000,000	2,011,512	32,500,000,000	2,011,512
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	79,146,000,000	4,898,558	79,146,000,000	4,898,558
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	175,011,000,000	10,831,899	175,011,000,000	10,831,899
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	1,054,125,000,000	65,242,619	785,552,979,975	48,619,978
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	25,978,000,000	1,607,848	25,978,000,000	1,607,848
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	87,310,000,000	5,403,850	87,310,000,000	5,403,850
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	59,837,908,200	3,703,528	59,837,908,200	3,703,528
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	67,589,863,334	4,183,318	67,589,863,334	4,183,318
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	76,343,863,175	4,725,126	76,343,863,175	4,725,126
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	9,135,972,600	565,450	9,135,972,600	565,450
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	84,000,000,000	5,198,985	84,000,000,000	5,198,985
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	66,000,000,000	4,084,917	66,000,000,000	4,084,917
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	12,236,000,000	757,319	12,236,000,000	757,319
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	45,664,000,000	2,826,267	45,664,000,000	2,826,267
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	380,557,975,892	23,553,752	380,557,975,892	23,553,752
IDR	JIBOR 6 MONTHS	6.31%	2021	2029	29,829,000,000	1,846,197	29,829,000,000	1,846,197
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	80,000,000,000	4,951,414	56,000,000,000	3,465,990
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	84,000,000,000	5,198,985	84,000,000,000	5,198,985
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	37,500,000,000	2,320,975	37,500,000,000	2,320,975
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	15,375,000,000	951,600	15,375,000,000	951,600
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	98,129,000,000	6,073,467	98,129,000,000	6,073,467
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	200,000,000,000	12,378,536	180,000,000,000	11,140,682
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	582,998,000,000	36,083,308	524,698,200,000	32,474,977
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	900,517,971,720	55,735,469	900,517,971,720	55,735,469
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	42,770,000,000	2,647,150	34,216,000,000	2,117,720
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	42,770,000,000	2,647,150	38,493,000,000	2,382,435
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	43,579,000,000	2,697,221	34,863,200,000	2,157,777
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	68,445,000,000	4,236,244	47,911,500,000	2,965,371
IDR	JIBOR 6 MONTHS	5.78%	2022	2027	162,000,000,000	10,026,614	97,200,000,000	6,015,968
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	37,500,000,000	2,320,975	30,000,000,000	1,856,780
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	135,000,000,000	8,355,512	87,750,000,000	5,431,083
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	350,000,000,000	21,662,437	227,500,000,000	14,080,584
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	102,000,000,000	6,313,053	71,400,000,000	4,419,137
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	38,364,000,000	2,374,451	26,854,800,000	1,662,115
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	4,162,655,477	257,638	4,162,655,477	257,638
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	2,814,000,749	174,166	2,532,600,674	156,749
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	17,086,352,907	1,057,520	17,086,352,907	1,057,520
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	4,045,506,388	250,387	3,640,955,749	225,349
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	10,737,032,678	664,544	10,737,032,678	664,544
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	35,017,898,474	2,167,352	31,516,108,627	1,950,616
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	27,218,703,224	1,684,638	27,218,703,224	1,684,638
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	123,782,915,805	7,661,256	111,404,624,224	6,895,131

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	127,953,000,000	7,919,354	115,157,700,000	7,127,418
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	196,226,000,000	12,144,953	176,603,400,000	10,930,457
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	86,225,715,000	5,336,740	77,603,143,500	4,803,066
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	256,246,700,000	15,859,795	256,246,700,000	15,859,795
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	124,965,300,000	7,734,437	124,965,300,000	7,734,437
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	28,336,007,850	1,753,791	19,835,205,495	1,227,654
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	1,856,600,000	114,910	1,299,620,000	80,437
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	51,999,051,300	3,218,361	34,666,034,200	2,145,574
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	35,655,450,000	2,206,811	35,655,450,000	2,206,811
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	71,306,739,000	4,413,365	57,045,391,200	3,530,692
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	75,300,067,200	4,660,523	52,710,047,040	3,262,366
IDR	JIBOR 6 MONTHS	5.78%	2022	2027	77,840,000,000	4,817,726	46,704,000,000	2,890,636
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	409,000,000,000	25,314,105	327,200,000,000	20,251,284
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	74,987,442,600	4,641,174	52,491,209,820	3,248,822
IDR	JIBOR 6 MONTHS	5.78%	2022	2029	80,212,900,000	4,964,591	80,212,900,000	4,964,591
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	202,395,509,662	12,526,800	141,676,856,763	8,768,760
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	23,966,700,000	1,483,363	16,776,690,000	1,038,354
IDR	JIBOR 6 MONTHS	5.78%	2022	2027	20,983,412,000	1,298,720	12,590,047,200	779,232
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	40,499,407,300	2,506,617	28,349,585,110	1,754,632
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	179,807,539,000	11,128,770	125,865,277,300	7,790,139
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	74,054,875,000	4,583,455	51,838,412,500	3,208,418
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	54,739,949,200	3,388,002	38,317,964,440	2,371,601
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	26,993,276,000	1,670,686	18,895,293,200	1,169,480
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	59,999,993,546	3,713,560	41,999,995,483	2,599,492
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	98,934,088,000	6,123,296	69,253,861,600	4,286,307
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	154,916,550,000	9,588,200	123,933,240,000	7,670,560
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	186,035,878,000	11,514,259	148,828,702,400	9,211,407
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	62,937,660,000	3,895,380	50,350,128,000	3,116,304
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	25,495,793,178	1,578,003	17,847,055,224	1,104,602
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	149,960,098,381	9,281,432	104,972,068,867	6,497,002
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	38,996,110,397	2,413,574	27,297,277,277	1,689,502
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	599,446,869,000	37,101,372	479,557,495,200	29,681,098
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	107,887,248,000	6,677,431	86,309,798,400	5,341,945
IDR	JIBOR 6 MONTHS	5.78%	2022	2028	59,873,209,000	3,705,713	47,898,567,200	2,964,571
IDR	JIBOR 6 MONTHS	6.31%	2022	2029	264,625,000,000	16,378,350	264,625,000,000	16,378,350
IDR	JIBOR 6 MONTHS	5.71%	2022	2030	67,228,704,850	4,160,965	57,094,397,183	3,533,725
IDR	JIBOR 6 MONTHS	5.69%	2022	2030	350,000,000,000	21,662,437	315,000,000,000	19,496,194
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	6,113,083,548	378,355	6,113,083,548	378,355
IDR	JIBOR 6 MONTHS	5.71%	2022	2030	53,859,495,368	3,333,508	53,859,495,368	3,333,508
IDR	JIBOR 6 MONTHS	5.70%	2022	2030	44,121,000,000	2,730,767	44,121,000,000	2,730,767
IDR	JIBOR 6 MONTHS	5.70%	2022	2030	112,500,000,000	6,962,926	112,500,000,000	6,962,926
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	298,447,000,000	18,471,684	298,447,000,000	18,471,684
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	1,305,000,000,000	80,769,945	1,305,000,000,000	80,769,945
IDR	JIBOR 6 MONTHS	5.71%	2022	2030	205,500,000,000	12,718,945	205,500,000,000	12,718,945
IDR	JIBOR 6 MONTHS	5.94%	2022	2030	68,700,000,000	4,252,027	68,700,000,000	4,252,027
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	68,695,300,000	4,251,736	48,086,710,000	2,976,215
IDR	JIBOR 6 MONTHS	5.94%	2022	2030	30,000,000,000	1,856,780	12,000,000,000	742,712
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	52,500,000,000	3,249,366	47,250,000,000	2,924,429
IDR	JIBOR 6 MONTHS	5.94%	2022	2030	411,917,000,000	25,494,646	411,917,000,000	25,494,646
IDR	JIBOR 6 MONTHS	5.94%	2022	2030	709,225,000,000	43,895,835	709,225,000,000	43,895,835
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	35,975,800,000	2,226,639	32,378,220,000	2,003,975
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	29,916,000,000	1,851,581	26,924,400,000	1,666,423
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	55,931,281,660	3,461,737	55,931,281,660	3,461,737
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	22,470,000,000	1,390,728	15,729,000,000	973,510
IDR	JIBOR 6 MONTHS	5.69%	2022	2030	76,000,000,000	4,703,844	76,000,000,000	4,703,844
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	28,440,000,000	1,760,228	25,596,000,000	1,584,205
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	114,999,962,000	7,117,656	114,999,962,000	7,117,656
IDR	JIBOR 6 MONTHS	5.69%	2022	2030	144,985,000,000	8,973,510	50,744,750,000	3,140,728
IDR	JIBOR 6 MONTHS	5.69%	2022	2030	161,938,583,430	10,022,813	97,163,150,058	6,013,688

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	45,063,674,700	2,789,112	31,544,572,290	1,952,378
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	48,123,472,680	2,978,491	33,686,430,876	2,084,943
IDR	JIBOR 6 MONTHS	5.94%	2022	2030	318,397,000,000	19,706,443	318,388,000,000	19,705,886
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	225,915,000,000	13,982,484	203,323,500,000	12,584,236
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	79,500,000,000	4,920,468	63,600,000,000	3,936,374
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	197,760,000,000	12,239,896	158,208,000,000	9,791,917
IDR	JIBOR 6 MONTHS	5.94%	2022	2030	273,926,000,000	16,954,014	273,926,000,000	16,954,014
IDR	JIBOR 6 MONTHS	5.94%	2022	2028	87,709,000,000	5,428,545	70,167,200,000	4,342,836
IDR	JIBOR 6 MONTHS	5.94%	2022	2029	135,000,000,000	8,355,512	121,500,000,000	7,519,960
IDR	JIBOR 6 MONTHS	6.68%	2023	2031	87,707,787,200	5,428,470	87,707,787,200	5,428,470
IDR	JIBOR 6 MONTHS	6.68%	2023	2031	110,260,500,000	6,824,318	110,260,500,000	6,824,318
IDR	JIBOR 6 MONTHS	6.70%	2023	2031	135,000,000,000	8,355,512	67,495,447,500	4,177,474
IDR	JIBOR 6 MONTHS	6.68%	2023	2031	105,148,574,300	6,507,927	105,148,574,300	6,507,927
IDR	JIBOR 6 MONTHS	6.68%	2023	2031	112,288,102,921	6,949,811	112,288,102,921	6,949,811
IDR	JIBOR 6 MONTHS	6.68%	2023	2031	174,970,699,400	10,829,405	112,481,163,900	6,961,760
IDR	JIBOR 6 MONTHS	6.70%	2023	2031	363,000,000,000	22,467,042	363,000,000,000	22,467,042
IDR	JIBOR 6 MONTHS	6.68%	2023	2031	175,700,156,800	10,874,553	175,700,156,800	10,874,553
IDR	JIBOR 6 MONTHS	7.95%	2023	2029	26,989,920,000	1,670,478	26,989,920,000	1,670,478
IDR	JIBOR 6 MONTHS	7.95%	2023	2029	48,893,880,000	3,026,173	44,004,492,000	2,723,556
IDR	JIBOR 6 MONTHS	7.95%	2023	2029	202,239,996,000	12,517,175	182,015,996,400	11,265,457
IDR	JIBOR 6 MONTHS	7.95%	2023	2029	74,200,090,000	4,592,442	66,780,081,000	4,133,198
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	202,484,510,000	12,532,309	161,987,608,000	10,025,847
IDR	JIBOR 6 MONTHS	6.85%	2023	2029	209,886,367,000	12,990,429	188,886,367,000	11,690,683
IDR	JIBOR 6 MONTHS	6.85%	2023	2029	90,998,922,000	5,632,167	81,898,922,000	5,068,944
IDR	JIBOR 6 MONTHS	6.85%	2023	2029	47,248,790,469	2,924,354	42,448,790,469	2,627,269
IDR	JIBOR 6 MONTHS	6.85%	2023	2029	59,495,762,500	3,682,352	53,495,762,500	3,310,996
IDR	JIBOR 6 MONTHS	6.85%	2023	2029	55,992,500,000	3,465,526	50,392,500,000	3,118,927
IDR	JIBOR 6 MONTHS	7.75%	2023	2029	1,807,735,267,000	111,885,577	1,626,961,740,300	100,697,019
IDR	JIBOR 6 MONTHS	7.75%	2023	2029	692,508,634,000	42,861,214	623,257,770,600	38,575,093
IDR	JIBOR 6 MONTHS	7.75%	2023	2029	1,144,276,443,800	70,822,334	1,144,276,443,800	70,822,334
IDR	JIBOR 6 MONTHS	7.56%	2023	2031	576,000,000,000	35,650,183	345,600,000,000	21,390,110
IDR	JIBOR 6 MONTHS	7.55%	2023	2031	379,248,750,000	23,472,721	303,399,000,000	18,778,177
IDR	JIBOR 6 MONTHS	7.56%	2023	2031	94,131,250,000	5,826,035	94,131,250,000	5,826,035
IDR	JIBOR 6 MONTHS	7.56%	2023	2031	195,226,600,000	12,083,097	195,226,600,000	12,083,097
IDR	JIBOR 6 MONTHS	7.56%	2023	2031	82,400,000,000	5,099,957	82,400,000,000	5,099,957
IDR	JIBOR 6 MONTHS	7.55%	2023	2031	122,500,000,000	7,581,853	78,750,000,000	4,874,048
IDR	JIBOR 6 MONTHS	7.56%	2023	2031	33,125,000,000	2,050,195	33,125,000,000	2,050,195
IDR	JIBOR 6 MONTHS	7.56%	2023	2031	162,000,000,000	10,026,614	162,000,000,000	10,026,614
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	281,000,000,000	17,391,843	281,000,000,000	17,391,843
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	65,000,000,000	4,023,024	65,000,000,000	4,023,024
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	162,868,045,000	10,080,339	162,868,045,000	10,080,339
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	60,000,000,000	3,713,561	60,000,000,000	3,713,561
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	60,000,000,000	3,713,561	60,000,000,000	3,713,561
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	74,970,417,000	4,640,120	74,970,417,000	4,640,120
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	53,116,133,000	3,287,500	53,116,133,000	3,287,500
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	50,572,916,000	3,130,093	50,572,916,000	3,130,093
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	157,365,000,000	9,739,741	157,365,000,000	9,739,741
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	35,000,000,000	2,166,244	35,000,000,000	2,166,244
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	38,000,000,000	2,351,922	38,000,000,000	2,351,922
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	35,000,000,000	2,166,244	35,000,000,000	2,166,244
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	40,000,000,000	2,475,707	40,000,000,000	2,475,707
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	52,000,000,000	3,218,419	52,000,000,000	3,218,419
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	40,000,000,000	2,475,707	40,000,000,000	2,475,707
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	39,500,000,000	2,444,761	39,500,000,000	2,444,761
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	50,000,000,000	3,094,634	50,000,000,000	3,094,634

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	30,000,000,000	1,856,780	30,000,000,000	1,856,780
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	47,656,524,000	2,949,590	47,656,524,000	2,949,590
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	44,178,000,000	2,734,295	44,178,000,000	2,734,295
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	22,300,000,000	1,380,207	22,300,000,000	1,380,207
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	26,934,084,000	1,667,023	26,934,084,000	1,667,023
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	128,686,869,000	7,964,775	128,686,869,000	7,964,775
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	151,377,360,000	9,369,150	151,377,360,000	9,369,150
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	349,105,000,000	21,607,043	349,105,000,000	21,607,043
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	50,000,000,000	3,094,634	50,000,000,000	3,094,634
IDR	JIBOR 6 MONTHS	7.52%	2023	2030	2,646,128,000,000	163,775,949	1,323,064,000,000	81,887,974
IDR	JIBOR 6 MONTHS	7.52%	2023	2028	1,191,872,000,000	73,768,150	953,497,600,000	59,014,520
IDR	JIBOR 6 MONTHS	7.52%	2023	2029	180,000,000,000	11,140,682	180,000,000,000	11,140,682
IDR	JIBOR 6 MONTHS	7.08%	2023	2031	76,344,248,427	4,725,150	34,354,911,792	2,126,317
IDR	JIBOR 6 MONTHS	7.10%	2023	2031	1,288,147,705,000	79,726,911	783,193,804,640	48,473,962
IDR	JIBOR 6 MONTHS	7.08%	2023	2031	67,452,302,100	4,174,804	53,961,841,680	3,339,843
IDR	JIBOR 6 MONTHS	7.10%	2023	2031	158,398,482,648	9,803,706	79,199,241,324	4,901,853
IDR	JIBOR 6 MONTHS	7.08%	2023	2029	107,879,589,000	6,676,957	107,879,589,000	6,676,957
IDR	JIBOR 6 MONTHS	7.08%	2023	2029	599,784,938,000	37,122,296	599,784,938,000	37,122,296
IDR	JIBOR 6 MONTHS	7.08%	2023	2029	222,510,000,000	13,771,740	222,510,000,000	13,771,740
IDR	JIBOR 6 MONTHS	7.08%	2023	2029	98,950,200,000	6,124,293	89,055,180,000	5,511,864
IDR	JIBOR 6 MONTHS	7.08%	2023	2029	68,700,000,000	4,252,027	61,830,000,000	3,826,824
IDR	JIBOR 6 MONTHS	7.08%	2023	2031	58,659,380,000	3,630,586	58,659,380,000	3,630,586
IDR	JIBOR 6 MONTHS	7.08%	2023	2031	242,915,630,000	15,034,699	109,312,033,500	6,765,615
IDR	JIBOR 6 MONTHS	7.09%	2023	2031	85,601,980,000	5,298,136	47,081,089,000	2,913,975
IDR	JIBOR 6 MONTHS	7.10%	2023	2031	53,942,900,000	3,338,671	43,154,320,000	2,670,936
IDR	JIBOR 6 MONTHS	7.10%	2023	2031	17,466,910,000	1,081,074	13,973,528,000	864,859
IDR	JIBOR 6 MONTHS	7.08%	2023	2029	132,500,000,000	8,200,780	132,500,000,000	8,200,780
IDR	JIBOR 6 MONTHS	7.08%	2023	2030	89,999,998,984	5,570,341	35,999,999,592	2,228,136
IDR	JIBOR 6 MONTHS	7.67%	2023	2030	143,500,000,000	8,881,599	143,500,000,000	8,881,599
IDR	JIBOR 6 MONTHS	6.95%	2023	2030	1,725,991,880,000	106,826,260	1,208,194,316,000	74,778,382
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	104,004,980,000	6,437,147	20,800,996,000	1,287,429
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	129,600,000,000	8,021,291	25,920,000,000	1,604,258
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	375,215,630,000	23,223,100	168,847,033,500	10,450,395
IDR	JIBOR 6 MONTHS	7.10%	2023	2029	68,700,000,000	4,252,027	68,700,000,000	4,252,027
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	56,708,910,000	3,509,866	25,519,009,500	1,579,440
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	195,991,430,000	12,130,434	39,198,286,000	2,426,087
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	181,016,690,000	11,203,608	36,203,338,000	2,240,722
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	140,712,620,000	8,709,081	63,320,679,000	3,919,086
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	271,989,380,000	16,834,151	203,992,035,000	12,625,613
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	104,000,000,000	6,436,839	62,400,000,000	3,862,103
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	52,886,580,000	3,273,292	10,577,316,000	654,658
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	256,550,630,000	15,878,606	51,310,126,000	3,175,721
IDR	JIBOR 6 MONTHS	6.86%	2023	2030	318,370,950,000	19,704,831	318,370,950,000	19,704,831
IDR	JIBOR 6 MONTHS	6.86%	2023	2030	296,992,100,000	18,381,636	215,926,530,000	13,364,271
IDR	JIBOR 6 MONTHS	6.85%	2023	2030	222,149,750,000	13,749,443	162,658,800,000	10,067,389
IDR	JIBOR 6 MONTHS	7.10%	2023	2029	216,000,000,000	13,368,818	216,000,000,000	13,368,818
IDR	JIBOR 6 MONTHS	6.87%	2023	2030	152,375,000,000	9,430,897	72,875,000,000	4,510,429
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	156,896,441,104	9,710,741	31,379,288,221	1,942,148
IDR	JIBOR 6 MONTHS	7.01%	2023	2030	55,000,000,000	3,404,097	55,000,000,000	3,404,097
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	46,875,000,000	2,901,219	23,437,500,000	1,450,610
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	59,689,400,000	3,694,337	50,735,990,000	3,140,186
IDR	JIBOR 6 MONTHS	7.00%	2023	2030	269,833,130,000	16,700,695	121,424,908,500	7,515,313
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	202,421,280,000	12,528,395	40,484,256,000	2,505,679
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	13,176,161,900	815,508	11,199,737,615	693,182
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	7,640,204,100	472,873	6,494,173,485	401,942
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	748,590,870,000	46,332,294	262,006,804,500	16,216,303
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	729,201,193,000	45,132,215	145,840,238,600	9,026,443
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	89,970,188,941	5,568,496	17,994,037,788	1,113,699
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	101,624,973,120	6,289,842	20,324,994,624	1,257,968

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	98,500,000,000	6,096,429	78,800,000,000	4,877,143
IDR	JIBOR 6 MONTHS	6.96%	2023	2030	100,000,000,000	6,189,268	100,000,000,000	6,189,268
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	75,120,000,000	4,649,378	75,120,000,000	4,649,378
IDR	JIBOR 6 MONTHS	6.96%	2023	2030	180,000,000,000	11,140,682	180,000,000,000	11,140,682
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	135,000,000,000	8,355,512	81,000,000,000	5,013,307
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	87,600,000,000	5,421,799	61,320,000,000	3,795,259
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	16,575,000,000	1,025,871	3,315,000,000	205,174
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	146,250,000,000	9,051,804	29,250,000,000	1,810,361
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	32,500,000,000	2,011,512	6,500,000,000	402,302
IDR	JIBOR 6 MONTHS	6.95%	2023	2031	75,453,170,000	4,669,999	37,726,585,000	2,334,999
IDR	JIBOR 6 MONTHS	6.95%	2023	2030	253,599,150,000	15,695,931	253,599,150,000	15,695,931
IDR	JIBOR 6 MONTHS	6.97%	2023	2031	249,310,224,200	15,430,477	22,646,796,688	1,401,671
IDR	JIBOR 6 MONTHS	7.20%	2023	2031	116,944,524,800	7,238,010	116,944,524,800	7,238,010
IDR	JIBOR 6 MONTHS	7.01%	2023	2030	98,860,380,000	6,118,734	88,974,342,000	5,506,860
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	35,995,800,000	2,227,876	19,530,890,000	1,208,819
IDR	JIBOR 6 MONTHS	7.00%	2023	2030	209,887,574,000	12,990,504	83,955,029,600	5,196,202
IDR	JIBOR 6 MONTHS	7.00%	2023	2030	47,247,280,000	2,924,261	47,247,280,000	2,924,261
IDR	JIBOR 6 MONTHS	7.00%	2023	2030	301,201,000,000	18,642,137	180,720,600,000	11,185,282
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	131,909,400,000	8,164,226	131,909,400,000	8,164,226
IDR	JIBOR 6 MONTHS	7.25%	2023	2030	134,980,836,000	8,354,325	126,541,629,400	7,832,000
IDR	JIBOR 6 MONTHS	6.80%	2023	2030	1,548,607,980,000	95,847,495	1,548,607,980,000	95,847,495
IDR	JIBOR 6 MONTHS	6.80%	2023	2030	2,446,741,429,000	151,435,380	2,446,741,429,000	151,435,380
IDR	JIBOR 6 MONTHS	7.10%	2023	2030	76,658,310,000	4,744,588	34,496,239,500	2,135,065
IDR	JIBOR 6 MONTHS	6.82%	2024	2031	1,499,619,768,000	92,815,484	299,923,953,600	18,563,097
IDR	JIBOR 6 MONTHS	6.82%	2024	2031	999,743,704,000	61,876,815	399,897,481,600	24,750,726
IDR	JIBOR 6 MONTHS	6.82%	2024	2031	2,499,347,891,000	154,691,334	949,752,198,580	58,782,707
IDR	JIBOR 6 MONTHS	6.82%	2024	2031	2,271,905,909,000	140,614,341	2,044,715,318,100	126,552,907
IDR	JIBOR 6 MONTHS	6.92%	2024	2032	143,852,562,000	8,903,420	21,577,884,300	1,335,513
IDR	JIBOR 6 MONTHS	6.92%	2024	2032	399,856,276,000	24,748,176	59,978,441,400	3,712,226
IDR	JIBOR 6 MONTHS	6.82%	2024	2031	1,683,581,014,000	104,201,338	366,683,946,000	22,695,051
IDR	JIBOR 6 MONTHS	6.82%	2024	2031	2,125,858,440,000	131,575,072	437,501,668,000	27,078,150

TOTAL COMMERCIAL CREDIT					USD	4,634,287,295	USD	3,172,252,465

Assumed exchange rates for conversion

USD/IDR	16,157.00

GUARANTEED EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2024

CURRENCY BASE	INTEREST RATE BASIS	INTEREST MARGIN (%)	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EXTERNAL CREDIT
USD	LIBOR 6 MONTHS	0.840%	2008	2023	284,288,744	284,288,744		—
USD	LIBOR 6 MONTHS	0.840%	2008	2023	330,825,515	330,825,515		—
USD	LIBOR 6 MONTHS	3.850%	2009	2024	625,256,803	625,256,803		—
USD	Fixed 3.75%	0.000%	2020	2030	600,000,000	600,000,000	600,000,000	600,000,000
EUR	EURIBOR 6 MONTHS	0.000%	2019	2034	294,700,000	306,841,669	—	—
EUR	EURIBOR 6 MONTHS	4.700%	2020	2035	255,165,034	265,677,859	250,820,061	261,153,872
EUR	LIBOR 6 MONTHS	0.500%	2015	2035	36,277,710	37,772,355	18,961,735	19,742,960
EUR	LIBOR 6 MONTHS	0.500%	2015	2035	489,881,140	510,064,291	359,246,169	374,047,147
USD	LIBOR 6 MONTHS	0.500%	2015	2035	25,000,000	25,000,000	18,097,130	18,097,130
EUR	Reference Rate for Loan Curr. + Var. Spread		2016	2036	500,000,000	520,600,050	229,587,286	239,046,305
JPY	LIBOR 6 MONTHS	0.500%	2017	2037	600,000,000	3,840,862	72,859,658,327	466,406,433
USD	LIBOR + 0.5%		2020	2040	300,000,000	300,000,000	168,486,994	168,486,994
USD	fixed 0.75%		2020	2040	35,000,000	35,000,000	2,560,276	2,560,276
USD	LIBOR 6 MONTHS	0.500%	2020	2040	600,000,000	600,000,000	18,059,392	18,059,392
JPY							70,495,150,260	451,270,186
USD	LIBOR 6 MONTHS	1.400%	2018	2053	248,400,000	248,400,000	111,820,000	111,820,000
USD	SWAP Rate (LIBOR-6mo)	1.300%	2017	Tentative	330,000,000	330,000,000	229,587,286	229,587,286
USD	LIBOR 6 MONTHS	0.800%	2021	2041	310,000,000	310,000,000	186,016,621	186,016,621

Total					5,864,794,946	5,333,568,148	145,548,051,538	3,146,294,604

Assumed exchange rates for conversion

EUR/IDR	16,822.67
JPY/IDR	103.4280
USD/IDR	16,157.00

GUARANTEED DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2024

CURRENCY BASE	INTEREST RATE BASIS	INTEREST MARGIN (%)	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
DOMESTIC CREDIT
IDR	SBI 12 Bulan	4.500%	2014	2024	7,984,000,000	494,151	1,958,128,957	121,194
IDR	JIBOR 3 MONTHS	1.200%	2015	2025	2,449,962,746,818	151,634,756	349,994,666,818	21,662,107
IDR	JIBOR 3 MONTHS	1.500%	2015	2025	2,225,000,000,000	137,711,209	238,392,857,126	14,754,772
IDR	BI Rate	2.000%	2016	2041	481,000,000,000	29,770,378	—	—
IDR	BI Rate	1.500 -4.000%	2016	2041	1,240,335,000,000	76,767,655	726,325,731,375	44,954,245
IDR	Average Time Deposit	2.77 (CDS 2.77% + 2%)	2017	2032	15,592,413,000,000	965,056,199	—	—
IDR	Fixed 8.4	0.000%	2017	2022	3,532,000,000,000	218,604,939	2,367,000,000,000	146,499,969
IDR	Fixed 8.55	0.000%	2016	2026	1,000,000,000,000	61,892,678	1,000,000,000,000	61,892,678
IDR	Fixed 8.01	0.000%	2017	2027	1,968,000,000,000	121,804,790	1,968,000,000,000	121,804,790
IDR	JIBOR 3 bln	1.875%	2018	2028	4,500,000,000,000	278,517,051	2,000,000,000,000	123,785,356
IDR	SUN Y15 / SUN Y20	1.000% / 2.000%	2018	2033	12,264,000,000,000	759,051,804	1,500,000,000,000	92,839,017
IDR	ATD 3 Bln	3.690%	2018	2033	14,366,000,000,000	889,150,214	7,687,974,175,242	475,829,311
IDR	JIBOR 6 Months	1.250%	2019	2029	4,506,787,490,000	278,937,147	2,650,035,661,215	164,017,804
IDR	JIBOR 6 Months	1.250%	2020	2030	5,071,000,000,000	313,857,771	3,150,749,514,375	195,008,325
IDR	JIBOR 6 Months	1.250%	2020	2030	2,846,000,000,000	176,146,562	1,526,494,348,463	94,478,823
IDR	JIBOR 6 Months	1.250%	2022	2032	2,750,000,000,000	170,204,865	2,481,853,911,346	153,608,585
IDR	JIBOR 3 Bulan	2.500%	2017	2032	23,419,128,801,423	1,449,472,600	22,330,000,000,000	1,382,063,502

TOTAL					98,219,611,038,241	6,079,074,769	49,976,820,865,960	3,093,320,480

Assumed exchange rates for conversion

USD/IDR	16,157.00

FOREIGN CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

As of December 31, 2024

Currency and Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency)	(in US Dollar)
A. GOVERNMENT DEBT SECURITIES
US DOLLAR
RI0035	FIXED	8.500%	12-Oct-2035	12-Apr-2025	1,562,661,000	1,562,661,000
RI0037	FIXED	6.625%	17-Feb-2037	17-Feb-2025	1,427,762,000	1,427,762,000
RI0038	FIXED	7.750%	17-Jan-2038	17-Jan-2025	1,945,398,000	1,945,398,000
RI0125	FIXED	4.125%	15-Jan-2025	15-Jan-2025	2,000,000,000	2,000,000,000
RI0126	FIXED	4.750%	08-Jan-2026	08-Jan-2025	2,070,963,000	2,070,963,000
RI0127	FIXED	4.350%	08-Jan-2027	08-Jan-2025	1,250,000,000	1,250,000,000
RI0128	FIXED	3.500%	11-Jan-2028	11-Jan-2025	1,250,000,000	1,250,000,000
RI0128A	FIXED	4.550%	11-Jan-2028	11-Jan-2025	1,000,000,000	1,000,000,000
RI0133	FIXED	4.850%	11-Jan-2033	11-Jan-2025	1,250,000,000	1,250,000,000
RI0142	FIXED	5.250%	17-Jan-2042	17-Jan-2025	2,250,000,000	2,250,000,000
RI0144	FIXED	6.750%	15-Jan-2044	15-Jan-2025	2,000,000,000	2,000,000,000
RI0145	FIXED	5.125%	15-Jan-2045	15-Jan-2025	2,000,000,000	2,000,000,000
RI0146	FIXED	5.950%	08-Jan-2046	08-Jan-2025	1,250,000,000	1,250,000,000
RI0147	FIXED	5.250%	08-Jan-2047	08-Jan-2025	1,500,000,000	1,500,000,000
RI0148	FIXED	4.350%	11-Jan-2048	11-Jan-2025	1,750,000,000	1,750,000,000
RI0153	FIXED	5.650%	11-Jan-2053	11-Jan-2025	750,000,000	750,000,000
RI0229	FIXED	4.750%	11-Feb-2029	11-Feb-2025	1,250,000,000	1,250,000,000
RI0230	FIXED	2.850%	14-Feb-2030	14-Feb-2025	1,200,000,000	1,200,000,000
RI0234	FIXED	4.700%	10-Feb-2034	10-Feb-2025	650,000,000	650,000,000
RI0249	FIXED	5.350%	11-Feb-2049	11-Feb-2025	1,000,000,000	1,000,000,000
RI0250	FIXED	3.500%	14-Feb-2050	14-Feb-2025	800,000,000	800,000,000
RI0254	FIXED	5.100%	10-Feb-2054	10-Feb-2025	900,000,000	900,000,000
RI0329	FIXED	4.400%	10-Mar-2029	10-Mar-2025	500,000,000	500,000,000
RI0331	FIXED	1.850%	12-Mar-2031	12-Mar-2025	1,250,000,000	1,250,000,000
RI0332	FIXED	3.550%	31-Mar-2032	31-Mar-2025	1,000,000,000	1,000,000,000
RI0351	FIXED	3.050%	12-Mar-2051	12-Mar-2025	2,000,000,000	2,000,000,000
RI0352	FIXED	4.300%	31-Mar-2052	31-Mar-2025	750,000,000	750,000,000
RI0371	FIXED	3.350%	12-Mar-2071	12-Mar-2025	800,000,000	800,000,000
RI0428	FIXED	4.100%	24-Apr-2028	24-Apr-2025	1,000,000,000	1,000,000,000
RI0443	FIXED	4.625%	15-Apr-2043	15-Apr-2025	1,500,000,000	1,500,000,000
RI0470	FIXED	4.450%	15-Apr-2070	15-Apr-2025	1,000,000,000	1,000,000,000
RI0727	FIXED	3.850%	18-Jul-2027	18-Jan-2025	1,000,000,000	1,000,000,000
RI0731	FIXED	2.150%	28-Jul-2031	28-Jan-2025	1,200,000,000	1,200,000,000
RI0747	FIXED	4.750%	18-Jul-2047	18-Jan-2025	1,000,000,000	1,000,000,000
RI0927	FIXED	4.150%	20-Sep-2027	20-Mar-2025	750,000,000	750,000,000
RI0929	FIXED	3.400%	18-Sep-2029	18-Mar-2025	750,000,000	750,000,000
RI0932	FIXED	4.650%	20-Sep-2032	20-Mar-2025	1,400,000,000	1,400,000,000
RI0934	FIXED	4.750%	10-Sep-2034	10-Mar-2025	1,150,000,000	1,150,000,000
RI0952	FIXED	5.450%	20-Sep-2052	20-Mar-2025	500,000,000	500,000,000
RI0954	FIXED	5.150%	10-Sep-2054	10-Mar-2025	650,000,000	650,000,000
RI0961	FIXED	3.200%	23-Sep-2061	23-Mar-2025	650,000,000	650,000,000
RI1030	FIXED	3.850%	15-Oct-2030	15-Apr-2025	1,650,000,000	1,650,000,000
RI1049	FIXED	3.700%	30-Oct-2049	30-Apr-2025	1,000,000,000	1,000,000,000
RI1050	FIXED	4.200%	15-Oct-2050	15-Apr-2025	1,650,000,000	1,650,000,000
USDFR0002	FIXED	4.050%	24-Jun-2026	24-Jun-2025	200,000,000	200,000,000
USDFR0003	FIXED	3.000%	15-Jan-2032	15-Jan-2025	127,099,000	127,099,000

TOTAL US DOLLAR DENOMINATED					54,533,883,000	54,533,883,000

Currency and Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency)	(in US Dollar)
JAPANESE YEN
RIJPY0525	FIXED	1.070%	31-May-2018	30-May-2025	3,500,000,000	22,405,026
RIJPY0526	FIXED	0.960%	22-May-2019	22-May-2026	4,500,000,000	28,806,462
RIJPY0526A	FIXED	0.570%	27-May-2021	27-May-2026	46,800,000,000	299,587,201
RIJPY0526B	FIXED	0.740%	26-May-2023	26-May-2026	46,900,000,000	300,227,344
RIJPY0527	FIXED	0.990%	27-May-2024	27-May-2027	50,000,000,000	320,071,796
RIJPY0528	FIXED	1.270%	31-May-2018	31-May-2028	8,500,000,000	54,412,205
RIJPY0528A	FIXED	0.700%	27-May-2021	26-May-2028	1,200,000,000	7,681,723
RIJPY0528B	FIXED	0.980%	26-May-2023	26-May-2028	37,200,000,000	238,133,416
RIJPY0529	FIXED	1.170%	22-May-2019	22-May-2029	7,600,000,000	48,650,913
RIJPY0529A	FIXED	1.330%	27-May-2024	25-May-2029	88,000,000,000	563,326,360
RIJPY0530	FIXED	1.200%	26-May-2023	24-May-2030	14,700,000,000	94,101,108
RIJPY0531	FIXED	0.890%	27-May-2021	27-May-2031	18,200,000,000	116,506,134
RIJPY0531A	FIXED	1.570%	27-May-2024	27-May-2031	17,700,000,000	113,305,416
RIJPY0531B	FIXED	1.570%	27-May-2024	27-May-2031	2,000,000,000	12,802,872
RIJPY0533	FIXED	1.430%	26-May-2023	26-May-2033	6,000,000,000	38,408,615
RIJPY0534	FIXED	1.550%	22-May-2019	22-May-2034	4,000,000,000	25,605,744
RIJPY0534A	FIXED	1.910%	27-May-2024	26-May-2034	19,300,000,000	123,547,713
RIJPY0534B	FIXED	1.910%	27-May-2024	26-May-2034	6,800,000,000	43,529,764
RIJPY0536	FIXED	1.170%	27-May-2021	27-May-2036	2,500,000,000	16,003,590
RIJPY0539	FIXED	1.790%	22-May-2019	20-May-2039	5,000,000,000	32,007,180
RIJPY0541	FIXED	1.440%	27-May-2021	27-May-2041	2,300,000,000	14,723,303
RIJPY0544	FIXED	2.550%	27-May-2024	27-May-2044	16,200,000,000	103,703,262
RIJPY0625	FIXED	0.960%	09-Jun-2022	09-Jun-2025	68,200,000,000	436,577,929
RIJPY0627	FIXED	1.130%	09-Jun-2022	09-Jun-2027	5,100,000,000	32,647,323
RIJPY0629	FIXED	1.270%	09-Jun-2022	08-Jun-2029	1,700,000,000	10,882,441
RIJPY0632	FIXED	1.450%	09-Jun-2022	09-Jun-2032	6,000,000,000	38,408,615
RIJPY0725	FIXED	1.350%	08-Jul-2020	08-Jul-2025	24,300,000,000	155,554,893
RIJPY0727	FIXED	1.480%	08-Jul-2020	08-Jul-2027	10,100,000,000	64,654,503
RIJPY0730	FIXED	1.590%	08-Jul-2020	08-Jul-2030	13,400,000,000	85,779,241
RIJPY0740	FIXED	1.800%	08-Jul-2020	06-Jul-2040	1,500,000,000	9,602,154
RIJPY0825	FIXED	0.910%	13-Aug-2015	13-Aug-2025	55,000,000,000	352,078,975

TOTAL JAPANESE YEN DENOMINATED					594,200,000,000	3,803,733,218

EURO DENOMINATED
RIEUR0227	FIXED	0.900%	14-Jan-2020	14-Feb-2027	1,000,000,000	1,041,200,099
RIEUR0333	FIXED	1.100%	12-Jan-2021	12-Mar-2033	1,000,000,000	1,041,200,099
RIEUR0334	FIXED	1.300%	23-Sep-2021	23-Mar-2034	500,000,000	520,600,050
RIEUR0425	FIXED	1.750%	24-Apr-2018	24-Apr-2025	1,000,000,000	1,041,200,099
RIEUR0628	FIXED	3.750%	14-Jun-2016	14-Jun-2028	1,500,000,000	1,561,800,149
RIEUR0725	FIXED	3.375%	30-Jul-2015	30-Jul-2025	1,250,000,000	1,301,500,124
RIEUR0729	FIXED	1.000%	28-Jul-2021	28-Jul-2029	500,000,000	520,600,050
RIEUR0926	FIXED	1.450%	18-Jun-2019	18-Sep-2026	750,000,000	780,900,074
RIEUR0932	FIXED	3.650%	10-Sep-2024	10-Sep-2032	750,000,000	780,900,074
RIEUR1031	FIXED	1.400%	30-Oct-2019	30-Oct-2031	1,000,000,000	1,041,200,099

TOTAL EURO DENOMINATED					9,250,000,000	9,631,100,916

B. GOVERNMENT ISLAMIC DEBT SECURITIES
US DOLLAR
SNI0229	FIXED	4.450%	20-Feb-2019	20-Feb-2029	1,250,000,000	1,250,000,000
SNI0327	FIXED	4.150%	29-Mar-2017	29-Mar-2027	2,000,000,000	2,000,000,000
SNI0328	FIXED	4.400%	01-Mar-2018	01-Mar-2028	1,750,000,000	1,750,000,000
SNI0625	FIXED	5.000%	25-Nov-2024	25-May-2030	1,100,000,000	1,100,000,000
SNI0626	FIXED	2.300%	23-Jun-2020	23-Jun-2025	750,000,000	750,000,000
SNI0627	FIXED	1.500%	09-Jun-2021	09-Jun-2026	1,250,000,000	1,250,000,000
SNI0630	FIXED	4.400%	06-Jun-2022	06-Jun-2027	1,750,000,000	1,750,000,000
SNI0631	FIXED	2.800%	23-Jun-2020	23-Jun-2030	1,000,000,000	1,000,000,000
SNI0632	FIXED	2.550%	09-Jun-2021	09-Jun-2031	1,000,000,000	1,000,000,000
SNI0650	FIXED	4.700%	06-Jun-2022	06-Jun-2032	1,500,000,000	1,500,000,000

Currency and Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency)	(in US Dollar)
SNI0651	FIXED	3.800%	23-Jun-2020	23-Jun-2050	750,000,000	750,000,000
SNI0824	FIXED	3.550%	09-Jun-2021	09-Jun-2051	750,000,000	750,000,000
SNI1128	FIXED	5.100%	02-Jul-2024	02-Jul-2029	750,000,000	750,000,000
SNI1133	FIXED	5.200%	02-Jul-2024	02-Jul-2034	1,000,000,000	1,000,000,000
SNI24	FIXED	5.500%	02-Jul-2024	02-Jul-2054	600,000,000	600,000,000
SNI25	FIXED	5.400%	15-Nov-2023	15-Nov-2028	1,000,000,000	1,000,000,000
SNI26	FIXED	5.600%	15-Nov-2023	15-Nov-2033	1,000,000,000	1,000,000,000
SNI1133	FIXED	5.250%	25-Nov-2024	25-Nov-2034	900,000,000	900,000,000
SNI24	FIXED	5.650%	25-Nov-2024	25-Nov-2054	750,000,000	750,000,000
SNI25	FIXED	4.325%	28-May-2015	28-May-2025	2,000,000,000	2,000,000,000
SNI26	FIXED	4.550%	29-Mar-2016	29-Mar-2026	1,750,000,000	1,750,000,000
USDPBS003	FIXED	3.700%	02-Sep-2022	02-Sep-2025	150,000,000	150,000,000
USDPBS004	FIXED	3.900%	02-Sep-2022	02-Sep-2027	25,000,000	25,000,000

TOTAL US DOLLAR DENOMINATED					24,775,000,000	24,775,000,000

Assumed exchange rates for conversion

EUR/IDR	16,822.67
JPY/IDR	103.4280
USD/IDR	16,157.00

DOMESTIC CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

As of December 31, 2024

Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency (IDR))	(in US Dollar)
I. TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. TREASURY BILLS
SPN03240214	Zero Coupon		18-Jan-2024	16-Jan-2025	1,100,000,000,000	68,081,946
SPN03240313	Zero Coupon		15-Feb-2024	13-Feb-2025	3,250,000,000,000	201,151,204
SPN12240104	Zero Coupon		15-Mar-2024	14-Mar-2025	3,400,000,000,000	210,435,106
SPN12240201	Zero Coupon		03-May-2024	02-May-2025	2,600,000,000,000	160,920,963
SPN12240229	Zero Coupon		30-May-2024	29-May-2025	400,000,000,000	24,757,071
SPN12240328	Zero Coupon		13-Jun-2024	12-Jun-2025	1,000,000,000,000	61,892,678
SPN12240411	Zero Coupon		11-Jul-2024	10-Jul-2025	1,000,000,000,000	61,892,678
SPN12240529	Zero Coupon		08-Aug-2024	07-Aug-2025	3,200,000,000,000	198,056,570
SPN12240628	Zero Coupon		03-Oct-2024	02-Oct-2025	4,000,000,000,000	247,570,712
SPN12240725	Zero Coupon		31-Oct-2024	30-Oct-2025	3,300,000,000,000	204,245,838
SPN12240822	Zero Coupon		29-Nov-2024	27-Nov-2025	3,150,000,000,000	194,961,936

TOTAL TREASURY BILLS					26,400,000,000,000	1,633,966,702

2. TREASURY NOTES
FR0037	Fixed	12.00000%	18-May-2006	15-Sep-2026	2,417,000,000,000	149,594,603
FR0040	Fixed	11.00000%	21-Sep-2006	15-Sep-2025	22,137,590,000,000	1,370,154,732
FR0042	Fixed	10.25000%	25-Jan-2007	15-Jul-2027	14,252,100,000,000	882,100,637
FR0045	Fixed	9.75000%	24-May-2007	15-May-2037	9,624,304,000,000	595,673,949
FR0047	Fixed	10.00000%	30-Aug-2007	15-Feb-2028	20,021,000,000,000	1,239,153,308
FR0050	Fixed	10.50000%	24-Jan-2008	15-Jul-2038	15,661,000,000,000	969,301,232
FR0052	Fixed	10.50000%	20-Aug-2009	15-Aug-2030	23,500,000,000,000	1,454,477,935
FR0054	Fixed	9.50000%	22-Jul-2010	15-Jul-2031	27,096,000,000,000	1,677,044,006
FR0056	Fixed	8.37500%	23-Sep-2010	15-Sep-2026	119,707,000,000,000	7,408,986,817
FR0057	Fixed	9.50000%	21-Apr-2011	15-May-2041	17,236,573,000,000	1,066,817,664
FR0058	Fixed	8.25000%	21-Jul-2011	15-Jun-2032	42,798,000,000,000	2,648,882,837
FR0059	Fixed	7.00000%	15-Sep-2011	15-May-2027	115,764,000,000,000	7,164,943,987
FR0062	Fixed	6.37500%	09-Feb-2012	15-Apr-2042	14,692,000,000,000	909,327,227
FR0064	Fixed	6.12500%	13-Aug-2012	15-May-2028	113,004,000,000,000	6,994,120,196
FR0065	Fixed	6.62500%	30-Aug-2012	15-May-2033	101,392,304,000,000	6,275,441,233
FR0067	Fixed	8.75000%	18-Jul-2013	15-Feb-2044	28,488,284,000,000	1,763,216,191
FR0068	Fixed	8.37500%	01-Aug-2013	15-Mar-2034	137,758,000,000,000	8,526,211,549
FR0071	Fixed	9.00000%	12-Sep-2013	15-Mar-2029	93,390,682,000,000	5,780,199,418
FR0072	Fixed	8.25000%	09-Jul-2015	15-May-2036	90,910,000,000,000	5,626,663,366
FR0073	Fixed	8.75000%	06-Aug-2015	15-May-2031	66,717,000,000,000	4,129,293,805
FR0074	Fixed	7.50000%	10-Nov-2016	15-Aug-2032	50,831,140,000,000	3,146,075,385
FR0075	Fixed	7.50000%	10-Aug-2017	15-May-2038	68,420,860,000,000	4,234,750,263
FR0076	Fixed	7.37500%	22-Sep-2017	15-May-2048	71,589,000,000,000	4,430,834,932
FR0078	Fixed	8.25000%	27-Sep-2018	15-May-2029	108,775,000,000,000	6,732,376,060
FR0079	Fixed	8.37500%	07-Jan-2019	15-Apr-2039	57,180,000,000,000	3,539,023,334
FR0080	Fixed	7.50000%	04-Jul-2019	15-Jun-2035	111,628,300,000,000	6,908,974,438
FR0081	Fixed	6.50000%	01-Aug-2019	15-Jun-2025	142,281,400,000,000	8,806,176,889
FR0082	Fixed	7.00000%	01-Aug-2019	15-Sep-2030	169,288,800,000,000	10,477,737,204
FR0083	Fixed	7.50000%	07-Nov-2019	15-Apr-2040	128,999,500,000,000	7,984,124,528
FR0084	Fixed	7.25000%	04-May-2020	15-Feb-2026	37,452,372,000,000	2,318,027,604
FR0085	Fixed	7.75000%	04-May-2020	15-Apr-2031	21,177,940,000,000	1,310,759,423
FR0086	Fixed	5.50000%	13-Aug-2020	15-Apr-2026	134,548,000,000,000	8,327,536,052
FR0087	Fixed	6.50000%	13-Aug-2020	15-Feb-2031	182,911,300,000,000	11,320,870,211
FR0088	Fixed	6.25000%	07-Jan-2021	15-Jun-2036	54,994,500,000,000	3,403,756,886
FR0089	Fixed	6.87500%	07-Jan-2021	15-Aug-2051	73,674,385,000,000	4,559,904,995
FR0090	Fixed	5.12500%	08-Jul-2021	15-Apr-2027	113,128,000,000,000	7,001,794,888
FR0091	Fixed	6.37500%	08-Jul-2021	15-Apr-2032	179,978,300,000,000	11,139,338,986
FR0092	Fixed	7.12500%	08-Jul-2021	15-Jun-2042	108,828,400,000,000	6,735,681,129

Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency (IDR))	(in US Dollar)
FR0093	Fixed	6.37500%	06-Jan-2022	15-Jul-2037	19,193,000,000,000	1,187,906,171
FR0094	Fixed	5.60000%	04-Mar-2022	15-Jan-2028	3,990,927,000,000	247,009,160
FR0095	Fixed	6.37500%	19-Aug-2022	15-Aug-2028	98,673,000,000,000	6,107,136,226
FR0096	Fixed	7.00000%	19-Aug-2022	15-Feb-2033	152,564,000,000,000	9,442,594,541
FR0097	Fixed	7.12500%	19-Aug-2022	15-Jun-2043	107,004,300,000,000	6,622,782,695
FR0098	Fixed	7.12500%	15-Sep-2022	15-Jun-2038	119,799,000,000,000	7,414,680,943
FR0099	Fixed	6.40000%	27-Jan-2023	15-Jan-2029	2,871,531,000,000	177,726,744
FR0100	Fixed	6.62500%	24-Aug-2023	15-Feb-2034	158,676,489,000,000	9,820,912,855
FR0101	Fixed	6.87500%	02-Nov-2023	15-Apr-2029	155,368,877,000,000	9,616,195,890
FR0102	Fixed	6.87500%	05-Jan-2024	15-Jul-2054	45,441,000,000,000	2,812,465,185
FR0103	Fixed	6.75000%	08-Aug-2024	15-Jul-2035	89,091,000,000,000	5,514,080,584
FR0104	Fixed	6.50000%	22-Aug-2024	15-Jul-2030	58,768,000,000,000	3,637,308,906
FR0105	Fixed	6.87500%	27-Aug-2024	15-Jul-2064	7,850,000,000,000	485,857,523
FRSDG001	Fixed	7.37500%	27-Oct-2022	15-Oct-2030	13,810,000,000,000	854,737,885
VR0033	3 month-Reserve Repo BI	6.04000%	04-May-2020	25-Apr-2025	3,568,686,000,000	220,875,534
VR0034	3 month-Reserve Repo BI	6.56618%	10-Aug-2020	10-Aug-2025	20,525,000,000,000	1,270,347,218
VR0035	3 month-Reserve Repo BI	6.56618%	10-Aug-2020	10-Aug-2026	20,525,000,000,000	1,270,347,218
VR0036	3 month-Reserve Repo BI	6.56618%	10-Aug-2020	10-Aug-2027	20,525,000,000,000	1,270,347,218
VR0037	3 month-Reserve Repo BI	6.56618%	10-Aug-2020	10-Aug-2028	20,525,000,000,000	1,270,347,218
VR0038	3 month-Reserve Repo BI	6.56618%	28-Aug-2020	28-Aug-2025	4,245,000,000,000	262,734,419
VR0039	3 month-Reserve Repo BI	6.56618%	28-Aug-2020	28-Aug-2026	4,245,000,000,000	262,734,419
VR0040	3 month-Reserve Repo BI	6.56618%	28-Aug-2020	28-Aug-2027	4,245,000,000,000	262,734,419
VR0041	3 month-Reserve Repo BI	6.56618%	28-Aug-2020	28-Aug-2028	4,245,000,000,000	262,734,419
VR0042	3 month-Reserve Repo BI	6.70287%	28-Sep-2020	28-Sep-2025	21,100,000,000,000	1,305,935,508
VR0043	3 month-Reserve Repo BI	6.70287%	28-Sep-2020	28-Sep-2026	21,100,000,000,000	1,305,935,508
VR0044	3 month-Reserve Repo BI	6.70287%	28-Sep-2020	28-Sep-2027	21,100,000,000,000	1,305,935,508
VR0045	3 month-Reserve Repo BI	6.70287%	28-Sep-2020	28-Sep-2028	21,100,000,000,000	1,305,935,508
VR0046	3 month-Reserve Repo BI	6.55895%	12-Oct-2020	12-Oct-2025	11,550,000,000,000	714,860,432
VR0047	3 month-Reserve Repo BI	6.55895%	12-Oct-2020	12-Oct-2026	11,550,000,000,000	714,860,432
VR0048	3 month-Reserve Repo BI	6.55895%	12-Oct-2020	12-Oct-2027	11,550,000,000,000	714,860,432
VR0049	3 month-Reserve Repo BI	6.55895%	12-Oct-2020	12-Oct-2028	11,550,000,000,000	714,860,432
VR0050	3 month-Reserve Repo BI	6.56618%	26-Oct-2020	26-Oct-2025	5,717,500,000,000	353,871,387
VR0051	3 month-Reserve Repo BI	6.56618%	26-Oct-2020	26-Oct-2026	5,717,500,000,000	353,871,387
VR0052	3 month-Reserve Repo BI	6.56618%	26-Oct-2020	26-Oct-2027	5,717,500,000,000	353,871,387
VR0053	3 month-Reserve Repo BI	6.56618%	26-Oct-2020	26-Oct-2028	5,717,500,000,000	353,871,387
VR0054	3 month-Reserve Repo BI	6.56618%	16-Nov-2020	16-Nov-2025	4,370,000,000,000	270,471,003
VR0055	3 month-Reserve Repo BI	6.56618%	16-Nov-2020	16-Nov-2026	4,370,000,000,000	270,471,003
VR0056	3 month-Reserve Repo BI	6.56618%	16-Nov-2020	16-Nov-2027	4,370,000,000,000	270,471,003
VR0057	3 month-Reserve Repo BI	6.56618%	16-Nov-2020	16-Nov-2028	4,370,000,000,000	270,471,003
VR0058	3 month-Reserve Repo BI	6.56618%	23-Nov-2020	23-Nov-2025	6,750,000,000,000	417,775,577
VR0059	3 month-Reserve Repo BI	6.56618%	23-Nov-2020	23-Nov-2026	6,750,000,000,000	417,775,577
VR0060	3 month-Reserve Repo BI	6.56618%	23-Nov-2020	23-Nov-2027	6,750,000,000,000	417,775,577
VR0061	3 month-Reserve Repo BI	6.56618%	23-Nov-2020	23-Nov-2028	6,750,000,000,000	417,775,577
VR0062	3 month-Reserve Repo BI	6.70287%	14-Dec-2020	14-Dec-2025	25,742,500,000,000	1,593,272,266
VR0063	3 month-Reserve Repo BI	6.70287%	14-Dec-2020	14-Dec-2026	25,742,500,000,000	1,593,272,266
VR0064	3 month-Reserve Repo BI	6.70287%	14-Dec-2020	14-Dec-2027	25,742,500,000,000	1,593,272,266
VR0065	3 month-Reserve Repo BI	6.70287%	14-Dec-2020	14-Dec-2028	23,302,500,000,000	1,442,254,131
VR0066	3 month-Reserve Repo BI	6.70287%	02-Dec-2021	02-Dec-2026	14,500,000,000,000	897,443,832
VR0067	3 month-Reserve Repo BI	6.70287%	02-Dec-2021	02-Dec-2027	14,500,000,000,000	897,443,832
VR0068	3 month-Reserve Repo BI	6.70287%	02-Dec-2021	02-Dec-2028	14,500,000,000,000	897,443,832
VR0069	3 month-Reserve Repo BI	6.70287%	02-Dec-2021	02-Dec-2029	14,500,000,000,000	897,443,832
VR0070	3 month-Reserve Repo BI	6.72259%	30-Dec-2021	30-Dec-2026	40,000,000,000,000	2,475,707,124
VR0071	3 month-Reserve Repo BI	6.72259%	30-Dec-2021	30-Dec-2027	40,000,000,000,000	2,475,707,124
VR0072	3 month-Reserve Repo BI	6.72259%	30-Dec-2021	30-Dec-2028	40,000,000,000,000	2,475,707,124
VR0073	3 month-Reserve Repo BI	6.72259%	30-Dec-2021	30-Dec-2029	37,000,000,000,000	2,290,029,090
VR0074	3 month-Reserve Repo BI	6.55895%	01-Jul-2022	01-Jul-2027	5,467,230,000,000	338,381,506
VR0075	3 month-Reserve Repo BI	6.55895%	01-Jul-2022	01-Jul-2028	5,467,240,000,000	338,382,125
VR0076	3 month-Reserve Repo BI	6.55895%	01-Jul-2022	01-Jul-2029	5,467,240,000,000	338,382,125
VR0077	3 month-Reserve Repo BI	6.55895%	01-Jul-2022	01-Jul-2030	5,467,240,000,000	338,382,125

Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency (IDR))	(in US Dollar)
VR0078	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2027	2,198,565,000,000	136,075,076
VR0079	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2028	2,198,565,000,000	136,075,076
VR0080	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2029	2,198,565,000,000	136,075,076
VR0081	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2030	2,198,565,000,000	136,075,076
VR0082	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2027	7,901,435,000,000	489,040,973
VR0083	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2028	7,901,435,000,000	489,040,973
VR0084	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2029	7,901,435,000,000	489,040,973
VR0085	3 month-Reserve Repo BI	6.56618%	26-Aug-2022	26-Aug-2030	7,901,435,000,000	489,040,973
VR0086	3 month-Reserve Repo BI	6.70287%	27-Sep-2022	27-Sep-2028	8,288,330,000,000	512,986,941
VR0087	3 month-Reserve Repo BI	6.70287%	27-Sep-2022	27-Sep-2030	8,288,330,000,000	512,986,941
VR0088	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2027	2,334,205,000,000	144,470,199
VR0089	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2028	2,334,195,000,000	144,469,580
VR0090	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2029	2,334,195,000,000	144,469,580
VR0091	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2030	2,334,195,000,000	144,469,580
VR0092	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2027	29,810,245,000,000	1,845,035,898
VR0093	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2028	29,810,235,000,000	1,845,035,279
VR0094	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2029	29,810,235,000,000	1,845,035,279
VR0095	3 month-Reserve Repo BI	6.70287%	29-Dec-2022	29-Dec-2030	29,810,235,000,000	1,845,035,279

TOTAL TREASURY NOTES					4,748,907,194,000,000	293,922,584,267

3. RETAIL BONDS
ORI021	Fixed	4.90000%	23-Feb-2022	15-Feb-2025	25,065,802,000,000	1,551,389,614
ORI022	Fixed	5.95000%	26-Oct-2022	15-Oct-2025	13,017,714,000,000	805,701,182
ORI023T3	Fixed	5.90000%	26-Jul-2023	15-Jul-2026	20,000,000,000,000	1,237,853,562
ORI023T6	Fixed	6.10000%	26-Jul-2023	15-Jul-2029	8,900,050,000,000	550,847,930
ORI024T3	Fixed	6.10000%	08-Nov-2023	15-Oct-2026	11,862,803,000,000	734,220,647
ORI024T6	Fixed	6.35000%	08-Nov-2023	15-Oct-2029	2,644,853,000,000	163,697,035
ORI025T3	Fixed	6.25000%	28-Feb-2024	15-Feb-2027	19,381,360,000,000	1,199,564,276
ORI025T6	Fixed	6.40000%	28-Feb-2024	15-Feb-2030	4,539,342,000,000	280,952,033
ORI026T3	Fixed	6.30000%	30-Oct-2024	15-Oct-2027	16,313,510,000,000	1,009,686,823
ORI026T6	Fixed	6.40000%	30-Oct-2024	15-Oct-2030	3,042,834,000,000	188,329,145

TOTAL RETAIL BONDS					124,768,268,000,000	7,722,242,248

TOTAL TRADABLE GOVERNMENT DEBT SECURITIES					4,900,075,462,000,000	317,856,477,815

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. ISLAMIC TREASURY BILLS
SPNS01042025	Zero Coupon		04-Jul-2024	01-Apr-2025	4,834,000,000,000	299,189,206
SPNS01092025	Zero Coupon		05-Dec-2024	01-Sep-2025	6,200,000,000,000	383,734,604
SPNS02022025	Zero Coupon		08-May-2024	02-Feb-2025	4,075,600,000,000	252,249,799
SPNS03032025	Zero Coupon		06-Jun-2024	03-Mar-2025	3,450,000,000,000	213,529,739
SPNS04082025	Zero Coupon		07-Nov-2024	04-Aug-2025	6,750,000,000,000	417,775,577
SPNS07072025	Zero Coupon		10-Oct-2024	07-Jul-2025	5,850,000,000,000	362,072,167
SPNS09062025	Zero Coupon		12-Sep-2024	09-Jun-2025	3,600,000,000,000	222,813,641
SPNS20012025	Zero Coupon		25-Apr-2024	20-Jan-2025	3,708,700,000,000	229,541,375
SPNS29052025	Zero Coupon		01-Aug-2024	29-May-2025	5,750,000,000,000	355,882,899

TOTAL ISLAMIC TREASURY BILLS					44,218,300,000,000	2,736,789,008

2. ISLAMIC TREASURY NOTES
IFR0006	Fixed	10.25000%	01-Apr-2010	15-Mar-2030	2,175,000,000,000	134,616,575
IFR0007	Fixed	10.25000%	21-Jan-2010	15-Jan-2025	1,547,000,000,000	95,747,973
IFR0010	Fixed	10.00000%	03-Mar-2011	15-Feb-2036	4,110,000,000,000	254,378,907
PBS003	Fixed	6.00000%	02-Feb-2012	15-Jan-2027	57,139,700,000,000	3,536,529,059
PBS004	Fixed	6.10000%	16-Feb-2012	15-Feb-2037	50,785,077,000,000	3,143,224,423
PBS005	Fixed	6.75000%	02-May-2013	15-Apr-2043	34,324,000,000,000	2,124,404,283
PBS007	Fixed	9.00000%	29-Sep-2014	15-Sep-2040	10,375,000,000,000	642,136,535
PBS012	Fixed	8.87500%	28-Jan-2016	15-Nov-2031	47,680,694,000,000	2,951,085,845
PBS015	Fixed	8.00000%	21-Jul-2017	15-Jul-2047	23,043,000,000,000	1,426,192,981
PBS017	Fixed	6.12500%	11-Jan-2018	15-Oct-2025	63,086,476,000,000	3,904,590,951
PBS018	Fixed	7.62500%	04-Jun-2018	15-May-2028	7,500,000,000,000	464,195,086
PBS020	Fixed	9.00000%	22-Oct-2018	15-Oct-2027	2,250,000,000,000	139,258,526

Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency (IDR))	(in US Dollar)
PBS021	Fixed	8.50000%	05-Dec-2018	15-Nov-2026	13,185,000,000,000	816,054,961
PBS022	Fixed	8.62500%	24-Jan-2019	15-Apr-2034	16,330,000,000,000	1,010,707,433
PBS023	Fixed	8.12500%	15-May-2019	15-May-2030	10,875,000,000,000	673,082,874
PBS024	Fixed	8.37500%	28-May-2019	15-May-2032	3,000,000,000,000	185,678,034
PBS025	Fixed	8.37500%	29-May-2019	15-May-2033	24,735,000,000,000	1,530,915,393
PBS028	Fixed	7.75000%	23-Jul-2020	15-Oct-2046	75,503,418,000,000	4,673,108,745
PBS029	Fixed	6.37500%	14-Jan-2021	15-Mar-2034	80,266,794,000,000	4,967,926,843
PBS030	Fixed	5.87500%	04-Jun-2021	15-Jul-2028	43,615,000,000,000	2,699,449,155
PBS032	Fixed	4.87500%	29-Jul-2021	15-Jul-2026	90,307,000,000,000	5,589,342,081
PBS033	Fixed	6.75000%	13-Jan-2022	15-Jun-2047	52,427,000,000,000	3,244,847,435
PBS034	Fixed	6.50000%	13-Jan-2022	15-Jun-2039	19,395,000,000,000	1,200,408,492
PBS035	Fixed	6.75000%	30-Mar-2022	15-Mar-2042	1,908,862,000,000	118,144,581
PBS036	Fixed	5.37500%	25-Aug-2022	15-Aug-2025	78,797,600,000,000	4,876,994,492
PBS037	Fixed	6.87500%	12-Jan-2023	15-Mar-2036	33,350,000,000,000	2,064,120,815
PBS038	Fixed	6.87500%	07-Dec-2023	15-Dec-2049	53,658,000,000,000	3,321,037,321
PBS039	Fixed	6.62500%	11-Jan-2024	15-Jul-2041	8,315,500,000,000	514,668,565
PBSG001	Fixed	6.62500%	22-Sep-2022	15-Sep-2029	31,170,000,000,000	1,929,194,776
FRS001	3 month-Reserve Repo BI	6.70287%	27-Sep-2022	27-Sep-2027	8,288,320,000,000	512,986,322
FRS002	3 month-Reserve Repo BI	6.70287%	27-Sep-2022	27-Sep-2029	8,288,330,000,000	512,986,941

TOTAL ISLAMIC TREASURY NOTES					957,431,771,000,000	59,258,016,402

3. RETAIL ISLAMIC DEBT SECURITIES
SR-016	Fixed	4.95000%	23-Mar-2022	10-Mar-2025	18,409,546,000,000	1,139,416,104
SR-017	Fixed	5.90000%	21-Sep-2022	10-Sep-2025	26,974,976,000,000	1,669,553,506
SR-018T3	Fixed	6.25000%	05-Apr-2023	10-Mar-2026	16,949,759,000,000	1,049,065,978
SR-018T5	Fixed	6.40000%	05-Apr-2023	10-Mar-2028	4,544,818,000,000	281,290,957
SR-019T3	Fixed	5.95000%	27-Sep-2023	10-Sep-2026	17,543,813,000,000	1,085,833,571
SR-019T5	Fixed	6.10000%	27-Sep-2023	10-Sep-2028	7,790,600,000,000	482,181,098
SR-020T3	Fixed	6.30000%	03-Apr-2024	10-Mar-2027	17,784,237,000,000	1,100,714,056
SR-020T5	Fixed	6.40000%	03-Apr-2024	10-Mar-2029	3,575,013,000,000	221,267,129
SR-021T3	Fixed	6.35000%	25-Sep-2024	10-Sep-2027	19,276,188,000,000	1,193,054,899
SR-021T5	Fixed	6.45000%	25-Sep-2024	10-Sep-2029	4,948,222,000,000	306,258,711

TOTAL RETAIL ISLAMIC DEBT SECURITIES					137,797,172,000,000	8,528,636,009

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES					1,139,447,243,000,000	70,523,441,419

TOTAL TRADABLE SECURITIES					6,039,522,705,000,000	373,802,234,635

II. NON TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. HELD BY BANK INDONESIA
SRBI01 (4)	Fixed	0.10000%	07-Aug-2003	01-Aug-2043	46,266,009,479,819	2,863,527,232
SU002 (3)	Fixed	0.10000%	23-Oct-1998	01-Apr-2025	1,221,564,197,515	75,605,880
SU004 (3)	Fixed	0.10000%	28-May-1999	01-Dec-2025	6,327,925,664,988	391,652,266
SU007 (3)	Fixed	0.10000%	01-Jan-2006	01-Aug-2025	6,047,658,490,845	374,305,780

TOTAL GOVERNMENT DEBT SECURITIES HELD BY BANK INDONESIA					59,863,157,833,167	3,705,091,158

2. RETAIL NON TRADABLE BONDS
SBR012T2	BI 7-Day Reverse Repo Rate	6.65000%	15-Feb-2023	10-Feb-2025	16,554,919,000,000	1,024,628,273
SBR012T4	BI 7-Day Reverse Repo Rate	6.85000%	15-Feb-2023	10-Feb-2027	5,452,395,000,000	337,463,329
SBR013T2	BI 7-Day Reverse Repo Rate	6.45000%	10-Jul-2024	10-Jul-2026	14,493,384,000,000	897,034,350
SBR013T4	BI 7-Day Reverse Repo Rate	6.60000%	10-Jul-2024	10-Jul-2028	4,961,110,000,000	307,056,384

TOTAL GOVERNMENT DEBT SECURITIES RETAIL NON-TRADABLE BONDS					41,461,808,000,000	2,566,182,336

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. HELD BY MINISTRY OF RELIGIOUS AFFAIR
PBSNT002	Fixed	6.51000%	23-Jun-2021	23-Jun-2036	2,000,000,000,000	123,785,356
PBSNTQ01	Fixed	6.37000%	27-Aug-2020	27-Aug-2030	3,000,000,000,000	185,678,034
SDHI-2029A	Fixed	8.43000%	25-Mar-2014	25-Mar-2029	1,000,000,000,000	61,892,678
SDHI-2029B	Fixed	8.62000%	13-Aug-2014	13-Aug-2029	2,855,000,000,000	176,703,596

Series	Interest Rate Basis	Interest Rate	First Issue Date	Maturity Date	Outstanding Balance
					(in Original Currency (IDR))	(in US Dollar)
SDHI2025A	Fixed	8.30000%	08-Jul-2015	08-Jul-2025	2,000,000,000,000	123,785,356
SW001	Fixed	5.00000%	10-Mar-2020	10-Mar-2025	50,849,000,000	3,147,181
SW002	Fixed	5.50000%	30-Jun-2022	30-Jun-2027	50,000,000,000	3,094,634
SW004	Fixed	6.65000%	06-Oct-2022	06-Oct-2027	100,000,000,000	6,189,268
SW005	Fixed	6.25000%	13-Jan-2023	13-Jan-2025	300,000,000,000	18,567,803
SW006	Fixed	5.50000%	03-Jul-2023	03-Jul-2028	50,000,000,000	3,094,634
SW007	Fixed	6.65000%	25-Apr-2024	25-Apr-2029	150,000,000,000	9,283,902
SW008	Fixed	6.70000%	02-May-2024	02-May-2029	21,200,000,000	1,312,125

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES HELD BY MINISTRY OF RELIGIOUS AFFAIR					11,577,049,000,000	716,534,567

2. RETAIL NON TRADABLE ISLAMIC DEBT SECURITIES
ST010T2	BI 7-Day Reverse Repo Rate	6.50000%	14-Jun-2023	10-Jun-2025	11,593,770,000,000	717,569,475
ST010T4	BI 7-Day Reverse Repo Rate	6.65000%	14-Jun-2023	10-Jun-2027	3,300,000,000,000	204,245,838
ST011T2	BI 7-Day Reverse Repo Rate	6.30000%	13-Dec-2023	10-Nov-2025	14,402,626,000,000	891,417,095
ST011T4	BI 7-Day Reverse Repo Rate	6.50000%	13-Dec-2023	10-Nov-2027	5,501,500,000,000	340,502,569
ST012T2	BI 7-Day Reverse Repo Rate	6.40000%	05-Jun-2024	10-May-2026	14,569,758,000,000	901,761,342
ST012T4	Fixed	6.55000%	05-Jun-2024	10-May-2028	5,076,671,000,000	314,208,764
ST013T2	BI 7-Day Reverse Repo Rate	6.40000%	11-Dec-2024	10-Nov-2026	15,561,028,000,000	963,113,697
ST013T4	BI 7-Day Reverse Repo Rate	6.50000%	11-Dec-2024	10-Nov-2028	4,840,968,000,000	299,620,474
SWR004	Fixed	6.35000%	06-Sep-2023	10-Sep-2025	112,563,000,000	6,966,826
SWR005	BI 7-Day Reverse Repo Rate	12.75000%	16-Oct-2024	10-Oct-2026	147,373,000,000	9,121,310

TOTAL RETAIL NON TRADABLE ISLAMIC DEBT SECURITIES					75,106,257,000,000	4,648,527,388

TOTAL NON-TRADABLE SECURITIES					188,008,271,833,167	11,636,335,448

TOTAL DOMESTIC CURRENCY DENOMINATED BONDS					6,227,530,976,833,170	385,438,570,083

Assumed exchange rates for conversion

USD/IDR	16,157.00